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Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED
TRANSACTION AGREEMENT
by and among
SHERMEN WSC ACQUISITION CORP.,
TERMINAL MERGER SUB LLC,
FEED MERGER SUB LLC,
ED&F MAN HOLDINGS LIMITED,
WESTWAY HOLDINGS CORPORATION,
WESTWAY TERMINAL COMPANY INC.
and
WESTWAY FEED PRODUCTS, INC.
Dated as of May 1, 2009

i

		Page
Section 9.3.	Effect of Termination	71
Section 9.4.	Waiver	71
ARTICLE X	SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION	71
Section 10.1.	Survival; Knowledge of Breach	71
Section 10.2.	Indemnification	72
Section 10.3.	Method of Asserting Claims, etc.	73
Section 10.4.	Limitations on Indemnification	74
Section 10.5.	Losses Net of Insurance, etc.	75
Section 10.6.	Sole Remedy	76
Section 10.7.	Mitigation	76
Section 10.8.	No Set-Off	76
Section 10.9.	Provisions in Financial Information	76
ARTICLE XI	MISCELLANEOUS	76
Section 11.1.	Notices	76
Section 11.2.	Exhibits and Schedules	77
Section 11.3.	Time of the Essence; Computation of Time	77
Section 11.4.	Expenses	77
Section 11.5.	Governing Law	78
Section 11.6.	Assignment; Successors and Assigns; No Third Party Rights	78
Section 11.7.	Counterparts	79
Section 11.8.	Titles and Headings	79
Section 11.9.	Entire Agreement	79
Section 11.10.	Severability	79
Section 11.11.	No Strict Construction	79
Section 11.12.	Specific Performance	79
Section 11.13.	Waiver of Jury Trial	79
Section 11.14.	Failure or Indulgence not Waiver	79
Section 11.15.	Amendments	80
Annexes
Annex A	Purchased Companies
Annex B	Applicable Accounting Principles
Annex C	Budgeted Capital Expenditures
Annex D	Revolving Credit Facility Term Sheet
Exhibits
Exhibit A	Form of Molasses Supply Agreement*
Exhibit B	Form of Post-Closing Certificate of Incorporation
Exhibit C	Form of Proxy Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Shared Services Agreement
Exhibit F	Form of Stock Escrow Agreement

Page
Exhibit G	Form of Stock Exchange Agreement
Exhibit H	Form of Stockholder's Agreement
Exhibit I*	Form of Storage Strategic Alliance Agreement
Exhibit J-1*	Form of Certificate of Terminal Merger
Exhibit J-2*	Form of Certificate of Feed Merger
Exhibit K-1	Form of Net Working Capital Calculation (Merger)
Exhibit K-2	Form of Net Working Capital Calculation (Stock Sale)
Exhibit L	Form of Closing Balance Sheet
Exhibit M	Form of Post-Closing By-Laws

*
This exhibit is incorporated by reference to the Company's Current Report on Form 8-K filed on January 20, 2009.

v

 AMENDED AND RESTATED TRANSACTION AGREEMENT

        This Amended and Restated Transaction Agreement is dated as of May 1, 2009, and is among SHERMEN WSC ACQUISITION CORP., a Delaware corporation ("Parent"), TERMINAL MERGER SUB LLC, a Delaware limited liability company ("Terminal Merger Sub"), FEED MERGER SUB LLC, a Delaware limited liability company ("Feed Merger Sub"; each of Terminal Merger Sub and Feed Merger Sub, a "Merger Sub" and, together, the "Merger Subs"), ED&F MAN HOLDINGS LIMITED, a company limited by shares organized under the Laws of England and Wales ("ED&F"), WESTWAY HOLDINGS CORPORATION, a Delaware corporation ("Holdings"), WESTWAY TERMINAL COMPANY INC., a Delaware corporation ("Westway Terminal"), and WESTWAY FEED PRODUCTS, INC., a Delaware corporation ("Westway Feed," and together with ED&F, Holdings and Westway Terminal, the "ED&F Parties").

        WHEREAS, the Transferred Companies (as hereinafter defined) are engaged in the Bulk Liquid Storage Business and the Feed Distribution Business (collectively, the "Business") at various locations around the world;

        WHEREAS, ED&F desires to sell to Parent and Parent desires to purchase, directly or indirectly, from ED&F all of the outstanding shares of the capital stock (or equivalent equity interests) of the direct and indirect subsidiaries of ED&F listed on Annex A hereto (the "Purchased Companies"), upon the terms and conditions set forth herein (the "Stock Sale");

        WHEREAS, Holdings desires to transfer to Parent, and Parent desires to acquire from Holdings, Westway Terminal pursuant to the merger of Westway Terminal with and into Terminal Merger Sub (the "Terminal Merger");

        WHEREAS, Holdings desires to transfer to Parent, and Parent desires to acquire from Holdings, Westway Feed pursuant to the merger of Westway Feed with and into Feed Merger Sub (the "Feed Merger"; each of the Terminal Merger and the Feed Merger, a "Merger" and together, the "Mergers");

        WHEREAS, Parent, the Merger Subs and Holdings intend that each of the Mergers qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code;

        WHEREAS, the parties hereto entered into a Transaction Agreement dated as of November 25, 2008 (that agreement, the "Original Agreement"; that date, the "Original Agreement Date") to set forth their agreement as to the terms upon which and conditions subject to which the foregoing transactions were to be effectuated;

        WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety to reflect their agreement regarding certain modifications to the terms upon which and conditions subject to which the foregoing transactions are to be effectuated;

        WHEREAS, the respective boards of directors or other governing bodies of Parent, Terminal Merger Sub, Feed Merger Sub, ED&F, Holdings, Westway Terminal and Westway Feed have approved the form, terms, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

        WHEREAS, the board of directors of Parent has (i) determined that it is in the best interests of Parent and its stockholders to enter into this Agreement, (ii) resolved to submit this Agreement to the stockholders of Parent for their approval, and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby by the stockholders of Parent;

        WHEREAS, in connection with the transactions contemplated by this Agreement, Holdings has agreed to cause, on behalf of ED&F or its Affiliate (as hereinafter defined), the Series A Escrow Shares (as hereinafter defined) to be issued to it hereunder to be deposited in the Stock Escrow

Account (as hereinafter defined), which shares shall be released from escrow upon the terms and subject to the conditions set forth in the Stock Escrow Agreement; and

        WHEREAS, in connection with the transactions contemplated by this Agreement, Shermen WSC Holding LLC, a Delaware limited liability company and stockholder of Parent (the "Parent Founder"), has agreed (i) to cause 2,875,000 shares of common stock, par value $0.0001 per share, of Parent ("Parent Common Stock") beneficially owned by Parent Founder and held in escrow pursuant to a separate Stock Escrow Agreement dated May 30, 2007, by and among Parent, Parent Founder, the escrow agent thereunder and certain other parties thereto (the "IPO Stock Escrow Agreement"), to be deposited (after such shares have been disbursed in accordance with the IPO Stock Escrow Agreement) in the Stock Escrow Account, which shares shall be released therefrom in accordance with the Stock Escrow Agreement, and (ii) to exchange 1,100,000 shares of Parent Common Stock for (x) warrants to purchase 1,000,000 shares of Parent Common Stock, (y) 60,000 newly issued shares of Parent Series A Preferred Stock and (z) 40,000 newly issued shares of Parent Common Stock, upon the terms and subject to the conditions set forth in the Stock Exchange Agreement (as hereinafter defined);

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree to amend and restate the Original Agreement in its entirety as follows:

ARTICLE I

CERTAIN DEFINITIONS

        Section 1.1.    Certain Definitions.    As used in this Agreement, the following terms have the respective meanings set forth below.

        "2007 Balance Sheet" means the balance sheet as of October 31, 2007, set forth in Section 5.5(a) of the Disclosure Schedule.

        "401(k) Plan" has the meaning set forth in Section 7.8(j).

        "Accounting Firm" has the meaning set forth in Section 2.9(c)(ii).

        "Actual Capital Expenditures" has the meaning set forth in Section 2.10(d).

        "Additional Indemnification Matters" has the meaning set forth in Section 10.2(a)(iv).

        "Adjusted Stock Sale Purchase Price" has the meaning set forth in Section 3.2(a).

        "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made; provided, however, that for purposes of this Agreement, Parent and its Subsidiaries, on the one hand, and ED&F and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

        "Agreement" means this Transaction Agreement.

        "Ancillary Agreements" means the Stock Escrow Agreement, the Stock Exchange Agreement, the Storage Strategic Alliance Agreement, the Molasses Supply Agreement, the Shared Services Agreement, the Stockholder's Agreement, the Registration Rights Agreement, the Proxy Agreement and the Foreign Transfer Agreements.

        "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

        "Applicable Accounting Principles" has the meaning set forth in Section 2.9(a)(i).

        "Assets" has the meaning set forth in Section 5.7.

        "Audited Year-End Financial Statements" has the meaning set forth in Section 5.5(a).

        "Balance Sheet Date" has the meaning set forth in Section 5.5(e).

        "Basket Amount" has the meaning set forth in Section 10.4(a).

        "Budgeted Capital Expenditures" means the Capital Expenditures proposed to be incurred by the Transferred Companies during the Capex Period as set forth on Annex C.

        "Bulk Liquid Storage Business" means the North American bulk liquid storage business conducted by certain of the Transferred Companies at the terminal locations listed in Section 1.1(a) of the Disclosure Schedule and the European and Asian bulk liquid storage business conducted by certain of the Transferred Companies at the terminal locations listed in Section 1.1(a) of the Disclosure Schedule.

        "Business Day" means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York or London, England are required or authorized by Law to be closed.

        "Business Material Adverse Effect" means a material and adverse effect on the business, properties, assets and liabilities (taken as a whole), financial condition or results of operations of the Business, taken as a whole, or the ability of any ED&F Party to consummate the transactions contemplated by this Agreement; provided, however, that any such adverse effect arising out of: (i) general economic, business, political or social conditions (or changes therein) including in respect of interest or currency rates, the financial or capital markets or any business in which the Business operates, (ii) any act of terrorism, military action or the escalation thereof, (iii) changes in applicable Law (or interpretations thereof) after the Original Agreement Date or conditions or trends in the economic, business, financial, regulatory or legal enforcement environment generally affecting any business in which the Business operates, (iv) changes in GAAP (or interpretations thereof) or any applicable foreign accounting rules after the Original Agreement Date, (v) failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance (provided that any underlying circumstance or event contributing to such failure may itself or in combination with other circumstances or events constitute a Business Material Adverse Effect, unless such underlying circumstance or event is a circumstance or event of the type described in clauses (i)-(vii) of this definition), (vi) actions required to be taken pursuant to this Agreement or taken with Parent's consent and (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, shall not constitute or be deemed to constitute a Business Material Adverse Effect and otherwise shall not be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur; provided, however, that with respect to the immediately preceding clauses (i) and (ii), such circumstance or event does not have a materially disproportionate impact on the Business relative to other Persons participating in the industry in which the Business is operated.

        "Business" has the meaning set forth in the recitals.

        "Business Registered Intellectual Property" has the meaning set forth in Section 5.11(a).

        "Buying Subsidiary" has the meaning set forth in Section 7.6.

        "Canadian Plan" has the meaning set forth in Section 7.8(k).

        "Cap" has the meaning set forth in Section 10.4(b).

        "Capex Dispute Notice" has the meaning set forth in Section 2.10(b).

        "Capex Period" has the meaning set forth in Section 2.10(a).

        "Capex Shortfall Amount" has the meaning set forth in Section 2.10(g).

        "Capex Statement" has the meaning set forth in Section 2.10(a).

        "Capital Expenditures" means the aggregate amount of all purchases or acquisitions of fixed assets, including real estate, motor vehicles, equipment, fixtures, leases and any other items that would be capitalized on the Transferred Companies' books under GAAP.

        "Cash and Cash Equivalents" means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of any kind (including bank account balances, marketable securities and short term investments) calculated in accordance with the Applicable Accounting Principles.

        "Certificates of Merger" has the meaning set forth in Section 2.2.

        "Claim Notice" has the meaning set forth in Section 10.3(a).

        "Closing" has the meaning set forth in Section 4.1.

        "Closing Date" has the meaning set forth in Section 4.1.

        "COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commercial Contract Third Party Consents" has the meaning set forth in Section 8.2(d).

        "Common Stock Merger Consideration" means 24,323,614 shares of Parent Common Stock; provided, however, that if, upon the issuance of such Parent Common Stock at the Closing and taking into account (a) any shares of Parent Common Stock converted into cash from the Trust Account pursuant to Parent's amended and restated certificate of incorporation and (b) any shares of Parent Common Stock owned by any ED&F Party immediately prior to the Closing, the ED&F Parties and their Affiliates would beneficially own more than 49.5% of the issued and outstanding shares of Parent Common Stock, such number of shares of Parent Common Stock shall be reduced to that number of shares that would result in the ED&F Parties and their Affiliates upon the Closing beneficially owning 49.5% of the issued and outstanding shares of Parent Common Stock. For the avoidance of doubt, for purposes of this definition, "Affiliates" of the ED&F Parties shall not include the Employee Trust or any Designated Employee.

        "Confidentiality Agreement" has the meaning set forth in Section 7.1(b).

        "Contract" means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

        "DGCL" has the meaning set forth in Section 2.1(a).

        "DLLCA" has the meaning set forth in Section 2.1(a).

        "Denmark Employees" has the meaning set forth in Section 7.8(n).

        "Denmark Newco" means Westway Terminals Esbjerg ApS, a Danish private limited company and a wholly owned indirect subsidiary of ED&F.

        "Designated Employees" means those employees of ED&F or one or more of its Affiliates who have agreed to exchange, at or immediately following the Closing, ordinary shares of ED&F held by them for Parent Common Stock acquired by the Employee Trust prior to the Closing.

        "Designated Pre-Closing Activities" has the meaning set forth in Section 10.2(a)(v).

        "Disclosure Schedule" means the Disclosure Schedule delivered in connection with, and constituting a part of, this Agreement.

        "Disputed Capex Items" has the meaning set forth in Section 2.10(b).

        "Disputed Merger Items" has the meaning set forth in Section 2.9(c)(ii).

        "Disputed Stock Sale Items" has the meaning set forth in Section 3.2(c)(ii).

        "ED&F" has the meaning set forth in the preamble.

        "ED&F Fundamental Representations" has the meaning set forth in Section 10.1(a)(i).

        "ED&F Indemnifiable Taxes" means, without duplication, any and all liabilities for (a) any Tax, other than to the extent taken into consideration in determining Merger Closing Date Net Indebtedness or Stock Sale Closing Date Net Indebtedness, (i) with respect to any Transferred Company, its assets or operations that is (A) attributable to any taxable period ending on or before the Closing Date or (B) allocable to ED&F pursuant to Section 7.5(b) and (ii) allocated to ED&F pursuant to Section 11.4, but in each case excluding any amounts previously paid by ED&F under Sections 7.5(a) and 7.5(b), and (b) any Taxes levied by the Canada Revenue Agency against a Buying Subsidiary in relation to a payment by such Buying Subsidiary of the Estimated Stock Sale Consideration (including any adjustment thereto) allocable to the sale of the shares in ED&F Man Liquid Products Inc. (or any successor thereto), and which Taxes under this clause (b) shall not be subject to the limitations under Section 10.4(d) to the extent Parent or any Affiliate of Parent is liable or otherwise responsible for such Taxes.

        "ED&F Non-U.S. Plans" has the meaning set forth in Section 5.16(m).

        "ED&F Parties" has the meaning set forth in the preamble.

        "ED&F U.S. Plans" has the meaning set forth in Section 5.16(a).

        "ED&F's Knowledge" means the actual knowledge of the individuals set forth in Section 1.1(b) of the Disclosure Schedule.

        "ED&F's Portion" has the meaning set forth in Section 7.5(b).

        "Effective Time" has the meaning set forth in Section 2.2.

        "Employee Trust" means the ED&F Man 2009 Employee Trust, a special purpose trust formed under the law of Jersey for the benefit of employees of ED&F and its Affiliates.

        "Employment Contracts" has the meaning set forth in Section 5.23.

        "Encumbrances" means any liens, charges, encumbrances, security interests, pledges, mortgages, restrictions, easements, retention of title, options or rights of preemption or first refusal.

        "Environmental Laws" mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, disposal, arrangement for disposal or transportation, handling or Release or threat of Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

        "Environmental Liabilities" means, with respect to the Business (as currently or formerly conducted), the Transferred Companies or any of their subsidiaries or predecessors, any and all liabilities and obligations, whether unknown or known, disclosed or undisclosed, realized or contingent to the extent arising from or relating to (a) the exposure to or Release of Hazardous Substances occurring prior to Closing at or from any Owned Real Property or Leased Real Property or relating to or arising from the generation, use, storage, treatment, disposal, transport or other handling of Hazardous Substances by the Business or the Transferred Companies occurring prior to Closing, (b) the off-site transportation, recycling, storage, treatment, use, disposal, Release or threat of Release of Hazardous Substances occurring prior to Closing, (c) violations of any applicable Environmental Law occurring prior to Closing (including costs and expenses for pollution control or monitoring equipment and operations and maintenance required to bring the Business into compliance with Environmental Laws and fines, penalties and defense costs), and (d) any actual or alleged toxic tort claims for personal injury or property damage arising from or related to exposure to Hazardous Substances at, to, or from the San Pedro, CA facility, including with respect to any claim made or arising from the action captioned Bradfield et al. vs. China Shipping (North America) Co., Ltd. et al., LA Superior Court Case No. BC 322640.

        "Environmental Permits" has the meaning set forth in Section 5.15(a)(i).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any entity that is considered a single employer with any Transferred Company under Section 414 of the Code.

        "Escrow Agent" means the escrow agent under the Stock Escrow Agreement.

        "Estimated Merger Adjustment Amount" has the meaning set forth in Section 2.9(b)(i).

        "Estimated Merger Closing Balance Sheet" has the meaning set forth in Section 2.9(b)(i).

        "Estimated Merger Closing Statement" has the meaning set forth in Section 2.9(b)(i).

        "Estimated Stock Sale Adjustment Amount" has the meaning set forth in Section 3.2(b)(i).

        "Estimated Stock Sale Closing Balance Sheet" has the meaning set forth in Section 3.2(b)(i).

        "Estimated Stock Sale Closing Statement" has the meaning set forth in Section 3.2(b)(i).

        "Estimated Stock Sale Consideration" has the meaning set forth in Section 3.2(b)(ii).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "FCPA Laws" means the Foreign Corrupt Practices Act of 1977 and any other comparable Law governing corruption of foreign officials, including laws enacted through or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

        "Fee Date" has the meaning set forth in Section 7.16(b).

        "Feed Distribution Business" means the animal feed manufacturing and distribution business, using molasses as a principal ingredient, conducted by any Transferred Company at the feed facilities listed in Section 1.1(c) of the Disclosure Schedule.

        "Feed Merger" has the meaning set forth in the recitals.

        "Feed Merger Sub" has the meaning set forth in the preamble.

        "Feed Surviving LLC" has the meaning set forth in Section 2.1(b).

        "Final Merger Adjustment Amount" has the meaning set forth in Section 2.9(c)(iv).

        "Final Stock Sale Adjustment Amount" has the meaning set forth in Section 3.2(c)(iv).

        "Financial Information" has the meaning set forth in Section 5.5(b).

        "Foreign Transfer Agreements" means the various agreements to be prepared and executed by an ED&F Party or a Purchased Company Parent, on the one hand, and Parent or a Buying Subsidiary, on the other hand, prior to the Closing solely for the purpose of implementing the transfer and conveyance to Parent or a Buying Subsidiary on the Closing Date of the shares of certain of the Transferred Companies.

        "GAAP" means generally accepted accounting principles as in effect in the United States.

        "Governmental Action/Filing" means any franchise, approval, permit, authorization, license, order, registration, certificate, variance, and other similar permit or right obtained from any Government Authority, and all pending applications therefor.

        "Governmental Authority" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi governmental entity established to perform any of such functions.

        "Hazardous Substances" means hazardous or toxic substances or materials or hazardous wastes, pollutants or contaminants as said terms are defined by Environmental Laws or with respect to which liability or standards of conduct are imposed under any Environmental Laws, including petroleum or petroleum constituents, asbestos-containing material or polychlorinated biphenyls.

        "HIPAA" has the meaning set forth in Section 5.16(d).

        "Holdings" has the meaning set forth in the preamble.

        "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "HSR Filing" means the notification and report form required under the HSR Act to be filed with the United States Federal Trade Commission and the Antitrust Division in connection with the transactions contemplated by this Agreement.

        "Indebtedness" without duplication, means all principal, interest, premiums or other obligations related to (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), including any earn-out, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (e) all obligations as lessee or lessees under leases that are required to be recorded as capital leases under GAAP, (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than trade accounts payable in the ordinary course of business and consistent with past practice), (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all Indebtedness of the type referred to in the immediately preceding clauses (a) through (g) guaranteed directly or indirectly in any manner, or in effect guaranteed directly or indirectly through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, (i) all Indebtedness of the type referred to in the immediately preceding clauses (a) through (h) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned (including accounts and contract rights), even though such Person has not assumed or become liable for the payment of such Indebtedness, (j) all accrued but unpaid interest (or interest equivalent) to the date of determination, any fees and expenses due and all prepayment premiums or penalties, related to any items of Indebtedness of the type referred to in the immediately preceding clauses (a) through (i), and (k) all accrued but unpaid Taxes with respect to a taxable period, which, as of the Closing Date, are not yet required to be paid.

        "Indemnified Party" means the party entitled to indemnification pursuant to ARTICLE X.

        "Indemnifying Party" means the party required to indemnify the other party pursuant to ARTICLE X.

        "Indemnity Claim" has the meaning set forth in Section 10.3(a).

        "Intellectual Property" means registered and unregistered trademarks, service marks, trade names, logos, slogans, trade dress, domain names, goodwill associated with any of the foregoing, copyrights, copyright registrations and applications for copyright registration, patents, patent applications (including all reissues, divisions, continuations, continuations in part and extensions thereof), inventions, invention disclosures, trade secrets, inventions, formulae, know-how and any other intellectual property or proprietary rights and any licenses related to the foregoing.

        "Interest Rate" means the interest rate in effect from time to time under the Revolving Credit Facility.

        "Interim Financials" has the meaning set forth in Section 5.5(b).

        "IPO Stock Escrow Agreement" has the meaning set forth in the recitals.

        "July 31 Balance Sheet" means the combined balance sheet of the Business as of July 31, 2008.

        "Korean Shares" has the meaning set forth in Section 3.4.

        "Law" means any law, statute, directive, ordinance, regulation, rule, writ, judgment, order, decree or other regulation or legal requirement (including common law) of any Governmental Authority.

        "Leased Real Property" has the meaning set forth in Section 5.9(a).

        "Leases" has the meaning set forth in Section 5.9(a).

        "Legal Proceeding" means any judicial, administrative or arbitral action, complaint, suit, mediation, investigation, proceeding or claim (including counterclaim) by or before a Governmental Authority (other than any such actions, suits, mediations, investigations, proceedings or claims relating to Taxes).

        "Lender" has the meaning set forth in Section 7.16(a).

        "Letter" has the meaning set forth in Section 7.14.

        "Losses" means losses, claims, damages, liabilities, penalties and reasonable costs and expenses, but (i) excluding any and all consequential, special, indirect or punitive damages (except to the extent any such consequential, special, indirect or punitive damages are paid to a third party in a third party claim) and (ii) notwithstanding clause (i), including any losses, claims, damages, liabilities, penalties and reasonable costs and expenses attributable to diminution of value (including lost profits to the extent that a court applying New York law would take lost profits into account in determining the amount of any diminution of value).

        "Material Insurance Policies" has the meaning set forth in Section 5.21.

        "Merger Adjustment Amount" has the meaning set forth in Section 2.9(a)(iii).

        "Merger Closing Balance Sheet" has the meaning set forth in Section 2.9(c)(i).

        "Merger Closing Date Net Indebtedness" has the meaning set forth in Section 2.9(a)(i).

        "Merger Consideration" means the Common Stock Merger Consideration, the Series A Merger Consideration, and the Merger Adjustment Amount.

        "Merger Consideration Dispute Notice" has the meaning set forth in Section 2.9(c)(ii).

        "Merger Net Working Capital" has the meaning set forth in Section 2.9(a)(ii).

        "Merger Reference Amount" has the meaning set forth in Section 2.9(a)(iv).

        "Merger Subs" has the meaning set forth in the preamble.

        "Mergers" has the meaning set forth in the recitals.

        "Molasses Supply Agreement" means a molasses supply agreement between Feed Surviving LLC and ED&F Man Liquid Products Corporation, a Delaware corporation, in the form attached as Exhibit A hereto.

        "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

        "Netherlands Employees" has the meaning set forth in Section 7.8(m).

        "Notice Period" has the meaning set forth in Section 10.3(b).

        "Original Agreement" has the meaning set forth in the recitals.

        "Original Agreement Date" has the meaning set forth in the recitals.

        "OTCBB" has the meaning set forth in Section 6.19.

        "Other Filings" has the meaning set forth in Section 7.10(a).

        "Outside Date" has the meaning set forth in Section 9.1(b).

        "Owned Real Property" has the meaning set forth in Section 5.8(a).

        "Parent" has the meaning set forth in the preamble.

        "Parent Common Stock" has the meaning set forth in the recitals.

        "Parent Contracts" has the meaning set forth in Section 6.16(a).

        "Parent Equity Interests" has the meaning set forth in Section 5.25.

        "Parent Founder" has the meaning set forth in the recitals.

        "Parent Indemnifiable Taxes" means any and all liabilities for Tax (i) with respect to the Parent, the Merger Subs, or the Parent Founder for periods ending on or before the Closing Date, (ii) with respect to any Transferred Company, its assets or operations that are allocable to Parent pursuant to Section 7.5(b) or (iii) allocated to Parent pursuant to Section 11.4.

        "Parent Indemnified Parties" has the meaning set forth in Section 10.2(a).

        "Parent Material Adverse Effect" means a material and adverse effect on the business, properties, assets and liabilities (taken as a whole), financial condition or results of operations of Parent or the Merger Subs, taken as a whole, or the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that any circumstance or event related to: (i) general economic, business, political or social conditions (or changes therein) including in respect of interest or currency rates, the financial or capital markets or any business in which Parent or Merger Subs operates, (ii) any act of terrorism, military action or the escalation thereof, (iii) changes in applicable Law (or interpretations thereof) after the Original Agreement Date or conditions or trends in the economic, business, financial, regulatory or legal enforcement environment generally affecting any business in which Parent or a Merger Sub operates, (iv) changes in GAAP (or interpretations thereof) or any applicable foreign accounting rules after the Original Agreement Date, (v) failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance (provided that any underlying circumstance or event causing such failure may itself constitute a Parent Material Adverse Effect, unless such underlying circumstance or event is a circumstance or event of the type described in clauses (i)-(vii) of this definition), (vi) actions required to be taken pursuant to this Agreement or taken with ED&F's consent and (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, shall not constitute or be deemed to constitute a Parent Material Adverse Effect and otherwise shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur; provided, however, that with respect to the immediately preceding clauses (i) and (ii), such circumstance or event does not have a materially disproportionate impact on Parent and Merger Subs relative to other Persons participating in the industry of Parent and Merger Subs.

        "Parent Preferred Stock" has the meaning set forth in Section 6.7(a).

        "Parent SEC Documents" has the meaning set forth in Section 6.6(a).

        "Parent Series A Preferred Stock" means the Series A Perpetual Convertible Preferred Stock, par value $0.0001 per share, as set forth in the Post-Closing Certificate of Incorporation.

        "Parent Stockholder Approval" has the meaning set forth in Section 7.10(a).

        "Parent Stockholders' Meeting" has the meaning set forth in Section 7.10(a).

        "Parent's Knowledge" means the actual knowledge of the individuals set forth in Section 1.1(d) of the Disclosure Schedule.

        "Parent's Organizational Documents" means the amended and restated certificate of incorporation and by-laws of Parent, as may be amended from time to time.

        "Permits" means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority relating to the conduct of the Business and all pending applications therefor.

        "Permitted Encumbrances" means (a) mechanics', materialmens', carriers', workmens', repairmens', contractors' or other similar Encumbrances arising or incurred in the ordinary course of business that are for amounts that are not due and payable, (b) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not interfering materially with the ordinary conduct of the business at that location or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (c) Encumbrances for Taxes (i) not yet due and payable, or (ii) for Taxes that the taxpayer is contesting in good faith by appropriate proceedings and which are identified in Section 5.17 or Section 6.23 of the Disclosure Schedule, as applicable, (d) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security regulations, (e) as to any Leased Real Property, Encumbrances affecting only the fee owner thereof (except for any encumbrances resulting from the material default of the applicable tenant under any applicable Lease) and (f) those items listed under the caption "Exceptions to good title free and clear of Encumbrances" in Section 5.7 of the Disclosure Schedule.

        "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

        "Plan", individually, and "Plans", collectively, means each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document), retirement, profit sharing, equity, deferred compensation, incentive, employment, severance, welfare and other fringe benefit plans covering any active or former employee, director or consultant of any of the Transferred Companies, or Parent or the Merger Subs, or any trade or business (whether or not incorporated) which is under common control with the Transferred Companies or Parent or Merger Sub, with respect to which a Transferred Company or Parent or a Merger Sub has liability.

        "Port Lease Third Party Consents" has the meaning set forth in Section 8.2(d).

        "Port Leases" has the meaning set forth in Section 8.2(d).

        "Post Closing By-Laws" has the meaning set forth in Section 8.3(c).

        "Post-Closing Certificate of Incorporation" means the amended and restated certificate of incorporation of Parent in the form attached hereto as Exhibit B.

        "Press Release" has the meaning set forth in Section 7.11.

        "Prior Period Returns" means Tax Returns required or permitted to be filed for taxable periods that end on or prior to the Closing Date.

        "Proposed Initial Directors" has the meaning set forth in Section 7.17(b).

        "Proposed Final Merger Adjustment Amount" has the meaning set forth in Section 2.9(c)(i).

        "Proposed Final Merger Closing Statement" has the meaning set forth in Section 2.9(c)(i).

        "Proposed Final Stock Sale Adjustment Amount" has the meaning set forth in Section 3.2(c)(i).

        "Proposed Final Stock Sale Closing Statement" has the meaning set forth in Section 3.2(c)(i).

        "Prospectus" has the meaning set forth in Section 7.13.

        "Proxy Agreement" means a proxy agreement between Parent Founder and Holdings in the form attached as Exhibit C hereto.

        "Proxy Statement" has the meaning set forth in Section 7.10(a).

        "Purchased Companies" has the meaning set forth in the recitals.

        "Purchased Company Parent" means an entity other than an ED&F Party that holds any equity interest or other ownership rights in any Purchased Company.

        "Registration Rights Agreement" means a registration rights agreement between Parent and Holdings in the form attached as Exhibit D hereto.

        "Release" means any release, spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, migrating or allowing to escape or the threat thereof.

        "Restructuring Transactions" means the transactions contemplated by Section 7.12.

        "Revolving Credit Facility" has the meaning set forth in Section 7.16(a).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Seller Account Parties" has the meaning set forth in Section 7.14.

        "Seller Indemnified Parties" has the meaning set forth in Section 10.2(b).

        "Series A Escrow Shares" means 12,181,818 of the shares of Parent Series A Preferred Stock of Parent included in the Series A Merger Consideration.

        "Series A Merger Consideration" means 19,592,594 shares of Parent Series A Preferred Stock, plus that number of shares of Parent Series A Preferred Stock equal to the product of X and Y, where:

        X is equal to the excess of (i) 24,323,614 over (ii) the number of shares of Parent Common Stock issued as part of the Common Stock Merger Consideration (the amount of such excess, the "Replacement Number"); and

        Y is 0.8825;

        provided that if X exceeds 3,450,000, then Y shall be 1.0000 with respect to such excess.

        "Shared Services Agreement" means a shared services agreement between ED&F and Parent substantially in the form attached as Exhibit E hereto.

        "Stock Acquiror" has the meaning set forth in Section 5.25.

        "Stock Escrow Account" means the escrow account provided for in the Stock Escrow Agreement.

        "Stock Escrow Agreement" means the stock escrow agreement, substantially in the form attached as Exhibit F hereto, among Parent, Holdings, the Parent Founder and the Escrow Agent, pursuant to which Parent will deposit into the Stock Escrow Account, (i) on behalf of ED&F or its Affiliate, the Series A Escrow Shares concurrently with the Closing, and (ii) on behalf of Parent Founder, 2,875,000 shares of Parent Common Stock beneficially owned by Parent Founder after such shares shall have been disbursed upon the terms and subject to the conditions set forth in the IPO Stock Escrow Agreement, each to be released upon the achievement by Parent of certain milestones.

        "Stock Exchange Agreement" means an agreement in the form attached as Exhibit G hereto between Parent and the Parent Founder, pursuant to which the Parent Founder will exchange 1,100,000 shares of Parent Common Stock, after such shares have been disbursed upon the terms and subject to the conditions set forth in the IPO Stock Escrow Agreement, for (i) warrants to purchase 1,000,000 shares of Parent Common Stock, (ii) 60,000 newly issued shares of Parent Series A Preferred Stock and (iii) 40,000 shares of newly issued Parent Common Stock.

        "Stock Sale" has the meaning set forth in the recitals.

        "Stock Sale Adjustment Amount" has the meaning set forth in Section 3.2(a)(iii).

        "Stock Sale Closing Balance Sheet" has the meaning set forth in Section 3.2(c)(i).

        "Stock Sale Closing Date Net Indebtedness" has the meaning set forth in Section 3.2(a)(i).

        "Stock Sale Consideration Dispute Notice" has the meaning set forth in Section 3.2(c)(ii).

        "Stock Sale Net Working Capital" has the meaning set forth in Section 3.2(a)(ii).

        "Stock Sale Reference Amount" has the meaning set forth in Section 3.2(a)(iv).

        "Stockholder's Agreement" means a stockholder's agreement between Parent and Holdings in the form attached as Exhibit H hereto.

        "Storage Strategic Alliance Agreement" means a storage strategic alliance agreement between Terminal Merger Sub and ED&F in the form attached as Exhibit I hereto.

        "Straddle Period" means any taxable period that includes, but does not end on, the Closing Date.

        "Straddle Period Returns" has the meaning set forth in Section 7.5(a).

        "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

        "Surviving LLCs" has the meaning set forth in Section 2.1(b).

        "Tax" means (i) any of the Taxes, where "Taxes" means any and all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environment, alternative, or add-on minimum taxes or other taxes, fees, assessments, or charges in the nature of taxes, together with any interest, penalty or additions to tax or additional amounts, whether disputed or not, in each case imposed by a Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis), or (ii) any liability in respect of Taxes described in the immediately preceding clause (i) that is payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise. The definition of "Tax" includes any interest, penalties, additions to tax or additional amounts that relate to taxes for any period, or a portion of any period, ended on or before the Closing Date, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

        "Tax Proceeding" has the meaning set forth in Section 7.5(e).

        "Tax Return" means any return, report, information return or other document (including any related or supporting information), including any schedule or attachment thereto, including any amended Tax Return or declaration of estimated Tax, filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

        "Terminal Merger" has the meaning set forth in the recitals.

        "Terminal Merger Sub" has the meaning set forth in the preamble.

        "Terminal Surviving LLC" has the meaning set forth in Section 2.1(a).

        "Third Party Claim" has the meaning set forth in Section 10.3(b).

        "Transaction" means the transactions contemplated by this Agreement and the Ancillary Agreements.

        "Transaction Form 8-K" has the meaning set forth in Section 7.11.

        "Transfer Taxes" has the meaning set forth in Section 7.5(g).

        "Transferred Companies" means Westway Terminal, Westway Feed, the Purchased Companies and each of their direct and indirect Subsidiaries.

        "Transferred Employees" means the employees of the Transferred Companies as of the Effective Time and any employees of ED&F or any its Affiliates that are being seconded to a Transferred Company.

        "Treasury Shares" has the meaning set forth in Section 2.8(c).

        "Trust Account" has the meaning set forth in Section 7.13.

        "Trust Account Claim" has the meaning set forth in Section 7.13.

        "UK Employees" has the meaning set forth in Section 7.8(l).

        "Unadjusted Stock Sale Purchase Price" has the meaning set forth in Section 3.2(a).

        "Unresolved Capex Items" has the meaning set forth in Section 2.10(b).

        "Unresolved Merger Items" has the meaning set forth in Section 2.9(c)(ii).

        "Unresolved Stock Sale Items" has the meaning set forth in Section 3.2(c)(ii).

        "Voting Matters" has the meaning set forth in Section 7.10(a).

        "Welfare Benefits" has the meaning set forth in Section 7.8(d).

        "Westway Feed" has the meaning set forth in the preamble.

        "Westway Terminal" has the meaning set forth in the preamble.

        "Wire Transfer" means a payment in immediately available funds by wire transfer of lawful money of the United States of America to such account or accounts as are designated by notice to the paying party.

        Section 1.2.    Interpretation.

          (a)   References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

          (b)   A "month" or a "quarter" means a calendar month or quarter (as the case may be).

          (c)   References to "$" or "dollars" refer to lawful currency of the United States.

          (d)   Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

          (e)   The terms "include" and "including" and words of similar import are to be construed as non-exclusive (so that, by way of example, "including" mean "including without limitation").

          (f)    Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms "hereof," "herein," "hereby" and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

          (g)   Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

          (h)   The term "foreign" means non-United States.

 ARTICLE II

THE MERGERS; CAPITAL EXPENDITURES

        Section 2.1.    The Mergers.

          (a)   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Westway Terminal shall, pursuant to the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the "DLLCA") and the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL"), be merged with and into Terminal Merger Sub and the separate corporate existence of Westway Terminal shall thereupon cease in accordance with the provisions of the DLLCA and the DGCL. Terminal Merger Sub shall be the surviving entity in the Terminal Merger and shall continue to exist as a wholly owned Subsidiary of Parent with all of its rights, privileges, powers and franchises continuing unaffected by the Terminal Merger. The Terminal Merger shall have the effects specified in the DLLCA and the DGCL. From and after the Effective Time, Terminal Merger Sub is sometimes referred to herein as the "Terminal Surviving LLC."

          (b)   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Westway Feed shall, pursuant to the provisions of the DLLCA and the DGCL, be merged with and into Feed Merger Sub and the separate corporate existence of Westway Feed shall thereupon cease in accordance with the provisions of the DLLCA and the DGCL. Feed Merger Sub shall be the surviving entity in the Feed Merger and shall continue to exist as a wholly owned Subsidiary of Parent with all of its rights, privileges, powers and franchises continuing unaffected by the Feed Merger. The Feed Merger shall have the effects specified in the DLLCA and the DGCL. From and after the Effective Time, Feed Merger Sub is sometimes referred to herein as the "Feed Surviving LLC," and collectively with Terminal Surviving LLC, the "Surviving LLCs."

        Section 2.2.    Certificates of Merger.    On the Closing Date, the parties hereto shall cause certificates of merger substantially in the forms attached hereto as Exhibit J-1 and Exhibit J-2 (each, a "Certificate of Merger" and together the "Certificates of Merger") to be properly executed and filed in accordance with the relevant provisions of the DLLCA and the DGCL, and shall make or cause to be made all other filings or recordings required under the DLLCA and the DGCL. Each of the Mergers shall be effective simultaneously at the time and on the date set forth in the Certificates of Merger in accordance with the DLLCA and the DGCL (the "Effective Time").

        Section 2.3.    Certificates of Formation.    Except to the extent amended pursuant to the applicable Certificate of Merger, the certificate of formation of Terminal Merger Sub immediately prior to the Effective Time shall be the certificate of formation of the Terminal Surviving LLC and shall continue in full force and effect until further amended in the manner prescribed by the provisions of the DLLCA. Except to the extent amended pursuant to the applicable Certificate of Merger, the certificate of formation of Feed Merger Sub immediately prior to the Effective Time shall be the certificate of formation of the Feed Surviving LLC and shall continue in full force and effect until further amended in the manner prescribed by the provisions of the DLLCA.

        Section 2.4. Limited Liability Company Agreements. The limited liability company agreement of Terminal Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of Terminal Surviving LLC until amended in accordance with applicable Law. The limited liability company agreement of Feed Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of Feed Surviving LLC until amended in accordance with applicable Law.

        Section 2.5. Officers. The officers of each of the Surviving LLCs shall be as set forth in Section 2.5 of the Disclosure Schedule and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the limited liability company agreement of the applicable

Surviving LLC or as otherwise provided by applicable Law, or until their earlier death, resignation or removal.

        Section 2.6. Directors. The directors of each of the Surviving LLCs shall be as set forth in Section 2.6 of the Disclosure Schedule and will serve until their successors are duly elected or appointed and qualify in the manner provided in the limited liability company agreement of the applicable Surviving LLC or as otherwise provided by applicable Law, or until their earlier death, resignation or removal.

        Section 2.7. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest a Surviving LLC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of (a) Westway Terminal and Terminal Merger Sub, in the case of the Terminal Surviving LLC or (b) Westway Feed and Feed Merger Sub, in the case of the Feed Surviving LLC, the officers and directors of the Terminal Surviving LLC or the Feed Surviving LLC, as applicable, will be fully authorized in the name of their respective corporations or otherwise to take all such lawful and necessary action.

        Section 2.8.    Effect of Mergers on Capital Stock.

          (a)   Conversion of Common Stock of Westway Terminal.    At the Effective Time, all shares of common stock, no par value, of Westway Terminal that are issued and outstanding immediately prior to the Effective Time shall, by virtue of the Terminal Merger and without any action on the part of Parent, Terminal Merger Sub or Westway Terminal, be automatically converted into the right to receive such percentage of the Merger Consideration as determined in accordance with Section 2.11.

          (b)   Conversion of Common Stock of Westway Feed.    At the Effective Time, all shares of common stock, par value $0.01 per share, of Westway Feed that are issued and outstanding immediately prior to the Effective Time shall, by virtue of the Feed Merger and without any action on the part of Parent, Feed Merger Sub or Westway Feed, be automatically converted into the right to receive such percentage of the Merger Consideration as determined in accordance with Section 2.11.

          (c)   Treasury Stock.    All shares of capital stock of Westway Terminal or Westway Feed held in the treasury of Parent, any Affiliate of Parent, Terminal Merger Sub and Westway Terminal or Feed Merger Sub and Westway Feed, as applicable, immediately prior to the Effective Time (collectively, the "Treasury Shares") shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

        Section 2.9.    Merger Adjustment Amount.    The Merger Adjustment Amount shall be determined in accordance with this Section 2.9.

          (a)   For purposes of this Section 2.9:

              (i)  "Merger Closing Date Net Indebtedness" means the amount required to repay in full all Indebtedness of Westway Terminal, Westway Feed and their Subsidiaries as of immediately prior to the Closing less the Cash and Cash Equivalents of Westway Terminal, Westway Feed and their Subsidiaries as of immediately prior to the Closing, calculated in accordance with the accounting principles, practices and methodologies set forth in Annex B, which are the same accounting principles, practices and methodologies, with consistent classification, judgments, and estimation methodology, as were used in preparing the 2007 Balance Sheet (the "Applicable Accounting Principles"); provided, however, that Merger Closing Date Net Indebtedness shall not include any "reclass cash float" amounts to the extent such amounts are treated as a liability for purposes of calculating Merger Net Working Capital.

             (ii)  "Merger Net Working Capital" means the net working capital of Westway Terminal, Westway Feed and their Subsidiaries as of immediately prior to the Closing, calculated in accordance with the Applicable Accounting Principles and using the same line items and sequence of calculation as set forth in the pro forma example of the calculation of net working capital set forth in Exhibit K-1.

            (iii)  "Merger Adjustment Amount" means an amount equal to (x) the Merger Net Working Capital minus (y) the sum of (A) the Merger Closing Date Net Indebtedness and (B) the Merger Reference Amount. For the avoidance of doubt, the Merger Adjustment Amount may be a negative number.

            (iv)  "Merger Reference Amount" means $19,500,000.

          (b)    Estimated Merger Adjustment Amount; Payments.

              (i)  At least ten days prior to the Closing Date, ED&F shall deliver to Parent a statement (the "Estimated Merger Closing Statement") consisting of (x) an estimated combined balance sheet of Westway Terminal, Westway Feed and their Subsidiaries as of the Closing Date but without giving effect to the Closing in the form of, and including the line items set forth in, Exhibit L (the "Estimated Merger Closing Balance Sheet") and (y) a good faith estimated calculation in reasonable detail of the Merger Adjustment Amount derived from the Estimated Merger Closing Balance Sheet (the "Estimated Merger Adjustment Amount"). ED&F shall prepare the Estimated Merger Closing Statement in accordance with the Applicable Accounting Principles.

             (ii)  At the Closing, (x) if the Estimated Merger Adjustment Amount is a positive amount, then Parent shall pay, or shall cause one or more of its Affiliates to pay, an amount equal to the absolute value of such positive amount to ED&F or its designee by Wire Transfer, or (y) if the Estimated Merger Adjustment Amount is a negative amount, then ED&F shall pay, or shall cause one or more of its Affiliates to pay, an amount equal to the absolute value of such negative amount to Parent or its designee by Wire Transfer.

          (c)    Determination of the Final Statement of Merger Adjustment Amount.

              (i)  No later than 60 days after the Closing Date, Parent shall prepare and deliver to ED&F a statement (the "Proposed Final Merger Closing Statement") consisting of (x) a combined balance sheet of Westway Terminal, Westway Feed and their Subsidiaries as of the Closing Date but without giving effect to the Closing, in the same form and including the same line items as the Estimated Merger Closing Balance Sheet (the "Merger Closing Balance Sheet") and (y) a proposed calculation in reasonable detail of the Merger Adjustment Amount derived from the Merger Closing Balance Sheet (the "Proposed Final Merger Adjustment Amount"). Parent shall prepare the Proposed Final Merger Closing Statement in accordance with the Applicable Accounting Principles and shall cause it to be in the same form and include the same line items as the Estimated Merger Closing Statement.

             (ii)  If ED&F does not give written notice of dispute (a "Merger Consideration Dispute Notice") to Parent within 30 days after receiving the Proposed Final Merger Closing Statement, the parties hereto agree that the Proposed Final Merger Closing Statement shall become final, binding and conclusive upon the parties. If ED&F gives a Merger Consideration Dispute Notice to Parent (which Merger Consideration Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute (the "Disputed Merger Items")) within such 30-day period, ED&F and Parent shall use reasonable efforts to resolve the Disputed Merger Items during the 45-day period commencing on the date Parent receives such Merger Consideration Dispute Notice from ED&F. ED&F, in preparing the Merger Consideration Dispute Notice, and Parent, in any response thereto, may only object to the other's proposal with respect to mathematical errors and the calculations set forth in the Proposed Final Merger Closing Statement not being calculated in accordance with this Section 2.9. If the parties reach agreement with respect to any Disputed Merger Items within such 45-day period, Parent shall revise the Proposed Final Merger Closing Statement to reflect such agreement. If ED&F and Parent do not obtain a final written resolution of all Disputed Merger Items within such 45-day period, then the unresolved Disputed Merger Items ("Unresolved Merger Items") shall be submitted immediately to the New York, New York office of PriceWaterhouse Coopers (the "Accounting Firm"). The Accounting Firm shall be required to render a determination regarding the Unresolved Merger Items within 30 days after referral of the matter to the Accounting Firm, or as soon as practicable thereafter, which determination must be in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm shall be conclusive and binding upon ED&F, Parent and the other parties hereto absent manifest error, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

            (iii)  The Accounting Firm shall be required to make a determination with respect only to the Unresolved Merger Items, and in a manner consistent with this Section 2.9 and the Applicable Accounting Principles, and in no event shall the Accounting Firm's determination of Unresolved Merger Items be for an amount outside the range of the parties' disagreement. Each party shall use its reasonable best efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Merger Items as the Accounting Firm may request.

            (iv)  Parent shall revise the Proposed Final Merger Closing Statement to reflect the determination of the Accounting Firm pursuant to this Section 2.9(c). The "Final Merger Adjustment Amount" shall mean the Proposed Final Merger Adjustment Amount as revised pursuant to this Section 2.9(c).

             (v)  The fees and expenses of the Accounting Firm shall be borne in the same proportion as the aggregate dollar amount of the Unresolved Merger Items that are unsuccessfully disputed by each party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all of the Unresolved Merger Items submitted to the Accounting Firm.

            (vi)  Until the Final Merger Adjustment Amount is determined, each of Parent and ED&F shall, and shall cause its Subsidiaries to, cooperate with, make their working papers, books, records and employees available to and otherwise assist each other party and its accountants and other representatives at reasonable times during such other party's review of, and the resolution of any objections with respect to, the Proposed Final Merger Closing Statement.

          (d)   Post-Closing Merger Adjustment Payment.    No later than three Business Days after the date on which the Final Merger Adjustment Amount is finally determined pursuant to Section 2.9(c):

              (i)  if the Final Merger Adjustment Amount exceeds the Estimated Merger Adjustment Amount, Parent shall pay or cause to be paid to ED&F or its designee the amount of such excess by Wire Transfer; or

             (ii)  if the Estimated Merger Adjustment Amount exceeds the Final Merger Adjustment Amount, ED&F shall pay or cause to be paid to Parent or its designee the amount of such excess by Wire Transfer.

          (e)   Interest, etc.    Any amount payable pursuant to subclause (i) or subclause (ii) of Section 2.9(d) shall be increased by interest on such amount, compounded daily, at the Interest

  Rate from the Closing Date to and including the date of payment based on a 365 day year, with the amount of any interest also payable on the same date as the underlying amount pursuant to such subclause (i) or subclause (ii). Notwithstanding the foregoing, no amount shall be paid pursuant to clauses (d) or (e) of this Section 2.9 until the Final Stock Sale Adjustment Amount is finally determined pursuant to Section 3.2(c).

        Section 2.10.    Capital Expenditure Adjustment.

          (a)   No later than 30 days after the Closing Date, Parent shall prepare and deliver to ED&F a statement (the "Capex Statement") setting forth in reasonable detail the aggregate amount of Capital Expenditures incurred on an accrual basis by the Transferred Companies during the period from and including November 1, 2008 until the Closing (the "Capex Period"). Parent shall prepare the Capex Statement in accordance with the Applicable Accounting Principles. For purposes of any calculation of Capital Expenditures (including with respect to Budgeted Capital Expenditures and Actual Capital Expenditures) during the Capex Period pursuant to this Section 2.10, the amount of Capital Expenditures attributable to the calendar month in which the Closing Date occurs shall be prorated in the basis of the number of days elapsed in such month as of and including the Closing Date.

          (b)   If ED&F does not give written notice of dispute (a "Capex Dispute Notice") to Parent within 30 days after receiving the Capex Statement, the Capex Statement shall become final, binding and conclusive upon the parties. If ED&F gives a Capex Dispute Notice to Parent (which Capex Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute (the "Disputed Capex Items")) within such 30-day period, ED&F and Parent shall use reasonable efforts to resolve the Disputed Capex Items during the 45-day period commencing on the date Parent receives the Capex Dispute Notice from ED&F. If the parties reach agreement with respect to any Disputed Capex Items within such 45-day period, Parent shall revise the Capex Statement to reflect such agreement. If ED&F and Parent do not obtain a final written resolution of all Disputed Capex Items within such 45-day period, then the unresolved Disputed Capex Items ("Unresolved Capex Items") shall be submitted immediately to the Accounting Firm. The Accounting Firm shall be required to render a determination regarding the Unresolved Capex Items within 30 days after referral of the matter to the Accounting Firm, or as soon as practicable thereafter, which determination must be in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm shall be conclusive and binding upon ED&F, Parent and the other parties hereto absent manifest error, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

          (c)   The Accounting Firm shall be required to make a determination with respect only to the Unresolved Capex Items, and in a manner consistent with this Section 2.10 and the Applicable Accounting Principles, and in no event shall the Accounting Firm's determination of Unresolved Capex Items be for an amount outside the range of the parties' disagreement. Each party shall use its reasonable best efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Capex Items as the Accounting Firm may request.

          (d)   Parent shall revise the Capex Statement to reflect the determination of the Accounting Firm pursuant to this Section 2.10. The "Actual Capital Expenditures" shall mean the aggregate Capital Expenditures set forth on the Capex Statement as revised pursuant to this Section 2.10.

          (e)   The fees and expenses of the Accounting Firm shall be borne in the same proportion as the aggregate dollar amount of the Unresolved Capex Items that are unsuccessfully disputed by each party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all of the Unresolved Capex Items submitted to the Accounting Firm.

          (f)    Until the Capex Statement is finalized pursuant to this Section 2.10, each party shall and shall cause its Subsidiaries to, cooperate with, make their working papers, books, records and employees available to and otherwise assist each other party and its accountants and other representatives at reasonable times during such other party's review of, and the resolution of any objections with respect to, the Capex Statement.

          (g)   No later than three Business Days after the date on which the Capex Statement is finalized pursuant to this Section 2.10, if the Budgeted Capital Expenditures exceed the Actual Capital Expenditures (the amount of such excess, the "Capex Shortfall Amount"), ED&F and Parent shall, and Parent shall cause Parent Founder to, execute and deliver to the Escrow Agent under the Stock Escrow Agreement an instruction letter referring to this Section 2.10, stating that a Capex Shortfall Amount exists and instructing the Escrow Agent to release from escrow and deliver to Parent for cancellation certificates representing that number of Series A Escrow Shares (rounded down if such number is not a whole number) equal to the result of (x) the Capex Shortfall Amount divided by (y) 5.5. Promptly upon receipt from the Escrow Agent of such certificates, Parent shall mark such certificates "canceled" and cancel and retire such Series A Escrow Shares and cause such cancellation and retirement to be reflected on its stock ledger. For this purpose, the Series A Escrow Shares shall be canceled and retired at their initial negotiated value and there shall be no right to substitute the Series A Escrow Shares to be released with other property.

          (h)   Any release and cancellation of Series A Escrow Shares in respect of a Capex Shortfall Amount pursuant to this Section 2.10 shall be treated as an adjustment to the Series A Merger Consideration for tax reporting purposes. Notwithstanding anything in Section 2.10(g) or (h) to the contrary, to the extent that it is commercially reasonable for ED&F and Parent to determine the proportion of any Capex Shortfall Amount that relates to the Purchased Companies, such amount shall be paid by ED&F or an affiliate to Parent in cash within 10 business days after the date that the Capex Statement is finalized pursuant to this Section 2.10, and the cancellation of Series A Escrow Shares with respect to this amount shall not occur unless such cash payment is not made to Parent within the allowable time period. Any Capex Shortfall Amount allocated to the Purchased Companies shall be treated as an adjustment to the Unadjusted Stock Sale Purchase Price for tax reporting purposes.

        Section 2.11.    Allocation of Merger Consideration.    Prior to the Closing, the parties hereto, acting reasonably, shall agree upon the allocation of the Merger Consideration (including, for the avoidance of doubt, any amount payable pursuant to Section 2.9(d) and any Series A Escrow Shares released from escrow in respect of a Capex Shortfall Amount pursuant to Section 2.10, as applicable) between Westway Terminal and Westway Feed for all purposes. To the extent that interest accrues or a price adjustment occurs following the final determination of the Final Merger Adjustment Amount, the parties hereto shall promptly make appropriate adjustments to such allocations, and such changed allocations shall then be the allocation that each party uses for all purposes, including the filing of any Tax Returns. No party to this Agreement may take any action that would call into question the bona fides of such final allocation.

        Section 2.12.    Delivery of Shares.    At the Closing, Parent shall deposit or cause to be delivered to Holdings all of the Common Stock Merger Consideration and all of the Series A Merger Consideration with the exception of the Series A Escrow Shares, which Parent shall cause to be deposited into the Stock Escrow Account in accordance with the terms of the Stock Escrow Agreement.

        Section 2.13. Adjustments to Exchange Ratios. The numbers of warrants, shares of Parent Common Stock and Parent Series A Preferred Stock specified in the recitals or any of the definitions set forth in

ARTICLE I or required to be issued or exchanged hereunder shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Parent Preferred Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (but excluding any such action taken in connection with the Transaction) with respect to Parent Common Stock or Parent Preferred Stock on or after the Original Agreement Date and prior to the date of issuance or payment thereof.

ARTICLE III

THE STOCK SALE

        Section 3.1.    Purchase and Sale of Stock.    Subject to the terms and conditions of this Agreement, at the Closing, each ED&F Party shall, and shall cause each Purchased Company Parent to, sell, assign, transfer, deliver and convey to a Buying Subsidiary, and Parent shall cause a Buying Subsidiary to purchase from such ED&F Party and such Purchased Company Parent, all of the issued and outstanding shares of capital stock of the Purchased Companies owned by such ED&F Party and such Purchased Company Parent, free and clear of all Encumbrances other than Permitted Encumbrances, which shares will collectively constitute all of the shares of capital stock of the Purchased Companies issued and outstanding immediately prior to the Closing.

        Section 3.2.    Stock Sale Consideration.

          (a)   The aggregate purchase price to be paid by Parent for the Purchased Companies is $103,000,000 (the "Unadjusted Stock Sale Purchase Price"), subject to adjustment as set forth in this Section 3.2. As adjusted as set forth in this Section 3.2, such aggregate purchase price is referred to herein as the "Adjusted Stock Sale Purchase Price." For purposes of this Section 3.2:

              (i)  "Stock Sale Closing Date Net Indebtedness" means the amount required to repay in full all Indebtedness of the Purchased Companies as of immediately prior to the Closing less the Cash and Cash Equivalents of the Purchased Companies as of immediately prior to the Closing, calculated in accordance with the Applicable Accounting Principles; provided, however, that Stock Sale Closing Date Net Indebtedness shall not include any "reclass cash float" amounts to the extent such amounts are treated as a liability for purposes of calculating Stock Sale Net Working Capital.

             (ii)  "Stock Sale Net Working Capital" means the net working capital of the Purchased Companies as of immediately prior to the Closing, calculated in accordance with the Applicable Accounting Principles and using the same line items and sequence of calculation as set forth in the pro forma example of the calculation of net working capital set forth in Exhibit K-2.

            (iii)  "Stock Sale Adjustment Amount" means an amount equal to (x) the Stock Sale Net Working Capital minus (y) the sum of (A) the Stock Sale Closing Date Net Indebtedness and (B) the Stock Sale Reference Amount. For the avoidance of doubt, the Stock Sale Adjustment Amount may be a negative number.

            (iv)  "Stock Sale Reference Amount" means negative $1,000,000.

          (b)    Estimated Stock Sale Consideration; Payments.

              (i)  At least ten days prior to the Closing Date, ED&F shall deliver to Parent a statement (the "Estimated Stock Sale Closing Statement") consisting of (x) an estimated combined balance sheet of the Purchased Companies as of the Closing Date but without giving effect to the Closing in the form of, and including the line items set forth in, Exhibit L

    (the "Estimated Stock Sale Closing Balance Sheet") and (y) a good faith estimated calculation in reasonable detail of the Stock Sale Adjustment Amount derived from the Estimated Stock Sale Closing Balance Sheet (the "Estimated Stock Sale Adjustment Amount"). ED&F shall prepare the Estimated Stock Sale Closing Statement in accordance with the Applicable Accounting Principles.

             (ii)  At the Closing, subject to Section 3.4, Parent shall pay, or shall cause one or more of its Affiliates to pay, to ED&F or its designee by Wire Transfer an amount equal to the sum of (x) the Unadjusted Stock Sale Purchase Price and (y) the Estimated Stock Sale Adjustment Amount (the "Estimated Stock Sale Consideration").

          (c)    Determination of the Final Statement of Stock Sale Adjustment Amount.

              (i)  No later than 60 days after the Closing Date, Parent shall prepare and deliver to ED&F a statement (the "Proposed Final Stock Sale Closing Statement") consisting of (x) a combined balance sheet of the Purchased Companies as of the Closing Date but without giving effect to the Closing in the same form and including the same line items as the Estimated Stock Sale Closing Balance Sheet (the "Stock Sale Closing Balance Sheet") and (y) a proposed calculation in reasonable detail of the Stock Sale Adjustment Amount derived from the Stock Sale Closing Balance Sheet (the "Proposed Final Stock Sale Adjustment Amount"). Parent shall prepare the Proposed Final Stock Sale Closing Statement in accordance with the Applicable Accounting Principles and shall cause it to be in the same form and include the same line items as the Estimated Stock Sale Closing Statement.

             (ii)  If ED&F does not give written notice of dispute (a "Stock Sale Consideration Dispute Notice") to Parent within 30 days after receiving the Proposed Final Stock Sale Closing Statement, the parties hereto agree that the Proposed Final Stock Sale Closing Statement shall become final, binding and conclusive upon the parties. If ED&F gives a Stock Sale Consideration Dispute Notice to Parent (which Stock Sale Consideration Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute (the "Disputed Stock Sale Items")) within such 30-day period, ED&F and Parent shall use reasonable efforts to resolve the Disputed Stock Sale Items during the 45-day period commencing on the date Parent receives such Stock Sale Consideration Dispute Notice from ED&F. ED&F, in preparing the Stock Sale Consideration Dispute Notice, and Parent, in any response thereto, may only object to the other's proposal with respect to mathematical errors and the calculations set forth in the Proposed Final Stock Sale Closing Statement not being calculated in accordance with this Section 3.2. If the parties reach agreement with respect to any Disputed Stock Sale Items within such 45-day period, Parent shall revise the Proposed Final Stock Sale Closing Statement to reflect such agreement. If ED&F and Parent do not obtain a final written resolution of all Disputed Stock Sale Items within such 45-day period, then the unresolved Disputed Stock Sale Items ("Unresolved Stock Sale Items") shall be submitted immediately to the Accounting Firm. The Accounting Firm shall be required to render a determination regarding the Unresolved Stock Sale Items within 30 days after referral of the matter to the Accounting Firm, or as soon as practicable thereafter, which determination must be in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm shall be conclusive and binding upon ED&F, Parent and the other parties hereto absent manifest error, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

            (iii)  The Accounting Firm shall be required to make a determination with respect only to the Unresolved Stock Sale Items, and in a manner consistent with this Section 3.2 and the Applicable Accounting Principles, and in no event shall the Accounting Firm's determination of Unresolved Stock Sale Items be for an amount outside the range of the parties' disagreement. Each party shall use its reasonable best efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Stock Sale Items as the Accounting Firm may request.

            (iv)  Parent shall revise the Proposed Final Stock Sale Closing Statement as appropriate to reflect the resolution of any objections thereto pursuant to this Section 3.2(c). The "Final Stock Sale Adjustment Amount" shall mean the Proposed Final Stock Sale Adjustment Amount as revised pursuant to this Section 3.2(c).

             (v)  The fees and expenses of the Accounting Firm shall be borne in the same proportion as the aggregate dollar amount of the Unresolved Stock Sale Items that are unsuccessfully disputed by ED&F or Parent, as the case may be (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all of the Unresolved Stock Sale Items submitted to the Accounting Firm.

            (vi)  Until the Final Stock Sale Adjustment Amount is finally determined, each of Parent and ED&F shall, and shall cause its Subsidiaries to, cooperate with, make their working papers, books, records and employees available to and otherwise assist each other party and its accountants and other representatives at reasonable times during such other party's review of, and the resolution of any objections with respect to, the Proposed Final Stock Sale Closing Statement.

          (d)   Post-Closing Stock Sale Adjustment Payment.    No later than three Business Days after the date on which the Final Stock Sale Adjustment Amount is finally determined pursuant to Section 2.9(c):

              (i)  if the Final Stock Sale Adjustment Amount exceeds the Estimated Stock Sale Adjustment Amount, Parent shall pay or cause to be paid to ED&F or its designee the amount of such excess by Wire Transfer; or

             (ii)  if the Estimated Stock Sale Adjustment Amount exceeds the Final Stock Sale Adjustment Amount, ED&F shall pay or cause to be paid to Parent or its designee the amount of such excess by Wire Transfer.

          (e)   Interest, etc.    Any amount payable pursuant to subclause (i) or subclause (ii) of Section 3.2(d) shall be increased by interest on such amount, compounded daily, at the Interest Rate from the Closing Date to and including the date of payment based on a 365 day year, with the amount of any interest payable on the same date as the underlying amount pursuant to such subclause (i) or subclause (ii). Notwithstanding the foregoing, no amount shall be paid pursuant to clauses (d) or (e) of this Section 3.2 until the Final Merger Adjustment Amount is finally determined pursuant to Section 2.9(c).

        Section 3.3.    Allocation of Stock Sale Consideration.    Prior to the Closing, the parties hereto, acting reasonably, shall agree upon the allocation of (a) the Estimated Stock Sale Consideration, (b) any amount payable pursuant to Section 3.2(d) and (c) any cash paid (or deemed paid) to Parent in respect of a Capex Shortfall Amount pursuant to Section 2.10, as applicable, among the Purchased Companies for all purposes. To the extent that interest accrues or a price adjustment occurs following the final determination of the Final Stock Sale Adjustment Amount, the parties hereto shall promptly make appropriate adjustments to such allocations, and such changed allocations shall then be the allocation that each party uses for all purposes, including the filing of any Tax Returns. No party to this Agreement will take any action that would call into question the bona fides of such final allocation.

        Section 3.4.    ED&F Man Korea Limited.    Notwithstanding anything contained in this Agreement to the contrary, that portion of the Estimated Stock Sale Consideration that is allocated pursuant to Section 3.3 to the sale and purchase of the outstanding shares of capital stock of ED&F Man Korea Limited (the "Korean Shares") may, at the joint election of the parties, be paid in the form of a mutually agreed promissory note in lieu of cash. If the parties so elect, all amounts otherwise payable in cash pursuant to Section 3.2(b)(ii) or Section 3.2(d) , as the case may be, shall be adjusted equitably to take account of any such payment with respect to the Korean Shares that is made in the form of such promissory note.

ARTICLE IV

CLOSING

        Section 4.1.    Closing.    The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, NY 10036, at 10:00 A.M. on the second Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver thereof), or on such other date and time and at such other place as Parent and ED&F shall mutually agree. The date of the Closing is herein called the "Closing Date" and any reference to the Closing Date shall mean the date as determined by applicable local time. For financial accounting and Tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59 P.M. on the Closing Date.

        Section 4.2.    Deliveries and Proceedings at Closing.    Subject to the terms and conditions of this Agreement, at the Closing:

          (a)   the ED&F Parties shall deliver or cause to be delivered to Parent and the Merger Subs:

              (i)  certificates representing (or similar evidence of ownership of) the shares of capital stock (or other ownership interests) of the Purchased Companies, duly endorsed in blank or accompanied by powers duly executed in blank and any necessary Foreign Transfer Agreements;

             (ii)  the Estimated Merger Adjustment Amount, if applicable;

            (iii)  the certificates and other documents required to be delivered by ED&F Parties pursuant to Section 8.2;

            (iv)  a receipt for the payment of the Estimated Stock Sale Consideration duly executed by ED&F;

             (v)  ED&F's duly executed counterpart to the Shared Services Agreement;

            (vi)  Holdings' duly executed counterpart to the Stock Escrow Agreement;

           (vii)  ED&F's duly executed counterpart to the Storage Strategic Alliance Agreement;

          (viii)  ED&F Man Liquid Products Corporation's duly executed counterparts to the Molasses Supply Agreement;

            (ix)  Holdings' duly executed counterpart to the Registration Rights Agreement; and

             (x)  Holdings' duly executed counterpart to the Stockholder's Agreement.

          (b)   Parent and the Merger Subs shall deliver or cause to be delivered to the ED&F Parties:

              (i)  certificates representing the Common Stock Merger Consideration and the Series A Merger Consideration;

             (ii)  the Estimated Merger Adjustment Amount, if applicable;

            (iii)  the Estimated Stock Sale Consideration, payable as set forth in Section 3.2(b) (including, if applicable, the promissory note contemplated by Section 3.4);

            (iv)  the certificates and other documents required to be delivered by Parent pursuant to Section 8.3;

             (v)  Parent's duly executed counterpart to the Shared Services Agreement;

            (vi)  Parent's and Parent Founder's duly executed counterparts to the Stock Exchange Agreement;

           (vii)  Terminal Merger Sub's duly executed counterpart to the Storage Strategic Alliance Agreement;

          (viii)  Feed Merger Sub's duly executed counterpart to the Molasses Supply Agreement;

            (ix)  Parent's and Parent Founder's duly executed counterparts to the Proxy Agreement;

             (x)  the duly executed counterparts to the Stock Escrow Agreement of Parent, Parent Founder and the Escrow Agent;

            (xi)  Parent's duly executed counterpart to the Registration Rights Agreement; and

           (xii)  Parent's duly executed counterpart to the Stockholder's Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ED&F PARTIES

        The ED&F Parties hereby jointly and severally represent and warrant to Parent and the Merger Subs as of the Original Agreement Date and as of the Closing Date as follows:

        Section 5.1.    Organization and Qualification; Subsidiaries.    Each of ED&F, the Transferred Companies and the Purchased Company Parents is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, and has all requisite entity power and authority to carry on its business as it now is being conducted. Each of the Transferred Companies is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Business Material Adverse Effect. True and complete copies of the certificate of incorporation, bylaws or other organizational documents of each of the Transferred Companies, all as amended as of the Original Agreement Date, have been previously delivered to Parent and the Merger Subs.

        Section 5.2.    Authorization.    The execution, delivery and performance by each of the ED&F Parties of this Agreement and the Ancillary Agreements to which each of the ED&F Parties is a party and the consummation by each of the ED&F Parties, the Transferred Companies and the Purchased Company Parents of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such ED&F Party, Transferred Company and Purchased Company Parent, as the case may be. This Agreement has been, and each Ancillary Agreement to which any of the ED&F Parties is a party will be, duly and validly executed and delivered by each ED&F Party that is a party thereto. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement will when executed and delivered constitute, the valid and binding obligation of each ED&F Party that is party thereto, enforceable against such ED&F Party in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        Section 5.3.    No Conflict.    Except as set forth in Section 5.3 of the Disclosure Schedule, the execution, delivery and performance by each of the ED&F Parties of this Agreement and any Ancillary Agreement to which such ED&F Party is a party, and the consummation by each such ED&F Party of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of Law to which such ED&F Party, any Transferred Company or any Purchased Company Parent is subject, (y) violate any provision of the certificate of incorporation, bylaws or other organizational documents of such ED&F Party or any Transferred Company, or (z) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination or amendment of any provision of or require the consent of any third party under, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any asset of the Transferred Companies pursuant to, or give to others any interests or rights therein under, any Contract to which any Transferred Company is a party or by which any Transferred Company may be bound or affected except, in the case of clauses (x) and (z), for any such violations, breaches or defaults, or for any such consents the failure of which to be obtained that, in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect.

        Section 5.4.    Transferred Companies.    Section 5.4 of the Disclosure Schedule lists for each Transferred Company the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock. All of the outstanding shares of capital stock of each Transferred Company are duly authorized, validly issued, fully paid, and non-assessable. Except as set forth in Section 5.4 of the Disclosure Schedule, there are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of a Transferred Company, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating any Transferred Company to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of any Transferred Company, other than Encumbrances created by Parent or any Affiliate of Parent. Except as set forth in Section 5.4 of the Disclosure Schedule, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between ED&F or any Transferred Company on the one hand and any Person on the other hand with respect to the capital stock of any Transferred Company. Other than another Transferred Company as listed in Section 5.4 of the Disclosure Schedule, none of the Transferred Companies owns, directly or indirectly, any stock of or any other equity interest in any other Person.

        Section 5.5.    Financial Statements.

          (a)   ED&F has delivered to Parent the combined balance sheets of the Business as of October 31, 2007 and 2006 and the combined statements of operations and cash flows of the Business for the fiscal years ended October 31, 2007, 2006 and 2005, each as audited and reported on by Ernst & Young LLP (collectively the "Audited Year-End Financial Statements").

          (b)   Section 5.5 of the Disclosure Schedule sets forth (i) the unaudited combined balance sheets of the Business as of July 31, 2008 and 2007, and (ii) the related unaudited combined statements of operations and cash flows of the Business for the nine month periods ended July 31, 2008 and July 31, 2007 (collectively, the "Interim Financials" and, together with the Audited Year-End Financial Statements, the "Financial Information").

          (c)   The Financial Information has been derived from the books and records of the Transferred Companies. The Audited Year-End Financial Statements have been prepared in accordance with GAAP except as otherwise expressly stated therein. Each of the balance sheets in the Audited Year-End Financial Statements fairly presents in all material respects the consolidated financial condition of the Business as of its respective date, and each statement of operations in the Audited Year-End Financial Statements fairly presents in all material respects the results of operations of the Business for the period covered thereby. The Interim Financials have been prepared in accordance with GAAP except for the absence of footnotes and year-end adjustments, each of the balance sheets in the Interim Financials fairly presents in all material respects the consolidated financial condition of the Business as of its respective date, and each statement of operations in the Interim Financials fairly presents in all material respects the results of operations of the Business for the period covered thereby.

          (d)   The statutory books, records and accounts of each Transferred Company organized under the Laws of England and Wales have been maintained in accordance with all applicable Laws in all material respects. The statutory books, records and accounts of each Transferred Company are in the possession (or under the control) of the Transferred Companies.

          (e)   There exist no liabilities or obligations of any Transferred Company that are required by GAAP to be disclosed, reflected or reserved against in the Financial Statements of the Transferred Companies except (i) as disclosed, reflected or reserved against in the 2007 Balance Sheet or as set forth in any section of the Disclosure Schedule, (ii) for items specifically set forth in or which would reasonably be expected to occur or arise out of the matters disclosed on the Disclosure Schedule, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since October 31, 2007 (the "Balance Sheet Date"), (iv) for liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby and (v) for liabilities that would not reasonably be expected to have a Business Material Adverse Effect.

        Section 5.6.    Absence of Certain Changes or Events.    Except as set forth in Section 5.6 of the Disclosure Schedule, since the Balance Sheet Date, each of the Transferred Companies has in all material respects conducted the Business in the ordinary course of business consistent with past practice and there has been no Business Material Adverse Effect, nor has any event or circumstance or series of related events or circumstances, occurred that would reasonably be expected to have a Business Material Adverse Effect. Without limiting the foregoing, except as set forth in Section 5.6 of the Disclosure Schedule, since the Balance Sheet Date, there has not occurred any action, event, development, occurrence or failure to act that, if it had occurred after the Original Agreement Date, would have required the consent of Parent pursuant to Section 7.2.

        Section 5.7.    Title to Assets.    Each of the Transferred Companies has good and valid (and in the case of Owned Real Property, good, valid and marketable fee simple) title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the material assets and properties which it uses in connection with the Business (including those reflected on the July 31 Balance Sheet, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since July 31, 2008) free and clear of all Encumbrances, except for Permitted Encumbrances, and except as set forth in Section 5.7 of the Disclosure Schedule (collectively, the "Assets"). Except as set forth in Section 5.7 of the Disclosure Schedule, the assets of the Transferred Companies, together with the rights granted to Parent pursuant to this Agreement and the Ancillary Agreements and any other agreements to be entered into pursuant hereto or thereto, will constitute on the Closing Date substantially all of the assets and rights necessary to conduct the Business in substantially the same manner as the Business is currently conducted. Except as set forth in Section 5.7 of the Disclosure Schedule, the plants, buildings, structures and material equipment included in the Assets which are necessary for the operation of the Business as currently conducted are in all material respects in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the ordinary course of business).

        Section 5.8.    Real Property.

          (a)   Section 5.8(a) of the Disclosure Schedule sets forth a description of all real property owned by a Transferred Company (collectively, the "Owned Real Property"). Except as set forth in Section 5.8(a) of the Disclosure Schedule, a Transferred Company has, or will on the Closing Date have, good and marketable fee title to the Owned Real Property, subject, in all cases, to any Permitted Encumbrances. Except as set forth in Section 5.8(a) of the Disclosure Schedule, to ED&F's Knowledge, (i) there are no leases, subleases or other similar agreements affecting the Owned Real Property and (ii) no Person has any option to purchase the Owned Real Property or any right of first refusal or similar right with respect to the Owned Real Property.

          (b)   Except as set forth in Section 5.8(b) of the Disclosure Schedule, a Transferred Company enjoys, or on the Closing Date will enjoy, peaceful and undisturbed possession of the Owned Real Property sufficient for current use and operations. There are no material eminent domain, condemnation or other similar proceedings pending or, to ED&F's Knowledge, threatened against any Transferred Company or otherwise affecting any portion of the Owned Real Property and neither any ED&F Party nor any Transferred Company has received any notice of the same. To ED&F's Knowledge, ED&F has not received any notice that (i) the current use of the Real Property in the conduct of the Businesses violates any instrument of record or agreement affecting the Owned Real Property or (ii) there is any violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Owned Real Property or the use or occupancy thereof, other than notices of such violations that, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect.

          (c)   Except as set forth in Section 5.8(c) of the Disclosure Schedule, (i) all material Permits with respect to the Owned Real Property and any agreement, easement or other right that is necessary to permit in all material respects the lawful use and operation of the buildings and improvements on any of the Owned Real Property or that is necessary to permit the lawful use and operation of all driveways, waterways, locks, drydocks, impoundments or other navigable channels or components thereof, railroad lines or spurs, roads and other means of egress and ingress to and from any of the Owned Real Property have been obtained and are in full force and effect and (ii) no Transferred Company or ED&F Party has received written notice of, nor, to ED&F's Knowledge, is there, any violation or breach of, or default under, any such Permit, easement, agreement or right or any federal, state or municipal Law affecting any of the Real Property issued by any Governmental Authority which has not been cured or contested in good faith, nor any threatened or pending suit or other proceeding that would challenge or threaten the lawful use and operation of the Real Property or ingress or egress thereto in any manner described in clause (i) of this Section 5.8(c), other than any violation, or breach or default which would, individually or in the aggregate, not reasonably be expected to have a Business Material Adverse Effect.

          (d)   To ED&F's Knowledge, the Owned Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws affecting the Owned Real Property, and no Transferred Company or ED&F Party has received any notice of any material violation by any of them of any such Laws with respect to the Owned Real Property which have not been resolved or for which any material obligation of a

  Transferred Company remains to be fulfilled, including payments of monetary damages, fines or penalties, or completion of any remedial or corrective measures.

          (e)   No Transferred Company or ED&F Party has received any written notice of any special assessments of any nature with respect to the Owned Real Property and, to the ED&F's Knowledge, there are no threatened special assessments of any nature with respect to the Owned Real Property, other than those assessments, individually or in the aggregate, which would not reasonably be expected to have a Business Material Adverse Effect.

          (f)    Utility service current serving the Owned Real Property is sufficient for current use and operation of the Owned Real Property. No Transferred Company or ED&F Party has received any written notice of any actual or threatened reduction or curtailment of any utility service currently supplied to the Owned Real Property, other than such reduction or curtailment, individually or in the aggregate, which would not reasonably be expected to have a Business Material Adverse Effect.

        Section 5.9.    Leases.

          (a)   Section 5.9(a) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses or other agreements (the "Leases") for the use and occupancy of real property to which any Transferred Company is a party (the "Leased Real Property"). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, to the extent in the Transferred Companies' possession, have previously been made available by ED&F to Parent. Except as set forth in Section 5.9(a) of the Disclosure Schedule, no Transferred Company is obligated to pay any leasing or brokerage commission relating to any Lease that has not already been paid and, except as set forth in Section 5.9(a) of the Disclosure Schedule and none will have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. Except as set forth in Section 5.9(a) of the Disclosure Schedule, no material construction, alteration or other leasehold improvement work required by any of the Leases remains to be paid for or to be performed by any Transferred Company.

          (b)   Except as set forth in Section 5.9(b) of the Disclosure Schedule, each of the Transferred Companies enjoys peaceful and undisturbed possession of the Leased Real Property sufficient for current use and operations. No Transferred Company has received written notice of any material eminent domain, condemnation or other similar proceedings pending or threatened against such Transferred Company with respect to, or otherwise affecting any portion of, the Leased Real Property. To ED&F's Knowledge, the current use of the Leased Real Property in the conduct of the Business does not violate any instrument of record or agreement affecting the Leased Real Property to which any Transferred Company is a party and there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Leased Real Property or the use or occupancy thereof, except for such violations as would not materially interfere with the continued current use and operations of the property to which they relate or materially adversely affect the value thereof for its current use.

        Section 5.10.    Working Capital Assets.    All of the outstanding accounts and notes receivable of any Transferred Company have arisen in the ordinary course of business in connection with bona-fide business transactions, the amounts of accounts and notes receivable reflected in the Financial Information were recorded in accordance with GAAP consistently applied, and the inventory owned by any of the Transferred Companies that has not been written off has been valued in accordance with GAAP consistently applied.

        Section 5.11.    Intellectual Property.

          (a)   Section 5.11(a) of the Disclosure Schedule lists, as of the Original Agreement Date, all material patents, registered trademarks, registered service marks, registered copyrights, registered domain names and all applications for the same owned by a Transferred Company (collectively, the "Business Registered Intellectual Property"), indicating as to each item as applicable: (i) the current owner; (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the dates of application, issuance or registration of the item.

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (i) each item of the Business Registered Intellectual Property is, to ED&F's Knowledge, subsisting and has not been declared invalid by a Governmental Authority with jurisdiction over such item, (ii) each Transferred Company has taken or will take prior to the Closing Date, or has caused or will cause its Affiliates to take prior to the Closing, steps reasonably necessary to cause all necessary registration, maintenance and renewal fees due for payment no later than the Closing Date in connection with such Business Registered Intellectual Property to be paid in a timely manner, and (iii) all registration, maintenance, and renewal documents due no later than the Closing Date and necessary to maintain such Business Registered Intellectual Property against cancellation have been or will be filed, paid or taken in a timely manner with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be.

          (c)   Section 5.11(c) of the Disclosure Schedule lists, as of the Original Agreement Date, all material written licenses, sublicenses, consents and other agreements:

              (i)  by which a Transferred Company is authorized to use Intellectual Property (other than off-the-shelf computer programs) that is used by a Transferred Company in the Business and that such Transferred Company will continue to have the right to use immediately following the Closing;

             (ii)  by which a Transferred Company is authorized to use Intellectual Property (other than off-the-shelf computer programs) that is used by a Transferred Company in the Business but that such Transferred Company will not have the right to use immediately following the Closing (except to the extent permitted under the Shared Services Agreement); and

            (iii)  by which any Transferred Company authorizes a third party to use any Intellectual Property owned by a Transferred Company.

        Except as set forth in Section 5.11(c) of the Disclosure Schedule, ED&F has delivered or made available to Parent copies of all of the licenses, sublicenses, consents and other agreements described in the preceding clauses (i) and (iii) that are true, correct and complete in all material respects, together with all material amendments thereto.

          (d)   The Transferred Companies have taken commercially reasonable steps to protect the material confidential information and trade secrets of the Business.

          (e)   Except with respect to matters of infringement, violation or misappropriation of Intellectual Property addressed specifically by Section 5.11(f), a Transferred Company owns all right, title and interest in and to, or has a valid and enforceable license, sublicense, or right to use, all of the material Intellectual Property used in the Business, free and clear of all material Encumbrances.

          (f)    Except as set forth in Section 5.11(f) of the Disclosure Schedule, since January 1, 2005, no Transferred Company has received any material written notice, claim, demand or other assertion from any other Person, which written notice, claim, demand or another assertion remains unresolved as of the Original Agreement Date, challenging or questioning the right of a Transferred Company to use any of the Intellectual Property used in connection with the operation and conduct of the Business or challenging the ownership, use, validity or enforceability of the material Intellectual Property used in the Business. Except as set forth in Section 5.11(f) of the Disclosure Schedule, (i) the operation of the Business as currently conducted does not infringe upon, violate or constitute misappropriation of the Intellectual Property of any other Person, and (ii) to ED&F's Knowledge, within the three years immediately preceding the Original Agreement Date, the Intellectual Property owned or licensed by the Transferred Companies or used in the operation of the Business has not been infringed by any other Person in any material respect, except, in each case of (i) or (ii), for such infringement, violation or misappropriation that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Except as set forth in Section 5.11(f) of the Disclosure Schedule, no Transferred Company is a party to, and no Intellectual Property owned by a Transferred Company is the subject of, any pending, or to ED&F's Knowledge, threatened material proceedings or actions before any court, governmental entity, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property of any third party or a challenge by a third party to the ownership, use, validity or enforceability of any such Intellectual Property. Except as set forth in Section 5.11(f) of the Disclosure Schedule, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against any of the Transferred Companies with respect to Intellectual Property owned by or licensed to the Transferred Companies, and none of the Transferred Companies is in breach or violation of any such orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator).

        Section 5.12.    Contracts.    Section 5.12 of the Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which any Transferred Company is a party or by which it is bound:

          (a)   Contracts for the sale of any of the assets of any Transferred Company other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of such assets other than in the ordinary course of business, in each case for consideration in excess of $1,000,000;

          (b)   Contracts for joint ventures, partnerships or sharing of profits or proprietary information;

          (c)   Contracts containing covenants not to compete in any line of business or with any Person in any geographical area;

          (d)   Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business or material assets or the capital stock of any other Person for consideration in excess of $2,000,000, other than any such acquisitions in the ordinary course of business or reflected in the capital expenditure budget information provided to Parent;

          (e)   outstanding Contracts of Indebtedness or guaranty or surety of material Indebtedness or indemnification of any amount in excess of $500,000, other than in the ordinary course of business;

          (f)    any Contract under which any Transferred Company has advanced or loaned any amount to any of its directors, officers and employees;

          (g)   any material Contracts between any of the Transferred Companies, on the one hand, and ED&F or any Affiliate of ED&F, on the other hand;

          (h)   collective bargaining Contracts;

          (i)    Contracts outside the ordinary course of business for the storage, treatment, disposal, investigation or remediation of Hazardous Substances;

          (j)    Contracts providing for indemnification of any officer or director of a Transferred Company, other than any existing directors' and officers' insurance policy and as provided in organizational documents of any such company, as currently in effect; and

          (k)   other Contracts (other than those listed in clauses (a) through (j) of this Section 5.12 and other than the Employment Contracts) (A) with a term longer than 180 days from the Original Agreement Date that involve payments by any Transferred Company in excess of $1,000,000 per year; or (B) with a term less than one (1) year from the Original Agreement Date that involve payments by any Transferred Company in excess of $1,000,000, that are not terminable without premium or penalty on less than 30 days' notice, in each case, such Contracts that are related primarily to a business included in the Business.

        Except as set forth in Section 5.12 of the Disclosure Schedule, and assuming due authorization, execution and delivery by the other parties thereto, each Contract listed in Section 5.12 of the Disclosure Schedule, each Employment Contract, each Lease listed in Section 5.9(a) of the Disclosure Schedule and each material Contract pertaining to Intellectual Property to which a Transferred Company is a party is valid and is binding on each Transferred Company party thereto and, to ED&F's Knowledge, each other party thereto and is in full force and effect. Except as set forth in Section 5.12 of the Disclosure Schedule, no Transferred Company nor, to ED&F's Knowledge, any other party thereto is in default or breach in any material respect under the terms of, nor has any Transferred Company received any notice of any material default or breach under, any such Contract or Lease, and, to ED&F's Knowledge, no event or circumstance has occurred that, with the passage of time or the giving of notice or both, would constitute a material default thereunder or would permit material modification, acceleration, or termination of any such Contract or the loss of any material benefit thereunder. ED&F has delivered or made available to Parent copies of all of the written Contracts listed in Section 5.12 of the Disclosure Schedule and of all of the written Employment Contracts that are true, correct and complete in all material respects, together with all material amendments thereto.

        Section 5.13.    Litigation.    Except as set forth in Section 5.13 of the Disclosure Schedule, as of the Original Agreement Date, there is no Legal Proceeding pending or, to ED&F's Knowledge, overtly threatened, against a Transferred Company or any of its assets (or, to ED&F's Knowledge, against any of the officers or directors of any Transferred Company related to their business duties, which materially interfere with their business duties, or as to which any Transferred Company has any material indemnification obligations) at law, in equity or otherwise, in, before, or by, any Governmental Authority, other than which would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Except as set forth in Section 5.13 of the Disclosure Schedule, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against a Transferred Company or any of its assets, or with respect to the Business, except as would not reasonably be expected to have a Business Material Adverse Effect.

        Section 5.14.    Compliance with Laws.    The Business is being conducted in accordance with all applicable Laws, except for such violations of Law which, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect. Except as set forth in Section 5.14 of the Disclosure Schedule, since January 1, 2005, no Transferred Company or ED&F Party with respect to the Business has received any written notice of any violation of Law, except for such violations of Law which, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect. Except as set forth in Section 5.14 of the Disclosure Schedule, all Permits required to conduct the Business have been obtained and are in full force and effect and are being complied with in all respects, except for such failure to be in full force and effect or to comply which would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

        Section 5.15.    Environmental Matters.

          (a)   Except as set forth in Section 5.15 of the Disclosure Schedule:

              (i)  each of the Transferred Companies is, and for the two years immediately preceding the Original Agreement Date has been, in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining in good standing, applying for timely renewal of and complying in all material respects with all Permits required by applicable Environmental Laws ("Environmental Permits"). To ED&F's Knowledge, all such Environmental Permits necessary for the current operations of the Business are listed in Section 5.15(a)(i) of the Disclosure Schedule and any Environmental Permits which require transfer, consent or reissuance in order to allow operations of the Business to continue without interruption on or after Closing are so designated under the caption "Permits" in Section 5.3 of the Disclosure Schedule, except where the failure to transfer or to obtain the consent or the reissuance of any such material Environmental Permits would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on operations of the facility for which the Environmental Permit relates. To ED&F's Knowledge, there are no facts or circumstances which would reasonably be expected to adversely affect or prevent the Transferred Companies from distributing, selling, importing, exporting or otherwise placing into commerce any existing or new products in compliance with Environmental Laws applicable to the registration, evaluation or authorization of chemicals and which would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect;

             (ii)  the Transferred Companies have not received any, and to ED&F's Knowledge there are no unresolved written notices of any citation, summons, order, complaint, penalty, claim, investigation, request for information, demand or review by any Governmental Authority or any other Person in connection with the Business (x) with respect to any material violation or alleged violation of or material liability under any applicable Environmental Law, (y) with respect to any alleged failure to have or comply with any material Environmental Permit or (z) with respect to the presence, Release or threatened Release, disposal, transportation, or the making of arrangements for the treatment, storage, disposal or transportation of or exposure to any Hazardous Substance reasonably expected to give rise to any material liability under any Environmental Laws and, to ED&F's Knowledge, no such notice, citation, summons, order, complaint, penalty, claim, investigation or review against or involving such Transferred Companies or the Business has been threatened by any Governmental Authority or other Person;

            (iii)  no Releases of Hazardous Substances by the Transferred Companies or, to ED&F's Knowledge, by any other Person, have occurred at or from any Owned Real Property, Leased Real Property or any property formerly owned operated or leased by the Transferred Companies (while owned, operated or leased by such Transferred Company), in each case that would reasonably be expected to result in any material liability of the Transferred Company and which would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect;

            (iv)  to ED&F's Knowledge, none of the Transferred Companies has expressly assumed or undertaken, or expressly agreed to assume or undertake, responsibility for any known, material liability or obligation (including any obligation for investigation, remediation or other response action) of any other Person directly relating to or arising out of any then-identified actual or alleged (A) violation of Environmental Law, or (B) exposure to or presence or release of any Hazardous Substance;

             (v)  there have been no material environmental reports, investigations, studies, audits, tests, reviews or other written environmental analyses which are in the actual possession of ED&F or the Transferred Companies with respect to any Owned Real Property, Leased Real Property or any property formerly owned, operated or leased by the Transferred Companies which have not been delivered or made available on the electronic database to Parent at least five days prior to the Original Agreement Date; and

            (vi)  to ED&F's Knowledge, no facts, circumstances or conditions exist with respect to any Transferred Company, the Business or any Owned Real Property, Leased Real Property or former real property owned, operated or leased in connection with the Business or a Transferred Company that would reasonably be expected to result in any Transferred Company incurring unbudgeted costs for Environmental Liabilities.

          (b)   The parties acknowledge and agree that the ED&F Parties make no representation or warranty as to environmental matters, Environmental Liabilities, Environmental Laws or Hazardous Substances except as set forth in this Section 5.15, Section 5.3, clauses (a), (b) and (c) of Section 5.5, Section 5.12 and Section 5.13 and notwithstanding anything to the contrary contained in this Agreement, no other section of this Agreement will be deemed to constitute a representation or warranty as to environmental matters, Environmental Liabilities, Environmental Laws or Hazardous Substances.

        Section 5.16.    Employee Benefit Matters.

          (a)   Section 5.16(a) of the Disclosure Schedule sets forth a list of each Plan maintained, contributed to, or required to be contributed to by any of the Transferred Companies or under which any of the Transferred Companies has any liability (all within the United States) (the "ED&F U.S. Plans").

          (b)   As applicable with respect to the ED&F U.S. Plans, ED&F has made available to Parent, true and complete copies of (i) each ED&F U.S. Plan, including all amendments thereto, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination letter and (iv) all records, notices and filings made, or received, by Westway Terminal or Westway Feed or any ERISA Affiliate during the last three years concerning IRS or DOL audits or investigations, "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code and "reportable events" within the meaning of Section 4043 of ERISA.

          (c)   Each ED&F U.S. Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Except as set forth in Section 5.16(c) of the Disclosure Schedule, each ED&F U.S. Plan, which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter from the IRS to the effect that such plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and each such ED&F U.S. Plan is so qualified and exempt from federal income taxes.

          (d)   Each of the Transferred Companies and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each ED&F U.S. Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code, except to the extent it would not reasonably be expected to have a Business Material Adverse Effect. Each ED&F U.S. Plan is in compliance in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the regulations issued thereunder.

          (e)   All payments under the ED&F U.S. Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected in the Financial Information.

          (f)    Neither the ED&F U.S. Plans, any trusts created thereunder, any Transferred Company, any ERISA Affiliate, nor any employee of the foregoing, nor, to ED&F's Knowledge, any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) or any other activity that could subject any thereof to any material tax or material penalty (including the taxes or penalties on prohibited transactions imposed by Code Section 4975) or any material sanctions imposed under Title I of ERISA.

          (g)   No ED&F U.S. Plan or any Plan of any ERISA Affiliate, other than any Multiemployer Plan, which in either case is to be acquired by Parent pursuant to this Agreement, is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of the Transferred Companies, and no asset of any ERISA Affiliate which is to be acquired by Parent or any of its Subsidiaries pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29), ERISA Section 302(F), Code Section 412(n) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

          (h)   Except as set forth in Section 5.16(h) of the Disclosure Schedule, at no time within the past six years has any of the Transferred Companies or any ERISA Affiliate thereof been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any Multiemployer Plan, nor do any of the Transferred Companies or any of their ERISA Affiliates have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

          (i)    Except as set forth in Section 5.16(i) of the Disclosure Schedule, no ED&F U.S. Plan, provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a plan qualified under Section 401(a) of the Code.

          (j)    Except as set forth in Section 5.16(j) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as termination of employment or other services) cause the acceleration of the time of payment or vesting of any award or entitlement under any ED&F U.S. Plan maintained by the any of the Transferred Companies, or entitle any employee or other individual to receive severance or other benefits compensation from any of the Transferred Companies (i) which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or (ii) which will or could properly be characterized as an "excess parachute payment" under Section 280G of the Code.

          (k)   There are no pending audits or investigations by any governmental agency involving any ED&F U.S. Plan and no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the ED&F U.S. Plan), suits or proceedings involving any ED&F U.S. Plan or asserting any rights or claims to benefits under any ED&F U.S. Plan, nor, to ED&F's Knowledge, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

          (l)    To the extent that any ED&F U.S. Plan constitutes a "non-qualified deferred compensation plan" within the meaning of Section 409A of the Code, such ED&F U.S. Plan has been operated in good faith compliance with Section 409A of the Code.

          (m)  The only Plans presently maintained by, or contributed to by any of the Transferred Companies for the benefit of any employee of any of the Transferred Companies or with respect to which the Transferred Companies have any liability, including any such Plan required to be maintained or contributed to by the law of the relevant jurisdiction, which would be described in clause (a) of this Section 5.16, but for the fact that such Plans are maintained outside the jurisdiction of the United States (but excluding plans maintained by a Governmental Authority), are listed in Section 5.16(m) of the Disclosure Schedule (the "ED&F Non-U.S. Plans"). With respect to each ED&F Non-U.S. Plan, (i) such plan complies in all material respects with applicable local Law, (ii) all employer and employee contributions required by Law or by the terms of such ED&F Non-U.S. Plan have been made or, if applicable, accrued in all material respects in accordance with applicable accounting practices, (iii) the fair market value of the assets of each funded ED&F Non-U.S. Plan, the liability of each insurer for any ED&F Non-U.S. Plan funded through insurance or the book reserve established for any ED&F Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Original Agreement Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable Law to determine employer contributions to such ED&F Non-U.S. Plan and (iv) as of the Original Agreement Date, there are no pending or, to ED&F's Knowledge, threatened, material Legal Proceedings relating to any ED&F Non-U.S. Plans.

        Section 5.17.    Taxes.    Except as set forth in Section 5.17 of the Disclosure Schedule:

          (a)   All income, franchise and all other material Tax Returns required to be filed by or with respect to any Transferred Company (which term shall include, for purposes of Section 5.17(a), (b) or (d), any Intellectual Property, any property transferred or to be transferred to Denmark Newco or any other property transferred to any Transferred Company in connection with the consummation of the transactions contemplated in this Agreement) have been filed in a timely manner (within any applicable extension periods). All such Tax Returns were true, correct and complete in all material respects when filed.

          (b)   All material Taxes due and payable by, for or with respect to the Transferred Companies (whether or not shown as due and payable on a particular Tax Return) have been duly and timely paid or caused to be paid in full. The Transferred Companies have complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and have duly and timely withheld and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods not closed by the applicable statute of limitations under all applicable Laws. No deficiency for any material amount of Taxes has been assessed with respect to any of the Transferred Companies that has not been abated or paid in full or contested in good faith and adequately provided for in the Financial Information. There are no liens, other than Permitted Encumbrances, on any of the assets of any Transferred Company that arose in connection with any failure (or alleged failure) to pay any Tax.

          (c)   None of the Transferred Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Westway Terminal or Westway Feed), (ii) has any liability for the Taxes of any Person (other than any other Transferred Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or (iii) is a party to any agreement or arrangement with any person or entity pursuant to which such Transferred Company would have an obligation with respect to Taxes of another person or entity following the Closing.

          (d)   None of the Transferred Companies has: (i) as of the Original Agreement Date been notified in writing that any of its Tax Returns are currently under audit by any taxing authority or that such a taxing authority intends to conduct such an audit and no action, suit, investigation, claim or assessment is pending or, to ED&F's Knowledge, proposed with respect to any Taxes; (ii) made any agreement for the extension of time or the waiver of the statute of limitations for the assessment, collection or payment of any Taxes; or (iii) executed any power of attorney with respect to any Tax matter that is currently in force. No claim has been made in writing by a taxing authority in a jurisdiction where any of the Transferred Companies does not file a particular Tax Return such that it is or may be subject to taxation by that jurisdiction.

          (e)   None of the Transferred Companies nor any other Person on behalf of the Transferred Companies has: (i) agreed to or are required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method and, to ED&F's Knowledge, no taxing authority has proposed any such adjustment or change in accounting method, or have any application pending with any taxing authority requesting permission for any changes in accounting methods; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law that would have continuing effect after the Closing; or (iii) been the subject of a Tax ruling that would have continuing effect after the Closing.

          (f)    None of the Transferred Companies is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law). None of the Transferred Companies has engaged in any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b).

          (g)   None of the Transferred Companies has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the Original Agreement Date or (B) in a distribution which could otherwise constitute a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (h)   Each of the Transferred Companies, other than Westway Terminal, Westway Feed and ED&F Man Liquid Products Inc., is an "eligible entity" within the meaning of Treasury Regulation Section 301.7701-3(a), and is eligible to make an election under Treasury Regulation Section 301.7701-3(c)(1)(i).

          (i)    None of the assets of the Transferred Companies other than Westway Terminal, Westway Feed and Sunnyside Feed LLC is a "United States real property interest" within the meaning of Section 897(c) of the Code.

        Section 5.18.    Consents and Approvals.    The execution, delivery and performance of this Agreement and the Ancillary Agreements by the ED&F Parties that are party thereto, or the validity and effectiveness immediately following the Closing of any material Permit of any Transferred Company, do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority at or prior to the Closing, except (a) as set forth in Section 5.18 of the Disclosure Schedule, (b) for the notification requirements of the HSR Act, (c) for filings, consents and approvals or clearances (including those required under any non-United States antitrust or investment laws) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not (i) prevent or materially delay the consummation by the ED&F Parties of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) reasonably be expected to have a Business Material Adverse Effect, and (d) as may be necessary as a result of facts or circumstances relating solely to Parent and the Merger Subs.

        Section 5.19.    Employee Relations.

          (a)   Except as set forth in Section 5.19(a) of the Disclosure Schedule, no Transferred Company is: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement; (ii) a party to, involved in, or to ED&F's Knowledge, threatened by, any labor dispute or unfair labor practice charge; or (iii) currently negotiating any collective bargaining agreement to which any such Transferred Company is a party, and no Transferred Company has experienced any work stoppage during the last three years.

          (b)   Each of the Transferred Companies has been and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, worker's compensation, equal employment opportunity, age, race, sex and disability discrimination, immigration control, and the payment and withholding of Taxes, and has not been and is not engaged in any unfair labor practice. Except as set forth in Section 5.19(b) of the Disclosure Schedule and except for claims which, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect, there are no outstanding claims against any of the Transferred Companies (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of a Transferred Company on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers' compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee "whistleblower" or "right-to-know" rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any regulation relating to minimum wages or maximum hours of work, and no Transferred Company is aware of any such claims which have not been asserted. No person (including any governmental body) has asserted or threatened any claims against any Transferred Company under or arising out of any regulation relating to discrimination or occupational safety in employment or employment practices, which claims would reasonably be expected to have a Business Material Adverse Effect.

          (c)   Except as would not reasonably be expected to have a Business Material Adverse Effect, each Transferred Company has properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any Plan) all employees, leased employees, consultants and independent contractors (including nurses and recruiters), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to each Transferred Company.

        Section 5.20.    Transactions with Related Parties.    As of the Original Agreement Date:

          (a)   except for agreements related to employment with ED&F or any of its Affiliates, and except as set forth in Section 5.20(a) of the Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Transferred Companies, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of ED&F or any of its Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (if the Securities Act were applicable to the ED&F or such Subsidiaries); and

          (b)   except as set forth in Section 5.20(b) of the Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between ED&F or any of its Subsidiaries (other than the Transferred Companies), on the one hand, and the Transferred Companies, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (if the Securities Act were applicable to the Transferred Companies).

        Section 5.21.    Insurance.    Section 5.21 of the Disclosure Schedule contains a complete and correct list of all material policies and contracts for insurance (including coverage amounts and expiration dates) of which any Transferred Company is the owner, insured or beneficiary, or solely covering any of the assets of the Transferred Companies ("Material Insurance Policies") other than the Material Insurance Policies copies of which have been made available or provided to Parent. Except as set forth in Section 5.21 of the Disclosure Schedule: (a) there are no outstanding material claims as of the Original Agreement Date under the Material Insurance Policies that relate to any Transferred Company; (b) there are no premiums or material claims due under the Material Insurance Policies which remain unpaid and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment; and (c) in the past two years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any Material Insurance Policies has been received.

        Section 5.22.    Brokers.    Other than Lazard Frères & Co. (whose fees will be paid by ED&F), no ED&F Party or Transferred Company has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from Parent or any of its Affiliates (including, after the Closing, the Transferred Companies) upon consummation of the transactions contemplated by this Agreement.

        Section 5.23.    Employment Contracts; Compensation Arrangements; Officers and Directors.    ED&F has provided to Parent a true, correct and complete copy of a schedule setting forth as of the Original Agreement Date (a) all Contracts to which any Transferred Company is a party or by which it is bound providing for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $200,000 and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the "Employment Contracts"), and (b) the names, titles and current annual salary, including any bonus, if applicable, of all present directors, officers, employees, consultants and agents of any Transferred Company (or any employee of any ED&F Party or Affiliate thereof, to the extent such employment relates primarily to the Business), whose rate of annual compensation, including any promised, expected or customary bonus, equals or exceeds $200,000, together with a statement of the full amount of all remuneration paid by such ED&F Party, Affiliate or Transferred Company to each such Person during the twelve (12)-month period ending October 31, 2007. Section 5.23 of the Disclosure Schedule sets forth, as of the Original Agreement Date, the names and titles of each trustee, fiduciary or plan administrator of each ED&F U.S. Plan of any Transferred Company that will remain a Plan of a Transferred Company immediately following the Closing Date.

        Section 5.24.    Suppliers; Customers.

          (a)   ED&F has provided to Parent a true, correct and complete list setting forth the names and addresses of the ten largest suppliers to each of the Bulk Liquid Storage Business and the Feed Distribution Business of raw materials, supplies or other products or services (based on expenditures) during the twelve-month period ended August 31, 2008 and the dollar amount of purchases by the Transferred Companies with respect to each such supplier during such period. During the twelve-month period ending on the Original Agreement Date, no Transferred Company has received any written notice from any such supplier that such supplier has terminated or cancelled, or will terminate or cancel, its business relationship with any Transferred Company or will reduce by more than 50% the dollar amount of sales to such Transferred Company or increase by more than 50% the price charged by such supplier. To ED&F's Knowledge, no such supplier has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

          (b)   ED&F has provided to Parent a true, correct and complete list setting forth (i) the names and addresses of (x) the ten largest customers that ordered goods or services from the Transferred Companies in connection with the Bulk Liquid Storage Business and (y) the five largest customers that ordered goods or services from the Transferred Companies in connection with the Feed Distribution Business, in each case individually or in the aggregate (based on revenue), during the twelve-month period ended August 31, 2008 and (ii) the dollar amount sold by the Transferred

  Companies to such customers during such period. During the twelve-month period ending on the Original Agreement Date, no Transferred Company has received any written notice from any such customer that any such customer has terminated or cancelled, or will terminate or cancel, its business relationship with any Transferred Company or will reduce the annual volume of products or services purchased from such Transferred Company by more than 50%. To ED&F's Knowledge, no such customer has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

        Section 5.25.    Investment Status.    Each of ED&F and Holdings on its own behalf and on behalf of any Affiliate thereof (each a "Stock Acquiror") receiving any of the Common Stock Merger Consideration or the Series A Merger Consideration (the "Parent Equity Interests") hereby represents and warrants as follows:

          (a)   It is acquiring a beneficial interest in Parent Equity Interests for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof. Such Stock Acquiror acknowledges that the Parent Equity Interests to be received in connection with the Mergers have not been registered under the Securities Act or the securities Laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state Laws or an exemption from such registration is available.

          (b)   Each of the Stock Acquirors (i) has knowledge and experience in financial and business matters such that such Stock Acquiror is capable of evaluating the merits and risks of the purchase of the Parent Equity Interests as contemplated by this Agreement, (ii) understands and has taken cognizance of all risk factors related to the purchase of the Parent Equity Interests, (iii) has been represented by counsel and/or advisors in connection with the execution and delivery of this Agreement, and (iv) is able to bear the economic risk of the investment in the Parent Equity Interests.

          (c)   Each Stock Acquiror is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

          (d)   Such Stock Acquiror is not acquiring the Parent Equity Interests as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to such Stock Acquiror in connection with investments in securities generally.

        Section 5.26.    Regulatory Compliance.    No Transferred Company that is organized under U.S. Law or that is operating in the United States has made voluntary disclosures under any FCPA Laws, or received written notice of any enforcement actions or threats of enforcement actions against it under any FCPA Laws, and, as of the Original Agreement Date, no Governmental Authority has notified any Transferred Company in writing of any actual or alleged violation or breach by it. No Transferred Company is undergoing any internal audit, review, inspection, investigation, survey or examination of records (including any internal audit, review, inspection, investigation, survey or examination of records conducted by independent counsel) specifically relating to, and initiated in order to audit, review, inspect, investigate, survey or examine, such Transferred Company's compliance with any FCPA Law. The Transferred Companies are not party to any Legal Proceedings involving alleged false statements, false claims or other improprieties relating to any Transferred Company's compliance with applicable FCPA Laws.

        Section 5.27.    Power of Attorney.    Except as set forth in Section 5.27 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of any Transferred Company.

        Section 5.28.    Proxy Statement.    The information relating to the ED&F Parties and the Transferred Companies furnished in writing by the ED&F Parties for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

        Section 5.29.    No Other Representations or Warranties.    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT (AS MODIFIED BY THE SCHEDULES HERETO AND THERETO), NO ED&F PARTY MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE ED&F PARTIES, THE TRANSFERRED COMPANIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND THE ED&F PARTIES DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY ED&F PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT (AS MODIFIED BY THE SCHEDULES HERETO AND THERETO), THE ED&F PARTIES HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, EITHER MERGER SUB OR THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE PARENT OR EITHER MERGER SUB BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF ED&F OR ANY OF ITS AFFILIATES). THE ED&F PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO PARENT OR EITHER MERGER SUB REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OR THE TRANSFERRED COMPANIES.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

        Parent and the Merger Subs jointly and severally represent and warrant to the ED&F Parties as of the Original Agreement Date and as of the Closing Date as follows:

        Section 6.1.    Organization.    Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. Each of the Merger Subs is a limited liability company wholly owned by Parent that is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

        Section 6.2.    Authorization.    The execution, delivery and performance by Parent and each of the Merger Subs of this Agreement, and each Ancillary Agreement to which Parent or a Merger Sub is a party, and the consummation by Parent and each of the Merger Subs of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and each of the Merger Subs. This Agreement has been, and each Ancillary Agreement to which Parent or a Merger Sub is a party will be, duly and validly executed and delivered by Parent or such Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of Parent or such Merger Sub, enforceable against Parent or such Merger Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        Section 6.3.    No Conflict.    Except as set forth in Section 6.3 of the Disclosure Schedule, the execution, delivery, and performance by Parent and each of the Merger Subs of this Agreement, and any Ancillary Agreement to which Parent or a Merger Sub is a party, and the consummation by Parent and each of the Merger Subs of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Parent or either Merger Sub is subject, (ii) violate any provision of the charter, the regulations or other organizational documents of Parent or either Merger Sub or (iii) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, require the consent of any third party under or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Parent or either Merger Sub or give to others any rights therein under any Contract to which Parent or either Merger Sub is a party or by which it may be bound or affected; except, in the case of clauses (i) and (iii), for violations that, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 6.4.    Consents.    Except as set forth in Section 6.4 of the Disclosure Schedule, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Parent or either Merger Sub in connection with the execution, delivery and performance by Parent and the Merger Subs of this Agreement or any Ancillary Agreement to which Parent or a Merger Sub is a party or the taking by Parent or a Merger Sub of any other action contemplated hereby or thereby.

        Section 6.5.    Brokers.    Other than Oppenheimer & Co., Inc. (whose fees will be paid by Parent), neither Parent nor either Merger Sub has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from ED&F or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        Section 6.6.    SEC Filings.

          (a)   Parent has filed and furnished in a timely manner all filings, reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Documents, including each Parent SEC Document filed after the Original Agreement Date until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Parent Material Adverse Effect.

          (c)   Neither Parent nor a Merger Sub nor any of their respective directors or officers is the subject of any investigation, inquiry or proceeding before the SEC or any state securities commission or administrative agency.

          (d)   Parent and the Merger Subs maintain a system of internal accounting controls sufficient, with respect to the operations of Parent and the Merger Subs as of the Original Agreement Date, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        Section 6.7.    Capitalization.

          (a)   As of the Original Agreement Date, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the "Parent Preferred Stock"), of which 28,750,000 shares of Parent Common Stock, no shares of Parent Preferred Stock, and 45,214,286 Warrants to purchase Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Immediately following the Closing, the authorized capital stock of Parent shall consist of 235,000,000 shares of Parent Common Stock, of which 175,000,000 shares are designated Class A Common Stock and 60,000,000 shares are designated as Class B Common Stock and 40,000,000 shares of preferred stock, par value $0.0001 per share, of which 30,000,000 shares are designated as Series A Preferred Stock.

          (b)   Parent owns all of the issued and outstanding membership interests in each of the Merger Subs. Except as described in the Parent SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or a Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or a Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of either Parent or a Merger Sub, other than Encumbrances created by an ED&F Party. There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or a Merger Sub on the one hand and any Person on the other hand with respect to the capital stock of any Subsidiary of Parent or a Merger Sub. Other than as listed in Section 6.7(b) of the Disclosure Schedule, neither Parent nor a Merger Sub owns, directly or indirectly, any stock of or any other equity interest in any other Person. All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

          (c)   The shares of Parent Common Stock and the shares of Parent Series A Preferred Stock to be issued to Holdings pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

          (d)   Except for rights of holders of Parent Common Stock to convert their shares of Parent Common Stock into cash held in the Trust Account (all of which rights will expire upon the consummation of the Closing), there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent and/or any of its Subsidiaries.

        Section 6.8.    Liabilities and Obligations.    There exist no liabilities or obligations of Parent or a Merger Sub that are required by GAAP to be disclosed, reflected or reserved against in the financial statements of Parent included in the Parent SEC Documents except (i) liabilities provided for or otherwise disclosed in Parent SEC Documents filed prior to the Original Agreement Date, (ii) for items specifically set forth in or which would reasonably be expected to occur or arise out of the matters disclosed in the Disclosure Schedule, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2007, (iv) for liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby and (v) for liabilities that would not reasonably be expected to have a Parent Material Adverse Effect. Each of the Merger Subs has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement and the Ancillary Agreements.

        Section 6.9.    Absence of Certain Changes or Events.    Except as set forth in the Parent SEC Documents, since December 31, 2007, Parent and the Merger Subs have conducted business only in the ordinary course of business consistent with past practice and there has been no Parent Material Adverse Effect, nor has any event or circumstance occurred that would reasonably be expected to have a Parent Material Adverse Effect. Without limiting the foregoing, since December 31, 2007, there has not occurred any action, event, development, occurrence or failure to act that, if it had occurred after the Original Agreement Date, would have required the consent of ED&F pursuant to Section 7.2.

        Section 6.10.    Litigation.    Except as set forth in the Parent SEC Documents, as of the Original Agreement Date, there is no Legal Proceeding pending or, to Parent's Knowledge, overtly threatened, against Parent or a Merger Sub or any of their Affiliates at law, in equity or otherwise, in, before, or by, any Governmental Authority, other than which would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against Parent or a Merger Sub except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 6.11.    Compliance with Laws.    Except as set forth in the Parent SEC Documents, the business of Parent and the Merger Subs is being conducted in accordance with all applicable Laws, except for such violations of Law which, individually or in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect. Since the date of formation of Parent, neither Parent nor a Merger Sub has received any written notice of any violation of Law, except for such violations of Law which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. All Governmental Actions/Filings required by Parent and the Merger Subs have been obtained and are in full force and effect and are being complied with in all respects except for such which would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 6.12.    Employee Benefit Plans.    Parent, the Merger Subs and their ERISA Affiliates do not maintain, sponsor or contribute to, and have no liability under or with respect to, any Plan and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with another event, such as termination of employment or other services) (i) result in any payment or benefit becoming due to any current or former stockholder, director, agent, consultant or employee of Parent or a Merger Sub or (ii) result in the acceleration of the time of payment or vesting of any such payments or benefits.

        Section 6.13.    Employee Relations.

          (a)   Neither Parent nor either Merger Sub is (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in, or to Parent's Knowledge, threatened by, any labor dispute or unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement to which Parent or a Merger Sub is a party, and neither Parent nor either Merger Sub has experienced any work stoppage during the last three years.

          (b)   Parent and both Merger Subs have been and are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, worker's compensation, equal employment opportunity, age, race, sex and disability discrimination, immigration control, and the payment and withholding of Taxes, and have not been and are not engaged in any unfair labor practice. Except for claims which, individually or in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect, there are no outstanding claims against Parent or a Merger Sub (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of Parent or a Merger Sub on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers' compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee "whistleblower" or "right-to-know" rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any regulation relating to minimum wages or maximum hours of work, and neither Parent nor a Merger Sub is aware of any such claims which have not been asserted. No person (including any governmental body) has asserted or threatened any claims against Parent or a Merger Sub under or arising out of any regulation relating to discrimination or occupational safety in employment or employment practices, which claims would reasonably be expected to have a Parent Material Adverse Effect.

          (c)   Except as would not have, or reasonably be expected to have, a Parent Material Adverse Effect, Parent and the Merger Subs have properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any Plan) all employees, leased employees, consultants and independent contractors (including nurses and recruiters), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to Parent and the Merger Subs.

        Section 6.14.    Restrictions on Business Activities.    Since their organization, neither Parent nor either Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. There is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or either Merger Sub or to which Parent or either Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or either Merger Sub, any acquisition of property by Parent or either Merger Sub or the conduct of business by Parent or either Merger Sub as currently conducted other than such effects, individually or in the aggregate, which would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 6.15.    Title to Property.    Neither Parent nor a Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which Parent or a Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

        Section 6.16.    Agreements, Contracts and Commitments.

          (a)   Except as set forth in the Parent SEC Documents filed prior to the Original Agreement Date, and with respect to confidentiality and nondisclosure agreements, there are no Contracts, to which Parent or either Merger Sub is a party or by or to which any of the properties or assets of Parent or either Merger Sub may be bound, subject or affected, which either (a) create or impose a liability greater than $100,000 or (b) may not be cancelled by Parent or either Merger Sub on 30 days' or less prior notice ("Parent Contracts"). All Parent Contracts are listed in Section 6.16 of the Disclosure Schedule other than those that are exhibits to the Parent SEC Documents.

          (b)   Except as set forth in the Parent SEC Documents filed prior to the Original Agreement Date, each Parent Contract was entered into at arms' length and in the ordinary course of business. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore delivered to ED&F.

          (c)   Assuming due authorization, execution and delivery by the other parties thereto, each Contract listed in Section 6.16 of the Disclosure Schedule is valid and is binding on Parent or Merger Sub, as applicable, and, to Parent's Knowledge, each other party thereto and is in full force and effect. Except as set forth in Section 6.16 of the Disclosure Schedule, neither Parent nor either Merger Sub nor, to Parent's Knowledge, any other party thereto is in default or breach in any material respect under the terms of, nor has either Parent or either Merger Sub received any notice of any material default or breach under, any such Contract, and, to Parent's Knowledge, no event or circumstance has occurred that, with the passage of time or the giving of notice or both, would constitute a material default thereunder or would permit material modification, acceleration, or termination of any such Contract or the loss of any material benefit thereunder. Parent has delivered or made available to ED&F copies of all of the Contracts listed in Section 6.16 of the Disclosure Schedule that are true, correct and complete in all material respects, together with all material amendments thereto.

        Section 6.17.    Insurance.    Neither Parent nor either Merger Sub maintains any insurance policy other than a directors' and officers' liability insurance policy. Except as set forth in Section 6.17 of the Disclosure Schedule: (a) there are no outstanding claims as of the Original Agreement Date under such policy that relate to Parent or any Merger Sub; (b) there are no premiums or material claims due under such policy which remain unpaid and such policy is not subject to any retroactive, retrospective or other similar type of premium adjustment; and (c) in the past two years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, such policy has been received.

        Section 6.18.    Indebtedness.    Neither Parent nor either Merger Sub has any Indebtedness.

        Section 6.19.    OTC Bulletin Board Quotation.    Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (the "OTCBB"). Parent is in compliance with the requirements of the OTCBB for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to Parent's Knowledge, threatened against Parent by Nasdaq or the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTCBB. The Transactions contemplated by this Agreement will not contravene the rules and regulations of OTCBB.

        Section 6.20.    Board Approval.    The board of directors of Parent and the comparable governing bodies of the Merger Subs (including any required committee or subgroup of such board of directors or governing bodies) have, as of the Original Agreement Date, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated by this Agreement are in the best interests of the stockholders of Parent and the members of each Merger Sub and (iii) determined that the fair market value of the Transferred Companies is equal to at least 80% of Parent's net assets (including the Trust Account).

        Section 6.21.    Trust Account.    As of the Original Agreement Date, Parent had, and as of the Closing Date Parent will have, no less than $137,900,000 in the Trust Account, invested in U.S. "government securities," defined as any Treasury Bill issued by the United States government having a maturity of one hundred and eighty days or less, or any open ended investment company registered under the Investment Company Act of 1940, as amended, that holds itself out as a money market fund and bears the highest credit rating issued by a United States nationally recognized rating agency. There are no claims or proceedings pending or, to Parent's Knowledge, threatened with respect to the Trust Account.

        Section 6.22.    Transactions with Related Parties.

          (a)   Except as set forth in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or either of the Merger Subs, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Parent, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

          (b)   There are no transactions, agreements, arrangements or understandings between Parent, on the one hand, and the Merger Subs, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

        Section 6.23.    Taxes.    Except as set forth in Section 6.23 of the Disclosure Schedule:

          (a)   All income, franchise and all other material Tax Returns required to be filed by or with respect to Parent or either Merger Sub have been filed in a timely manner (within any applicable extension periods). All such Tax Returns were true, correct and complete in all material respects when filed.

          (b)   All material Taxes due and payable for or with respect to Parent, Terminal Merger Sub or Feed Merger Sub (whether or not shown as due and payable on a particular Tax Return) have been duly and timely paid or caused to be paid in full. Parent and each Merger Sub have complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and have duly and timely withheld and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods not closed by the applicable statute of limitations under all applicable Laws. No deficiency for any material amount of Taxes has been assessed with respect to either of Parent or a Merger Sub that has not been abated or paid in full or contested in good faith and pursuant to appropriate proceedings or adequately provided for on their financial statements. There are no Encumbrances, other than Permitted Encumbrances, on any of the assets of Parent or either Merger Sub that arose in connection with any failure (or alleged failure) to pay any Tax.

          (c)   Neither Parent nor either Merger Sub (i) has been a member of an affiliated group filing consolidated federal income Tax Returns, (ii) has any liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law), or (iii) is a party to any agreement or arrangement with any person or entity pursuant to which Parent or either Merger Sub would have an obligation with respect to Taxes of another person or entity following the Closing.

          (d)   Neither Parent nor either Merger Sub, has: (i) as of the Original Agreement Date been notified in writing that any of its Tax Returns is currently under audit by any taxing authority or that such a taxing authority intends to conduct such an audit and no action, suit, investigation, claim or assessment is pending or, to Parent's Knowledge, proposed with respect to any Taxes; (ii) made any agreement for the extension of time or the waiver of the statute of limitations for the assessment, collection or payment of any Taxes; or (iii) executed any power of attorney with respect to any Tax matter that is currently in force. No claim has been made in writing by a taxing authority in a jurisdiction where Parent or either Merger Sub does not file a particular Tax Return such that the Parent or such Merger Sub is or may be subject to taxation by that jurisdiction.

          (e)   Neither Parent nor either Merger Sub, nor any other Person on behalf of the Parent or such Merger Sub, has (i) agreed to or are required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method and, to Parent's Knowledge, no taxing authority has proposed any such adjustment or change in accounting method, or have any application pending with any taxing authority requesting permission for any changes in accounting methods, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law that would have continuing effect after the Closing, or (iii) been the subject of a Tax ruling that would have continuing effect after the Closing.

          (f)    Neither Parent nor either Merger Sub is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law). Parent has not engaged in any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b).

          (g)   Parent has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the Original Agreement Date or (B) in a distribution which could otherwise constitute a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (h)   Each Merger Sub qualifies and has always qualified as an entity disregarded from Parent for U.S. federal income tax purposes under Treasury Regulations section 301.7701-(3)(b)(ii).

 ARTICLE VII

COVENANTS AND AGREEMENTS

        Section 7.1.    Access and Information.

          (a)   From the Original Agreement Date until the Closing, the ED&F Parties shall have permitted and shall continue to permit, and shall have caused and shall continue to cause each of the Transferred Companies to, permit Parent and the Merger Subs and their financing providers, if any, and their respective advisers and other representatives to have reasonable access, during business hours and upon reasonable notice, to the Transferred Companies' properties and facilities relating to the Business; provided, however, that no such access shall be granted to permit Parent or a Merger Sub or their respective Affiliates, advisers and other representatives to conduct any Phase II environmental site investigations or similar environmental sampling activities at, on, or under the Transferred Companies' properties and facilities. From the Original Agreement Date until the Closing, Parent and the Merger Subs shall have permitted and shall continue to permit ED&F and its advisors and other representatives to have reasonable access, during business hours and upon reasonable notice, to Parent's and the Merger Subs' properties and facilities. ED&F shall have furnished and shall continue to furnish, or shall have caused and shall continue to cause to be furnished, to Parent and either Merger Sub any financial and operating data and other information (including Tax information) that is available with respect to the Business as Parent shall from time to time reasonably request, subject to any applicable Law, attorney-client privilege, or contractual restriction. Except to the extent provided in this Agreement or disclosed in the Disclosure Schedule, no information provided to or obtained by Parent pursuant to this Section 7.1 shall limit or otherwise affect the remedies available hereunder to Parent (including Parent's right to seek indemnification pursuant to ARTICLE X), or the representations or warranties of, or the conditions to the obligations of, the parties hereto. Parent and each Merger Sub shall furnish or cause to be furnished to ED&F any financial and operating data and other information (including Tax information) as ED&F shall from time to time reasonably request, subject to any applicable Law, attorney-client privilege and Parent's and the Merger Subs' contractual obligations. From the Original Agreement Date, the parties hereto shall have cooperated and shall continue to cooperate in good faith with each other to develop, including during the period prior to Closing, the transition and migration plan for the services contemplated by the Shared Services Agreement.

          (b)   All information provided to or obtained by Parent heretofore or hereafter, including pursuant to clause (a) of this Section 7.1, shall be held in confidence by Parent in accordance with and subject to the terms of the Confidentiality Agreement, dated February 12, 2008, between Parent and ED&F (the "Confidentiality Agreement").

        Section 7.2.    Conduct of Business by the Transferred Companies, Parent and the Merger Subs.    From the Original Agreement Date until the Closing, and except as otherwise contemplated by this Agreement or any Ancillary Agreement, set forth in Section 7.2 of the Disclosure Schedule or consented to or approved by Parent or ED&F (as applicable), each of Parent, the Merger Subs and the ED&F Parties covenants and agrees that it shall have caused and shall continue to cause, and, in the case of ED&F, shall have caused and shall continue to cause, each of the Transferred Companies to, operate its business (in the case of Parent and the Merger Subs) or the Business (in the case of the ED&F Parties) in the ordinary course of business and use commercially reasonable efforts to preserve the properties, business, operations (including officers and employees), goodwill and relationships with suppliers and customers of its business (in the case of Parent and the Merger Subs) or the Business (in the case of the ED&F Parties) and shall not have undertaken and shall not undertake any of the following with respect to its business (in the case of Parent and the Merger Subs) or any Transferred Company or the Business (in the case of the ED&F Parties):

          (a)   sell, transfer or otherwise dispose of its material assets, except, in the ordinary course of business consistent with past practice, or create any Encumbrance on any of its material assets, except for Permitted Encumbrances;

          (b)   create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise), or discharge or satisfy, any Indebtedness in excess of $1,000,000;

          (c)   issue, sell, or agree to issue, sell, or create any Encumbrance on, (i) any shares of its capital stock or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock except for any such sales to a Transferred Company;

          (d)   enter into any lease (as lessee or lessor) of real or personal property or any renewals thereof involving a rental obligation exceeding $500,000 per annum per any such lease, and $5,000,000 per annum in the aggregate;

          (e)   except as required pursuant to Contracts existing and in force prior to the Original Agreement Date described in Section 5.12 of the Disclosure Schedule or as otherwise required by applicable Law, (i) grant any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any executive officer or employee; except increases in salaries for employees other than executive officers in the ordinary course of business consistent with past practice, or (ii) grant any increase in, or any addition to, other benefits (including any bonus, profit-sharing, pension or other plan) to which any of the executive officers or employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan, except, in each such case, in the ordinary course of business and consistent with past practice and, provided, that such increase or additional benefits shall not impact the compensation of executive officers in a manner that is disproportionate to the effect on other employees;

          (f)    make any new commitment or increase any commitment for Capital Expenditures, which would result in aggregate Capital Expenditures for the period from November 1, 2008 through the last day of the month in which such commitment or increase is made to exceed 156.25% of the Budgeted Capital Expenditures set forth on Annex C hereto with respect to such period;

          (g)   except for (i) transactions, Contracts or commitments of the type described in Section 7.2(p) and (ii) any transaction, Contract or commitment which is merely an extension or continuation of any existing transaction, Contract or commitment, enter into any transaction, Contract or commitment that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (in the case of the Transferred Companies, as if the Securities Act were applicable to them);

          (h)   enter into any material transaction, Contract or commitment outside the ordinary course of business, materially modify any material Contract, waive or permit the loss of any Permit or right of substantial value or cancel any material debt or claim, except, in each case, in the ordinary course of business consistent with past practice;

          (i)    sell, assign, transfer, license or convey any material Intellectual Property, other than as set forth in Section 7.12;

          (j)    enter into or agree to enter into any merger or consolidation with any corporation or other entity, engage in any new lines of business or make a material investment in, make a loan, advance or capital contribution in a material amount to, or otherwise acquire a material amount of the securities of any other Person (other than securities held for cash management purposes), in each case outside the ordinary course of business or for consideration in excess of $1,000,000;

          (k)   change or modify its credit, collection or payment policies or procedures as in effect on the Original Agreement Date in a manner materially adverse to it or its business;

          (l)    except as required by Law or applicable accounting principles (including GAAP or accounting principles required under the laws of jurisdiction of organization of the Transferred Company), change its accounting principles, methods, policies and procedures;

          (m)  fail in any material respect to maintain its books of account and records consistent with its past practices;

          (n)   except as may be required by Law, including as a result of a change in Laws, or in the ordinary course of business based on past practice, make or change any material election with respect to Taxes, change any Tax accounting period, change any method of Tax accounting, file any amendment to any Tax Return, enter into a closing agreement with any taxing authority, surrender any right to claim a refund for Taxes, consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action (or omit to take any action), if such election, change, adoption, filing, amendment, agreement, settlement, surrender, consent or action or omission could reasonably be expected to have the effect of materially increasing the Tax liability of Parent, a Merger Sub or any Transferred Company after the Closing Date;

          (o)   amend its organizational documents (other than immaterial technical changes);

          (p)   purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent, the Merger Subs or any Transferred Company; provided that Parent may repurchase or redeem outstanding warrants to purchase Parent Common Stock (other than from Parent Founder or any officer or director of Parent) for an aggregate purchase price not greater than $15,000,000;

          (q)   enter into any transaction, Contract or commitment with ED&F and/or its Subsidiaries (other than the Transferred Companies) regarding the supply of product to the Feed Distribution Business or the use of services of the Bulk Liquid Storage Business, other than on terms consistent with past practice (except for pricing so long as such pricing terms are at prevailing market prices); or

          (r)   enter into any Contract with respect to any of the foregoing.

        Section 7.3.    Further Actions.

          (a)   ED&F and Parent shall cooperate and use commercially reasonable efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; provided, however, that, except as otherwise set forth herein, neither ED&F or any of its Affiliates nor Parent or any of its Affiliates shall be required to commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person in connection with any such registration, filing, application, notice, approval, order, qualification or waiver. ED&F and Parent each shall pay half of all fees associated with such registrations, filings, applications, notices, approvals, orders, qualifications and waivers, including all fees payable in connection with the HSR Filing and any antitrust or competition filings in other jurisdictions, including under Council Regulation No. 139/2004 of the European Community.

          (b)   ED&F and Parent shall use commercially reasonable efforts to duly file the HSR Filing no later than the tenth Business Day following the date on which the Proxy Statement is filed with the SEC. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall use commercially reasonable efforts to cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, use its commercially reasonable efforts to substantially comply with any requests for additional information or documentary material that may be made under the HSR Act. Each of Parent and ED&F shall use commercially reasonable efforts to comply as promptly as practicable with the Laws of any other Governmental Authority that are applicable to any of the transactions contemplated by this Agreement and the Ancillary Agreements and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with such Governmental Authority is necessary and make any necessary filings, notifications, reports, registrations or declarations with any such Governmental Authority or take any action required by such Governmental Authority as soon as reasonably practicable following the date of filing of the Proxy Statement with the SEC. Parent and ED&F shall use commercially reasonably efforts to furnish to each other all such information as is necessary to prepare any such registration, declaration or filing.

          (c)   Each of Parent and ED&F agrees that it will, if necessary to enable ED&F and Parent to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, use commercially reasonable efforts to defend against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including by seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable. Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate any party or its Affiliates (i) to agree or otherwise become subject to any material limitations on (A) the right of Parent or its Affiliates effectively to control or operate the Business, (B) the right of Parent or its Affiliates to acquire or hold the Business, or (C) the right of Parent to exercise full rights of ownership of the Business and the Transferred Companies or (ii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the assets or operations of the Business, ED&F or any of its Affiliates or Parent or any of its Affiliates. The parties agree that no representation, warranty or covenant of any of the parties to this Agreement shall be breached or deemed breached as a result of the failure by any party to this Agreement to take any of the actions specified in the preceding sentence. Without limitation of the foregoing, ED&F, Parent and their respective Affiliates shall not extend any waiting period under the HSR Act or any non-United States foreign antitrust merger control laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.

          (d)   Each party shall (A) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division or any other Governmental Authority relating to the transactions contemplated hereby and, subject to applicable Law, permit the other party to review in advance and comment upon any proposed written communication to any of the foregoing and (B) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their respective Affiliates on the one hand, and any Governmental Authority on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

          (e)   In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Mergers, the Stock Sale or any of the other transactions contemplated by this Agreement or the Ancillary Agreements or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

          (f)    Each party shall use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for such party to fulfill and perform its respective obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, to cause the conditions to their respective obligations set forth in Article VIII to be fulfilled and otherwise to consummate and make effective the transactions contemplated hereby and thereby.

        Section 7.4.    Public Announcements.    Except as otherwise provided herein, the timing and content of all announcements regarding any aspect of this Agreement, the Mergers, the Stock Sale and the other transactions contemplated hereby to the financial community, Governmental Authorities, or the general public shall be mutually agreed upon in advance by ED&F and Parent; provided, however, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law. Notwithstanding the foregoing, each party shall use commercially reasonable efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement. This Section 7.4 shall not apply to communications by any party to its counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Parent to file a Form 8-K and/or make a disclosure under Regulation FD under the Exchange Act, to employees.

        Section 7.5.    Tax Matters.

          (a)   With respect to the Transferred Companies (i) ED&F shall cause to be prepared and filed all Prior Period Returns and (ii) Parent shall cause to be prepared and filed any Tax Returns for Straddle Periods ("Straddle Period Returns"). The Prior Period Returns and Straddle Period Returns shall be prepared, where relevant, in a manner consistent with the Transferred Companies' past practices except as otherwise required by applicable Law. If any Prior Period Returns are due after the Closing and if ED&F is not authorized to file such Prior Period Returns by applicable Law, ED&F shall submit drafts of such returns to Parent at least 30 days prior to the due date of any such Tax Return, provided, however, that to the extent any such Prior Period Return could materially increase the Tax liability of the Transferred Companies or their Affiliates for periods beginning after the Closing Date, the draft of any such Prior Period Return shall be subject to Parent's review and approval, which approval shall not be unreasonably withheld or delayed; provided, further, that ED&F shall pay the excess of the amount shown to be due on such Prior Period Return over the amount of Tax taken into consideration in determining Stock Sale Closing Date Net Indebtedness and Merger Closing Date Net Indebtedness to Parent no less than three days prior to the due date of such Prior Period Return. Any dispute between the parties shall be resolved in accordance with procedures similar to those set forth in Section 2.9(c)(ii) and Section 3.2(c)(ii).

          (b)   To the extent permitted by applicable Law or administrative practice, the taxable year of any Transferred Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date. In the case where applicable Law does not permit a Transferred Company to treat the Closing Date as the last day of the taxable year or period, and to determine the responsibility for Taxes attributable to the Transferred Companies for a Straddle Period under this Agreement, the portion of any such Taxes that are allocable to the ED&F shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) other than Transfer Taxes (as defined below), be deemed equal to the amount that would be payable if the taxable year ended at the end of the Closing Date and (ii) in the case of Taxes (other than those described in clause (i)) imposed on a periodic basis with respect to the business or assets of any of the Transferred Companies or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding taxable period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis (including depreciation and amortization deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount of such capital thereof required to be allocated under this Section 7.5(b) shall be computed by reference to the amount shown on any relevant Tax Return. Parent shall be responsible for all other Taxes attributable to a Straddle Period. Parent shall provide to ED&F all Straddle Period Returns (including a computation of the portion of the Tax shown on such Tax Return that Parent believes is the responsibility of ED&F ("ED&F's Portion")) within 30 days of the due date for such returns, including extensions, for ED&F's review and approval, which shall not be unreasonably withheld or delayed. ED&F shall pay the excess of ED&F's Portion (or in the case of a dispute, the undisputed amount of the ED&F's Portion) over the amount of Tax taken into account in determining Merger Closing Date Net Indebtedness and the Stock Sale Closing Date Net Indebtedness to Parent no later than three Business Days prior to the due date of any Straddle Period Return. If the parties hereto cannot resolve any disputed item, the item in question shall be resolved in accordance with procedures similar to those set forth in Section 2.9(c)(ii) and Section 3.2(c)(ii). If the Accounting Firm is unable to make a determination with respect to any disputed issue within three Business Days prior to the due date (including extensions) for the filing of the Tax Return in question, then Parent may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without ED&F's consent. Notwithstanding the filing of such Tax Return, the Accounting Firm shall make a determination with respect to any disputed issue, and the amount of Taxes for which ED&F is responsible shall be as determined by the Accounting Firm (less any amount previously paid by ED&F with respect to such Tax Return). No later than three days after the Accounting Firm's determination, ED&F shall pay Parent in immediately available funds the amount of ED&F's additional Tax liability as determined by the Accounting Firm. No payment pursuant to this Section 7.5(b) shall excuse ED&F from its indemnification obligations pursuant to Section 10.2(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the Straddle Period that are the responsibility of ED&F exceeds the amount of ED&F's payment under this Section 7.5(b).

          (c)   Parent shall promptly notify ED&F following receipt of any notice of audit or other proceeding relating to any of the Prior Period Returns or Straddle Period Returns or any other federal, state, foreign or local corporation income or franchise Tax Return of any Transferred Company filed on or before the Closing Date; provided, however, that the failure of Parent to give ED&F prompt notice as provided herein shall not relieve ED&F of its indemnification obligations hereunder except to the extent that ED&F is actually and materially prejudiced thereby. ED&F shall have the right to control any and all audits or other proceedings relating to any Prior Period

  Return other than any such audit or proceeding that could result in a Loss to a Parent Indemnified Party that would not be indemnifiable pursuant to this Agreement (as determined in good faith by ED&F and Parent, in which case Parent shall agree in writing to forego the amount of any indemnity claim against any ED&F Party that would not otherwise have been indemnifiable pursuant to this Agreement, after a final determination in respect of such audit or proceeding had ED&F controlled such audit or proceeding); provided, however, that ED&F shall not settle, compromise or concede any such audit or proceeding without the written consent of Parent (whose consent shall not be unreasonably withheld or delayed) if such settlement, compromise or concession involves an issue that recurs in taxable periods of Parent (or any of its Affiliates) or any of the Transferred Companies or could increase by more than $10,000 the Tax liability of Parent (or any of its Affiliates) or any of the Transferred Companies for any taxable period ending after the Closing Date. Parent shall have the right to control any and all audits or other proceedings relating to any Tax Return required or permitted to be filed for taxable periods that end after the Closing Date, including any Straddle Period Return; provided, however, that Parent shall not settle, compromise or concede any such audit or proceeding without the prior written consent of ED&F (whose consent shall not be unreasonably withheld or delayed) if such settlement, compromise or concession could increase by more than $10,000 the Tax liability of ED&F (or any of its Affiliates) or any of the Transferred Companies for any Straddle Period or any taxable period ending on or prior to the Closing Date.

          (d)   Any Tax sharing agreement in effect at the Closing Date shall be terminated as of the Closing Date as to the Transferred Companies, and no additional amounts shall be due from or due to the Transferred Companies after the Closing Date pursuant to any Tax sharing agreement and the Transferred Companies shall not have any liability in respect of such agreement.

          (e)   The parties hereto shall preserve and cause to be preserved all information, Tax Returns, books, records and documents relating to any Tax liability with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period. The parties hereto shall furnish or cause to be furnished to each other (and to each other's accountants and attorneys), upon request, as promptly as practicable, such information and assistance relating to the Transferred Companies or the Business (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return (each, a "Tax Proceeding"), including the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material so provided.

          (f)    On or prior to the Closing Date, ED&F shall file (or cause to be filed) one or more elections under Treasury Regulation Section 301.7701-3(c)(1)(i) to treat each of the Purchased Companies (other than ED&F Man Liquid Products Inc.) as a pass-through entity for U.S. federal income tax purposes, which election shall be effective no later than the date which is two days prior to the Closing Date. From the Original Agreement Date until the Closing, ED&F has used and shall continue to use commercially reasonable efforts to continue ED&F Man Liquid Products Inc. into the Canadian provincial jurisdiction of Nova Scotia and to convert such entity into an unlimited liability company prior to the Closing, and shall file (or cause to be filed) the election described in the prior sentence to treat such unlimited liability company as a pass-through entity for U.S. federal income tax purposes no later than fifty-five (55) days after the Closing Date. ED&F and Parent shall cooperate to determine whether to complete and file an election under Treasury Regulations section 301.7701-3(c)(1) to treat Champion Liquid Feeds Pty. Ltd. as a pass-through entity for U.S. federal income tax purposes within seventy (70) days of the Closing Date and, if agreed, procure all necessary signatures and file such an election with an effective date no later than two days prior to the Closing Date.

          (g)   The parties shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, transfer gains or similar taxes which become payable in connection with the Mergers or the Stock Sale pursuant to this Agreement (collectively, "Transfer Taxes"). The parties further agree, upon reasonable request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed. Parent will supply ED&F with all necessary documentation and forms that are needed to support the qualification of the Mergers as reorganizations under Section 368(a)(1)(A) of the Code. From and after the Original Agreement Date, each of the Parties (i) have acted and shall continue to act, and have caused and shall continue to cause its Affiliates to act, in a manner consistent with the treatment of the Mergers contemplated by this Agreement as reorganizations under Section 368(a)(1)(A) of the Code and (ii) have taken and shall continue to consistently take, and have caused and shall continue to cause its Affiliates to consistently take, the position on all Tax Returns, before any taxing authority, and in any judicial proceeding, that the Mergers contemplated by this Agreement qualify as reorganizations under Section 368(a)(1)(A) of the Code.

          (h)   On or prior to the Closing Date, the boards of directors of each of Parent, the Merger Subs, and ED&F shall adopt this Agreement as a "Plan of Reorganization" within the meaning of Treasury Regulation Section 1.368-3(a).

          (i)    Unless specific written consent is provided by ED&F (which consent shall not be unreasonably withheld or delayed), (a) the Merger Subs shall continue to be treated as disregarded from Parent for U.S. federal income tax purposes for two (2) years following the Closing Date and (b) Parent shall take no action that would cause the Mergers to fail to meet the "continuity of enterprise" requirement of Treasury Regulation Section 1.368-1(d) as interpreted under applicable Law.

          (j)    Prior to the Closing, Holdings shall deliver to Parent (i) a duly and properly executed certification of non-foreign status executed by Holdings, in form and substance consistent with Treasury Regulations section 1.1445-2(b) stating that Holdings is not a "Foreign Person" as defined in section 1445 of the Code (it being understood and agreed by the parties that the failure to provide such certificate shall result in Parent and/or a Merger Sub withholding (or causing to be withheld) under Section 1445 of the Code).

          (k)   ED&F shall provide (or shall cause the applicable Transferred Company to provide) to Parent a copy of any income Tax Return filed by a Transferred Company from the Original Agreement Date until the Closing Date no later than five (5) Business Days after the filing of any income Tax Return.

          (l)    If Parent or any Affiliate of Parent (including the Transferred Companies) received or receives any refund or credits of any Taxes attributable to any period ending on or prior to the Closing Date or any Straddle Period (to the extent such Taxes would be allocated to the portion of the Straddle Period ending on the Closing Date in accordance with Section 7.5(b)) of any Transferred Company, Parent shall promptly pay to ED&F the amount of any such refund or credits of Taxes (including any interest received or credited in respect thereof reduced by reasonable direct expenses or costs incurred in obtaining the refund), except to the extent such refund relates to or is attributable to the carryback of any credit, loss, deduction or other Tax items arising in any period beginning after the Closing Date or any Straddle Period to the extent such item would be allocated to the portion of the Straddle Period ending after the Closing Date in accordance with Section 7.5(b). Notwithstanding the preceding sentence, any refunds or credits of Taxes taken into account in determining Merger Closing Date Net Indebtedness or Stock Sale Closing Date Net Indebtedness shall remain the property of the Transferred Companies and not be payable to ED&F under this Section 7.5(l). For purposes of this Section 7.5(l), the term "refund" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash.

          (m)  In respect of the sale of the shares of ED&F Man Liquid Products Inc. (or a successor entity) in accordance with Section 3.1:

              (i)  each of the Purchased Company Parents of ED&F Man Liquid Products Inc. will apply as soon as possible to the Canada Revenue Agency for a tax clearance certificate pursuant to subsection 116(1) of the Income Tax Act (Canada);

             (ii)  [Intentionally Omitted]

            (iii)  to the extent Parent is satisfied, acting reasonably and in good faith, with the evidence provided pursuant to clause (ii) of Section 7.5(m) of the Original Agreement so that subsection 116(5.01) of the Income Tax Act (Canada) can apply to the sale of the shares in ED & F Man Liquid Products Inc. (or a successor entity), the relevant Buying Subsidiary shall refrain from withholding any amount from the Estimated Stock Sale Purchase Price payable for such shares; and

            (iv)  in the event Parent is not satisfied, acting reasonably and in good faith, with the evidence provided pursuant to clause (ii) of Section 7.5(m) of the Original Agreement, Parent will give notice to that effect to ED&F not less than 20 Business Days prior to Closing, whereupon the Parent, the relevant Buying Subsidiary and ED&F will negotiate in good faith and, to the extent a tax clearance certificate pursuant to subsection 116(1) of the Income Tax Act (Canada) has not been issued prior to the Closing, will enter into an escrow agreement to govern the escrow, investment, remittance and release of any withheld funds. In no event will any amount withheld in connection with section 116 of the Income Tax Act (Canada) exceed 25% of the Purchase Price allocable to the shares of ED & F Man Liquid Products Inc. (or a successor entity). In no event will any amount be remitted to the Canada Revenue Agency which is in excess of the minimum amount required by law or at a time prior to the due date imposed under applicable law, as modified by administrative practice (including by a comfort letter issued by the Canada Revenue Agency).

        Section 7.6.    Foreign Transfer Agreements.    As promptly as practicable after the Original Agreement Date, the ED&F Parties, on the one hand, and Parent and the Merger Subs, on the other hand, shall have cooperated and shall continue to cooperate in good faith and shall have used and shall continue to use their commercially reasonable efforts to cause the Foreign Transfer Agreements to be prepared and, prior to or on the Closing Date, executed by the applicable ED&F Party or Affiliate thereof and Parent or an Affiliate of Parent designated for such purpose by Parent (a "Buying Subsidiary"). The parties agree that (i) the Foreign Transfer Agreements are not intended to expand or limit the rights and obligations of the ED&F Parties or their Affiliates, on the one hand, and Parent, either Merger Sub and any Buying Subsidiary on the other hand, beyond those provided for in this Agreement, and (ii) except as may be required by Law, the Foreign Transfer Agreements shall not provide any rights or obligations of the ED&F Parties or their Affiliates, or Parent or the Buying Subsidiaries, in addition to those that are provided in this Agreement. The parties further agree that the Foreign Transfer Agreements shall allocate the Estimated Stock Sale Consideration and the Final Stock Sale Adjustment Amount in accordance with Section 3.3 and that, if there is an adjustment to the payment made on account of the Unadjusted Stock Sale Purchase Price under Section 3.2 which relates to a part of the capital stock of a Transferred Company that is the subject of a Foreign Transfer Agreement, then, if required to implement the adjustment and so far as permissible under the Law of the relevant jurisdiction, ED&F or the relevant Purchased Company Parent and Parent or the relevant Buying Subsidiary shall enter into a supplemental agreement reflecting such adjustment and the allocation of such adjustment. In the event of any conflict between the terms of the Foreign Transfer Agreements and this Agreement, the parties agree and acknowledge that the terms of this Agreement shall control and that, if necessary, the parties shall deliver such additional instruments as may be reasonably necessary to accomplish the foregoing, so far as permissible under the Law of the relevant jurisdiction. The ED&F Parties shall not bring any claim against Parent or any Buying Subsidiary, and Parent and the Buying Subsidiaries shall not bring any claim against any ED&F Party, in respect of or based upon the Foreign Transfer Agreements except to the extent necessary to implement any transfer of a Transferred Company in accordance with this Agreement.

        Section 7.7.    Consents and Waivers.    The ED&F Parties and Parent shall use (and the ED&F Parties shall cause each of the Transferred Companies to use) their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices required to consummate, or in connection with, the transactions contemplated by this Agreement (except for such matters covered by Section 7.3 and except for such consents, waivers and approvals as may be required from Affiliates of ED&F, which shall be obtained immediately prior to the Closing Date). Any such consents, waivers, approvals and notices shall be in form and substance reasonably satisfactory to ED&F and Parent, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party promptly after receipt thereof, and copies of such notices shall be delivered to the other party promptly after the making thereof. Any costs incurred as payments to any Person with respect to such consents, waivers, approvals and notices shall be borne by Parent; provided however, that any such costs shall be borne by Parent only after the Closing. In the event the Closing does not occur, any such costs shall be borne by the Person incurring such costs.

        Section 7.8.    Post-Closing Obligations of Parent and the Surviving LLCs to Certain Employees.

          (a)   Parent shall, or shall cause its Affiliates to, continue to provide the Transferred Employees, during the period commencing at the Effective Time and ending on the first anniversary of the Original Agreement Date (or such earlier date as the applicable Transferred Employee's employment terminates), with annual base pay, annual bonus opportunities and benefits that are no less favorable in the aggregate than those provided by the applicable Transferred Company immediately prior to the Effective Time; provided, however, that Parent and its Affiliates shall not be required to provide equity-based compensation to the Transferred Employees. Notwithstanding the foregoing, Parent and/or its Affiliates shall have the same right to amend, modify or terminate any such base pay, bonus, benefit or other compensatory arrangement after the Effective Time as the applicable Transferred Company had under the terms of the applicable plan or under applicable Law. Parent shall or shall cause its Affiliates to credit Transferred Employees for services performed with the Transferred Companies or their Affiliates on and prior to the Effective Time for purposes of vesting, eligibility and benefit accrual (or calculation of compensation and benefits to the extent service is taken into account under the applicable plan or agreement) (including for purposes of determining an individual's paid time off, severance as set forth in Section 7.8(b), short-term and long-term disability benefits, matching or other employer-provided credits or contributions under any tax qualified defined contribution retirement plan, and payments or benefits under any loyalty award program (or similar program) (but not for purposes of benefit accrual under a defined benefit pension plan) under any applicable Plan including any Plan sponsored by Parent that is a tax-qualified pension plan, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits to any Transferred Employee with respect to the same period of service for such Transferred Employee.

          (b)   Parent shall or shall cause its Affiliates to provide each Transferred Employee whose employment terminates (in a manner that would have entitled such Transferred Employee to severance payments and benefits under any Transferred Company's applicable severance plan as in effect on the Original Agreement Date as disclosed in Section 7.8(b) of the Disclosure Schedule (the "Severance Plans")) during the one year period from and after the Closing with severance payments and benefits, calculated based on service earned with the Transferred Companies or any Affiliate, at least equal to the severance payments and benefits such employee would have received under the applicable Transferred Company's severance plan applicable to such Transferred Employee, but only to the extent such plan is listed in Section 7.8(b) of the Disclosure Schedule and provided further that Parent and/or its Affiliates shall have the same right to amend, modify or terminate such Severance Plans after the Effective Time as the Transferred Company had under the terms of the applicable plan or under applicable Law.

          (c)   Parent shall, and shall cause its Affiliates to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and service requirements with respect to participation and coverage requirements applicable to the Transferred Employees under any Plan and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing for the calendar year in which the Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any analogous Plan.

          (d)   The ED&F Parties shall be solely responsible for (i) claims for the type of benefits described in Section 3(1) of ERISA whether or not covered by ERISA ("Welfare Benefits") that are incurred under any Plans by or with respect to any Transferred Employee or his or her beneficiaries or dependents on or before the Closing Date and (ii) claims relating to continuation coverage under COBRA attributable to "qualifying events" with respect to any Transferred Employee or his or her beneficiaries and dependents that occur on or before the Closing Date.

          (e)   Parent and its Affiliates shall be solely responsible for (i) claims for Welfare Benefits that are incurred by or with respect to any Transferred Employee or his or her beneficiaries or dependents after the Closing Date and (ii) claims relating to continuation coverage under COBRA attributable to "qualifying events" with respect to any Transferred Employee or his or her beneficiaries and dependents that occur following the Closing Date.

          (f)    For purposes of this Section 7.8, a medical, dental or vision claim shall be considered incurred when the services are rendered, the supplies are provided or medications are prescribed, and not when the condition arose. A disability claim shall be considered incurred when the disability claim is properly filed.

          (g)   Nothing in this Agreement shall restrict the ability of Parent or its Affiliates to terminate the employment of any Transferred Employee for any reason at any time after the Effective Time. Nothing in this Section 7.8 or any other provision of this Agreement shall (i) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement (including any ED&F Plan transferred to Parent or any of its Affiliates) or (ii) limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Transferred Companies) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by Parent or any of its Affiliates (including any ED&F Plan transferred to Parent or any of its Affiliates).

          (h)   Prior to the Effective Time, (i) the Transferred Companies shall cause the sponsorship of each of the Plans sponsored or maintained by the Transferred Companies, that are qualified defined benefit pension plans covering Transferred Employees in the U.S. (all of which are set forth in Section 7.8(h) of the Disclosure Schedule and are referred to hereinafter, collectively, as the "Transferred Plans") to be assumed by ED&F or any of its Affiliates (provided such Affiliate is not a Transferred Company) and (ii) the Transferred Companies shall transfer all assets (or, as applicable, the Transferred Companies' rights in the trusts holding such assets), liabilities, rights and obligations relating to the Transferred Plans to ED&F or any of its Affiliates (provided such Affiliate is not a Transferred Company). Prior to the Effective Time, the Transferred Companies shall also cause the transfer of all records, consents and election forms with respect to the Transferred Plans to ED&F or any of its Affiliates (provided such Affiliate is not a Transferred Company). Prior to the Effective Time, neither ED&F nor any of its Affiliates will take any action to terminate any of the Transferred Plans pursuant to Section 4041 of ERISA. From and after the Effective Time, neither Parent nor any of its Affiliates (including the Transferred Companies) shall have any liability under or attributable to the Transferred Plans or any other qualified defined benefit pension plan of ED&F. ED&F shall take all actions necessary so that each of the Transferred Companies ceases to be a participating employer in the ED&F Man Holdings, Inc. Retirement Income Plan prior to the Effective Time.

          (i)    With respect to Transferred Employees who are covered by a collective bargaining agreement listed in Section 5.19(a) of the Disclosure Schedules or any replacement, renewal or extension of any such agreement, Parent agrees to honor or cause to be honored all such agreements and provide such Transferred Employees with compensation and benefits as set forth in such agreements, including benefits under any Multiemployer Plan.

          (j)    ED&F shall take, or cause to be taken, all such action as may be necessary so that effective at or prior to the Effective Time, (i) either (A) Westway Terminal or Westway Feed shall become the plan sponsor of the tax qualified defined contribution retirement plan in which Transferred Employees in the United States currently participate (the "401(k) Plan") and, in accordance with section 414(l) of the Code, the assets in the trust of the 401(k) Plan that relate to individuals who are not Transferred Employees shall be transferred from the 401(k) Plan to a new tax qualified defined contribution retirement plan to be established by ED&F or an Affiliate thereof that is not a Transferred Company, or (B) Westway Terminal or Westway Feed shall establish a new tax qualified defined contribution retirement plan substantially similar to the 401(k) Plan and the assets in the trust of the 401(k) Plan that relate to individuals who are Transferred Employees shall be transferred from the 401(k) Plan to such new plan in accordance with section 414(l) of the Code, (ii) the benefit plans that provide life insurance, health care, dental care, accidental death and dismemberment insurance, disability, severance benefits and other group welfare benefits in which the Transferred Employees in the United States currently participate are assumed by one of the Transferred Companies (or substantially similar plans shall be established by a Transferred Company) and (iii) any related third-party administration agreements shall be assigned to or established by a Transferred Company.

          (k)   ED&F shall take, or cause to be taken, all such action as may be necessary in accordance with all applicable Law so that effective prior to the Effective Time, (i) either (A) a Transferred Company becomes the plan sponsor of the defined contribution retirement plan in which Transferred Employees in Canada currently participate (the "Canadian Plan") and, in accordance with applicable law, the assets in the trust of the Canadian Plan that relate to individuals who are not Transferred Employees are transferred from the Canadian Plan to a new defined contribution retirement plan to be established by ED&F or an Affiliate thereof that is not a Transferred Company, or (B) a Transferred Company establishes a new defined contribution retirement plan substantially similar to the Canadian Plan and the assets in the trust of the Canadian Plan that relate to individuals who are Transferred Employees are transferred from the Canadian Plan to such new plan in accordance with applicable law, (ii) the benefit plans that provide life insurance, medical coverage, accidental death and dismemberment insurance, disability and other group welfare benefits in which the Transferred Employees in Canada currently participate are assumed by one of the Transferred Companies (or substantially similar plans are established by a Transferred Company) and (iii) any related third-party administration agreements are assigned to or established by a Transferred Company.

          (l)    With respect to Transferred Employees of Agman Holdings Limited (the "UK Employees"), notwithstanding anything to the contrary in this Section 7.8, ED&F and Parent shall take all actions necessary in accordance with all applicable Law so that (i) such employees remain employed by Agman Holdings Limited immediately following the Effective Time, but are seconded to Westway Terminals UK in accordance with the terms of the Shared Services Agreement, (ii) subject to the provision of the Shared Services Agreement, the UK Employees continue to participate in all benefit plans such employees participated in immediately prior to the Effective Time to the extent such plans continue to be maintained by Agman Holdings Limited, provided that following the Effective Time, UK Employees will no longer participate in the Axa PPP UK Medical Insurance Scheme maintained by Agman Holdings Limited but will instead participate in a substantially similar plan established by Parent or one of its Affiliates to be effective as of the Effective Time and (iii) any automobile lease used by UK Employees immediately prior to the Effective is transferred to Parent or one of its Affiliates as of the Effective Time for use by such employees following the Effective Time.

          (m)  With respect to Transferred Employees of ED&F Man Nederland B.V. (the "Netherlands Employees"), notwithstanding anything to the contrary in this Section 7.8, ED&F and Parent shall take all actions necessary in accordance with all applicable Law so that (i) such employees remain employed by ED&F Man Nederland B.V. immediately following the Effective Time, but are seconded to Westway Terminals Nederland BV in accordance with the terms of the Shared Services Agreement and (ii) subject to the provisions of the Shared Services Agreements, the Netherlands Employees continue to participate in all benefit plans such employees participated in immediately prior to the Effective Time to the extent ED&F Man Nederland B.V. continues to maintain such plans.

          (n)   With respect to employees of Westway Terminals Danmark ApS (other than any employee listed in Section 7.8(n) of the Disclosure Schedule) (the "Denmark Employees"), notwithstanding anything to the contrary in this Section 7.8, ED&F shall take all actions necessary in accordance with all applicable Law so that (i) the employment of such employees is transferred to Denmark Newco effective at the Effective Time and (ii) the sponsorship (as well as all assets and liabilities) of the pension plans and life insurance plan that Denmark Employees participated in immediately prior to the Effective Time is transferred to Denmark Newco effective as of the Effective Time. Notwithstanding anything to the contrary in this Section 7.8, Parent shall take all actions necessary in accordance with all applicable Law so that the benefits available to the Denmark Employees immediately prior to the Effective Time are provided by or registered to Denmark Newco following the Effective Time.

          (o)   With respect to Westway Terminals Hibernian Limited, notwithstanding anything to the contrary in this Section 7.8, ED&F and Parent shall take all actions necessary in accordance with all applicable Law so that (i) the sponsorship (as well as all assets and liabilities) of all benefit plans maintained by Westway Terminals Hibernian Limited immediately prior to the Effective Time are transferred to, or otherwise assumed by, ED&F or one of its Affiliates (other than a Transferred Company) prior to the Effective Time, and (ii) Westway Terminals Hibernian Limited adopts benefit plans substantially similar to the benefits plans maintained by Westway Terminals Hibernian Limited immediately prior to the Effective Time, with such new plans to be effective immediately following the Effective Time.

          (p)   ED&F shall take all actions necessary in accordance with all applicable Law to provide that the employees listed in Section 7.8(p) of the Disclosure Schedule cease to be employees of any of the Transferred Companies prior to the Effective Time.

          (q)   With respect to any Transferred Employees that have a right to information and consultation under applicable law due to the transactions contemplated by this Agreement, ED&F and Parent shall use commercially reasonable efforts to cooperate to provide such information and consultation within the applicable time periods.

        Section 7.9.    Insurance.    During the period from and after the Original Agreement Date until the Effective Time, ED&F shall have caused and shall continue to cause the Transferred Companies to maintain in full force and effect the policies of insurance listed in Section 5.21 of the Disclosure Schedule, subject only to variations required by the ordinary operation of their businesses, or else will obtain, prior to the lapse of any such policy, the same or, if not available upon commercially reasonable economic terms and conditions, substantially similar coverage with insurers of recognized standing and approved in advance writing by Parent, which approval Parent will not unreasonably withhold or delay. ED&F shall promptly advise Parent in advance in writing of any change of insurer or material change of type of coverage in respect of the policies listed in Section 5.21 of the Disclosure Schedule.

        Section 7.10.    Proxy Statement; Parent Stockholders' Meeting.

          (a)   As promptly as practicable after the Original Agreement Date, Parent shall have prepared and filed a proxy statement of Parent with the SEC (as such proxy statement is amended or supplemented, the "Proxy Statement") for the purpose of soliciting proxies from Parent's stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the "Parent Stockholders' Meeting"). As promptly as practicable after the Original Agreement Date, Parent shall have prepared and filed and shall continue to prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the transactions contemplated hereby (collectively, the "Other Filings"). Parent shall notify ED&F promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Parent shall provide ED&F and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall have permitted and shall continue to permit ED&F and its counsel to participate in the preparation of the Proxy Statement and any exhibits, amendment or supplement thereto and shall have consulted and shall continue to consult with ED&F and its advisors concerning any comments from the SEC with respect thereto and shall not have filed and shall not file the Proxy Statement or any exhibits, amendment or supplement thereto or any response letters to any comments from the SEC without the prior written consent of ED&F, with such consent not to have been and not to be unreasonably withheld or delayed; provided, however, that Parent shall have been permitted and shall be permitted to make such filing or response in the absence of such consent if the basis of ED&F's failure to consent is ED&F's unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, was or is required by the SEC and United States securities Laws to be included therein. Parent agrees that the Proxy Statement and the Other Filings will have complied and will comply in all material respects with all applicable Laws and the rules and regulations promulgated thereunder. Whenever any event occurred or occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or ED&F, as the case may be, shall have informed and shall continue to inform promptly the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement. The Proxy Statement will be sent to the stockholders of Parent for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders' Meeting in favor of: (i) the adoption of this Agreement and the approval of the transactions contemplated hereby ("Parent Stockholder Approval"); (ii) the change of the name of Parent to "Westway Group, Inc."; (iii) the amendment and restatement of Parent's certificate of incorporation in the form attached hereto as Exhibit B; (iv) the issuance and sale of shares of Parent Common Stock to the extent that such issuance requires stockholder approval under the rules of any stock exchange on which Parent's common stock is or will be listed; (v) the election of the Proposed Initial Directors to serve as the Board of Directors of Parent, effective immediately following the Closing; and (vi) the adjournment of the meeting (the matters described in clauses (i) through (vi), the "Voting Matters").

          (b)   As soon as practicable following its approval by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholders' Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Transaction and the other Voting Matters.

          (c)   Parent shall comply, and ED&F shall provide Parent, as promptly as reasonably practicable, with such information concerning the Transferred Companies reasonably requested by Parent that is necessary for the information concerning the Transferred Companies in the Proxy Statement and the Other Filings to comply, with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders' Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Transferred Companies or any other information furnished in writing by ED&F for inclusion in the Proxy Statement).

          (d)   Subject to the fiduciary duties of its board of directors, Parent shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Transaction and the other Voting Matters, and shall otherwise use best efforts to obtain the Parent Stockholder Approval.

        Section 7.11.    Form 8-K Filings.    Parent and ED&F shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent and ED&F shall cooperate in good faith with respect to the preparation of, and at least five days prior to the Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by ED&F and its accountant, ("Transaction Form 8-K"). Prior to Closing, Parent and ED&F shall prepare the press release announcing the consummation of the transactions contemplated hereby ("Press Release"). Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

        Section 7.12.    Certain Transfers.

          (a)   Prior to or at the Closing, ED&F shall cause to be transferred or assigned to a Transferred Company (i) all Intellectual Property owned by ED&F or an Affiliate of ED&F (other than a Transferred Company) that is used solely in the Business, (ii) all rights in and to the name "Westway" owned by ED&F or an Affiliate of ED&F (other than a Transferred Company), (iii) each Contract to which ED&F or an Affiliate of ED&F (other than a Transferred Company) is a party that relates solely to the use of Intellectual Property in connection with the Business; provided, however, that upon Closing, ED&F and its Affiliates shall have an "as is," non-exclusive, fully-paid up, worldwide, sublicenseable license to use the Westway name and any common law trademark rights associated therewith in the same manner as used prior to Closing for twelve (12) months immediately following the Closing Date and (iv) the Contracts or other assets and related liabilities listed in Section 7.12(a) of the Disclosure Schedule.

          (b)   Prior to or at the Closing, ED&F shall cause to be transferred or assigned to ED&F or an Affiliate of ED&F that is not a Transferred Company (i) all Intellectual Property that is owned by a Transferred Company and used by ED&F and its Affiliates (other than the Transferred Companies) for purposes unrelated to the Business, (ii) each Contract to which a Transferred Company is a party that relates to Intellectual Property used by ED&F and its Affiliates (other than the Transferred Companies) for purposes unrelated to the Business and (iii) the Contracts or other assets and related liabilities listed in Section 7.12(b) of the Disclosure Schedule.

        Section 7.13.    No Claim Against Trust Account.    Notwithstanding anything else in this Agreement, the ED&F Parties acknowledge that they have read Parent's final prospectus dated May 24, 2007 (the "Prospectus") and understand that Parent has established the trust account at First Republic Bank maintained by Continental Stock Transfer & Trust (the "Trust Account"), initially set in the amount of $119,400,000, for the benefit of the stockholders of Parent who purchased shares in Parent's initial public offering and any of their transferees and that Parent may disburse monies from the Trust Account only (i) to such stockholders in the event of the redemption of their shares or the liquidation of Parent or (ii) to Parent after it consummates an initial Business Combination (as defined in the Prospectus). Each of the ED&F Parties hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account ("Trust Account Claim") and hereby waives any Trust Account Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

        Section 7.14.    Collection of Receivables.    ED&F shall, and shall cause the Transferred Companies to, by letter prepared by Parent or the Surviving LLCs (the "Letter") and reasonably acceptable to ED&F, authorize, instruct and direct that the account parties of all accounts, notes and receivables (including insurance proceeds) included in the assets of the Transferred Companies (such parties, the "Seller Account Parties") shall make and deliver all payments relating thereto on or after the Closing to such location, bank and account as Parent or the applicable Surviving LLC shall specify. If any of the Seller Account Parties remits payments on or after the Closing to an ED&F Party, ED&F shall, and shall cause the other ED&F Parties to, deliver all such payments to Parent or the Surviving LLC or pay to Parent or the applicable Surviving LLC an amount equal to such payments and Parent or the applicable Surviving LLC shall reimburse ED&F for its reasonable expenses directly related thereto. If any Person remits payments on or after the Closing to Parent or any Transferred Company which are not due and payable to a Transferred Company, but are instead due and payable to ED&F or a Subsidiary of ED&F that is not a Transferred Company, Parent shall, and shall cause the Transferred Companies to, deliver all such payments to ED&F or pay to ED&F an amount equal to such payments and ED&F shall reimburse Parent or such Transferred Company for its reasonable expenses directly related thereto.

        Section 7.15.    Dividend.    Except as set forth in this Section 7.15, prior to the Closing, Parent shall not declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock. Notwithstanding anything in the previous sentence to the contrary, Parent shall use its best efforts, to the extent permitted under the DGCL and Parent's certificate of incorporation, to cause its board of directors to declare, immediately following the Closing, a special dividend of $1.00 per share payable to each holder of record of Parent Common Stock as of the record date specified in such declaration, which record date shall be no fewer than three nor more than five calendar days after the Closing Date. Such special dividend shall be payable as soon as practicable following such record date. Parent has obtained from Parent Founder a waiver of such special dividend and ED&F agrees to waive its rights and shall cause each other Stock Acquiror to waive its rights to receive such special dividend when declared by the board of directors of Parent.

        Section 7.16.    Revolving Credit Facility.

          (a)   Parent and ED&F shall enter into a revolving credit facility (the "Revolving Credit Facility") at or prior to the Closing having terms and conditions substantially similar to those set forth on Annex D and under which ED&F or one or more of its affiliates (collectively, the "Lender") agree to make revolving credit loans to Parent and/or one or more Subsidiaries of Parent from and after the Closing in an aggregate principal amount at any time outstanding of up to $100,000,000.

          (b)   Parent shall refinance or otherwise repay all amounts of principal and interest outstanding under the Revolving Credit Facility as soon as practicable after the Closing without regard to whether the indicative interest rates, fees and collateral requirements of any available replacement financing are as favorable to Parent as those set forth in the Revolving Credit Facility. As set forth in Annex D and to be set forth in the terms of the Revolving Credit Facility, if Parent fails to refinance or repay all such amounts prior to January 15, 2010 (the "Fee Date"), it shall pay to the Lender by Wire Transfer no later than three Business Days after the Fee Date an amount equal to $1,500,000 or such other amount as may be specified in the Revolving Credit Facility.

        Section 7.17.    Directors and Officers of Parent and the Surviving LLCs.

          (a)   Subject to applicable Law, the parties shall take all necessary action to cause (i) each individual listed in Section 2.5 of the Disclosure Schedule under the caption "Feed Surviving LLC" to be elected to hold the Feed Surviving LLC office listed opposite such individual's name on such Section, (ii) each individual listed in Section 2.5 of the Disclosure Schedule under the caption "Terminal Surviving LLC" to be elected to hold the Terminal Surviving LLC office listed opposite such individual's name on such Section, (iii) each individual listed on Section 2.6 of the Disclosure Schedule under the caption "Feed Surviving LLC" to be elected to serve as a director of Feed Surviving LLC, and (iv) each individual listed on Section 2.6 of the Disclosure Schedule under the caption "Terminal Surviving LLC" to be elected to serve as a director of Terminal Surviving LLC, in each of the cases of the preceding clauses (i) through (iv), at the time of the Closing.

          (b)   Subject to applicable Law, Parent shall take all necessary action to nominate for election to serve as the directors of Parent effective immediately following the Closing the following individuals (collectively, the "Proposed Initial Directors"):

              (i)  Messrs. Philip A. Howell, James B. Jenkins and Gregory F. Holt, who for purposes of the Post-Closing Certificate of Incorporation, the Post-Closing By-laws and the Stockholder's Agreement will be deemed to have been designated as the three directors elected by the holders of Class B Common Stock; and

             (ii)  Messrs. Francis P. Jenkins, Jr., G. Kenneth Moshenek, Peter Harding and John E. Toffolon, Jr., who for purposes of the Post-Closing Certificate of Incorporation, the Post-Closing By-Laws and the Stockholder's Agreement will be deemed to have been designated as the four directors elected by the holders of Class A Common Stock. Parent and the Merger Subs represent and warrant to the ED&F Parties that Mr. Toffolon, Jr. has previously served as a director of a company the shares of which are listed on a national securities exchange or market, is reasonably qualified to serve as a director of Parent, and would, upon election, be an "independent director" of Parent as the term "independent director" is defined in Rule 4200(a)(15) of The Nasdaq Stock Market, LLC.

          (c)   Subject to applicable Law, Parent shall take all necessary action to nominate for election to serve as the Chief Executive Officer of Parent the individual listed in Section 7.17(c) of the Disclosure Schedule under the caption "Chief Executive Officer of Parent."

        Section 7.18.    OTC Bulletin Board Listing.    Parent shall use its commercially reasonable efforts to continue listing of the Parent Common Stock on the OTCBB, provided that Parent and ED&F shall use their commercially reasonable efforts to obtain the listing for trading of the Parent Common Stock on the Nasdaq Stock Market, LLC or the NYSE Alternext US LLC from and after the Closing. Subject to the foregoing proviso, if continued listing is not secured by the Closing, the parties shall continue to use their commercially reasonable efforts after the Closing to obtain such listing.

        Section 7.19.    Trust Account Disbursement.    The Trust Account shall be disbursed to Parent immediately upon the Closing in an amount not less than $137,900,000, less any payments and reserves contemplated hereby, including as follows:

          (a)   Adequate reserves shall be made by Parent for payments to stockholders of Parent electing to convert their shares of Parent common stock into cash as provided in Parent's Amended and Restated Certificate of Incorporation.

          (b)   To the extent permitted under the DGCL and Parent's certificate of incorporation, adequate reserves shall be made by Parent for payment of the special dividend referred to in Section 7.15.

          (c)   All other liabilities of Parent and the Merger Subs due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all Parent Tax liabilities and the payment at Closing of professional and other fees and expenses related to the transactions contemplated hereby, and adequate reserves shall be made against amounts distributed from the Trust Account therefor.

        Section 7.20.    SEC Reports.    Subject to ED&F's compliance with its obligations under Section 7.10, Parent shall have filed and shall continue to file all Parent SEC Documents required to be filed by it from the Original Agreement Date to the Closing Date and shall have used and shall use its best efforts to do so in a timely manner. Parent shall have caused and shall continue to cause such Parent SEC Documents (i) to be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and (ii) not, at the time they are filed (and if amended or superseded by a filing prior to the Original Agreement Date then on the date of such filing and as so amended or superseded), to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 7.21.    Ownership and Acquisition of Parent Common Stock.    Except as set forth in Section 7.21 of the Disclosure Schedule and except for shares of Parent Common Stock acquired by the Employee Trust, no ED&F Party nor any of its Affiliates owns beneficially or of record, and during the period from the Original Agreement Date until the Closing, the ED&F Parties shall not have purchased or otherwise acquired and shall not purchase or otherwise acquire, and shall have caused and shall continue to cause their Affiliates not to, purchase or otherwise acquire beneficial or record ownership of, any shares of Parent Common Stock, or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

ARTICLE VIII

CONDITIONS TO CLOSING

        Section 8.1.    Mutual Conditions.    The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a)   No Injunction.    At the Effective Time, there shall not have been issued and be in effect any Law that makes the consummation of the purchase and sale of the Business illegal.

          (b)   Waiting Periods.    The waiting period (and any extension thereof) under the HSR Act and any waiting period or comparable period under similar foreign antitrust or competition laws applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

          (c)   Parent Stockholder Approval.    The Parent Stockholder Approval shall have been obtained.

          (d)   Parent Common Stock.    Holders of less than 40% of the shares of Parent Common Stock issued in Parent's initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with Parent's amended and restated certificate of incorporation as currently in effect.

          (e)   Revolving Credit Facility.    The Revolving Credit Facility shall be in full force and effect, with all conditions to funding satisfied.

        Section 8.2.    Conditions to the Obligations of Parent and the Merger Subs.    The obligations of Parent and the Merger Subs to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and the Merger Subs to the extent permitted by applicable Law:

          (a)   Representations and Warranties.    The representations and warranties of the ED&F Parties contained in this Agreement, disregarding all qualification as to Business Material Adverse Effect or materiality, shall be true and correct as of the Original Agreement Date and as of immediately prior to the Closing (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made, except to the extent that the failure to be true and correct would not have, or reasonably be expected to have, a Business Material Adverse Effect; and Parent and the Merger Subs shall have received a certificate to such effect from each of the ED&F Parties, signed by an authorized representative of each such ED&F Party.

          (b)   Agreements and Covenants.    Each of the ED&F Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date and Parent and the Merger Subs shall have received a certificate to such effect from the ED&F Parties signed by an authorized representative of the ED&F Parties.

          (c)   Officer's Certificate.    The ED&F Parties shall have delivered to Parent and the Merger Subs:

              (i)  the certificate of formation and the certificates of incorporation or other formation documents of each of the Transferred Companies certified by the Secretary of State or other Governmental Authority of each of their jurisdictions of organization; and

             (ii)  (A) copies of the resolutions of the board of directors or other governing body of each ED&F Party authorizing and approving this Agreement, the relevant Ancillary Agreements and all of the transactions and agreements contemplated hereby and thereby; (B) the limited liability company agreement, bylaws or other governing instruments of each of the ED&F Parties, as currently in effect; and (C) the names of the officer or officers of each of the ED&F Parties authorized to execute this Agreement and the Ancillary Agreement and any and all other documents, agreements and instruments contemplated herein, all certified by any authorized representative of an ED&F Party to be true, correct, complete and in full force and effect as of the Closing Date.

          (d)   Certain Consents.    Of the consents, authorizations or approvals required to be obtained under the Contracts listed on Section 8.2(d) of the Disclosure Schedule under the caption "Port Leases" (the "Port Leases") from any party thereto (other than a Transferred Company) in connection with the execution and delivery of this Agreement and the consummation of the Closing hereunder ("Port Lease Third Party Consents"), the ED&F Parties shall have obtained or caused to be obtained Port Lease Third Party Consents under those of such Port Leases that collectively accounted for at least 80% of the aggregate revenues attributable to all of such Port Leases for the 11 month period ended September 30, 2008, in each case in substance and form reasonably satisfactory to Parent, and no such consents, authorizations or approvals shall have been revoked. Of the consents, authorizations or approvals required to be obtained under the Contracts listed on Section 8.2(d) of the Disclosure Schedule under the caption "Commercial Contracts" from any party thereto (other than a Transferred Company) in connection with the execution and delivery of this Agreement and the consummation of the Closing hereunder ("Commercial Contract Third Party Consents"), the ED&F Parties shall have obtained or caused to be obtained all Commercial Contract Third Party Consents under at least half of such Contracts, in each case in substance and form reasonably satisfactory to Parent, and no such consents, authorizations or approvals shall have been revoked.

          (e)   Additional Agreements.    The Ancillary Agreements shall have been executed by the parties thereto.

        Section 8.3.    Conditions to the Obligations of the ED&F Parties.    The obligations of the ED&F Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by ED&F to the extent permitted by applicable Law:

          (a)   Representations and Warranties.    The representations and warranties of Parent and the Merger Subs contained in this Agreement, disregarding all qualification as to Parent Material Adverse Effect or materiality, shall be true and correct as of the Original Agreement Date and as of immediately prior to the Closing (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made except to the extent that the failure to be true and correct would not have, or reasonably be expected to have, a Parent Material Adverse Effect; and the ED&F Parties shall have received a certificate to such effect from Parent and the Merger Subs, signed by an authorized representative of Parent and the Merger Subs.

          (b)   Agreements and Covenants.    Parent and the Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date and the ED&F Parties shall have received a certificate to such effect from Parent and Merger Sub signed by an authorized representative of Parent and Merger Sub.

          (c)   Directors of Parent; Certificate of Incorporation and By-Laws.    The Proposed Initial Directors shall have been duly elected as the directors of Parent, effective as of the Closing, in accordance with applicable Law and Parent's Organizational Documents and the Post-Closing Certificate of Incorporation shall have been duly filed with the Secretary of State of the State of Delaware, shall have become effective under the laws of the State of Delaware and shall not have been amended, modified or repealed, and the By-Laws of Parent shall have been amended and restated in the form of Exhibit M (the "Post-Closing By-Laws"), in accordance with applicable Law and Parent's Organizational Documents.

          (d)   Officer's Certificate.    Parent and the Merger Subs shall have delivered to the ED&F Parties:

            (i)  the certificate of incorporation of Parent and the certificate of formation of each Merger Sub certified by the Secretary of State of the State of Delaware; and

           (ii)  (A) copies of Parent and the Merger Subs' resolutions of their boards of directors or other governing body authorizing and approving this Agreement, the Ancillary Agreements and all of the transactions and agreements contemplated hereby and thereby; (B) the bylaws, limited liability company agreement or similar governing instruments of Parent and the Merger Subs; and (C) the names of the officer or officers of Parent and the Merger Subs authorized to execute this Agreement, the Ancillary Agreements and any and all documents, agreements and instruments contemplated herein, all certified by the Secretary of Parent and each Merger Sub to be true, correct, complete and in full force and effect as of the Closing Date.

          (e)   Additional Agreements.    The Ancillary Agreements shall have been executed by the parties thereto.

          (f)    Trust Account.    Parent shall have made appropriate arrangements reasonably satisfactory to ED&F to have the Trust Account, which shall contain no less than $137,900,000 as described in Section 6.21, disbursed to Parent upon the Closing in accordance with Section 7.13 and Section 7.19.

          (g)   SEC Compliance.    Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

 ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        Section 9.1.    Termination.    This Agreement may be terminated at any time prior to the Closing Date:

          (a)   by mutual written consent of Parent and ED&F;

          (b)   by either Parent or ED&F, if the Closing has not occurred on or before May 30, 2009 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

          (c)   by either Parent or ED&F, if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby;

          (d)   by either Parent or ED&F, if, at the Parent Stockholders' Meeting (including any adjournments thereof), this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent's certificate of incorporation, or the holders of 40% or more of the number of shares of Parent Common Stock issued in Parent's initial public offering and outstanding as of the date of the record date of the Parent Stockholders' Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent's amended and restated certificate of incorporation in effect as of the Original Agreement Date;

          (e)   by Parent, if it and the Merger Subs are not in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of the ED&F Parties herein become untrue or inaccurate such that Section 8.2(a) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(e)); or (ii) there has been a breach on the part of any ED&F Party of any of their covenants or agreements contained in this Agreement such that Section 8.2(b) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(e)), and, in both cases (i) and (ii), such breach has not been cured within 30 days after written notice to ED&F, if curable; or

          (f)    by ED&F, if neither it nor any of the other ED&F Parties is material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of Parent and the Merger Subs herein become untrue or inaccurate such that Section 8.3(a) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(f)); or (ii) there has been a breach on the part of Parent and the Merger Subs of any of their covenants or agreements contained in this Agreement such that Section 8.3(b) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(f)), and, in both cases (i) and (ii), such breach has not been cured within 30 days after written notice to Parent, if curable.

        Section 9.2.    Manner of Exercise.    In the event of termination by Parent or ED&F, or both, authorized by Section 9.1, written notice thereof shall forthwith be given to the other party by the terminating party and this Agreement shall terminate.

        Section 9.3.    Effect of Termination.    If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate and become void and of no force and effect, except that (a) the obligations in this ARTICLE IX, Section 7.1(b), Section 7.13, Section 10.3 and ARTICLE XI will survive termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement; provided, however, that liabilities hereunder (i) shall not include any consequential, special, indirect or punitive damages (except to the extent any such consequential, special, incidental, indirect or punitive damages are paid to a third party in a third party claim), but (ii) may, notwithstanding clause (i), include losses, claims, damages, liabilities, penalties and reasonable costs and expenses attributable to diminution of value (including lost profits to the extent that a court applying New York law would take lost profits into account in determining the amount of any diminution of value).

        Section 9.4.    Waiver.    At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

        Section 10.1.    Survival; Knowledge of Breach.

          (a)   The representations and warranties of the ED&F Parties contained in Article V and the representations and warranties of Parent and Merger Sub contained in Article VI shall survive the Closing until the date that is the first anniversary of the Closing Date, and except for:

              (i)  the representations and warranties set forth in Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2 (Authorization) and Section 5.4 (Transferred Companies) (collectively, the "ED&F Fundamental Representations") and in Section 6.1 (Organization), Section 6.2 (Authorization), and Section 6.7 (Capitalization), which shall survive indefinitely;

             (ii)  the representations and warranties set forth in Section 5.17 (Taxes) and Section 5.28 (Proxy Statement), which shall survive until the date that is 30 days after the expiration of the applicable statute of limitations; and

            (iii)  the representations and warranties set forth in Section 5.15 (Employee Benefit Matters), which shall survive until the date that is the second anniversary of the Closing Date;

  provided, however, that (x) any obligations under Section 10.2(a) and Section 10.2(b) shall not terminate with respect to any Losses as to which the Indemnified Party shall have given notice in accordance with Section 10.3 to the Indemnifying Party before the termination of the survival period set forth above, (y) the covenants and agreements contained in this Agreement to be fully performed or complied with at or prior to the Closing shall expire upon the Closing and (z) each covenant and agreement contained in this Agreement to be performed or complied with after the Closing shall expire on the date that is six months after the date that such covenant or agreement is required to be fully performed or complied with.

          (b)   The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any Ancillary Agreements shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation, or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

        Section 10.2.    Indemnification.

          (a)   Subject to the other limitations set forth in this ARTICLE X, ED&F and Holdings agree to indemnify and hold harmless Parent, the Surviving LLCs, their Affiliates, successors and assigns and each of their officers, directors, employees and agents (collectively, the "Parent Indemnified Parties") without duplication against and in respect of any and all Losses of the Parent Indemnified Parties (including, after the Closing, the Transferred Companies), to the extent resulting or arising from:

              (i)  any breach of the representations and warranties of the ED&F Parties set forth in ARTICLE V;

             (ii)  any nonfulfillment of, or failure to comply with, any covenant of the ED&F Parties set forth in this Agreement;

            (iii)  any ED&F Indemnifiable Taxes;

            (iv)  the matters set forth in Section 10.2(a)(iv) of the Disclosure Schedule (the "Additional Indemnification Matters"); or

             (v)  the ownership or operation by any Transferred Company prior to the Closing of any asset or business that, immediately after the Closing, will not be owned or operated by, or otherwise constitute a part of the Business of, any Transferred Company (the "Designated Pre-Closing Activities").

          (b)   Subject to the other limitations set forth in this ARTICLE X, Parent and the Surviving LLCs agree to indemnify and hold harmless the ED&F Parties, their Affiliates, successors and assigns and each of their officers, directors, employees and agents (collectively, the "Seller Indemnified Parties") without duplication against and in respect of any and all Losses of Seller Indemnified Parties to the extent resulting or arising from:

              (i)  any breaches of the representations and warranties of Parent and the Merger Subs set forth in ARTICLE VI;

             (ii)  any nonfulfillment of, or failure to comply with, any covenant of Parent or the Merger Subs set forth in this Agreement;

            (iii)  any Parent Indemnifiable Taxes; or

            (iv)  the termination of employment of any Transferred Employee by Parent or any of its Affiliates after the Effective Time or any modification, amendment or termination of any benefit plan, program, agreement or arrangement by Parent of any of its Affiliates following the Effective Time.

          (c)   Except as otherwise required by Law, any payment pursuant to this ARTICLE X shall be treated as an adjustment to the Stock Sale Consideration up to the Stock Sale Consideration and as an indemnity for the excess. Any payment to be made to any Indemnified Party under this Agreement shall be made to an account or accounts designated by such Indemnified Party not less than two Business Days prior to such payment for one or more Indemnified Parties.

        Section 10.3.    Method of Asserting Claims, etc.

          (a)   Subject to Section 7.5, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 10.3. An Indemnified Party entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person (whether or not a party to this Agreement) (an "Indemnity Claim"), must notify the Indemnifying Party in writing, and in reasonable detail, of the Indemnity Claim as promptly as practicable after such Indemnified Party learns of the Indemnity Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder unless the Indemnifying Party shall have been actually prejudiced as a result of such failure. Such written notice (the "Claim Notice") shall (i) describe such Indemnity Claim in as much detail as is reasonably practicable, including a reference to sections of this Agreement which form the basis for such claim, and (ii) to the extent possible, set forth the amount or the estimated amount thereof (which estimate shall not be conclusive of the final amount of such claim and demand) along with copies of all written evidence thereof.

          (b)   If an Indemnity Claim is made against an Indemnified Party by a third party (a "Third Party Claim") (except with respect to a Tax Proceeding, which shall be exclusively governed by Section 7.5), such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party's receipt of such Third Party Claim, deliver a Claim Notice to the Indemnifying Party with respect thereto; provided, however, that failure to provide such notice within the time period required shall not affect the Indemnified Party's right to indemnification hereunder except to the extent the Indemnifying Party was materially prejudiced thereby. The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such Third Party Claim. Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim described in a Claim Notice that (i) seeks an injunction or other equitable relief as a primary remedy, (ii) is a criminal claim, or (iii) primarily relates to a claim or demand of, or a dispute with, a material customer of the Business. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to assume the defense of a Third Party Claim, except as herein provided, the Indemnifying Party shall have the right to do so by appropriate proceedings. If the Indemnifying Party has the right to and elects to assume the defense of a Third Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence; shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim; and shall diligently pursue the resolution of such Third Party Claim. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense, it being understood that the Indemnifying Party shall control such defense; provided, however, that the Indemnifying Party shall pay all reasonable fees, costs and expenses of one outside counsel in connection with such participation (i) if it requests the Indemnified Party to participate or (ii) if in the reasonable written opinion of outside counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make joint representation of the Indemnifying Party and the Indemnified Party impermissible under applicable standards of professional conduct. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Subject to attorney-client privilege, such cooperation shall include the retention and (upon the Indemnifying Party's reasonable request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that any out-of-pocket cost incurred by the Indemnified Party in connection with such copying or employee availability shall be at the Indemnifying Party's expense. If the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise a Third Party Claim with the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that the Indemnifying Party may settle or compromise such a Third Party Claim without the written consent of the Indemnified Party if such settlement or compromise (x) provides solely for the payment of money by the Indemnifying Party and includes a complete and unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim and (y) does not subject the Indemnified Party to any injunctive relief or other equitable remedy. If the Indemnifying Party does not defend the Indemnified Party against a Third Party Claim for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such Third Party Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this ARTICLE X, provided that whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim, or consent to the entry of any judgment, without the prior written consent of the Indemnifying Party.

        Section 10.4.    Limitations on Indemnification.

          (a)   Except with respect to breaches of the ED&F Fundamental Representations and of the representations and warranties in Section 5.17 (Taxes), ED&F and Holdings shall not be required to indemnify or hold harmless the Parent Indemnified Parties for Losses under clauses (i), (iv) or (v) of Section 10.2(a) until the aggregate amount of all such Losses with respect to which a Claim Notice was delivered in accordance with Section 10.3 exceeds $7,000,000 (the "Basket Amount"), in which event ED&F and Holdings shall be obligated to indemnify the Parent Indemnified Parties for all Losses in excess of the Basket Amount.

          (b)   Except with respect to breaches of the ED&F Fundamental Representations and of the representations and warranties in Section 5.17 (Taxes) and in Section 5.28 (Proxy Statement), ED&F and Holdings shall not be required to indemnify or hold harmless the Parent Indemnified Parties for Losses under Section 10.2(a)(i) in the aggregate in excess of $30,000,000 (the "Cap").

          (c)   ED&F and Holdings shall not be required to indemnify or hold harmless the Parent Indemnified Parties for any Losses arising or resulting from any breach of Section 5.28 (Proxy Statement) except to the extent such Losses arise in connection with a Third Party Claim.

          (d)   Notwithstanding anything in this Agreement to the contrary, neither ED&F nor Holdings shall have any liability under Section 10.2(a) for any individual item or series of related items where the Loss relating thereto is less than $75,000 and such items shall not be aggregated for purposes of Section 10.4(a); provided, however, that, solely for purposes of determining whether the amount of a Loss for a Tax indemnifiable under Section 10.2(a)(iii) is less than $75,000, no offset or reduction for any other Tax included in the determination of Merger Closing Date Net Indebtedness or Stock Sale Closing Date Net Indebtedness shall be taken into consideration.

          (e)   Notwithstanding anything in this Agreement to the contrary, except with respect to Losses resulting or arising from (i) ED&F Indemnifiable Taxes, (ii) breaches of the ED&F Fundamental Representations or the representations and warranties in Section 5.17 (Taxes) and (iii) the Designated Pre-Closing Activities, the aggregate liability of ED&F and Holdings for Losses under Section 10.2(a) shall not in any event exceed the Adjusted Stock Sale Purchase Price.

          (f)    Notwithstanding anything in this Agreement to the contrary, neither ED&F nor Holdings shall have any obligation to indemnify or hold harmless any Parent Indemnified Party with respect to any Losses resulting or arising from any breach of the representations and warranties contained in Section 5.15 (Environmental Matters), any Additional Indemnification Matter or any claim relating to any environmental matters, Environmental Liabilities, Hazardous Substances or Environmental Laws to the extent any such Loss or claim relates to, arises out of or is triggered by any condition that is discovered or identified as a result of any environmental investigation, testing or sampling conducted by or on behalf of Parent after the Closing other than any such investigation, testing or sampling that is (i) required by a Governmental Authority (except to the extent such requirement results from a condition caused by the Parent after the Closing or results from the solicitation or encouragement of Parent or its Affiliates after the Closing) or (ii) required by a third party purchaser in connection with the sale of a terminal facility.

          (g)   For purposes of this ARTICLE X, the determination of (i) whether there has been a breach of a representation or warranty and (ii) Losses resulting or arising from such breach shall be made without regard to any materiality qualification (including any reference to Business Material Adverse Effect or Parent Material Adverse Effect), except for such qualifications contained in the representations and warranties set forth in Sections 5.5(c), Section 5.5(e) , the first sentence of Section 5.6, and Sections 5.11(a), 5.11(c), 5.11(f), 5.12(g) and 5.28.

          (h)   Notwithstanding anything in this Agreement to the contrary, a Parent Indemnified Party's right to commence any claim under clauses (iv) and (v) of Section 10.2(a) shall terminate on the date that is the second anniversary of the Original Agreement Date, and neither ED&F nor Holdings shall have any obligation to indemnify or hold harmless any Parent Indemnified Party under clauses (iv) and (v) of Section 10.2(a) unless and except to the extent that a bona fide Claim Notice specifically relating thereto is delivered prior to such date in accordance with Section 10.3(a).

          (i)    Notwithstanding anything in this Agreement to the contrary, neither ED&F nor Holdings shall have any obligation to indemnify or hold harmless any Parent Indemnified Party under Section 10.2(a)(v) to the extent the claim for indemnification relates to any environmental matters, Environmental Liabilities, Hazardous Substances or Environmental Laws.

        Section 10.5.    Losses Net of Insurance, etc.    The amount of any Loss for which indemnification is provided shall be net of (i) any amounts actually recovered by the Indemnified Party (which shall include a party receiving payment) pursuant to any indemnification by or indemnification or other agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Loss (net of any costs incurred to recover such amounts, proceeds or receipts, such as deductibles, all handling and collection charges by any claims handler appointed by ED&F and Holdings and any increased premiums, including retroactive premium increases, associated with such recovery or the Tax actually incurred in connection with such amounts, proceeds or receipts), (iii) the value of any Tax benefit actually realized by the Indemnified Party as a result of such Loss within five years following the incurrence of any such Loss; it being understood that if the Indemnified Party receives any Tax benefit in respect of any Loss after the Indemnified Party has been indemnified therefor by an Indemnifying Party, the Indemnified Party shall promptly remit in cash the amount of such Tax benefit to such Indemnifying Party; provided that the Indemnified Party shall be required to use commercially reasonable efforts to obtain all amounts described in clauses (i) – (iii) of this Section 10.5, and (iv) any amounts set forth, provided for or reserved against in the Merger Closing Balance Sheet, the Stock Sale Closing Balance Sheet or the Financial Information. If under the terms of this Agreement one party is liable to indemnify or reimburse another party the payment shall, if required by law, include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that other party using all commercially reasonable efforts to recover such amount of VAT as may be practicable. For the avoidance of doubt, all indemnification payments due under this ARTICLE X shall be made in the currency in which the loss was incurred (except as specified below). For purposes of the Basket, the Cap and other dollar denominated limitations on indemnification, foreign currencies shall be converted into U.S. dollars using the exchange rate at which such foreign currencies are offered on the date on which an indemnification payment is made for U.S. dollars as reported in The Wall Street Journal on the day following the day on which payment is made.

        Section 10.6.    Sole Remedy.    The parties hereto acknowledge and agree that after the Closing, the indemnities provided in Section 10.2 shall be the sole and exclusive remedy of the parties at law or in equity for any breach of representation, warranty, covenant or agreement or other claim arising out of this Agreement, provided that nothing contained herein shall limit any party's remedies in respect of any intentional misrepresentation or omission by any other party.

        Section 10.7.    Mitigation.    Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Loss that is indemnifiable hereunder.

        Section 10.8.    No Set-Off.    Neither Parent nor ED&F or any of their Affiliates shall have any right to set-off any Losses against any payments, or deduct from, holdback or otherwise reduce in any manner, any payments to be made by any of them pursuant to this Agreement, the Ancillary Agreements, or otherwise.

        Section 10.9.    Provisions in Financial Information.    No ED&F Party shall have any liability under this Agreement in respect of any Indemnity Claim if and to the extent that proper allowance, provision or reserve is made in the Financial Information for the matter or matters giving rise to the Indemnity Claim.

ARTICLE XI

MISCELLANEOUS

        Section 11.1.    Notices.    All notices, requests, claims, instructions, demands and other communications to be given hereunder by any party hereto to any other party must be in writing and will be deemed to have been duly given or made if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-Business Day or overnight mail or delivery or (d) sent by facsimile (provided that delivery of such facsimile is promptly confirmed) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

    If to Parent and the Merger Subs, to:

    c/o Shermen WSC Acquisition Corp.
    230 Park Avenue
    Suite 1000
    New York, NY 10169
    Attention: Chief Executive Officer
    Facsimile: (212) 332-2475

    with a copy (which shall not constitute notice) to:

    Dechert LLP
    Cira Centre
    2929 Arch Street
    Philadelphia, PA 19104
    Attention: Craig L. Godshall, Esq.
    Facsimile: (215) 994-2222

    If to the ED&F Parties, to:

    Cottons Centre
    Hay's Lane
    London SE1 2QE
    England
    Attention: Philip Howell
    Facsimile: +44 207 089 8112

    with a copy (which shall not constitute notice) to:

    Dewey & LeBoeuf LLP
    1301 Avenue of the Americas
    New York, NY 10019
    Attention: Alexander M. Dye, Esq.
    Facsimile: (212) 259-6333

All such notices, requests, claims, instructions, demands and other communications will be deemed to have been received (w) if by personal delivery, upon the day of such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-Business Day or overnight mail or delivery, upon the day of delivery or (z) if by facsimile prior to 5:00 P.M. in the place of receipt, on the day on which such facsimile was sent (or at the beginning of the recipient's next Business Day if not received prior to such time), provided that a copy is also sent on the same day in the manner provided in clauses (a), (b) or (c) of this Section 11.1.

        Section 11.2.    Exhibits and Schedules.    All exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed in all other sections of the Disclosure Schedule where it is reasonably apparent on its face that the matters so disclosed are applicable to such other sections. Disclosure of any item in a section of the Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in a Business Material Adverse Effect, a Parent Material Adverse Effect or a material adverse effect on the ability of any party to consummate any of the transactions contemplated hereby.

        Section 11.3.    Time of the Essence; Computation of Time.    Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

        Section 11.4.    Expenses.    Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein; provided, however, that, if the Closing is consummated, all accountants fees and expenses incurred by any party hereto in connection with (a) the audit of any financial statements relating to the Business or any Transferred Company or (b) the preparation, filing, amendment and distribution of the Proxy Statement shall be paid by Parent. Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid, or caused to be paid 50% by ED&F and 50% by Parent, and, subject to Section 7.5(g), all necessary Tax Returns and other documentation with respect to all such transfer Taxes, fees and charges shall be filed by the party required by Law to file them.

        Section 11.5.    Governing Law.    This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, will be heard and determined in such a New York federal or State court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

        Section 11.6.    Assignment; Successors and Assigns; No Third Party Rights.    Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

        Section 11.7.    Counterparts.    This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to this Agreement.

        Section 11.8.    Titles and Headings.    The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

        Section 11.9.    Entire Agreement.    Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement); and (b) other than parties to the Ancillary Agreements are not intended to confer upon any other Persons any rights or remedies hereunder or thereunder. The parties acknowledge that each of the parties hereto participated in the drafting of this Agreement and the Ancillary Agreements and agree that any rule of Law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement or the Ancillary Agreements against the party that drafted it has no application and is expressly waived. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms in such other documents and the terms of this Agreement shall define the rights and obligations of the parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

        Section 11.10.    Severability.    The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

        Section 11.11.    No Strict Construction.    Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and is not to be strictly construed against either party. As a consequence, the parties do not intend that the presumptions of any Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

        Section 11.12.    Specific Performance.    The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.5, in addition to any other remedy to which they are entitled at Law or in equity.

        Section 11.13.    Waiver of Jury Trial.    Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

        Section 11.14.    Failure or Indulgence not Waiver.    No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or parties exercise of any such right preclude any other or further exercise thereof or any other right.

All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        Section 11.15.    Amendments.    This Agreement may be amended, at any time prior to the Effective Time, by action taken by ED&F, Holdings, Westway Terminal, Westway Feed, Parent and the Merger Subs, and after the Closing by ED&F, Holdings, Parent and the Surviving LLCs. This Agreement (including the provisions of this Section 11.15) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Transaction Agreement to be duly executed as of the day and year first above written.

SHERMEN WSC ACQUISITION CORP.
By:	Name: Title:
TERMINAL MERGER SUB LLC
By:	Name: Title:
FEED MERGER SUB LLC
By:	Name: Title:
ED&F MAN HOLDINGS LIMITED
By:	Name: Title:
WESTWAY HOLDINGS CORPORATION
By:	Name: Title:
WESTWAY TERMINAL COMPANY INC.
By:	Name: Title:
WESTWAY FEED PRODUCTS, INC.
By:	Name: Title:

 Annex A to the Transaction Agreement

PURCHASED COMPANIES

Westway Terminals UK Limited
Westway (Australia) Pty Ltd.
Westway Terminals Nederland B.V.
ED& F Man Korea Limited
Westway Terminal Poland Sp. zo.o
Westway Terminals Hibernian Limited
ED&F Man Liquid Products Inc. (including its successor pursuant to Section 7.5(f))
Westway Terminals Esbjerg ApS

 Annex B to the Transaction Agreement

APPLICABLE ACCOUNTING PRINCIPLES

Westway Group, Inc.
Accounting Policies and Guidelines

Purpose

        The purpose of this document is to:

  •
  set out the principal accounting policies, practices and procedures (the "Accounting Policies of Westway Group, Inc. ("Westway") and its combined subsidiaries (collectively with Westway, the "Group");

  •
  provide guidance on the specific application of the Accounting Policies; and

  •
  serve as the "Applicable Accounting Principles" for purposes of the Transaction Agreement effecting the Sale Transaction (as defined below).

Application

        These Accounting Policies are mandatory and are consistent with accounting principles generally accepted in the United States of America ("U.S. GAAP"), and should be applied without exception. Whilst the Group must comply with the requirements of U.S. GAAP, within this framework the Group will continue to comply with the accounting policies and practices adopted in recent years and described herein. Financial controllers of the Group are responsible for ensuring that the results or balances for their divisions or operating units are in compliance with these Accounting Policies.

Basis of Presentation

        The Group prepares its financial statements in conformity with U.S. GAAP. The consolidated financial statements for those-businesses of the Group transferred by ED&F Man Holdings Ltd. ("ED&F Man") (including in connection with the sale of ED&F Man's bulk liquid storage business and its U.S. and Australian animal feed business (the "Sale Transaction")) have been prepared using the historical cost basis of accounting.

        Transactions between (i) any member of the Group and (ii) ED&F Man and its affiliates are herein referred to as "related party" or "affiliated" transactions. All significant intercompany balances and transactions (those between the companies within the Group) have been eliminated.

Foreign Currencies

        The Group's consolidated financial statements are presented in United States Dollars ('presentational currency') as this is the functional currency for the majority of the Group's operations.

Foreign Exchange Consolidation Accounting

        The financial statements of subsidiaries and associated undertakings whose functional currency are not United States Dollars are retranslated at the rate of exchange ruling at the balance sheet date. The results and cashflows of these undertakings are translated at average rates for the period. The exchange differences arising on the retranslation of opening net assets, together with the differences between the results of these undertakings translated at the average rates for the period and the rate at the balance sheet date, are taken directly to the Cumulative Translation Reserve.

        All other translation differences are taken to the statement of operations with the exception of differences on foreign currency borrowings, to the extent that they are used to finance foreign equity investments and meet the definition of an effective net investment hedge. In these circumstances, the translation differences are taken directly to the Cumulative Translation Reserve as a component of Other Comprehensive Income.

Transactional Foreign Exchange

        Transactions undertaken by each of the Group's entities are measured using the currency of the primary economic environment in which the entity operates ('functional currency'). Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction or an average rate for the period. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All differences are taken to the statement of operations.

Consolidation

        Westway is required to consolidate the results, cashflows and balance sheets of those entities in which it owns more than 50% of the shares unless it does not have control of the relevant business or entity. For example, Westway's investment in Champion Liquid Feeds Pty Ltd (of which Westway (indirectly through a wholly owned subsidiary) owns 50% of the capital stock and over which Westway exercises significant influence, but not control), is accounted for using the equity method of accounting. Pursuant to the revised Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities," Westway also combines any Variable Interest Entities ("VIEs") of which it is the primary beneficiary. Westway currently is not the primary beneficiary of any such entities and therefore no VIEs are included in the combined financial statements of the Group.

Revenue Recognition

        Revenues of the Group are derived from Westway's global bulk liquid storage and supplements businesses. Revenue generated from the bulk liquid storage business is generated from three primary sources: fixed income, volume or throughput income and income from ancillary services. Each of these is recorded net of any discounts or volume rebates. Fixed income reflects the revenue generated from contracts for storage capacity at each of our terminals and are typically based on a fixed fee per month for tank rental or input into or output from storage tanks or a combination of both. Throughput income reflects the variable income arising in direct proportion to the volume of liquid entering or exiting each location, normally based tonnage. Ancillary income reflects the revenue arising from customer specific storage requirements including energy, overtime and other infrastructure costs.

        Revenue generated in the liquid supplements business typically reflects the sales price of commodities manufactured, and the complexity in manufacturing or blending process and specific customer requirements.

        The Group recognizes revenue arising from each of these sources in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements which requires four basic criteria to be met before revenue can be recognized:

  •
  persuasive evidence that an arrangement exists;

  •
  delivery has occurred or services have been rendered;

  •
  the fee is fixed or determinable; and

  •
  collectability is reasonably assured.

        The Group provides for sales returns and allowances as a reduction of revenues at the time of shipment based on historical experience and specific identification of an event necessitating an allowance. Estimates for sales returns and allowances require a considerable amount of judgment on the part of management.

Accounts Receivable

        The Group maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Accounts receivable should be provided for in full if they remain uncollected for a period of 90 days or more. Additional specific provisions should be recorded in accordance with U.S. GAAP. Product returns should be provided for based on the history of return, or without provision where there is no history of returns.

Investments in Affiliates

        Investments in affiliates are accounted for by the equity method. We have evaluated our relationships with affiliates and have determined that these entities are not variable interest entities and therefore are not required to be combined in the Group's combined financial statements. Accordingly, our proportional share of the respective affiliate's earnings or losses is included in other income (expense) in the Group's combined statement of income.

Inventories

        Stocks, principally molasses related products held for sale, are stated at the lower of cost, as determined by weighted average cost method, and market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower. Cost includes those costs incurred in bringing the inventories to its present location and condition.

        Stocks held for own use or subject to processing should continue to be valued at the lower of cost and net realizable value, taking the forward position into account. This means that it will only normally be necessary to consider reducing the carrying value of stock if there is no overall forward profit. Cost includes those costs incurred in bringing the stocks to their present location and condition, including profits or losses on hedging.

Property, Plant & Equipment

        Property and equipment are stated at cost. Expenditures on maintenance and repairs is charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as below:

        Unless there are exceptional circumstances, depreciation should be provided on a straight-line basis to write off fixed assets over their effective useful lives. The rates to be applied are:

•		Freehold land	Nil
•		Freehold buildings	2% per annum
•		Long leasehold building (i.e. leases with more than 50 years unexpired)	life of the lease
•		Short leasehold buildings and leasehold improvements	the shorter of the remaining life of the lease or the likely period to surrender of the lease
•	Motor vehicles	* Cars	25% per annum
		* Lorries/vans	35% per annum
•		Plant & machinery	5%-20% per annum
•		Furniture, fixture & fitting	20% per annum
•		Office equipment	20% per annum
•		Computer equipment & software	33% per annum

Goodwill and Other Intangible Assets

        Goodwill represents the Group's share of the excess of the purchase price of an acquired entity over the amounts assigned to assets acquired and liabilities assumed.

        Goodwill and other intangible assets are accounted for in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets". Goodwill is not amortised on a periodic basis. An impairment review is performed on an annual basis, and more frequently if circumstances warrant.

Long-Lived Assets

        The Group's long-lived assets are reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset.

Discontinued Operations

        Discontinued operations are reported when any of the components comprising operations and cash flows that can be clearly distinguished from the rest of the Group, operationally and for financial reporting purposes, has been disposed of or is classified as held for sale, and when both of the following criteria are met (1) the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the Group as a result of the disposal transaction and (2) no member of the Group will-have any significant continuing involvement in the operations of the component after the disposal transaction.

Fair Value of Financial Instruments

        The carrying value of accounts receivable and accounts payable and accrued liabilities approximates their fair values because of their short term to maturity. The carrying value of other liabilities, recalculated at current interest rates, approximates their carrying value.

        The Group provides for sales returns and allowances as a reduction of revenues at the time of shipment based on historical experience and specific identification of an event necessitating an allowance. Estimates for sales returns and allowances may be difficult to determine with precision and may require the exercise of judgment on the part of management.

Pension Plans

        The Group accounts for the cost of its defined contribution pension obligations on an accruals basis in accordance with both SFAS 87, Employers' Accounting for Pensions ("SFAS 87") and SFAS 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans ("SFAS 158"). Historically, employees of the Group have participated in an ED&F Man group defined benefit pension plan for all U.S. domiciled employees of the Group. This plan was frozen to new members and further accrual of benefits from 1 July 2005 onwards. On completion of the Sale Transaction, both past and future liabilities arising under this defined benefit scheme will transfer to ED&F Man. From 1 July 2005, employees of the Group have accrued pension benefits under defined contribution schemes. Consequently, the Group will continue to account for the pension obligations of Group employees using the cost of contributions to pension plans from July 1, 2005 onwards.

Stock-Based Compensation

        The Group has several share-based employee compensation plans, the financial effects of which are described in the notes to the combined financial statements of the Group. The Group recognizes compensation expense related to these plans in accordance with SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"), and, accordingly, measures the share-based compensation expense for all compensation plans based upon the estimated fair value of the award on the date of grant using a Black-Scholes option pricing model. Compensation expense is recorded in the statement of operations over the award's requisite service period. The compensation expense for share-based awards is based on awards that are expected to vest and is reduced for estimated forfeitures.

Income Taxes

        The Group accounts for its national, federal and state tax liabilities consistent with the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires an asset and liability-based approach in accounting for income taxes. Deferred income tax asset and liabilities are recognized for the future tax consequences attributed to differences between the Group's financial statements and the tax basis of existing assets and liabilities using enacted rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered.

        Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. The recoverability of these future tax deductions is evaluated by assessing the adequacy of future taxable income from all sources, including reversal of temporary differences and forecasted operating earnings. Income taxes have been provided for all items included in the combined Statements of Operations of the Transferred Companies regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded.

        The general principle is that deferred tax should be recognized as a liability or asset if the transactions or events that give the entity an obligation to pay more tax in future or a right to pay less tax in future have occurred by the balance sheet date.

        Deferred tax should be recognized on most types of timing difference, including but not limited to:

  •
  accelerated capital allowances

  •
  accruals for pension costs and other post-retirement benefits that will be deductible for tax purposes only when paid

  •
  elimination of unrealized intragroup profits on consolidation

  •
  unrelieved tax losses

  •
  other sources of short-term timing differences

Provisions

        Realistic provisions should be made where it is prudent to do so. A provision should be recognized when there is a legal and constructive obligation to make the expenditure. An obligation exists when there is no realistic alternative but to incur the expenditure (a board decision/minute would not be sufficient). The only occasion on which a provision should not be recognized is when a reasonable estimate of the amount cannot be made. This situation would be rare. Provisions should be used only for the matters for which they were originally recognized. More specifically

  a.
  No provisions should be recognized for future operating losses (except where an existing contract becomes onerous).

  b.
  Reorganization provisions should be recognized only when the company is demonstrably committed (i.e. it has a detailed plan for, and cannot realistically withdraw from, the reorganization).

  c.
  Provisions for environmental liabilities should be recognized at the time that the applicable Group member becomes obligated, legally or constructively, to remediate environmental damage. When the costs meet the test of providing access to future economic benefits, they should be capitalized as part of the cost of the facility.

        Operating units should ensure that, where similar provisions for costs/events arise in more than one operating unit, there is a consistent methodology of recognition and estimation. Provisions should be regularly updated, with the frequency dependent upon the nature/significance of the provision, and any updates should be documented.

 Annex D to the Transaction Agreement

Westway Group, Inc. $100 million Revolving Credit Facility

        Following the consummation of the closing under the Transaction Agreement, dated as of November 25, 2008, as amended and restated as of May 1, 2009, by and among Shermen WSC Acquisition Corp., a Delaware corporation ("Shermen"), Terminal Merger Sub LLC, a Delaware limited liability company, Feed Merger Sub LLC, a Delaware limited liability company, ED&F Man Holdings Limited, a company limited by shares organized under the laws of England and Wales ("ED&F"), Westway Holdings Corporation, a Delaware corporation, Westway Terminal Company Inc., a Delaware corporation, and Westway Feed Products, Inc., a Delaware corporation, pursuant to which Shermen will be renamed Westway Group, Inc. and will acquire ED&F's Westway business, Westway Group, Inc. will be financed on a stand alone basis.

        Initially this financing will be provided by ED&F, through a two year Revolving Credit Facility. It is intended that this be refinanced as soon as practicable, using a mixture of bank debt and bonds.

        The principal terms of the facility are outlined below:

Borrowers	Westway Group, Inc. Westway Holdings Netherlands BV
Guarantor	Westway Group Inc to guarantee Westway Holdings Netherlands BV
Facility	Revolving Credit Facility
Facility Amount	$100 million
Currency	US Dollars
Purpose	General corporate purposes
Final Maturity Date	24 months from the date of execution of the Facility Agreement
Cancellation	At the Borrowers' discretion and without payment of premium or penalty subject to three business days notice
Interest periods	One, two, three, or six months at the option of the Borrowers, or such other term as may be agreed between the Borrowers and ED&F
Interest	The aggregate of:
(a) LIBOR; and
(b) the Margin
Margin	350 basis points
Commitment fee	40% per annum of the margin, payable quarterly in arrears on the daily undrawn, uncancelled amount of the Facility
Upfront fee
If the Borrowers fail to refinance or repay prior to January 15, 2010 (the "Fee Date") all amounts outstanding under the Facility, they will pay to ED&F no later than three business days after the Fee Date by wire transfer of immediately available funds to an account designated by ED&F an amount equal to 150 basis points of the original Facility Amount.

Documentation	Covenants
To include, without limitation:
	(a)	Negative pledge;
	(b)	Restrictions on disposals;
	(c)	Restrictions on acquisitions; and
	(d)	Restrictions on additional indebtedness
Mandatory cancellation
	(a)	Change of control of Westway Group, Inc.;
	(b)	Proceeds of any refinancing;
Financial covenants to be tested quarterly
	(a)	Consolidated Tangible Net Worth not less than $140 million;
	(b)	Consolidated Net debt : EBITDA not greater than 3.5 times; and
	(c)	Consolidated EBITDA : Consolidated Debt service ratio not less than 4.0 times
Events of Default
To include, without limitation:
	(a)	Cross default;
	(b)	Non-payment;
	(c)	Insolvency events;
	(d)	Creditor process;
	(e)	Unlawfulness; and
	(f)	Insolvency proceedings
Taxes	All payments to be made free and clear of all taxes, withholdings or deductions of any kind; payments shall be grossed-up in the event of any withholding tax or deduction
Governing law	English law

 Exhibit B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SHERMEN WSC ACQUISITION CORP.

        I, the undersigned, being the Chief Executive Officer of SHERMEN WSC ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the "Corporation"), hereby certify as follows:

  1.
  The name of the Corporation is "Shermen WSC Acquisition Corp." which is the name under which the Corporation was incorporated.

  2.
  The Corporation's original Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on April 18, 2006, and the Corporation's Certificate of Amendment of Certificate of Incorporation Before Payment of Any Part of the Capital was filed in the office of the Secretary of State of Delaware on April 27, 2006. An Amended and Restated Certificate of Incorporation of the Corporation was subsequently filed in the office of the Secretary of State of Delaware on May 25, 2007.

  3.
  This Amended and Restated Certificate of Incorporation restates, integrates and further amends the original Certificate of Incorporation, as previously amended and restated.

  4.
  This Amended and Restated Certificate of Incorporation was duly adopted at a meeting of the board of directors of the Corporation and at a special meeting of stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

  5.
  The Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

        FIRST:    Name.    The name of this corporation (herein called the "Corporation") is WESTWAY GROUP, INC.

        SECOND:    Registered Office and Agent.    The address of the Corporation's registered office in the State of Delaware is to be located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, State of Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

        THIRD:    Purpose.    The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may be amended from time to time (the "DGCL") and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

        FOURTH:    Capital Stock.

        4.1.    Authorized Shares; Reclassification.

          4.1.1.    The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred seventy-five million (275,000,000) shares, consisting of one hundred seventy five million (175,000,000) shares of Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock"), sixty million (60,000,000) shares of Class B Common Stock, par value $0.0001 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and forty million (40,000,000) shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock"), each having the rights set forth in this Article Fourth. Thirty million (30,000,000) shares of Preferred Stock shall be designated Series A Perpetual Convertible Preferred Stock, par value $.0001 per share (the "Series A Preferred Stock"), and shall have the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in Section 4.3 of this Article Fourth.

          4.1.2.    Upon the filing and effectiveness (the "Effective Time") of this Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") pursuant to the General Corporation Law of the State of Delaware each share of common stock of the Corporation, par value $.0001 per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall be automatically reclassified into one validly issued, fully paid and non-assessable share of Class A Common Stock, without any action by the holder thereof

        4.2.    Common Stock.    The powers, preferences and relative participating, optional and other special rights and any qualifications, limitations or restrictions of the Class A Common Stock and the Class B Common Stock shall be identical in all respects, except as otherwise required by law or expressly provided in this Certificate of Incorporation. Except as otherwise required by law, as otherwise provided in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, or as provided in Section 4.3, the holders of Common Stock shall possess the rights listed below.

          4.2.1.    Dividends.    Holders of Common Stock shall be entitled to receive ratably, on a per share basis, such dividends or other distributions payable in cash, stock or otherwise when, as and if declared by the Board of Directors out of funds legally available for the payment thereof, and shall share equally on a per share basis in all such dividends or other distributions. No dividend or other distribution may be declared or paid on any share of Class A Common Stock unless a like dividend or other distribution is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor may any dividend or other distribution be declared or paid on any share of Class B Common Stock unless a like dividend or other distribution is simultaneously declared or paid, as the case may be, on each share of Class A Common stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Common Stock, dividends shall be declared that are payable at the same rate on both classes of Common Stock, and the dividends payable to holders of Class A Common Stock shall be paid in shares of Class A Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock, and the dividends payable to holders of shares of Class B Common Stock shall be paid in shares of Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class B Common Stock shall be payable to holders of Class B Common Stock. Any declared dividends and other distributions in respect of any shares of Class A Common Stock held in escrow pursuant to the Stock Escrow Agreement (as defined in Subsection 4.3.1.3.8) shall accrue on the books and records of the Corporation, but shall not be paid, with respect to any such escrowed shares pursuant to this Section 4.2.1.

          4.2.2.    Distribution of Assets.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall be entitled to receive pro rata, in accordance with their respective rights and interests, all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment. The Class A Common Stock and Class B Common Stock shall rank pari passu with each other with respect to any such distribution.

          4.2.3.    Voting Rights.

          4.2.3.1.    General Rights.    Except as otherwise provided by the DGCL or herein and subject to the rights and preferences of the Preferred Stock, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes, as well as all other rights pertaining to shares of the Corporation, shall be vested exclusively in the Common Stock. Subject to Subsection 4.2.3.2, and Sections 4.2.4 and 4.3, each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock.

          4.2.3.2.    Election of Directors.

          4.2.3.2.1.    Subject to Subsection 4.2.3.2.4 and 4.2.3.2.6, for so long as ED&F (as defined below) owns, beneficially or of record, at least 35% of the outstanding shares of Common Stock of the Corporation, the holders of Class B Common Stock, voting as a separate class, shall have the right to elect three members of the Board of Directors.

          4.2.3.2.2.    Subject to Subsection 4.2.3.2.4 and 4.2.3.2.6, in the event that, and for so long as, ED&F owns, beneficially or of record, less than 35%, but at least 25% of the outstanding Common Stock of the Corporation, the holders of Class B Common Stock, voting as a separate class, shall have the right to elect two members of the Board of Directors.

          4.2.3.2.3.    Subject to Subsection 4.2.3.2.4 and 4.2.3.2.6, in the event that, and for so long as, ED&F owns, beneficially or of record, less than 25%, but at least 10% of the outstanding Common Stock of the Corporation, the holders of Class B Common Stock, voting as a separate class, shall have the right to elect one member of the Board of Directors.

          4.2.3.2.4.    Except as otherwise provided in this Subsection 4.2.3.2.4, the holders of Class A Common Stock, voting as a separate class, shall have the right to elect all members of the Board of Directors, other than those members (the "ED&F Members") elected pursuant to Subsections 4.2.3.2.1, 4.2.3.2.2 and 4.2.3.2.3; provided, however that, at all times, at least 51% of the members the Board of Directors shall be "Independent" of ED&F, as such term is defined in Section 8.1. If any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than ED&F Man Holdings Limited and its subsidiaries shall at any time acquire or propose to acquire or publicly announce its intention to acquire (whether by stock purchase, asset purchase, merger or otherwise) twenty percent (20%) or more of the voting power of the Corporation (a "Change of Control Event"), the holders of the Class B Common Stock may, but shall not be obligated to, elect to waive their rights to elect ED&F Members as provided in Subsection 4.2.3.2 by delivering to the Corporation a notice of such election (a "Voting Notice") within five business days of becoming aware of such Change of Control Event. Upon timely delivery of such Voting Notice:

          4.2.3.2.4.1.    The term of office of each ED&F Member shall, notwithstanding any other provision hereof, become classified pursuant to Section 8.2.2 hereof, each ED&F Member shall automatically become a member of the class of directors which was elected at the annual meeting of the Corporation held immediately prior to the date of delivery of the Voting Notice (the "Last Class"), and each director who was a member of the Last Class prior to the date of delivery of such Voting Notice shall automatically become a member of such class of directors as shall be determined by the Board of Directors in accordance with the procedures set forth in Section 8.2.2 and which the Corporation shall publicly announce in a press release issued no later than five days after the delivery of such Voting Notice; and

          4.2.3.2.4.2    At any meeting of stockholders following the delivery of the Voting Notice at which the election of members of the Board of Directors is subject to a vote of the stockholders of the Corporation, the holders of the Class B Common Stock and the holders of the Series A Preferred Stock (voting on an as-converted basis (each share of Series A Preferred Stock having that number of votes equal to the number of shares of Common Stock issuable as of the record date in respect of such vote upon conversion of such share of Series A Preferred Stock)) shall vote together with the holders of the Class A Common Stock, and not separately by class or series, in the election of any member of the Board of Directors at any such meeting; provided, that in connection with any such vote, the greatest number of shares that ED&F shall be permitted and deemed to vote shall be equal to the lower of (i) the aggregate number of shares of Class B Common Stock and Series A Preferred Stock owned beneficially or of record by ED&F as of such record date and (ii) that number of shares of Class B Common Stock and Series A Preferred Stock that together represent 35% of the votes cast in such election.

          4.2.3.2.5    The calculation of the amount of outstanding Common Stock of the Corporation owned by ED&F, beneficially or of record, for purposes of Subsections 4.2.3.2.1, 4.2.3.2.2, 4.2.3.2.3 and 4.2.3.2.4 shall be made assuming that the shares of Series A Preferred Stock issued and outstanding at the time of such calculation (including any shares of Series A Preferred Stock held in escrow pursuant to the Stock Escrow Agreement) were converted into Common Stock at the then-current Series A Conversion Price immediately before the making of such calculation.

          4.2.3.2.6.    In the event that the size of the Board of Directors is increased or decreased, the rights to elect members of the Board of Directors set out in Subsections 4.2.3.2.1 through 4.2.3.2.4 shall be adjusted proportionally so as to preserve as nearly as possible the ratio reflected in Subsections 4.2.3.2.1 through 4.2.3.2.3 of (x) the number of members of the Board of Directors elected by holders of Class A Common Stock to (y) the number of members of the Board of Directors elected by holders of Class B Common Stock; provided that if such adjustment would result in the holders of Class A Common Stock and/or Class B Common Stock being entitled to elect a number of members of the Board of Directors which is not a whole number, any such number shall instead be rounded to the nearest whole number.

          4.2.3.3.    Amendments to Respective Rights.    The Corporation shall not amend, alter or repeal (whether by amendment, merger, consolidation or otherwise) any provision of this Certificate of Incorporation relating to:

            (a)   the powers, preferences and rights and any qualifications, limitations or restrictions of the Class A Common Stock, unless it first obtains an affirmative majority vote of the holders of the Class A Common Stock, voting as a separate class, in addition to any vote otherwise required by this Certificate of Incorporation or by law;

            (b)   the powers, preferences and rights and any qualifications, limitations or restrictions of the Class B Common Stock, unless it first obtains an affirmative majority vote of the holders of the Class B Common Stock, voting as a separate class, in addition to any vote otherwise required by this Certificate of Incorporation or by law; or

            (c)   the amendment of the By-Laws, unless it first obtains an affirmative majority vote of the holders of the Class A Common Stock, voting as a separate class, and an affirmative majority vote of the holders of the Class B Common Stock, voting as a separate class, in addition to any vote otherwise required by this Certificate of Incorporation or by law.

          4.2.4.    Reclassification, Subdivision, Combination, Merger.

          4.2.4.1.    Reclassification, Subdivision or Combination.    If the Corporation in any manner reclassifies, subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of the Class B Common Stock shall be proportionately reclassified, subdivided or combined, as the case may be. If the Corporation in any manner, reclassifies, subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of the Class A Common Stock shall be proportionately reclassified, subdivided or combined, as the case may be.

          4.2.4.2.    Merger.    In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Class A Common Stock and the holders of Class B Common Stock shall each be entitled to receive the same per-share consideration, if any, to be paid in connection with such merger or consolidation, as if the Class A Common Stock and the Class B Common Stock were identical.

          4.2.5.    Conversion of Class B Common Stock.

          4.2.5.1.    Automatic Conversion.    Subject to the provisions of this Section 4.2, at any time that a share of Class B Common Stock ceases to be owned beneficially or of record by ED&F, such share of Class B Common Stock, without any further action or deed on the part of the Corporation or any other Person, shall automatically convert into one fully paid and nonassessable share of Class A Common Stock. The date of such conversion is referred to herein as the "Class B Conversion Date." Any share of Common Stock owned beneficially or of record by a Person other than ED&F shall be designated as a share of Class A Common Stock.

          4.2.5.2.    No Optional Conversion.    The shares of Class B Common Stock shall not be convertible into shares of Class A Common Stock at the option of the holders thereof.

          4.2.5.3.    Mechanics of Conversion.

          4.2.5.3.1.    On the Class B Conversion Date: (1) the Person in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon conversion shall be deemed to have become the holder of record of the shares of Class A Common Stock represented thereby at such time, and (2) the shares of Class B Common Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate except the right to receive certificates representing shares of Class A Common Stock pursuant to this Section 4.2.5.

          Upon the occurrence of such conversion of shares of Class B Common Stock, the holder of such converted shares shall surrender the certificate or certificates representing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Class B Common Stock for this purpose). Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Class B Common Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney. As promptly as practicable after the surrender by the holder of the certificates for shares of Class B Common Stock as aforesaid, the Corporation shall (i) issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, a certificate or certificates for the whole number of shares of Class A Common Stock issuable upon the conversion of such shares of Class B Common Stock.

          All shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock will, upon issuance, be duly and validly authorized and issued, fully paid and nonassessable, free from any preemptive rights imposed by the DGCL or this Certificate of Incorporation and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

          4.2.5.3.2.    From the date hereof, the Corporation shall at all times reserve and keep available, free from any preemptive rights imposed by the DGCL or this Certificate of Incorporation, out of its authorized but unissued Class A Common Stock, solely for the purpose of effecting conversions of the Class B Common Stock, the aggregate number of shares of Class A Common Stock issuable upon conversion of all issued and outstanding shares of Class B Common Stock (as if all shares of Class B Common Stock are so convertible). The Corporation shall procure, at its sole expense, the listing of all shares of Class A Common Stock issuable upon conversion of Class B Common Stock, subject to issuance or notice of issuance, on the principal United States securities exchange or market on which the Class A Common Stock is then listed or traded. The Corporation shall take all actions as may be necessary to ensure that all shares of Class A Common Stock issuable upon conversion of Class B Common Stock are issued without violation of any applicable law or regulation or of any requirement of any securities exchange or market on which the shares of Class A Common Stock are listed or traded.

          4.2.5.3.3.    The Corporation shall issue certificates for shares of Class A Common Stock upon conversion of the Class B Common Stock without charge to the holder of shares of Class B Common Stock or any of its transferees for any issue or transfer tax (other than taxes in respect of any transfer of Class B Common Stock occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Class A Common Stock in a name other than that of the transferee of the Class B Common Stock that is to receive shares of Common Stock pursuant to this Section 4.2.5, and no such issuance or delivery need be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been, or will timely be, paid.

          4.2.5.3.4.    The Corporation shall cause each share of Class A Common Stock issued as a result of conversion of Class B Common Stock to be accompanied by any rights associated generally with each other share of Class A Common Stock outstanding as of the applicable Class B Conversion Date.

          4.2.6.    Conversion of Class A Common Stock

          4.2.6.1.    Automatic Conversion.    Subject to the provisions of this Section 4.2, at any time that a share of Class A Common Stock becomes owned beneficially or of record by ED&F, such share of Class A Common Stock, without any further action or deed on the part of the Corporation or any other Person, shall automatically convert into one fully paid and nonassessable share of Class B Common Stock. The date of such conversion is referred to herein as the "Class A Conversion Date."

          4.2.6.2.    No Optional Conversion.    The shares of Class A Common Stock shall not be convertible into shares of Class B Common Stock at the option of the holders thereof.

          4.2.6.3.    Mechanics of Conversion.

          4.2.6.3.1    On the Class A Conversion Date: (1) the Person in whose name or names any certificate or certificates for shares of Class B Common Stock shall be issuable upon conversion shall be deemed to have become the holder of record of the shares of Class B Common Stock represented thereby at such time, and (2) the shares of Class A Common Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate except the right to receive certificates representing shares of Class B Common Stock pursuant to this Section 4.2.6.

          Upon the occurrence of such conversion of shares of Class A Common Stock, the holder of such converted shares shall surrender the certificate or certificates representing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Class A Common Stock for this purpose). Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Class A Common Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney. As promptly as practicable after the surrender by the holder of the certificates for shares of Class A Common Stock as aforesaid, the Corporation shall (i) issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, a certificate or certificates for the whole number of shares of Class B Common Stock issuable upon the conversion of such shares of Class A Common Stock.

          All shares of Class B Common Stock issued upon conversion of shares of Class A Common Stock will, upon issuance, be duly and validly authorized and issued, fully paid and nonassessable, free from any preemptive rights imposed by the DGCL or this Certificate of Incorporation and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

          4.2.6.3.2.    The Corporation shall issue certificates for shares of Class B Common Stock upon conversion of the Class A Common Stock without charge to the holder of shares of Class A Common Stock or any of its transferees for any issue or transfer tax (other than taxes in respect of any transfer of Class A Common Stock occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Class A Common Stock in a name other than that of the transferee of the Class A Common Stock that is to receive shares of Common Stock pursuant to this Section 4.2.6, and no such issuance or delivery need be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been, or will timely be, paid.

          4.2.6.3.3.    The Corporation shall cause each share of Class B Common Stock issued as a result of conversion of Class A Common Stock to be accompanied by any rights associated generally with each other share of Class B Common Stock outstanding as of the applicable Class A Conversion Date.

        4.3.    Preferred Stock.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding and not in the aggregate above the number of authorized shares of Preferred Stock. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. In all cases, the foregoing provisions of this Section 4.3 shall be subject to any other applicable provisions contained herein.

          4.3.1.    Series A Perpetual Convertible Preferred Stock.

          4.3.1.1.    Generally.    Each share of Series A Preferred Stock shall rank equally with all other shares of Series A Preferred Stock in all respects and shall be subject to the provisions of this Certificate of Incorporation.

          4.3.1.2.    Rank.    The Series A Preferred Stock shall, with respect to payment of Base Dividends (as defined below) and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, (a) rank senior and prior to the Common Stock and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Series A Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities, including the Common Stock, are collectively referred to herein as the "Series A Junior Securities"), (b) rank on a parity with each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Series A Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the "Series A Parity Securities"), and (c) rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series A Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the "Series A Senior Securities"). The respective definitions of Series A Junior Securities, Series A Parity Securities and Series A Senior Securities shall also include any rights, options or warrants exercisable or exchangeable for or convertible into any of the Series A Junior Securities, Series A Parity Securities or Series A Senior Securities, as the case may be.

          4.3.1.3.    Dividends.

          4.3.1.3.1.    Cash dividends in the amount of $0.0344 per share of Series A Preferred Stock (the "Base Dividend") shall accrue on a quarterly basis from and including the issuance date of such share of Series A Preferred Stock until the seventh anniversary of the Closing, whether or not earned or declared, and whether or not there are any profits, surplus or other funds of the Corporation legally available for the payment of dividends.

          4.3.1.3.2.    The obligation of the Corporation to pay dividends on the Series A Preferred Stock shall be cumulative so that if the full amount required to be paid for any Series A Dividend Period (as defined in Subsection 4.3.1.3.4) shall not have been paid or declared and a sum sufficient for the payment thereof irrevocably set apart, the amount not paid shall continue to be accrued on the books and records of the Corporation.

          4.3.1.3.3.    Subject to the DGCL and the rights of any holders of Series A Parity Securities and Series A Senior Securities, each holder of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors such dividends, when available, out of the assets or the profits of the Corporation legally available therefor.

          4.3.1.3.4.    Once declared, Base Dividends on the outstanding shares of Series A Preferred Stock will be payable with respect to each period commencing on and including the later of (x) the issuance date of such shares and (y) the most recent Dividend Payment Date on which Base Dividends were paid with respect to such shares and ending on, but not including, the next succeeding Dividend Payment Date (each such period, a "Series A Dividend Period"), to holders of Series A Preferred Stock of record as of the related Dividend Record Date. Base Dividends payable on the Series A Preferred Stock with respect to any period other than a full Series A Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, payment of Base Dividends shall be made on the next succeeding Business Day and no additional amount shall accrue in respect thereof as a result of such delayed payment.

          4.3.1.3.5.    In the event that the Board of Directors declares a dividend on the Series A Preferred Stock with respect to a Series A Dividend Period in an amount less than the full amount payable to the holders of Series A Preferred Stock with respect to such Series A Dividend Period, pursuant to Subsections 4.3.1.3.1 through 4.3.1.3.4 (such lesser amount, a "Partial Series A Dividend"), such Partial Series A Dividend shall be distributed to the holders of Series A Preferred Stock on a pro rata basis with respect to the shares of the Series A Preferred Stock outstanding as of the related Dividend Record Date; provided, however, that any shares of Series A Preferred Stock held in escrow pursuant to the Escrow Agreement (as defined below) shall not be treated as outstanding for purposes of payment (though the amount not paid shall continue to be accrued on the books and records of the Corporation). If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based on the aggregate accrued but unpaid dividends on the shares of Series A Preferred Stock held by each such holder.

          4.3.1.3.6.    Restrictions on Dividends in Respect of Series A Parity Securities and Series A Junior Securities.

          4.3.1.3.6.1.    The Corporation may pay or set aside funds for the payment of a dividend or other distribution in respect of Series A Junior Securities if, and only if, (i) all accrued and unpaid Base Dividends on the Series A Preferred Stock have been declared and paid for all prior Series A Dividend Periods, as required by Subsections 4.3.1.3.1 and 4.3.1.3.2, and (ii) the Board of Directors has declared, and the Corporation pays, contemporaneously with the payment of such dividend, the accrued, but unpaid, portion of each Base Dividend payable to the holders of Series A Preferred Stock pursuant to Subsections 4.3.1.3.1 and 4.3.1.3.2 with respect to the Series A Dividend Period in which such payment of a dividend or other distribution in respect of any Series A Parity Securities or Series A Junior Securities would occur (each, a "Corresponding Series A Dividend Payment"). For each Series A Dividend Period in which a Corresponding Series A Dividend Payment has been made, the amount of the dividend otherwise payable per each share of Series A Preferred Stock on the corresponding Dividend Payment Date pursuant to Subsection 4.3.1.3.1 and 4.3.1.3.2 shall be reduced by the amount of any Corresponding Series A Dividend Payments paid on account of such share during such Series A Dividend Period.

          4.3.1.3.6.2.    For so long as any shares of Series A Preferred Stock are outstanding, unless the Corporation has obtained the written consent or affirmative vote of holders of at least a majority of the voting power of the outstanding shares of Series A Preferred Stock, voting separately as a single class (each share of Series A Preferred Stock having a vote equal to the number of shares of Common Stock issuable as of the record date in respect of such vote upon conversion of one share of Series A Preferred Stock), in person or by proxy, either by consent in lieu of a meeting or at a special or annual meeting of stockholders called for that purpose, until (x) all accrued but unpaid Base Dividends have been paid on the Series A Preferred Stock by the Corporation for any prior Series A Dividend Period, and (y) the Board of Directors has declared, and the Corporation has paid, that portion of the Base Dividend with respect to the current Series A Dividend Period, the following restrictions shall be applicable:

            (A)  no dividend or distribution may be declared, set aside or paid on any Series A Junior Securities (other than in shares of Series A Junior Securities or options or warrants to acquire such Series A Junior Securities);

            (B)  the Corporation may not, directly or indirectly, repurchase, redeem or otherwise acquire (and no monies may be paid to or made available for a sinking fund for the redemption, purchase or other acquisition of any shares of Series A Junior Securities) any shares of Series A Junior Securities (except by conversion into or exchange for Series A Junior Securities or for purposes of any employee benefit plan then in effect) other than the repurchase or redemption of warrants to purchase shares of Class A Common Stock (other than from Shermen WSC Holding LLC or any officer or director of the Corporation) for an aggregate purchase price not greater than $15,000,000; and

            (C)  the Corporation may not, directly or indirectly, repurchase, redeem or otherwise acquire and no monies may be paid to or made available for a sinking fund for the redemption, purchase or other acquisition of any shares of Series A Junior Securities or Series A Parity Securities otherwise than pursuant to a concurrent pro rata redemption, purchase or other acquisition of the outstanding shares of Series A Preferred Stock and such other Series A Parity Securities.

          Notwithstanding the foregoing, nothing in this Certificate of Incorporation shall restrict the Corporation at any time from repurchasing the warrants to purchase shares of its common stock (the "Warrants") at a price per Warrant equal to $0.01 per share of common stock that the holder of such Warrant may purchase thereunder, to the extent the terms of the Warrants permit the Corporation to repurchase the Warrants at such price.

          If a portion of any Base Dividend payable to holders of Series A Preferred Stock has been paid with respect to the current Series A Dividend Period as required by and in accordance with this Subsection 4.3.1.3.6.2, the amount of the dividend otherwise payable to the holders of Series A Preferred Stock on the Dividend Payment Date for such current Series A Dividend Period pursuant to Subsections 4.3.1.3.1 through 4.3.1.3.5 shall be reduced by the amount of such payment.

          4.3.1.3.7.    Participation Rights of Series A Preferred Stock; Waiver.

          4.3.1.3.7.1.    The holders of shares of Series A Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash, securities, evidences of indebtedness, or assets, of the Corporation, any of its Subsidiaries or any other Person (or rights, options or warrants to subscribe for or acquire any of the foregoing), or otherwise) on the shares of Common Stock as if immediately prior to each Dividend Record Date for the Common Stock, the shares of Series A Preferred Stock then outstanding were converted into shares of Common Stock (in the manner described in Section 4.3.1.6); provided, however, that holders of shares of Series A Preferred Stock shall not be entitled to participate in any dividend or distribution declared and paid on shares of the Corporation's Common Stock in connection with the Closing. Dividends or distributions payable pursuant to the preceding sentence shall be payable to the holders of Series A Preferred Stock on the same date that such dividends or distributions are payable to holders of shares of Common Stock. Each such dividend or distribution shall be payable to the holders of record of shares of Series A Preferred Stock as they appear on the stock records of the Corporation at the close of business on the applicable Dividend Record Date.

          4.3.1.3.7.2.    Holders of any shares of Series A Preferred Stock may waive their right to participate in each dividend or distribution made on Common Stock pursuant to this Subsection 4.3.1.3.7 with respect to such shares of Series A Preferred Stock. Any such waiver shall be evidenced in a writing delivered to the Corporation at least ten (10) days prior to the relevant Dividend Payment Date.

          4.3.1.3.8.    Shares of Series A Preferred Stock Held in Escrow.    For so long as any shares of Series A Preferred Stock are held in escrow pursuant to the Stock Escrow Agreement, and notwithstanding anything to the contrary in this Section 4.3.1.3:

            (a)   any declared dividends and other distributions in respect of such escrowed shares of Series A Preferred Stock shall accrue on the books and records of the Corporation, but shall not be paid, with respect to any such escrowed shares pursuant to this Section 4.3.1.3;

            (b)   any restrictions on dividends with respect to any Series A Parity and Series A Junior Securities set out in Section 4.3.1.3.6 shall be deemed to be waived by the holders of, and shall have no effect with respect to, any such escrowed shares; provided, however, that such restrictions shall remain in effect with respect to any issued and outstanding shares of Series A Preferred Stock not held in escrow pursuant to the Escrow Agreement; and

            (c)   any such escrowed shares which are subsequently released from escrow pursuant to the Escrow Agreement shall be treated, in all cases, as if such shares had been issued and delivered at the Closing to the Person receiving such shares upon their release from escrow, and as if such shares were outstanding as of the date of the Closing, and the Corporation shall pay all dividends and other distributions that have accrued on such shares during the period from the Closing until the date of such release from escrow.

          4.3.1.3.9.    No dividend or other distribution on the Series A Preferred Stock shall be authorized or declared by the Board of Directors or be paid or set aside for payment by the Corporation if and to the extent the terms and provisions of any agreement entered into by the Corporation in compliance with applicable law and the Corporation's contractual obligations (whether existing on the date of the Closing or thereafter), including any agreement relating to its indebtedness, would prohibit such authorization, declaration, payment or setting apart for payment or provide that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration or payment would be restricted or prohibited by law.

          4.3.1.4.    Liquidation Preference.

          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall, with respect to each such share of Series A Preferred Stock, be entitled to receive the greater of (a) $5.50 per such share of Series A Preferred Stock, in each case plus an amount equal to any Base Dividends accrued thereon pursuant to Sections 4.3.1.3.1 through 4.3.1.3.4 and remaining unpaid thereon and (b) at any time, the payment such holders would have received had such holders, immediately prior to such liquidation, dissolution or winding up, converted such share of Series A Preferred Stock into shares of Common Stock (at the conversion rate described in Section 4.3.1.6), in each case, before any payment or distribution of any assets or profits of the Corporation is made or set apart for holders of any Series A Junior Securities (the "Series A Liquidation Preference"). If the assets distributable in any such event to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full preferential amounts to which they may be entitled, such assets shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive. For purposes of this Section 4.3.1.4, neither (x) the sale, conveyance, exchange or transfer for cash, shares of stock, other securities or other consideration of all or substantially all the assets or business of the Corporation (other than in connection with the voluntary or involuntary liquidation, winding up or dissolution of the Corporation) nor (y) the merger, consolidation or share exchange of the Corporation into or with any other Person shall be deemed to be a liquidation, winding up or dissolution, voluntary or involuntary.

          4.3.1.5.    Voting Rights.

          4.3.1.5.1.    Subject to Subsection 4.2.3.2.4 and except as set forth in Subsection 4.3.1.5.2, holders of shares of Series A Preferred Stock shall not be entitled to vote (in their capacity as holders of Series A Preferred Stock) on any matter submitted to a vote of the stockholders of the Corporation, but shall be entitled to prior written notice of, and to attend and observe, all special and annual meetings of the stockholders of the Corporation.

          4.3.1.5.2.    For so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the written consent or affirmative vote by holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class (each share of Series A Preferred Stock having a vote equal to the number of shares of Common Stock issuable as of the record date in respect of such vote upon conversion of one share of Series A Preferred Stock), in person or by proxy, either by consent in lieu of a meeting or at a special or annual meeting of stockholders called for that purpose:

            (a)   amend, alter or repeal (by merger, consolidation or otherwise) any provision of this Certificate of Incorporation or the by-laws of the Corporation (the "By-Laws") so as to, or in a manner that would, adversely affect the preferences, rights, privileges or powers of the Series A Preferred Stock or in a manner inconsistent with the provisions of the Stockholder's Agreement entered into by the Corporation and Westway Holdings Corporation on the date of the Closing, and without limitation of the rights of any party thereto;

            (b)   reclassify any Common Stock or any other Series A Junior Securities into shares or other securities having any preference or priority as to the payment of dividends, or the distribution of assets or profits superior to, or on a parity with, any such preference or priority of the Series A Preferred Stock;

            (c)   create, increase the number of authorized shares of or issue, or obligate itself to issue, any class of equity securities or series of Preferred Stock, including any security convertible into or exchangeable or exercisable for any equity security, having any preference or priority superior to or on a parity with the Series A Preferred Stock;

            (d)   increase the number of authorized shares of Preferred Stock or Series A Preferred Stock;

            (e)   conduct a Pro Rata Repurchase, other than the repurchase or redemption of warrants to purchase shares of Class A Common Stock (other than from Shermen WSC Holding LLC or any officer or director of the Corporation) for an aggregate purchase price not greater than $15,000,000; or

            (f)    sell, convey, or otherwise dispose of or encumber all, or substantially all, of the assets of the Corporation, or enter into a merger, consolidation, recapitalization, stock purchase or other transaction resulting in the acquisition of the Corporation by another person (except for any such transaction after the consummation of which the stockholders of the Corporation own in excess of 50% of the voting securities of the surviving entity or its parent and that does not otherwise require the consent of the Series A Preferred Stock under Section 4.3.1.5.2(a)).

          4.3.1.5.3.    The consent or votes required in Subsection 4.3.1.5.2 hereof shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of this Certificate of Incorporation or the By-Laws.

          4.3.1.6.    Conversion.

          4.3.1.6.1.    Right To Convert.

          4.3.1.6.1.1.    Subject to the provisions of this Subsection 4.3.1.6.1, a holder of shares of Series A Preferred Stock shall have the right, at any time and from time to time, at such holder's option, to convert any or all of such holder's shares of Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at the conversion price equal to the "Initial Series A Conversion Price" per share of Common Stock (as defined below), subject to adjustment as described in Subsection 4.3.1.6.5 (as adjusted, the "Series A Conversion Price"). The number of shares of Common Stock into which one share of the Series A Preferred Stock shall be convertible (calculated as to each conversion to the nearest 1/10,000th of a share) shall be determined by dividing (A) $5.50 plus the amount of any Base Dividends and other dividends and distributions which have accrued prior to the applicable Series A Conversion Date (as defined below) on such share of Series A Preferred Stock (such amount being the "Series A Preferred Share Price") by (B) the Series A Conversion Price in effect at the time of conversion. The "Initial Series A Conversion Price" shall be $5.50.

          4.3.1.6.1.2.    Notwithstanding the foregoing, any share of Series A Preferred Stock owned beneficially or of record by ED&F shall not be convertible into any share of Common Stock to the extent that such conversion would result in the combined record or beneficial ownership by ED&F of greater than 49.5% of the outstanding Common Stock of the Corporation.

          4.3.1.6.1.3.    Shares of Series A Preferred Stock which are converted into Common Stock pursuant to this Section 4.3.1.6 shall (i) if owned beneficially or of record by ED&F, be converted into shares of Class B Common Stock pursuant to Subsection 4.3.1.6.2 or (ii) if not owned beneficially or of record by ED&F, be converted into shares of Class A Common Stock pursuant to Subsection 4.3.1.6.2.

          4.3.1.6.2.    Mechanics of Conversion.

          4.3.1.6.2.1.    A holder of shares of Series A Preferred Stock that elects to exercise its conversion rights pursuant to Subsection 4.3.1.6.1 shall provide notice to the Corporation as follows:

            (a)   To exercise its conversion right pursuant to Subsection 4.3.1.6.1.1 hereof, the holder of shares of Series A Preferred Stock to be converted shall surrender the certificate or certificates representing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Series A Preferred Stock for this purpose) with a written notice of election to convert, completed and signed, specifying the number of shares to be converted.

            (b)   Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney, and an amount sufficient to pay any transfer or similar tax in accordance with Subsection 4.3.1.6.2.5 hereof (or evidence that such tax has been or will timely be paid, as provided by Subsection 4.3.1.6.2.5). As promptly as practicable after the surrender by the holder of the certificates for shares of Series A Preferred Stock as aforesaid (but in any event within three Business Days), the Corporation shall (i) issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares and a check payable in an amount corresponding to any fractional interest in a share of Common Stock as provided in Subsection 4.3.1.6.2.6 hereof and (ii) issue and deliver a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

          4.3.1.6.2.2.    Each conversion shall be deemed to have been effected immediately prior to the close of business on the first Business Day on which the certificates for shares of Series A Preferred Stock shall have been surrendered and such notice received by the Corporation pursuant to Subsection 4.3.1.6.2.1 (the "Series A Conversion Date"). At such time on the Series A Conversion Date: (x) the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby, and (y) the shares of Series A Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 4.3.1.6.

          4.3.1.6.2.3.    All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights imposed by this Certificate of Incorporation and free from all taxes, liens, security interests and charges, including without limitation any issuance, documentary, stamp, transfer or similar tax or governmental charge (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith) or other costs incurred by the Corporation connection with such conversion and the related issuance of shares of Common Stock.

          4.3.1.6.2.4.    Holders of shares of Series A Preferred Stock at the close of business on the Dividend Record Date for any payment of a dividend or other distribution in which shares of Series A Preferred Stock are to participate pursuant to Section 4.3.1.6.3 hereof shall be entitled to receive the dividend or other distribution payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Record Date and prior to such Dividend Payment Date, and a holder of shares of Series A Preferred Stock on a Dividend Record Date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such Dividend Payment Date will receive the dividend or other distribution payable by the Corporation on such shares of Series A Preferred Stock if and when paid, and the converting holder need not include payment of the amount of such dividend or distribution upon surrender of shares of Series A Preferred Stock for conversion.

          4.3.1.6.2.5.    From the date hereof, the Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Class A Common Stock and Class B Common Stock, solely for the purpose of effecting conversions of the Series A Preferred Stock, the aggregate number of shares of Class A Common Stock and Class B Common Stock, as the case may be, issuable upon conversion of the Series A Preferred Stock (as if all shares of Series A Preferred Stock are so convertible). The Corporation will procure, at its sole expense, the listing of all shares of Common Stock issuable upon conversion of Series A Preferred Stock, subject to issuance or notice of issuance, on the principal domestic stock exchange on which the Common Stock is then listed or traded. The Corporation will take all actions as may be necessary to ensure that all shares of Common Stock issuable upon conversion of Series A Preferred Stock will be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the shares of Class A Common Stock or Class B Common Stock are listed or traded.

          4.3.1.6.2.6.    Issuances of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holder of shares of Series A Preferred Stock or any of its transferees for any issue or transfer tax, including without limitation any issuance, documentary, stamp, transfer or similar tax or governmental charge (other than taxes in respect of any transfer of Series A Preferred Stock occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation.

          4.3.1.6.2.7.    In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay cash in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price (as defined below) per share of Common Stock on the applicable Series A Conversion Date.

          4.3.1.6.2.8.    The Corporation shall ensure that each share of Common Stock issued as a result of conversion of Series A Preferred Stock shall be accompanied by any rights associated generally with each other share of Common Stock outstanding as of the applicable Series A Conversion Date.

          4.3.1.6.2.9.    So long as any shares of Series A Preferred Stock remain outstanding, and except as required by law, the Corporation will not close it books against the transfer of any shares of Series A Preferred Stock or the Common Stock issuable upon conversion of shares of Series A Preferred Stock or take any other action in any manner which interferes with the timely conversion of such shares.

          4.3.1.6.3.    Adjustments to Series A Conversion Price.    From and after the date shares of Series A Preferred Stock are initially issued, the Series A Conversion Price shall be adjusted from time to time as follows:

          4.3.1.6.3.1.    Stock Splits, Subdivisions, Reclassifications or Combinations.    If the Corporation (A) declares a dividend or makes a distribution on its Common Stock in shares of Common Stock, (B) subdivides or reclassifies the outstanding shares of Common Stock into a greater number of shares, or (C) combines or reclassifies the outstanding Common Stock into a smaller number of shares, the Series A Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Series A Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action; provided, however, that the Series A Conversion Price with respect to any shares of Series A Preferred Stock need not be adjusted in respect of a dividend or distribution covered by this paragraph to the extent the holder thereof participates in such dividend or distribution equally and ratably on an as-converted basis for such Series A Preferred Stock pursuant to Subsection 4.3.1.3.

          4.3.1.6.3.2.    Other Distributions.    If the Corporation fixes a Dividend Record Date for the making of a dividend or distribution to all holders of shares of its Common Stock of (A) shares of any class of stock of any Person other than shares of the Corporation's Common Stock, or (B) evidence of indebtedness of the Corporation or any Subsidiary, or (C) assets (excluding dividends or distributions covered by Subsection 4.3.1.6.3.1 hereof), or (D) rights or warrants in respect of any of the foregoing, then in each such case the Series A Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by multiplying (1) the Series A Conversion Price in effect immediately prior thereto by (2) a fraction, the numerator of which shall be the Market Price per share of Common Stock on such Dividend Record Date less the then fair market value (as determined by a firm of independent public accountants or an independent appraiser, in each case, of recognized national standing selected by the Board of Directors, provided that such value shall not for purposes hereof in any event be equal to or greater than the Market Price per share of Common Stock on such record date) as of such Dividend Record Date of the shares, assets, evidences of indebtedness, rights or warrants so paid with respect to one share of Common Stock, and the denominator of which shall be the Market Price per share of Common Stock on such Dividend Record Date; provided, further, however, that the Series A Conversion Price of shares of Series A Preferred Stock held by a holder thereof need not be reduced in respect of a dividend or distribution covered by this Subsection 4.3.1.6.3.2 to the extent such holder shall participate in such dividend or distribution equally and ratably on an as-converted basis for such Series A Preferred Stock pursuant to Section 4.3.1.3. In the event that such dividend or distribution is not so made, the Series A Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Series A Conversion Price that would then be in effect if such record date had not been fixed.

          4.3.1.6.3.3.    Certain Repurchases of Common Stock.    If the Corporation effects a Pro Rata Repurchase of Common Stock, then the Series A Conversion Price shall be reduced to the price determined by multiplying the Series A Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction, the numerator of which shall be the product of (A) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at such Effective Date, multiplied by (B) the Market Price per share of Common Stock on the trading day next succeeding such Effective Date, and the denominator of which shall be the sum of (X) the fair market value of the aggregate consideration payable to stockholders of the Corporation based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of such Effective Date (the shares deemed so accepted, up to any maximum, being referred to as the "Purchased Shares") and (Y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at such Effective Date and the Market Price per share of Common Stock on the trading day next succeeding such Effective Date, such reduction to become effective immediately prior to the opening of business on the day following such Effective Date.

          The Series A Conversion Price need not be adjusted under the preceding paragraph in respect of a Pro Rata Repurchase if (A) the consideration offered and paid by the Corporation in such Pro Rata Repurchase consists solely of cash and (B) concurrently with the related Offer (as defined below) by the Corporation to the holders of Common Stock in respect of such Pro Rata Repurchase, the Corporation also makes an offer, in writing and in compliance with applicable laws, to all holders of Series A Preferred Stock to purchase a percentage of all shares of Series A Preferred Stock equal to the percentage of all shares of Common Stock that the Corporation has offered to purchase under the related Offer, which offer to the holders of Series A Preferred Stock shall be open for the same period, offer the same form of consideration, and otherwise be on the same terms and conditions, as such Offer to the holders of Common Stock in all material respects, provided that the amount of consideration payable by the Corporation per share of Series A Preferred Stock in such offer to the holders of Series A Preferred Stock shall be equal to the product of (X) the amount of consideration payable by the Corporation per share of Common Stock in the Offer to the holders of Common Stock multiplied by (Y) the number of shares of Common Stock into which one share of Series A Preferred Stock could be converted under this Section 4.3.1.6 at such time.

          4.3.1.6.3.4.    Business Combinations.    In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock covered by Subsection 4.3.1.6.3.1 hereof), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by a holder of the number of shares of Common Stock of the Corporation into which a share of Series A Preferred Stock would have been convertible at the conversion rate described under this Subsection 4.3.1.6 immediately prior to the Business Combination or reclassification. The Corporation, or the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the rights of the holders of Series A Preferred Stock established in this Certificate of Incorporation are unchanged, except as permitted by Section 4.3.1.6 hereof or as required by applicable law. The certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4.3.1.6.

          4.3.1.6.3.5.    Successive Adjustments.    Successive adjustments in the Series A Conversion Price shall be made, without duplication, whenever any event specified in Subsections 4.3.1.6.3.1 through 4.3.1.6.3.4 shall occur.

          4.3.1.6.3.6.    Rounding of Calculations; Minimum Adjustments.    All calculations under this Subsection 4.3.1.6.3 shall be made to the nearest one-thousandth (1/1,000th) of a cent. No adjustment in the Series A Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this Subsection 4.3.1.6.3.6 are not required to be made will be carried forward and given effect in any subsequent adjustment.

          4.3.1.6.3.7.    Voluntary Adjustment by the Corporation.    The Corporation may at its option, at any time during the term of the Series A Preferred Stock, reduce the then current Series A Conversion Price to any amount deemed appropriate by the Board of Directors; provided, however, that if the Corporation elects to make such adjustment, such adjustment will remain in effect for at least a 15-day period, after which time the Corporation may, at its option, reinstate the Series A Conversion Price in effect prior to such reduction, subject to any interim adjustments pursuant to this Subsection 4.3.1.6.3. Notwithstanding anything herein to the contrary, during any time that Common Stock is listed on the Nasdaq Stock Market, in no event will the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock exceed a number of shares that would require, pursuant to Nasdaq Rule 4350, stockholder approval.

          4.3.1.6.3.8.    Statement Regarding Adjustments.    Whenever the Series A Conversion Price shall be adjusted as provided in this Subsection 4.3.1.6.3, the Corporation shall forthwith file, at the principal office of the Corporation, a certificate showing in reasonable detail the facts requiring such adjustment and the Series A Conversion Price that shall be in effect after such adjustment and the Corporation shall also cause a copy of such certificate to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at the address appearing in the Corporation's records.

          4.3.1.6.3.9.    Notices.    In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Subsection 4.3.1.6.3, the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to the holders of shares of Series A Preferred Stock, in the manner set forth in Subsection 4.3.1.6.3.8, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Series A Preferred Stock.

          4.3.1.6.3.10.    Protection of Conversion Rights.    So long as any shares of Series A Preferred Stock are outstanding, the Corporation, shall not, without the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a single and separate class, amend, alter or repeal any provisions of this Section 4.3.1.6 so as to, or in a manner that would, adversely affect the preferences, rights, privileges or powers of the Series A Preferred Stock.

          4.3.1.7.    Successors and Assigns.

          All parties at any time holding any Series A Preferred Stock and any party purchasing any Series A Preferred Stock from any holder shall be entitled to the benefits of this Section 4.3. In the event that any holder transfers any Series A Preferred Stock such holder shall continue to have the benefits of this Section 4.3 for the period during which such holder was the holder of the Series A Preferred Stock and each subsequent holder thereof shall have all of the rights afforded the prior holder hereunder with the same force and effect as thought he name of such holder were substituted for the name of the prior holder herein.

          4.3.1.8.    Certain Other Provisions.

          4.3.1.8.1.    Initially, record and beneficial ownership of shares of Series A Preferred Stock may not be transferred by their holder, except by operation of law. Following the date that is eighteen months after the date of the Closing, record and beneficial ownership of shares of Series A Preferred Stock may, subject to all applicable state and federal laws, be transferred or sold by their holder.

          4.3.1.8.2.    In the event any shares of Series A Preferred Stock are converted pursuant to, or are otherwise acquired by the Corporation, the shares so converted or otherwise acquired shall be retired and cancelled, shall not be reissued by the Corporation as Series A Preferred Stock, and shall be eliminated from the shares of Series A Preferred Stock which the Corporation shall be authorized to issue.

          4.3.1.8.3.    No provision in this Certificate of Incorporation shall be construed to limit or impair (1) the right of each holder of Series A Preferred Stock to participate equally and ratably in dividends and distributions pursuant to Section 4.3.1.3 hereof or Series A Liquidation Preference payments pursuant to Section 4.3.1.4 hereof, in each case, on an as-converted basis as provided therein, or the operation of any of the conversion adjustment and other provisions of Section 4.3.1.4 hereof or (2) any of the other rights, preferences and privileges of a holder of Series A Preferred Stock pursuant to this Certificate of Incorporation or applicable law.

          4.3.1.8.4.    If any Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of Series A Preferred Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

        FIFTH:    Elimination of Certain Liability of Directors.    No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article Fifth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing as of the time of such repeal or modification.

        SIXTH:    Indemnification.

        6.1.    Right to Indemnification of Directors and Officers.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person in such proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in advance by the Board of Directors. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, either rebut such presumption or create a presumption that (a) the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, (b) with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person's conduct was unlawful or (c) the person was not successful on the merits or otherwise in defense of the proceeding or of any claim, issue or matter therein. If the DGCL is hereafter amended to provide for indemnification rights broader than those provided by this Section 6.1, then the persons referred to in this Section 6.1 shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as so amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment).

        6.2.    Prepayment of Expenses of Directors and Officers.    The Corporation shall pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article SIXTH or otherwise.

        6.3.    Claims by Directors and Officers.    If a claim for indemnification or advancement of expenses under this Article SIXTH is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        6.4.    Indemnification of Employees and Agents.    The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney's fees) reasonably incurred by such person in connection with such proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized in advance by the Board of Directors.

        6.5.    Advancement of Expenses of Employees and Agents.    The Corporation may pay the expenses (including attorney's fees) incurred by an employee or agent in defending any proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

        6.6.    Non-Exclusivity of Rights.    The rights conferred on any person by this Article SIXTH shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this certificate of incorporation, the by-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

        6.7.    Other Indemnification.    The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

        6.8.    Insurance.    The Board of Directors may, to the fullest extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation's expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article SIXTH; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article SIXTH.

        6.9.    Amendment or Repeal.    Any amendment, modification or repeal of the foregoing provisions of this Article SIXTH shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder are contract rights that vest upon a Covered Person's election as a director or officer, and shall inure to the benefit of any Covered Person and such person's heirs, executors and administrators.

        SEVENTH:    Stockholder Action.    Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders pursuant to this Certificate of Incorporation or under applicable law may be effected only at a duly called annual or special meeting of stockholders and with a vote thereat, and may not be effected by consent in writing.

        EIGHTH:    Miscellaneous.    The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating powers of the Corporation and its directors and stockholders:

        8.1.    Definitions.    Unless the context otherwise requires, when used in this Certificate of Incorporation, the following terms shall have the meaning indicated.

        "Affiliate" means with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term "control" (and correlative terms "controlling," "controlled by" and "under common control with") means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

        "beneficially owned" or "owned beneficially" shall have the same meaning as when used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

        "Board of Directors" means the Board of Directors of the Corporation.

        "Business Combination" means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation of all or substantially all of its assets.

        "Business Day" means a day except a Saturday, a Sunday or other day on which banks in the City of New York, New York or London, England are authorized or required by applicable law to be closed.

        "Closing" means the closing under the Transaction Agreement.

        "Dividend Payment Date" means the last day of March, June, September and December of each year, commencing on the first of such days to follow the Closing, or, if any such day is not a Business Day, the next succeeding Business Day.

        "Dividend Record Date" means the date set by the Board of Directors to determine the holders of the Corporation's capital stock entitled to receive any dividend or distribution declared by the Corporation pursuant to this Certificate of Incorporation. Such date shall be not more than 60 days nor less than 10 days preceding the related dividend or distribution payment date.

        "ED&F" means ED&F Man Holdings Limited, its Subsidiaries and Affiliates other than the Corporation, and any Persons with which any of such entities acts together as a group as a stockholder of the Corporation; provided that "ED&F" (i) shall not include the Employee Trust (as such term is defined in the Transaction Agreement), (ii) for purposes only of Subsections 4.2.3.2.4.2 and 4.3.1.6.1.2, shall include any director of ED&F Man Holdings Limited and any ED&F Member, and (iii) except as provided in the preceding clause (ii), shall not include any natural person.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

        "group" or "acts together as a group" shall have the same meaning as when used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

        "Independent" means, when used to determine if a Person is independent of ED&F, that such Person (i) is not a director, executive officer or employee of ED&F (ii) does not act as a group with ED&F as a stockholder of the Corporation, and (iii) does not have a relationship with ED&F, which, in the good faith opinion of the directors of the Corporation would interfere with his or her independent judgment in carrying out the responsibilities of a director of the Corporation.

        In addition, the following Persons shall not be considered Independent of ED&F:

          (a)   a Person who is, or at any time during the past three years was, employed by ED&F;

          (b)   a Person who accepted or who has a family member who accepted any compensation from ED&F in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

            (1)   compensation for board or board committee service;

            (2)   compensation paid to a family member who is an employee (other than an executive officer) of ED&F; or

            (3)   benefits under a tax-qualified retirement plan, or non-discretionary compensation.

          (c)   a Person who is a family member of an individual who is, or at any time during the past three years was, employed by ED&F as an executive officer;

          (d)   a Person who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which ED&F made, or from which the Corporation received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of such organization's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

            (1)   payments arising solely from investments in the Corporation's securities; or

            (2)   payments under non-discretionary charitable contribution matching programs.

          (e)   a Person who is, or who has a family member who is, or at any time during the past three years was, employed as an executive officer of another entity where any of the executive officers of ED&F serve on the compensation committee of such other entity; or

          (f)    a Person who is, or who has a family member who is, a current partner of ED&F's outside auditor, or was a partner or employee of ED&F's outside auditor who worked on ED&F's audit at any time during the past three years.

        "Market Price" means, with respect to a particular security, on any given day, the last reported sales price (regular way) or, in case no such reported sales takes place on such day, the average of the highest asked and lowest bid prices (regular way), of such security, in either case on the principal national securities exchange or securities market on which such security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (i) the average of the highest and lowest sale prices of such security for such day reported by the OTC BB if such security is traded over-the-counter and quoted on the OTC BB, or (ii) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by the OTC BB or any comparable system, or (iii) if such security is not listed on the OTC BB or any comparable system, the average of the highest asked and lowest bid prices of such security as furnished by two members of the Financial Industry Regulatory Authority selected from time to time by the Corporation for that purpose. If such security is not listed and traded in a manner that permits the quotations referred to above to be available for the period required hereunder, the Market Price per share of such security shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.

        "OTC BB" means the over-the-counter Bulletin Board, a quotation system operated by Financial Industry Regulatory Authority.

        "Person" means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

        "Pro Rata Repurchase" means any purchase of shares of Common Stock by the Corporation or any Subsidiary thereof pursuant to any Offer. "Offer" means any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while shares of Series A Preferred Stock are outstanding. The "Effective Date" of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

        "Stock Escrow Agreement" means the Amended and Restated Stock Escrow Agreement, dated as of the date of the Closing, by and among the Corporation, Shermen WSC Holding LLC, a Delaware limited liability company, Westway Holdings Corporation, a Delaware corporation, Continental Stock

Transfer & Trust Company, a New York corporation, as escrow agent, and the Initial Stockholders identified therein, as the same may be amended from time to time.

        "Subsidiary" of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

        "Transaction Agreement" means the Amended and Restated Transaction Agreement, dated as of May 1, 2009, by and among the Corporation, Terminal Merger Sub LLC, a Delaware limited liability company, Feed Merger Sub LLC, a Delaware limited liability company, ED&F Man Holdings Limited, a company limited by shares organized under the Laws of England and Wales, Westway Holdings Corporation, a Delaware corporation, Westway Terminal Company Inc., a Delaware corporation, and Westway Feed Products, Inc., a Delaware corporation.

        "Transfer Agent" means the Corporation's duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Corporation's capital stock, or any successor duly appointed by the Corporation.

        8.2.    The Board of Directors.

          8.2.1.    Number of Directors.    The number of directors of the Corporation which shall constitute the first Board of Directors after the date hereof shall be seven. Thereafter, the number of directors shall be established from time to time in the manner provided in the By-Laws.

          8.2.2.    Classification, Election and Term of Office of Directors.    The directors shall be divided into three classes, designated Class I, Class II and Class III, which shall be designated by the Board of Directors in connection with their nomination as directors at or prior to the Effective Time. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the first annual meeting of stockholders following the Effective Time, the term of office of the Class I directors shall expire and successors to the Class I directors shall be elected for a three-year term. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and successors to the Class II directors shall be elected for a three-year term. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and successors to the Class III directors shall be elected for a three-year term. At each succeeding annual meeting of stockholders beginning in 2010, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall, subject to Subsection 4.2.3.2.4, be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case, except in the case of a change in the class of such director pursuant to Subsection 4.2.3.2.4, will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify. Notwithstanding the foregoing, the election, term of office, filling of vacancies and other features of ED&F Members shall be governed by the terms of this Amended and Restated Certificate of Incorporation or the By-Laws applicable thereto, and except as otherwise provided in Subsection 4.2.3.2.4, ED&F Members so elected shall not be included in classes pursuant to this Section 8.2.2 and the number of such directors shall not be counted in determining the number of directors to be included in each class.

          8.2.3.    Manner of Election of Directors.    Elections of directors need not be by written ballot unless the By-Laws shall so provide.

          8.2.4.    Quorum.    At any regular meeting of the Board of Directors, the presence (including by proxy or via telephone) of at least one director elected by the holders of the shares of Class B Common Stock shall be necessary for a quorum to be constituted. At any special meeting of the Board of Directors, the presence (including by proxy or via telephone) of (a) a majority of the directors elected by the holders of the shares of Class A Common Stock and (b) all of the directors elected by the holders of the shares of Class B Common Stock shall be necessary for a quorum to be constituted.

        8.3.    Certain Related Party Transactions.    Only those directors elected by holders of the shares of the Corporation's Class A Common Stock shall have the right to vote on any transaction of the Corporation in which ED&F is "Interested." For purposes of this Section 8.3, ED&F will be deemed to be Interested only in any transaction in which (i) the Corporation and any Person or Persons who are not Independent of ED&F participate and (ii) such Person or Persons have a direct or indirect material interest in such transaction and the amount involved in such transaction exceeds $120,000.

        8.4.    Amendment of By-Laws.    In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws, subject to the power of stockholders of the Corporation to make, alter, amend or repeal the Bylaws; provided, however, that Section 9.1 and Articles II and III of the By-Laws may be amended or repealed, and new By-Laws may be adopted that would supersede, limit or otherwise alter the effect of Section 9.1 or Articles II and III of the By-Laws, only (i) by the Board of Directors by a vote of the directors that includes the affirmative votes of a majority of the directors elected by the holders of shares of Class A Common Stock and a majority of the directors elected by the holders of shares of Class B Common Stock, and (ii) by the stockholders at an annual or special meeting called for such purpose by the affirmative votes by holders of at least a majority of the voting power of the shares of Class A Common Stock and by holders of at least a majority of the voting power of the shares of Class B Common Stock.

        8.5.    Severability.    In the event any provision (or portion thereof) of this Certificate of Incorporation shall be found to be invalid, prohibited, or unenforceable for any reason, the remaining provisions (or portions thereof) of this Certificate of Incorporation shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited, or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Certificate of Incorporation remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, notwithstanding any such finding.

        8.6.    Headings and Subdivisions.    The headings and various subdivisions used in this Certificate of Incorporation are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        8.7.    Reservation of Right to Amend Certificate of Incorporation.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or herein, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by [                        ], its Chief Executive Officer, as of the [      ] day of May, 2009.

By:	Name: Title: Chief Executive Officer

 Exhibit C

FORM OF
PROXY AGREEMENT

        This PROXY AGREEMENT (this "Agreement") is made as of [    •    ] , 2009, by and between Westway Holdings Corporation, a Delaware corporation ("Holdings"), and Shermen WSC Holding LLC, a Delaware limited liability company ("Founder").

RECITALS

  A.
  Westway Group, Inc., a Delaware corporation formerly known as Shermen WSC Acquisition Corp. (the "Company"), Terminal Merger Sub LLC, a Delaware limited liability company, Feed Merger Sub LLC, a Delaware limited liability company, ED&F Man Holdings Limited, a company limited by shares organized under the laws of England and Wales, Holdings, Westway Terminal Company Inc., a Delaware corporation, and Westway Feed Products, Inc., a Delaware corporation, have entered into that certain Transaction Agreement, dated as of November 25, 2008, as amended and restated as of May 1, 2009 (as so amended and restated, the "Transaction Agreement").

  B.
  Upon the consummation of the closing under the Transaction Agreement, Founder will, pursuant to the Stock Exchange Agreement of even date herewith between Founder and the Company, among other things acquire 60,000 shares of Series A convertible preferred stock, par value $0.0001, of the Company ("Series A Shares").

  C.
  Holdings and Founder desire to enter into this Agreement to set forth certain rights and obligations relating to the voting of the Series A Shares to be acquired by Founder pursuant to the Stock Exchange Agreement.

  D.
  This Agreement is the agreement referred to as the Proxy Agreement in, and its execution by the parties hereto is a condition to the consummation of the closing under, the Transaction Agreement.

  E.
  Capitalized terms used and not defined in this Agreement have the meanings ascribed to such terms in the Transaction Agreement.

        Accordingly, in consideration of the foregoing, the parties agree as follows:

ARTICLE I
APPOINTMENT OF PROXY, ETC.

        Section 1.1    Irrevocable Proxy.    Founder hereby constitutes and appoints Holdings, with full power of substitution, for the period commencing on the date hereof and ending on the date on which Holdings and its Affiliates cease to own, of record or beneficially, any Series A Shares (the "Proxy Term"), as Founder's true and lawful attorney and irrevocable proxy, for and in Founder's name, place and stead, to vote each of the Series A Shares owned by Founder as Founder's proxy, at every meeting of the stockholders of the Company or any adjournment thereof or in connection with any written consent of the Company's stockholders, in any lawful manner Holdings shall in its sole discretion deem appropriate. Founder intends the foregoing proxy to be, and it shall be, irrevocable and coupled with an interest during the Proxy Term and hereby revokes any proxies previously granted by Founder with respect to the Series A Shares. Concurrently with its execution and delivery of this Agreement, Founder shall deliver to Holdings a duly executed irrevocable proxy in the form attached hereto as Exhibit A.

        Section 1.2    Certain Transfers.    For so long as Holdings or any of its Affiliates owns, of record or beneficially, any Series A Shares, Founder shall not, directly or indirectly, sell or otherwise transfer to any Person any or all of its Series A Shares or any power to vote such shares unless the transferee first (i) enters into a written agreement with Holdings, containing terms and conditions satisfactory to Holdings, pursuant to which such transferee agrees to be bound by all of the terms and conditions of this Agreement as if it were Founder and (ii) delivers to Holdings a duly executed irrevocable proxy substantially in the form attached hereto as Exhibit A (with such changes as are necessary to reflect that fact that the grantor of the proxy is the transferee and not Founder).

        Section 1.3    Further Actions.    Founder shall not enter into any agreement or understanding with any Person or take any action during the Proxy Term which will permit any Person to vote or give instructions to vote Founder's Series A Shares in any manner inconsistent with the terms of this ARTICLE I. Founder further agrees to take such further action and execute and deliver, and cause others to execute and deliver such other instruments as may be necessary to effectuate the intent of this Agreement, including without limitation, proxies and other documents permitting the Company or any of its officers to vote Founder's Series A Shares or to direct the record owners thereof to vote Founder's Series A Shares in accordance with this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF FOUNDER

        Section 2.1    Due Authority.    Founder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by or on behalf of Founder and, assuming its due authorization, execution and delivery by Holdings, constitutes a legal, valid and binding obligation of Founder, enforceable against Founder in accordance with its terms.

        Section 2.2    No Conflict; Consents.

          (a)   The execution and delivery of this Agreement by Founder does not, and the performance by Founder of its obligations under this Agreement and the compliance by Founder with the provisions hereof do not and will not, conflict with or violate any Law applicable to Founder or any of the Organizational Documents of Founder. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Founder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Founder of the transactions contemplated hereby.

          (b)   The execution and delivery of this Agreement by Founder does not, and the performance of this Agreement by Founder will not, require any consent, approval, authorization or permit of, or filing with (except for applicable requirements, if any, of the Exchange Act), or notification to, any Governmental Authority by Founder.

          (c)   No other Person has, or will have during the Proxy Term (as defined below), any right, directly or indirectly, to vote or control or affect the voting of Founder's Series A Shares.

ARTICLE III
MISCELLANEOUS

        Section 3.1    Entire Agreement.    This Agreement (including the preamble and recitals hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        Section 3.2    Assignment.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by Founder without the prior written consent of Holdings shall be void.

        Section 3.3    Headings.    The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        Section 3.4    Specific Performance.    Founder acknowledges that any breach by it of this Agreement would cause Holdings irreparable harm and agrees that, in addition to all other remedies available to Holdings under applicable Law, Holdings shall be entitled to an injunction or injunctions to prevent breaches by Founder of this Agreement or to enforce specifically the performance of any of the terms and provisions hereof in any court of competent jurisdiction.

        Section 3.5    No Amendment or Waiver.    No amendment, modification or discharge of this Agreement, and no waiver hereunder, will be valid or binding unless set forth in writing and duly executed by the party against which enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

        Section 3.6    Severability.    If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 3.7    Governing Law.    This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction.

        Section 3.8    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement. Either party may deliver its signed counterpart of this Agreement to the other party by means of facsimile or any other electronic medium, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

WESTWAY HOLDINGS CORPORATION
By:
Name: Title:
SHERMEN WSC HOLDING LLC
By:
Name: Title:

EXHIBIT A

FORM OF
IRREVOCABLE PROXY

        The undersigned holder of 60,000 shares of Series A Preferred Stock, par value $.0001 per share (the "Series A Preferred Stock"), of Westway Group, Inc., a Delaware corporation (the "Company"), hereby appoints Westway Holdings Corporation, Inc., as proxy ("Holdings"), with full power of substitution, for the period commencing on the date hereof and ending on the date on which Holdings and its affiliates cease to own, of record or beneficially, any Series A Preferred Stock of the Company, for and in the name of the undersigned at any annual or special meeting of the stockholders of the Company, and at any and all postponements or adjournments thereof, to vote all shares of the Series A Preferred Stock held by the undersigned in any lawful manner Holdings shall in its sole discretion deem appropriate, as if the undersigned were present and voting such shares. The undersigned hereby affirms that this Irrevocable Proxy is coupled with an interest and is irrevocable, and ratifies and confirms all that Holdings may lawfully do or cause to be done by virtue hereof.

Dated as of [                        ]

SHERMEN WSC HOLDING LLC
By:
Name: Title:

 Exhibit D

FORM OF
REGISTRATION RIGHTS AGREEMENT

        This REGISTRATION RIGHTS AGREEMENT, dated as of May    , 2009 (this "Agreement"), is made among Westway Group, Inc., formerly known as Shermen WSC Acquisition Corp., a Delaware corporation (the "Company"), Westway Holdings Corporation, a Delaware corporation (the "Stockholder") and each of the certain employees of ED&F (as defined below) or one or more of its affiliates identified on Annex A attached hereto who have executed this Agreement (the "Designated Employees").

  A.
  The Company, Terminal Merger Sub LLC, a Delaware limited liability company, Feed Merger Sub LLC, a Delaware limited liability company, ED&F Man Holdings Limited, a company limited by shares organized under the laws of England and Wales ("ED&F"), the Stockholder, Westway Terminal Company Inc., a Delaware corporation, and Westway Feed Products, Inc., a Delaware corporation, have entered into that certain Transaction Agreement, dated as of November 25, 2008, as amended and restated on May 1, 2009 (as so amended and restated, the "Transaction Agreement").

  B.
  Upon the consummation of the closing under, and pursuant to, the Transaction Agreement, the Stockholder will acquire shares of common stock, par value $0.0001 per share, of the Company ("Common Shares") and shares of Series A Convertible Preferred Stock, par value $0.0001, of the Company ("Series A Shares").

  C.
  Upon the consummation of the closing under the Transaction Agreement, certain employees of ED&F or one or more of its affiliates and certain employees of the Company or one or more of its affiliates listed on Annex A to this Agreement (including, for the avoidance of doubt, the Designated Employees, the "Employees") will acquire Common Shares (the "Employees' Common Shares") from ED&F Man 2009 Employee Trust.

  D.
  The Company, the Stockholder and the Designated Employees desire to enter into this Agreement to provide (i) the Stockholder with certain rights relating to the registration of the Stockholder's Common Shares and the Common Shares issuable to the Stockholder upon conversion of its Series A Shares and (ii) the Employees with certain rights relating to the registration of the Employees' Common Shares.

  E.
  This Agreement is the agreement referred to as the Registration Rights Agreement in, and its execution by the parties to this Agreement is a condition to the consummation of the closing under, the Transaction Agreement.

  F.
  Capitalized terms used and not elsewhere defined in this Agreement have the meanings specified in Section 10.

        Accordingly, in consideration of the foregoing, the parties agree as follows:

        1.    Demand Registrations.

          (a)    Requests for Registration.    At any time following the Start Date, the Required Holders may request in writing that the Company effect the registration of all or any part of the Registrable Securities held by such Required Holders (a "Registration Request"); provided that the Company shall not be obligated to register a number of Registrable Securities equal to less than 10% of the issued and outstanding shares of the Company's common stock calculated on an As-Converted Basis. Promptly after its receipt of any Registration Request, the Company shall give written notice of such request to all other Holders, and shall use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered by the Required Holders in the Registration Request or by any other Holders by written notice to the Company given within 30 days after the date the Company has given such Holders notice of the Registration Request. The Company shall pay all Registration Expenses incurred in connection with any registration pursuant to this Section 1.

          (b)    Limitation on Demand Registrations.    The Company will not be obligated to effect more than four registrations pursuant to this Section 1, provided that a request for registration will not count for the purposes of this limitation if (i) the Required Holders determine in good faith to withdraw (prior to the effective date of the Registration Statement relating to such request) the proposed registration due to marketing or regulatory reasons, (ii) the Registration Statement relating to such request is not declared effective within 180 days of the date such registration statement is first filed with the Commission, (iii) prior to the sale of at least 90% of the Registrable Securities included in the registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Required Holders' reasonable satisfaction within 30 days of the date of such order, (iv) more than 20% of the Registrable Securities requested by the Required Holders to be included in the registration are not so included pursuant to Section 1(f), or (v) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a default or breach thereunder by the Required Holders). Notwithstanding the foregoing, the Company shall pay all Registration Expenses in connection with any request for registration pursuant to Section 1(a) regardless of whether or not such request counts toward the limitation set forth above. The Company will not be obligated to effect more than one registration pursuant to Section 1(a) during any 180-day period.

          (c)    Short-Form Registrations.

              (i)  The Company shall use its reasonable best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms or any similar short-form registration ("Short Form Registrations") as soon as practicable after the date hereof. At any time after the Start Date, the Required Holders will be entitled to request an unlimited number of Short-Form Registrations, in addition to the registration rights provided in Section 1(a), provided that, subject to clause (ii) of this Section 1(c), the Company shall not be obligated to register a number of Registrable Securities equal to less than 10% of the issued and outstanding shares of the Company's common stock calculated on an As-Converted Basis, and provided, further, that the Company will not be obligated to effect any registration pursuant to this Section 1(c) more than twice in any 360-day period.

             (ii)  The Employees are hereby deemed to have made a request to the Company for Short Form Registration on Form S-3 with respect to all of the Employees' Common Shares in compliance with clause (i) of this Section 1(c) (the "Employee Demand") and, for purposes solely of such Employee Demand, are deemed collectively to constitute Required Holders. The limitation set forth in the first proviso of the second sentence of clause (i) of this Section 1(c) is inapplicable to the Employee Demand. Notwithstanding anything contained in this Agreement to the contrary, once the Registration Statement in respect of the Employee Demand has been declared effective, the Company shall prepare and file with the Commission such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period ending on the sooner to occur of (a) the first date on which no Employee holds any of the Employees' Common Shares and (b) the date of the first anniversary of the date on which such Registration Statement was declared effective. Notwithstanding Section 1(e) below, the Company shall have no obligation to effect the sale of the Employees' Common Shares pursuant to the Employee Demand in an underwritten offering.

            (iii)  Promptly after its receipt of any request for a Short-Form Registration (other than the Employee Demand), the Company shall give written notice of such request to all other Holders, and shall use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that any Holder has requested in writing to be registered by no later than the 15th day after the date of such notice. The Company shall pay all Registration Expenses incurred in connection with any Short-Form Registration (including, for the avoidance of doubt, the Short Form Registration in respect of the Employee Demand).

          (d)    Restrictions on Demand Registrations.    The Company may postpone for a reasonable period of time, not to exceed 120 days, the filing of a prospectus or the effectiveness of a Registration Statement for a Demand Registration if the Company furnishes to the Holders a certificate signed by the Chief Executive Officer of the Company stating that the Company believes in good faith that such Demand Registration would have a material adverse effect on any major corporate development or major transaction of the Company then pending or in progress that has been previously presented to the board of directors of the Company or is described in reasonable detail to the Required Holders (a "Transaction"), provided that the Company may not effect such a postponement more than once in any 360-day period. If the Company so postpones the filing of a prospectus or the effectiveness of a Registration Statement, the Required Holders will be entitled to withdraw such request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in Section 1(b). The Company shall pay all Registration Expenses incurred in connection with any such aborted registration or prospectus.

          (e)    Selection of Underwriters.    If the Required Holders intend to distribute the Registrable Securities covered by their Registration Request by means of an underwritten offering, they must so advise the Company as a part of the Registration Request, and the Company shall include such information in the notice sent by the Company to the other Holders with respect to such Registration Request. In such event, the Required Holders will have the right to select the investment banker(s) and manager(s) to administer the offering, which shall be reasonably acceptable to the Company. If the offering is underwritten, the right of any Holder to registration pursuant to this Section 1 will be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise agreed by the Required Holders), and each such Holder must (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement and other customary agreements in customary form with the underwriter or underwriters selected for such underwriting. If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Required Holders.

          (f)    Priority on Demand Registrations.    The Company may not include in any underwritten registration pursuant to Sections 2(a) or (c) any securities that are not Registrable Securities without the prior written consent of the Required Holders. If the managing underwriter advises the Company in writing that in its opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering, the Company may include in such offering only such number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, which securities must be so included in the following order of priority: (i) first, Registrable Securities, pro rata among the respective Holders thereof on the basis of the aggregate number of Registrable Securities owned by each such Holder, and (ii) second, any other securities of the Company that have been requested to be so included. Notwithstanding the foregoing, no employee of the Company or any subsidiary thereof will be entitled to participate, directly or indirectly, in any such registration to the extent that the managing underwriter (or, in the case of an offering that is not underwritten, a nationally recognized investment banking firm) determines in good faith that the participation of such employee in such registration would adversely affect the marketability or offering price of the securities being sold in such registration.

          (g)    Other Registration Rights.    Except for registration rights granted in connection with a Transaction or as otherwise provided in this Agreement, the Company may not grant to any holder or prospective holder of any securities of the Company registration rights with respect to such securities which are senior or pari passu to the rights granted hereunder without the prior written consent of the Required Holders.

        2.    Piggyback Registrations.

          (a)    Right to Piggyback.    Whenever the Company proposes to register any of its securities (other than a registration pursuant to Section 1, relating solely to employee benefit plans, relating solely to the sale of debt or convertible debt instruments relating to a Unit Offering, or in connection with a Transaction) and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, following the date of filing with the Commission or other applicable regulatory authority of the registration statement or similar document with respect to such registration, the Company shall give prompt written notice to all Holders of its intention to effect such a registration and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the date of the Company's notice (a "Piggyback Registration"). Any Holder that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the thirtieth (30th) day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 2 prior to the effectiveness of such registration, whether or not any Holder has elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 2(c) the Company will have no liability to any Holder in connection with such termination or withdrawal.

          (b)    Underwritten Registration.    If the registration referred to in Section 2(a) is proposed to be underwritten, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2(a). In such event, the right of any Holder to registration pursuant to this Section 2 will be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting, and each such Holder must (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement and other customary agreements in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Required Holders.

          (c)    Piggyback Registration Expenses.    The Company shall pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final.

          (d)    Priority on Primary Registrations.    If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering, the Company shall include in such registration or prospectus only such number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, which securities must be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities so requested to be included therein owned by each such Holder, and (iii) third, other securities requested to be included in such registration. Notwithstanding the foregoing, no employee of the Company or any subsidiary thereof will be entitled to participate, directly or indirectly, in any such registration to the extent that the managing underwriter (or, in the case of an offering that is not underwritten, a nationally recognized investment banking firm) will determine in good faith that the participation of such employee in such registration would adversely affect the marketability or offering price of the securities being sold in such registration.

          (e)    Priority on Secondary Registrations.    If a Piggyback Registration relates to an underwritten secondary registration on behalf of other holders of the Company's securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, the Company shall include in such registration only such number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, which securities must be so included in the following order of priority: (i) first, the securities requested to be included therein by the holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities and Registrable Securities on the basis of the number of securities so requested to be included therein owned by each such holder, and (ii) second, other securities requested to be included in such registration. Notwithstanding the foregoing, no employee of the Company or any subsidiary thereof will be entitled to participate, directly or indirectly, in any such registration to the extent that the managing underwriter (or, in the case of an offering that is not underwritten, a nationally recognized investment banking firm) will determine in good faith that the participation of such employee in such registration would adversely affect the marketability or offering price of the securities being sold in such registration.

          (f)    Other Registrations.    If the Company files a Registration Statement with respect to Registrable Securities pursuant to Section 1 or Section 2, and if such registration has not been withdrawn or abandoned, the Company may not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-4 or S-8 or any successor or similar forms with respect to debt, convertible debt or a Unit Offering), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 180 days has elapsed from the effective date of the effectiveness of such Registration Statement.

        3.    Registration Procedures.    Subject to Sections 1(c) and 1(d), whenever the Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof. Without limiting the generality of the foregoing, the Company shall, as expeditiously as possible:

          (a)    prepare and (within 60 days after the end of the thirty-day period within which requests for registration may be given to the Company pursuant hereto) file with the Commission a Registration Statement with respect to such Registrable Securities, make all required filings with the Financial Industry Regulatory Authority (FINRA) and thereafter use its best efforts to cause such Registration Statement to become effective, provided that before filing a Registration Statement or any amendments or supplements thereto, the Company shall furnish to one firm of counsel selected by the Holders in accordance with Section 4(b) copies of all such documents proposed to be filed, which documents will be subject to review of such counsel at the Company's expense. Unless such counsel earlier informs the Company that it has no objections to the filing of such Registration Statement, amendment or supplement, the Company may not file such Registration Statement, amendment or supplement prior to the date that is three Business Days from the date that such counsel received such document. The Company may not file any Registration Statement or amendment or post-effective amendment or supplement to such Registration Statement to which such counsel reasonably objects in writing on the grounds that (and explaining why) such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

          (b)    prepare and file with the Commission such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period ending on the soonest to occur of (i) the date that is six months after such Registration Statement becomes effective or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer, (ii) the date on which such Holder beneficially owns less than 10% of the issued and outstanding shares of common stock of the Company calculated on an As-Converted Basis, and (iii) the tenth anniversary of the date hereof;

          (c)    furnish to each seller of Registrable Securities such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, all exhibits and other documents filed therewith and such other documents as such seller may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller;

          (d)    use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

          (e)    use its reasonable best efforts to cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies as may be necessary or reasonably advisable in light of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof set forth in the Registration Statement;

          (f)    promptly notify, in accordance with Section 6(b), each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, in accordance with Section 6(b), prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

          (g)    notify each seller of any Registrable Securities covered by such Registration Statement (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information, and (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for any of such purposes;

          (h)    use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or market on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange or market, use its reasonable best efforts to cause all such Registrable Securities to be listed on a securities exchange or market selected by the board of directors of the Company;

          (i)    provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of, or date of final receipt, for such Registration Statement;

          (j)    enter into such customary agreements (including underwriting agreements with customary provisions) and take all such other actions as the Required Holders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a share split or a combination of shares);

          (k)    make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information and provide any assistance reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement, including in connection with a seller's "due diligence"; provided that each Holder will, and will use its commercially reasonable efforts to cause each such underwriter, accountant or other agent to, (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (ii) minimize the disruption to the Company's business in connection with the foregoing;

          (l)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

          (m)    in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use its reasonable best efforts promptly to obtain the withdrawal of such order;

          (n)    enter into such agreements and take such other actions as the holders of a majority of the Registrable Securities being offered in such offering or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, preparing for and participating in such number of "road shows" and all such other customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition;

          (o)    obtain one or more comfort letters, addressed to the sellers of Registrable Securities, dated the effective date of or the date of the final receipt issued for such Registration Statement (and, if such registration includes an underwritten public offering dated the date of the closing under the underwriting agreement for such offering), signed by the Company's independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the Holders of a majority of the Registrable Securities being sold in such offering reasonably request;

          (p)    provide legal opinions of the Company's outside counsel, addressed to the underwriters, if any, of the Registrable Securities being sold, dated the effective date of or the date of the final receipt issued for such Registration Statement, each amendment and supplement thereto (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature; and

          (q)    use its best efforts to take or cause to be taken all other actions, and do and cause to be done all other things, necessary or reasonably advisable in the opinion of any seller of Registrable Securities to effect the registration of such Registrable Securities contemplated hereby.

        The Company shall not file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to any Holder covered thereby by name, or otherwise identifies such Holder as the holder of any securities of the Company, without the consent of such Holder, such consent not to be unreasonably withheld or delayed, unless and to the extent such disclosure is required by law.

        The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such Holder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing. The obligation of the Company to effect registration of any Registrable Securities with respect to any Holder (including any Employee) that has requested that such Holder's Common Shares be included in a registration statement in accordance with Section 1 shall be contingent upon compliance by such Holder with the Company's request, if any, for the information described in the immediately preceding sentence.

        4.    Registration Expenses.

          (a)    All expenses incidental to the Company's performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters and other Persons retained by the Company (all such expenses, "Registration Expenses"), will be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange or market on which similar securities issued by the Company are then listed or on such securities exchange or market as the board of directors selects. All Selling Expenses will be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered.

          (b)    In connection with each registration pursuant to Section 1 and each Piggyback Registration, the Company shall reimburse the holders of Registrable Securities covered by such registration or qualification for the reasonable fees and disbursements of one United States counsel, who will be chosen by the Holders of a majority of the Registrable Securities being so registered.

          (c)    To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration or qualification hereunder will pay those Registration Expenses allocable to the registration or qualification of such holder's securities so included, and any Registration Expenses not so allocable will be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered or qualified.

        5.    Indemnification.

          (a)    The Company agrees to indemnify and hold harmless, and hereby does indemnify and hold harmless, each Holder, its affiliates and their respective officers, directors and partners and each Person who controls such Holder (within the meaning of the Securities Act) against, and pay and reimburse such holder, affiliate, director, officer or partner or controlling person for any losses, claims, damages, liabilities, joint or several, to which such holder or any such affiliate, director, officer or partner or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and the Company will pay and reimburse such Holder and each such affiliate, director, officer, partner and controlling person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding, provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Holder expressly for use therein or by such Holder's failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company, if requested, will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders.

          (b)    In connection with any Registration Statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and, will indemnify and hold harmless the Company, its directors, officers and affiliates, each underwriter and each other Person who controls the Company (within the meaning of the Securities Act) and each such underwriter against any losses, claims, damages, liabilities, joint or several, to which such Holder or any such director or officer, any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by such Holder expressly for use therein, and such Holder will reimburse the Company and each such director, officer, affiliate, underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding, provided that the obligation to indemnify and hold harmless will be individual and several to each holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

          (c)    Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless, in the opinion of outside counsel to the indemnified party, it would be inappropriate under applicable standards of professional responsibility for one counsel to represent such indemnified party and any other of such indemnified parties with respect to such claim.

          (d)    The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

          (e)    If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any Holder will be obligated to contribute pursuant to this Section 5(e) will be limited to an amount equal to the proceeds to such Holder of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which the Holder has otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of such Registrable Securities).

        6.    Participation in Underwritten Registrations; Suspension.

          (a)    No Holder may participate in any registration hereunder that is underwritten unless such Holder (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or "green shoe" option requested by the managing underwriter(s), provided that no Holder will be required to sell more than the number of Registrable Securities that such Holder has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) cooperates with the Company's reasonable requests in connection with such registration or qualification (it being understood that the Company's failure to perform its obligations hereunder, which failure is caused by such Holder's failure to cooperate, will not constitute a breach by the Company of this Agreement). Notwithstanding the foregoing, no Holder will be required to agree to any indemnification obligations on the part of such Holder that are greater than its obligations pursuant to Section 6(b).

          (b)    Each Holder that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) that any major corporate development or major transaction of the Company that has been previously presented to the board of directors of the Company or is described in reasonable detail to the Required Holders is pending or in progress or (v) of any event or circumstance which, upon the good faith judgment of the Company's Board of Directors based on the advice of its counsel, necessitates the making of any changes in the Registration Statement or related prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of a prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Holder receives a supplemented or amended prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current prospectus may be used, and has received any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus. In the event the Company gives any such notice, the applicable time period mentioned in Section 3(b) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 6(b) to and including the date when each seller of a Registrable Security covered by such Registration Statement will have received the copies of the supplemented or amended prospectus contemplated by Section 3(f) or until it has been advised in writing by the Company that the current prospectus can be used and has received any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus.

        7.    Rule 144 and 144A Reporting.

          (a)    With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

              (i)  make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public, and

             (ii)  use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements.

          (b)   For purposes of facilitating sales pursuant to Rule 144A, so long as the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, each Holder and any prospective purchaser of such Holder's securities will have the right to obtain from the Company, upon request of the Holder prior to the time of sale, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder or prospective purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration, including the Company's most recent balance sheet and profit and loss and retained earnings statements, and similar financial statements for the two preceding fiscal years (the financial statements to be audited to the extent reasonably available).

        8.    Lock Up Agreements.    In consideration for the Company agreeing to its obligations under this Agreement, each Holder that is not an Employee agrees in connection with any registration of the Company's securities (whether or not such Holder is participating in such registration) upon the request of the Company and the underwriters managing any underwritten offering of the Company's securities, not to effect (other than pursuant to such registration) any public sale or distribution of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144 or Rule 144A, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 90 days) from the effective date of such registration as the Company and the underwriters may specify, so long as all Holders or stockholders (other than Employees) holding more than two percent (2%) of the outstanding Common Shares and all officers and directors of the Company are bound by a comparable obligation, provided that nothing herein will prevent any Holder that is a partnership or corporation from making a distribution of Registrable Securities to the partners or shareholders thereof that is otherwise in compliance with applicable securities laws, so long as such distributees agree to be so bound.

        9.    Term.    This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (1) with respect to each Holder that is not an Employee (a) its termination by the consent of such Holder and the Company or their respective successors in interest, (b) the date on which no Registrable Securities of such Holder remain outstanding, (c) the dissolution, liquidation or winding up of the Company and (d) with respect to any individual Holder that is not an Employee, the first date on which such Holder beneficially owns less than 10% of the issued and outstanding shares of common stock of the Company calculated on an As-Converted Basis, and (2) with respect to each Holder that is an Employee, the earlier of (i) the first date on which such Holder owns no Employees' Common Shares and (ii) the date of the first anniversary of the date on which such Registration Statement was declared effective.

        10.    Defined Terms.    Capitalized terms when used in this Agreement have the following meanings:

  "As-Converted Basis" means determined assuming that the shares of Series A Preferred Stock of the Company (including any shares of Series A Preferred Stock held in escrow) at the time of such determination have been converted into shares of Common Stock.

  "Commission" means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, as in effect from time to time.

  "Holder" means any holder of outstanding Registrable Securities that is a party to this Agreement or that is an Employee or to which the benefits of this Agreement have been validly assigned.

  "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

  "Registrable Securities" means the Common Shares outstanding from time to time (including Employees' Common Shares) and (i) any Common Shares issued or issuable upon conversion of the Series A Shares, (ii) any other stock or securities that the holders of the Series A Shares may be entitled to receive, or will have received, upon conversion of the Series A Shares or otherwise pursuant to such holders' ownership of the Series A Shares, in lieu of or in addition to Common Shares, or (iii) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i) or (ii) by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (x) they have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the Registration Statement covering therein, or (y) they have been sold to the public through a broker, dealer or market maker pursuant to Rule 144 or other exemption from registration under the Securities Act. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities

  (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

  "Register," "registered" and "registration" refers to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement, and compliance with applicable state securities laws of such states in which Holders notify the Company of their intention to offer Registrable Securities.

  "Registration Request" has the meaning set forth in Section 1(a). The term Registration Request will also include, where appropriate, a Short-Form Registration request made pursuant to Section 1(c).

  "Registration Statement" means the prospectus and other documents filed with the Commission to effect a registration under the Securities Act.

  "Required Holders" means (subject to Section 1(c)(ii)) Holders other than Employees holding in the aggregate more than 50% of the outstanding Registrable Securities beneficially held by all of such Holders, as determined with respect to the Series A Shares on an as-converted basis.

  "Rule 144" means Rule 144 under the Securities Act or any successor or similar rule as may be enacted by the Commission from time to time, as in effect from time to time.

  "Rule 144A" means Rule 144A under the Securities Act or any successor or similar rule as may be enacted by the Commission from time to time, as in effect from time to time.

  "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, as in effect from time to time.

  "Selling Expenses" means all underwriting discounts, selling commissions, transfer taxes and fees and expenses of counsel to the underwriters applicable to the sale of Registrable Securities hereunder.

  "Start Date" means the date that is eighteen months after the date hereof, except that for purposes solely of the Employee Demand, it means the date on which the Company first meets the eligibility requirements for use of Form S-3.

  "Unit Offering" means a public offering of a combination of debt and equity securities of the Company in which not more than 20% of the gross proceeds received for the sale of such securities is attributed to such equity securities.

        11.    Miscellaneous.

          (a)    No Inconsistent Agreements.    The Company will not hereafter enter into any agreement, or amend any existing agreement, with respect to its securities if such agreement or amendment would be inconsistent with or violate the rights granted to the holders of Registrable Securities in this Agreement.

          (b)    Adjustments Affecting Registrable Securities.    The Company will not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration or qualification for sale by prospectus undertaken pursuant to this Agreement.

          (c)    Remedies.    The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto will have the right to seek injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement, and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate.

          (d)    Amendment; Waivers, etc.    No amendment, modification or discharge of this Agreement, and no waiver hereunder, will be valid or binding unless set forth in writing and duly executed by the Company and either (i) the Required Holders or (ii) the party against which enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

          (e)    Successors and Assigns; No Third Party Beneficiaries.    This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. In addition, and whether or not any express assignment will have been made, the provisions of this Agreement which are for the benefit of the Holders of the Registrable Securities (or any portion thereof) as such will be for the benefit of and enforceable by any subsequent holder of any Registrable Securities (or of such portion thereof) which Holder beneficially owns 10% or more of the issued and outstanding shares of common stock of the Company calculated on an As-Converted Basis, subject to the provisions respecting the minimum numbers or percentages of Registrable Securities (or of such portion thereof) required in order to be entitled to certain rights, or take certain actions, contained herein. The Employees, other than the Designated Employees, as Holders, are intended third party beneficiaries of this Agreement. Except as provided in Section 5 and this clause (e), nothing in this Agreement will confer any rights on any Person other than the parties hereto and their respective successors and permitted assigns.

          (f)    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (g)    Entire Agreement.    This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (h)    Counterparts.    This Agreement may be executed in several counterparts, each of which will be deemed an original and need not contain the signature of more than one party, and all of which together constitute one and the same instrument.

          (i)    Descriptive Headings.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          (j)    Governing Law, etc.    This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, will be heard and determined in such a New York federal or State court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(l) or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

          (k)    Waiver of Jury Trial.    Each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby.

          (l)    Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or received by certified mail, return receipt requested, or sent by guaranteed overnight courier service. Such notices, demands and other communications will be sent to the Company and the Stockholder in the manner and at the addresses set forth in the Transaction Agreement and sent to each of the Designated Employees (a) by overnight mail or (b) facsimile (provided that delivery of such facsimile is promptly confirmed) at the applicable addresses set forth below:

  [Name of Designated Employee]
  [Address of Designated Employee]
  Attention: [    •    ]
  Facsimile: [    •    ]

  [Name of Designated Employee]
  [Address of Designated Employee]
  Attention: [    •    ]
  Facsimile: [    •    ]

  All such notices, demands and other communications will be deemed to have been received (i) if by overnight mail or delivery, upon the day of delivery or (ii) if by facsimile prior to 5:00 P.M. in the place of receipt, on the day on which such facsimile was sent (or at the beginning of the recipient's next Business Day if not received prior to such time), provided that a copy is also sent on the same day in the manner provided in (a) of this clause (l).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

WESTWAY GROUP, INC.
By:	Name: Title:
THE STOCKHOLDER:
WESTWAY HOLDINGS CORPORATION
By:	Name: Title:
THE DESIGNATED EMPLOYEES
[•]
By:	Name: [Title:]
[•]
By:	Name: [Title:]

 Annex A to the Registration Rights Agreement

Designated Employees

[To be provided]

 Exhibit E

SHARED SERVICES AGREEMENT

        This Shared Services Agreement (this "Agreement") is made and entered into as of the        day of                  , 2009, by and between ED & F Man Holdings Ltd., a limited company organized under the laws of England and Wales (individually and collectively with its Affiliates, "Man"), and Westway Group, Inc., formerly known as Shermen WSC Acquisition Corp., a Delaware corporation (individually and collectively with its Affiliates, "Westway").

R E C I T A L S

        WHEREAS, Man transferred its worldwide bulk liquid terminaling and North American liquid animal feed manufacturing and distribution businesses and related business assets (collectively, the "Business") to Westway pursuant to the terms and conditions of that Amended and Restated Transaction Agreement dated as of May 1, 2009 (the "Transaction Agreement");

        WHEREAS, prior to such transfer, Man and the Business, as affiliated entities, shared executive office space and certain administrative services and allocated the cost of such services among them on a rational basis;

        WHEREAS, following such transfer, the Business relies upon certain services, the physical and human resources for the provision of which remain with Man; and Man relies upon certain services, the physical and human resources for the provision of which have been transferred to Westway;

        WHEREAS, Section 4.2 of the Transaction Agreement provides that, on the Closing Date, Man and Westway shall execute and deliver a shared services agreement, pursuant to which Man will make available to Westway certain services and Westway will make available to Man certain services, on a basis substantially consistent with the parties' recent historical practice and for a price equal to the providing party's Fully Allocated Cost of the service (which shall be substantially similar to that reflected with respect to such services in the financial statements specified in Section 5.5 of the Transaction Agreement); and

        WHEREAS, Westway desires to obtain certain services from Man for the purpose of enabling Westway to manage an orderly transition in its operation of the Business and retain the benefit of operational efficiencies created by the sharing of such services; and Man desires to obtain certain services from Westway for the purpose of enabling Man to retain the benefit of operational efficiencies created by the sharing of such services;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.     DEFINITIONS

        1.1    "Business" shall have the meaning set forth in the first recital of this Agreement.

        1.2    "Fully Allocated Cost" shall mean, with respect to any product or service, the cost of all labor (including, without limitation, the cost of all employment taxes and benefits), overhead, services, and materials expenditures allocated (on a rational basis substantially consistent with the methodology described for such Service on the schedule hereto describing such Service and, to the extent not inconsistent, with recent historical practice of Man and the Business as reflected in the financial statements specified in Section 5.5 of the Transaction Agreement), without markup, to such product or service. The cost of labor allocable to a Service shall include an amount attributable to bonuses and other incentive compensation paid or payable to the individuals providing the Service, determined as follows: the monthly cost attributable to bonuses and other incentive compensation shall equal 20% of the base pay included in the Fully Allocated Cost for the period covered by the monthly bill (the "Estimated Bonus Amount"); provided, that the next monthly bill, if any, following the actual payment of any bonuses or other incentive compensation shall be increased to the extent (A) exceeds (B) or reduced to the extent (B) exceeds (A), where (A) equals the total of the bonuses and other incentive compensation actually paid, multiplied by a fraction, the numerator of which is the number of weeks during the "service period" (as that term is defined below) that the Services were provided and the denominator of which equals 52 and (B) equals the aggregate Estimated Bonus Amount billed during such period. For purposes of the foregoing, (i) if any reduction required by the preceding sentence exceeds the monthly bill that is to be reduced, such excess amount shall be carried forward and will reduce the next monthly bill and, if necessary, subsequent monthly bills until such excess is zero, and (ii) if there is no monthly bill following actual payment of any bonuses or other incentive compensation, to the extent (A) exceeds (B), such excess shall be billed by the Service Provider and paid by the Service Recipient within 15 days following receipt of such bill, and to the extent (B) exceeds (A), such excess shall be paid by the Service Provider to the Service Recipient within 15 days of the day of payment of the bonuses or other incentive compensation. For purposes hereof, the term "service period" shall mean the period of performance or service with respect to which the bonus or incentive compensation is paid.

        1.3    "Man Services" shall mean the NA Tax Services, ROW Tax Services, ROW HR Services, ROW MIS Services, ROW Accounting Support Services, ROW HSEQ Services, ROW Other Corporate Services, ROW Office Services and ROW Secondment Services.

        1.4    "NA Accounting Support Services" shall mean, with respect to the purchase and sale of products to third parties from North America, financial and accounting support, recordkeeping, customer billing and collections, order processing, accounts payable processing, and preparing and reporting of monthly estimates and results, as further specified in Schedule 1.4.

        1.5    "NA HR Services" shall mean the services of the internal human resources department and staff located in North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.5.

        1.6    "NA HSEQ Services" shall mean the services of the Health, Safety, Environmental, and Quality Department and staff located in North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.6.

        1.7    "NA Insurance Services" shall mean the services of the insurance department and staff located in North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.7.

        1.8    "NA MIS Services" shall mean all computer and data-processing services and support provided to Man and the Business in North America in accordance with recent historical practice, as further specified in Schedule 1.8.

        1.9    "NA Office Services" shall mean the office space, reception, parking, and related services located in North America, as further specified in Schedule 1.9.

        1.10    "NA Tax Services" shall mean the services of the internal tax department and staff in North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.10.

        1.11    "Other Services" shall mean, with respect to Services provided by Westway, Services that are not Westway Services; and, with respect to Services provided by Man, Services that are not Man Services.

        1.12    "Rationalization Expenses" shall mean the net expenses incurred by a Service Provider pursuant to this Agreement directly resulting from the termination of such Service and disposition of human and physical resources no longer required due to the termination of such Service, including without limitation the severance costs relating to the termination of employees no longer required to provide such Service, but net of any proceeds from the disposition of any physical assets used in the provision of such Service.

        1.13    "ROW Accounting Support Services" shall mean, with respect to the purchase and sale of products and services to third parties from outside of North America, financial and accounting support, recordkeeping, customer billing and collections, order processing, accounts payable processing, and preparing and reporting of monthly estimates and results, as further specified in Schedule 1.13.

        1.14    "ROW HR Services" shall mean the services of the internal human resources department and staff located outside North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.14.

        1.15    "ROW HSEQ Services" shall mean the services of the Health, Safety, Environmental, and Quality Department and staff located outside North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.15.

        1.16    "ROW Insurance Services" shall mean the services of the insurance department and staff located outside North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.16.

        1.17    "ROW MIS Services" shall mean all telecommunication, computer and data-processing services and support provided to Man and the Business outside North America in accordance with recent historical practice, as further specified in Schedule 1.17.

        1.18    "ROW Office Services" shall mean the office space, reception, parking, and related services located outside North America, as further specified in Schedule 1.18.

        1.19    "ROW Other Corporate Services" shall mean the employee administrative services, legal advisory services, and treasury management services located outside North America, as further specified in Schedule 1.19.

        1.20    "ROW Secondment Services" shall mean the services of the Seconded Employees, as further specified in Schedule 1.20.

        1.21    "ROW Tax Services" shall mean the services of the internal tax department and staff outside North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.21.

        1.22    "Seconded Employees" shall mean the Man employees set forth on Schedule 1.22, as the same may be amended from time to time in accordance with Section 17 hereof.

        1.23    "Service Provider" shall mean the party providing a particular Service pursuant to this Agreement.

        1.24    "Service Recipient" shall mean the party receiving a particular Service pursuant to this Agreement.

        1.25    "Services" shall mean all services provided pursuant to this Agreement, individually and collectively.

        1.26    "Westway Services" shall mean the NA HR Services, NA MIS Services, NA Accounting Support Services, NA HSEQ Services, NA Insurance Services, and NA Office Services.

        Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement.

2.     PROVISION OF SERVICES

        2.1    Scheduled Services.    Subject to Article 7 hereof, Man will provide to Westway the Man Services, and Westway will provide to Man the Westway Services, commencing with the date hereof and continuing until terminated in accordance with Section 7 hereof. It is understood by the parties that the quantity of Services to be provided under this Section 2.1 shall be substantially consistent with recent historical practice. Where the quantity of Services to be provided to either party is greater than an amount that is substantially consistent with recent historical practice, the party providing such Services reserves the right (after so advising the other party) to utilize third-party providers to provide the Services.

        2.2    Unscheduled Services.    Man will employ its commercially reasonable efforts to provide such Other Services to Westway as are reasonably requested by Westway. Westway will employ its commercially reasonable efforts to provide such Other Services to Man as are reasonably requested by Man. Other Services provided by one party to the other will be charged based upon the Fully Allocated Cost of such Services based upon actual hours worked, unless otherwise agreed, which agreement shall be pursued in good faith by both parties.

        2.3    Consent of Third Parties.    The parties' obligation to deliver any Service described in this Agreement is conditional upon such party's obtaining the consent, where necessary, of any relevant third party provider, provided, however, that if such consent cannot be obtained, the parties shall use their respective commercially reasonable best efforts to arrange for alternative methods of delivering such Service. For the avoidance of doubt, the party responsible for delivering a particular Service will be responsible for obtaining any required licenses or consents necessary to deliver such Service. Notwithstanding anything herein to the contrary, nothing in this Agreement shall affect Man's and its affiliates' obligations to obtain consents pursuant to, and in accordance with, the Transaction Agreement.

        2.4    Financial Reporting.    With respect to NA Accounting Support Services provided by Westway to Man and ROW Accounting Support Services provided by Man to Westway, all Accounting Support Services and access to accounting information and systems shall be provided, on a time schedule and in a manner consistent with recent historical practice. All third-party invoices, financial reports and accounting information shall be in substantially the form currently provided.

3.     PRICING, BILLING AND PAYMENT

        3.1    Fees.    All Services will be charged to and payable by the recipient of such Services at the Fully Allocated Cost of such Service.

        3.2    Payment.    Charges for Services shall be billed monthly by the Service Provider and shall be payable by the Service Recipient on the fifteenth day of the month following the month in which such Services are rendered.

        3.3    Misdirected Funds.    Each party will remit to the other any misdirected funds such other party collects, without set-off for charges for Services.

4.     WARRANTY, LIABILITY AND INDEMNITY

        4.1    Standard of Service.    The parties shall provide Services to one another in a manner consistent with the manner they have heretofore been provided. Neither party makes any other warranties, express or implied, with respect to the Services to be provided by such party hereunder.

        4.2    Limitation of Liability.    The maximum liability of the Service Provider to, and the sole remedy of, the Service Recipient for breach of this Agreement or otherwise with respect to Services is a refund of the price paid for the particular Service or, at the option of Service Recipient, a redelivery (or delivery) of the Service, unless the breach arises out of the gross negligence or willful failure of performance of the Service Provider. In no event shall either party be liable to the other for any consequential, punitive or special damages arising out of this Agreement, whether resulting from negligence or otherwise. This Section 4.2 shall not apply to any liability for indemnification pursuant to Section 4.3(c).

        4.3    Indemnity.

          (a)   Man agrees to indemnify and hold Westway harmless from any damages, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from a third-party claim regarding Man's performance, purported performance or nonperformance of this Agreement (whether arising out of Man's negligence, intentional misconduct, or otherwise), provided, however, that, except as otherwise provided in Section 4.3(c), Man will not indemnify Westway to the extent that such third-party claim directly arises out of or results from Westway's performance, purported performance or nonperformance of this Agreement (whether arising out of Westway's negligence, intentional misconduct, or otherwise).

          (b)   Westway agrees to indemnify and hold Man harmless from any damages, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from a third-party claim regarding Westway's performance, purported performance or nonperformance of this Agreement (whether arising out of Westway's negligence, intentional misconduct, or otherwise), provided, however, that, except as otherwise provided in Section 4.3(c), Westway will not indemnify Man to the extent that such third-party claim directly arises out of or results from Man's performance, purported performance or nonperformance of this Agreement (whether arising out of Man's negligence, intentional misconduct, or otherwise).

          (c)   In addition and without limiting the foregoing, (i) Westway agrees to indemnify and hold Man harmless from any damages, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) relating to a claim by, on behalf of, or with respect to a Seconded Employee arising out of or relating to any actions or omissions by Westway or a Seconded Employee (unless such action or omission is taken at the express direction of Man) or actions or inactions of Man taken (or omissions occurring) at the express direction of Westway and (ii) Man agrees to indemnify and hold Westway harmless from any damages, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) relating to a claim by, on behalf of, or with respect to a Seconded Employee arising out of or relating to Man's gross negligence or willful misconduct. For purposes of the prior sentence, actions or omissions by any employee, director or agent of Man or Westway shall be considered an action or omission of the respective entity; provided, however, that any action or omission by a Seconded Employee shall be considered an action or omission by Westway. For purposes hereof, if Westway requests the advice or input of Man with respect to the Seconded Employees, any actions or omissions by Westway or a Seconded Employee resulting from or relating to advice given by Man at such request shall be considered an action or omission of Westway and not an action or omission taken at the express direction of Man.

5.     FORCE MAJEURE

        Either party shall be temporarily excused from performance under this Agreement if any force majeure, including but not limited to disaster, fire, war, civil commotion, strike, labor shortage, slowdown, or the unavailability of labor, governmental regulation, energy shortage, or other occurrence beyond the reasonable control of such party should have happened and made it impossible for such party to perform its obligations under this Agreement. Under such circumstances, performance under this Agreement that relates to the delay shall be suspended for the duration of the delay, provided that the party so affected resumes the performance of its obligations with due diligence as soon as practicable after the effects of such event have been alleviated and provided that no such event shall relieve either party from any of its payment obligations hereunder. In case of any such suspension, the parties shall use their best efforts to overcome the cause and effect of such suspension, but in no event shall either party be required to settle any litigation, strike, lockout or other labor difficulty contrary to its best interests in its sole discretion. The provisions of this Section 5 will not excuse any failure to pay, or delay the time for payment of, any sum of money owing pursuant to this Agreement.

6.     PROPRIETARY INFORMATION AND RIGHTS

        6.1    Confidentiality.    Each party acknowledges that the other possesses, and will continue to possess, information that has been created, discovered or developed by them and/or in which property rights have been assigned or otherwise conveyed to them, which information has commercial value and is not in the public domain. The proprietary information of each party will be and remain the sole property of such party and its assigns. Each party shall use the same degree of care that it normally uses to protect its own proprietary information to prevent the disclosure to third parties of information that has been identified as proprietary by written notice to such party from the other party. Neither party shall make any use of the information on the other which has been identified as proprietary except as contemplated or required by the terms of this Agreement. Notwithstanding the foregoing, this Section 6 shall not apply to any information that a party can demonstrate: (a) was, at the time of disclosure to it, in the public domain through no fault of such party; (b) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (c) was independently developed by the receiving party.

        6.2    Nonsolicitation of Employees.    Each party, on behalf of itself and its affiliates, agrees not to, directly or indirectly, (a) induce or attempt to induce any employee of the other party or its affiliates (individually and collectively, the "Employer") to leave the employ of the Employer; (b) in any way interfere with the relationship between the Employer and any of its employees; (c) employ or otherwise engage (as an employee, independent contractor or otherwise) any current or former employee of the Employer within six months following such employee's separation from employment of the Employer; or (d) induce or attempt to induce any customer, supplier, licensee or other person to cease doing business with the other party or its affiliates or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the other party or its affiliates.

7.     TERMINATION

        7.1    Master Agreement.    This is a master agreement and shall be construed as a separate and independent agreement for each and every group of Services individually defined in Section 1 of this Agreement (e.g. NA HR Services, ROW MIS Services, etc.). Any termination of this Agreement with respect to any such group of Services shall not terminate this Agreement with respect to any other group of Services then being provided pursuant to this Agreement.

        7.2    Termination.

          (a)   Any one or more of the Man Services may be terminated (i) upon mutual agreement of Westway and Man, (ii) at Westway's option, effective as of any date following the first anniversary of the date of this Agreement, upon at least one hundred eighty (180) days' advance notice to Man, or (iii) at Man's option, effective as of any date following the first anniversary of the date of this Agreement, upon at least one hundred eighty (180) days' advance notice to Westway. All accrued and unpaid charges for Man Services shall be due and payable upon termination of this Agreement with respect to such Services.

          (b)   Any one or more of the Westway Services may be terminated (i) upon mutual agreement of Westway and Man, (ii) at Man's option, effective as of any date following the first anniversary of the date of this Agreement, upon at least one hundred eighty (180) days' advance notice to Westway, or (iii) at Westway's option, effective as of any date following the first anniversary of the date of this Agreement, upon at least one hundred eighty (180) days' advance notice to Man. All accrued and unpaid charges for Westway Services shall be due and payable upon termination of this Agreement with respect to such Services.

        7.3    Termination Due to Breach.

          (a)   Upon thirty (30) days' written notice, Man may terminate this Agreement with respect to any Service or, at its option, suspend performance of its obligations with respect thereto, in either case in the event of the failure of Westway to pay any invoice with respect to such Service within thirty (30) days of the receipt of such invoice or upon any other material breach by Westway of this Agreement with respect to such Service, unless (i) Westway is disputing the invoice in good faith and has paid, or does pay within the thirty (30) day notice period, all amounts not in dispute or (ii) Westway shall have paid the invoice or cured such breach within the thirty (30) day notice period. Man's rights to terminate this Agreement pursuant to this paragraph are in addition to any other rights Man may have (to damages or otherwise) pursuant to applicable law with respect to such breach.

          (b)   Upon thirty (30) days' written notice, Westway may terminate this Agreement with respect to any Service or, at its option, suspend performance of its obligations with respect thereto, in either case in the event of the failure of Man to pay any invoice with respect to such Service within thirty (30) days of the receipt of such invoice or upon any other material breach by Man of this Agreement with respect to such Service, unless (i) Man is disputing the invoice in good faith and has paid, or does pay within the thirty (30) day notice period, all amounts not in dispute or (ii) Man shall have paid the invoice or cured such breach within the thirty (30) day notice period. Westway's rights to terminate this Agreement pursuant to this paragraph are in addition to any other rights Westway may have (to damages or otherwise) pursuant to applicable law with respect to such breach.

        7.4    Continuing Obligation.    Following any termination of this Agreement with respect to any one or more Service, each party shall cooperate in good faith with the other to transfer and/or retain all records, prepare and file tax returns and take all other actions necessary to (a) provide each party and their respective successors and assigns with sufficient information in the form requested by such party, or their respective successors and assigns, as the case may be, to make alternative service arrangements substantially consistent with those contemplated by this Agreement with respect to the terminated Service, and (b) reduce any and all costs to both parties as a result of the termination of this Agreement with respect to any one or more Service, including, without limitation, any Rationalization Expenses.

        7.5    Liability for Rationalization Expenses.

          (a)   In the event that this Agreement is terminated with respect to any Man Service (i) by Westway pursuant to Section 7.2(a)(ii) or (ii) by Man pursuant to Section 7.3(a), Westway will reimburse Man for all reasonable Rationalization Expenses directly related to such termination. Man will notify Westway of any employees that Man intends to terminate as a result of the termination of any Man Service, and Westway will, notwithstanding the provisions of Section 6.2 hereof, have the right to hire such terminated employee. If Westway elects to hire such employee, Man and Westway will work together in good faith to limit the Rationalization Expenses resulting from the termination of such employee by Man.

          (b)   In the event that this Agreement is terminated with respect to any Westway Service (i) by Man pursuant to Section 7.2(b)(ii) or (ii) by Westway pursuant to Section 7.3(b), Man will reimburse Westway for all reasonable Rationalization Expenses directly related to such termination. Westway will notify Man of any employees that Westway intends to terminate as a result of the termination of any Westway Service, and Man will, notwithstanding the provisions of Section 6.2 hereof, have the right to hire such terminated employee. If Man elects to hire such employee, Man and Westway will work together in good faith to limit the Rationalization Expenses resulting from the termination of such employee by Westway.

8.     NO IMPLIED ASSIGNMENTS OR LICENSES

        Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, design or trade dress, patent right or other intellectual or industrial property right.

9.     RELATIONSHIP OF PARTIES

        The parties are independent contractors under this Agreement. Except as expressly set forth herein, neither party has the authority to, and each party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other party without such party's prior written consent.

10.   ASSIGNMENT AND DELEGATION

        Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

11.   NOTICES

        All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) if served by personal delivery upon the party for whom it is intended, on the day so delivered; (b) if mailed by registered or certified mail, return receipt requested, on the third business day following such mailing; (c) if deposited for delivery by a reputable courier service, on the business day following deposit with such courier; or (d) if sent by electronic facsimile transmission, on the day the facsimile is transmitted electronically, or if not a business day, the next succeeding business day to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

If to Man, to:	With a copy to:
Mr. A. Whitfield Huguley, IV	Mr.
ED&F Man Liquid Products Corporation
365 Canal Street, Suite 2900
New Orleans, LA 70130
Telephone: (504) 525-9741 Fax:	Telephone: Fax:
If to Westway, to:	With a copy to:
Mr. Peter Harding	Mr.
Westway Group, Inc.
365 Canal Street, Suite 2900
New Orleans, LA 70130
Telephone: Fax:	Telephone: Fax:

12.   ENTIRE AGREEMENT

        This Agreement, including the Schedules, together with the Transaction Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

13.   PARTIES IN INTEREST

        This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Man or Westway or their respective successors or permitted assigns any rights or remedies under or by reason of this Agreement.

14.   GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the laws of Louisiana, without regard to its conflict of law provisions.

15.   THIRD-PARTY BENEFICIARIES.

        This Agreement is for the sole benefit of Man and Westway and no third-party is intended to be a beneficiary of this Agreement.

16.   RESOLUTION OF DISPUTES

        Any controversy or claim arising out of or relating to this Agreement or the breach of any provision hereof shall be referred to three (3) arbitrators in New Orleans, Louisiana, one appointed by Man, one appointed by Westway, and the third appointed by the two so chosen. The decision of any two of the three arbitrators shall be final, conclusive and binding on the parties. The arbitration shall be held in New Orleans, Louisiana, pursuant to the rules of the American Arbitration Association, and judgment upon the award rendered by all or a majority of the arbitrators may be entered in any court having jurisdiction thereof.

17.   AMENDMENT; WAIVER

        Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Man and Westway, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

ED & F MAN HOLDINGS LTD. a limited company organized under the laws of England and Wales
By:
WESTWAY GROUP, INC. a Delaware corporation
By:

SCHEDULE 1.4
to the
Shared Services Agreement

NA ACCOUNTING SUPPORT SERVICES

  A.
  Accounts Payable—Bills from vendors of goods and services will be received, circulated for approval, and processed. Upon approval of debtor, checks will be written on the bank account of the debtor for signature of an authorized signor of the debtor and sent to the vendor.

  B.
  Accounts Receivable—Invoices for goods sold and services rendered will be prepared and sent to the customer based upon information provided by the provider of the goods or services. Accounting records regarding revenue and accounts receivable will be maintained. All proceeds of such accounts receivable will be directed to the bank accounts of the provider of the goods or services. Collection efforts will be made to collect unpaid accounts receivable. Reports of uncollected accounts receivable will be generated and circulated to managers of the provider of the goods and services.

  C.
  Inventory

  D.
  General Ledger

  E.
  Oracle Accounting System

  F.
  Bank Reconciliation

Accounting Services Costs that relate to a specific entity such as debt collection fees and credit reports, etc, will be charged to that said entity.

Recurring Accounting Services Costs will be allocated as follows:

  •
  AP—based on monthly total of invoices, EFT's and wires. Westway Terminal charge excludes number of invoices.

  •
  AR—based on number of invoices and payments. Westway Terminal charge excludes number of invoices.

  •
  Inventory—allocated based on estimated activity—reviewed annually—current split is 80% Westway Feed, 20% ED&F Man Liquid Products.

  •
  Other Accounting—allocated based on estimated activity—current split is equally between Westway Terminal, Westway Feed and ED&F Man Liquid Products.

SCHEDULE 1.5
to the
Shared Services Agreement

NA HR SERVICES

  A.
  Payroll

  B.
  Medical Insurance

  C.
  Dental Insurance

  D.
  Life Insurance

  E.
  Disability Insurance

  F.
  401k Administration

  G.
  Pension Administration

  H.
  Recruiting/hiring Processing

  I.
  Employee Records Management

  J.
  Employee Maintenance

Recurring HR Administration Costs will be charged based on the total headcount in Canada and the US each month.

Costs related to Health Insurance will be allocated based on headcount using actual and projected costs incurred. This assumes there will be a shared plan. If the plan has to be split then Westway and Man will bear their own respective costs.

Costs incurred by HR that relate to a specific legal entity, such as travel and entertainment, recruitment fees, relocation costs and training, etc, will be charged against that said entity.

The services of the HR department employees will be charged at fully loaded cost based on hours worked.

SCHEDULE 1.6
to the
Shared Services Agreement

NA HEALTH, SAFETY, ENVIRONMENTAL AND QUALITY (HSEQ) SERVICES

  A.
  HSEQ Systems Management

  B.
  HSEQ Compliance and Operations

  C.
  HSEQ Advisory

HSEQ Services performed will be charged as per present arrangement at Fully Allocated Cost based on actual hours worked by the Service provider.

Costs that relate to a specific legal entity, such as external consultants will be charged to that said entity.

SCHEDULE 1.7
to the
Shared Services Agreement

NA INSURANCE SERVICES

  A.
  Policy Renewal Data Collection

  B.
  Policy Renewal Marketing and Negotiating

  C.
  Premium Payments/Allocations

  D.
  Claims

To the extent that combined policies are not possible then both parties will be responsible for paying their own premiums.

Insurance Services performed by employees of the insurance department will be charged at fully loaded cost based on actual hours worked.

SCHEDULE 1.8
to the
Shared Services Agreement

NA MIS SERVICES

  A.
  E Mail System

  B.
  Oracle Systems Maintenance

  C.
  ADP Server

  D.
  Phone Systems

  E.
  Computer maintenance

  F.
  Cell Phone / Blackberry Administration

  G.
  IT Help Desk

  H.
  Data Retention and Backup

  I.
  Software, Computer and Communication Equipment Procurement

  J.
  Project Management

Costs incurred by IT that relate to a specific legal entity, such as computer and communication equipment, consumables, software purchase and maintenance, programming and project costs, etc., will be charged against that said entity.

Recurring IT Administration costs will be charged using a blended allocation rate that will be budgeted annually and reviewed quarterly. This rate will be based on number of computer users, help desk usage and estimated project support.

SCHEDULE 1.9
to the
Shared Services Agreement

NA OFFICE SERVICES

  A.
  Reception

  B.
  Phone Switchboard

  C.
  Office Accommodation

  D.
  Parking

  E.
  Offsite Records Storage

  F.
  Furniture

  G.
  Postage & Mailing

  H.
  Office Supplies & Printing

  I.
  Office Equipment Leases

  J.
  Local and Long Distance Telephone Charges

Office Service Costs that relate to a specific legal entity, such as long distance telephone charges, printing costs, furniture and certain office supplies, etc, will be charged against that said entity.

Recurring Office Services Costs will be allocated based on monthly headcount of the New Orleans Office.

SCHEDULE 1.10
to the
Shared Services Agreement

NA TAX SERVICES

  A.
  Tax Compliance—Federal, State and Local

  B.
  Tax Consultancy

  C.
  Tax Accounting

  D.
  Tax Planning

  E.
  Tax Returns

Costs that relate to a specific legal entity, such as external tax consulting and tax return preparation will be charged to that said entity.

Taxation Services performed by the tax department will be charged at fully loaded cost based on actual hours worked.

Tax Compliance work performed by the tax department will be charged at fully loaded cost based on actual hours worked.

SCHEDULE 1.13
to the
Shared Services Agreement

ROW ACCOUNTING SUPPORT SERVICES

  A.
  Accounts Payable—Bills from vendors of goods and services will be received, circulated for approval, and processed. Upon approval of debtor, checks will be written on the bank account of the debtor for signature of an authorized signor of the debtor and sent to the vendor.

  B.
  Accounts Receivable—Invoices for goods sold and services rendered will be prepared and sent to the customer based upon information provided by the provider of the goods or services. Accounting records regarding revenue and accounts receivable will be maintained. All proceeds of such accounts receivable will be directed to the bank accounts of the provider of the goods or services. Collection efforts will be made to collect unpaid accounts receivable. Reports of uncollected accounts receivable will be generated and circulated to managers of the provider of the goods and services consistent with current practices.

  C.
  General Ledger

  D.
  ITAS, FDC or related Accounting System

  E.
  Management of respective local bank services, including Reconciliation

  F.
  Management Accounting

  G.
  Management Reporting

  H.
  Overseeing and administration of any 3rd Party Accounting service that is engaged

  I.
  Customer Credit Management, including Counterparty Risk assessment, processing and monitoring

Current allocation of service provided for ROW:

  •
  Liverpool Shared Service Centre for Denmark, Poland, Ireland and the UK; and

  •
  Netherlands for Amsterdam and Korea.

Recurring Accounting Services Costs will be allocated as per present arrangement based on estimated activity as agreed between Westway Terminal and ED&F Man against Fully Allocated Costs.

Accounting Services Costs that relate to a specific entity such as debt collection fees and credit reports, etc, will be charged to that said entity.

SCHEDULE 1.14
to the
Shared Services Agreement

ROW HR SERVICES

  A.
  Payroll

  B.
  Medical Insurance

  C.
  Life Insurance

  D.
  Other Health Related Insurance

  E.
  Administration in accordance with local HR regulations

  F.
  Pension Administration

  G.
  Recruiting/Hiring Processing

  H.
  Employee Records Management

  I.
  Employee Maintenance

  J.
  Employee Benefits Administration and Management

  K.
  Company Vehicle Scheme Administration

  L.
  Advisory on International HR related matters

Current service provided for ROW via London and Netherlands offices.

Recurring HR Administration Costs will be charged as per present arrangement, based on the total headcount and resource usage against Fully Allocated Costs.

Costs related to Health Insurance will be allocated based on headcount using actual and projected costs incurred. This assumes there will be a shared plan. If the plan has to be split then Westway and Man will bear their own respective costs.

Costs incurred by HR that relate to a specific legal entity, such as travel and entertainment, recruitment fees, relocation costs and training, etc, will be charged against that said entity.

The services of the HR department employees will be charged at fully loaded cost based on hours worked.

SCHEDULE 1.15
to the
Shared Services Agreement

ROW HEALTH, SAFETY, ENVIRONMENTAL AND QUALITY (HSEQ) SERVICES

  A.
  HSEQ Systems Management

  B.
  HSEQ Compliance and Operations

  C.
  HSEQ Advisory

Current service provided for ROW via Netherlands offices.

HSEQ Services performed will be charged as per present arrangement at Fully Allocated Cost based on actual hours worked by the Service provider.

Costs that relate to a specific legal entity, such as external consultants will be charged to that said entity.

SCHEDULE 1.16
to the
Shared Services Agreement

ROW INSURANCE SERVICES

  A.
  New Policy Establishment and Management

  B.
  Policy Renewal Data Collection

  C.
  Policy Renewal Marketing and Negotiating

  D.
  Administration of Existing Policies

  E.
  Premium Payments/Allocations

  F.
  Claims

  G.
  Advisory Service on Insurance Related Matters

Current service provided for ROW via London.

To the extent that combined policies are not possible then both parties will be responsible for paying their own premiums.

Insurance Services performed by employees of the insurance department will be charged at Fully Allocated Cost based on actual hours worked.

SCHEDULE 1.17
to the
Shared Services Agreement

ROW MIS SERVICES

  A.
  E Mail System

  B.
  ITAS Systems Development and Maintenance

  C.
  Management of Hardware and Software Systems related to the running of Service Recipient's business

  D.
  Phone Systems

  E.
  Cell Phone/Blackberry Administration

  F.
  IT Help Desk

  G.
  Data Retention and Backup

  H.
  Software, Computer and Communication Equipment Procurement

  I.
  Project Management

Current service provided for ROW via London and Netherlands offices.

Costs incurred by IT that relate to a specific legal entity, such as computer and communication equipment, consumables, software purchase and maintenance, programming and project costs, etc., will be charged against that said entity.

Recurring IT Administration costs will be charged as per present arrangement, using a blended allocation rate that will be budgeted annually and reviewed quarterly. This rate will be based on number of computer users, resource usage (eg. sharing of ITAS system at UK terminals), help desk usage and estimated project support.

SCHEDULE 1.18
to the
Shared Services Agreement

ROW OFFICE SERVICES

  A.
  Reception

  B.
  Phone Switchboard

  C.
  Office Accommodation and Related Management Services

  D.
  Parking

  E.
  Offsite Records Storage

  F.
  Furniture

  G.
  Postage & Mailing

  H.
  Office Supplies & Printing

  I.
  Office Equipment Leases

  J.
  Office Telecommunications

Recurring Office Services Costs will be allocated basis Fully Allocated Costs, based on monthly headcount of the shared office (pro-rated in the case of shared resource).

In the case where offices are located within Westway facilities, Westway reserves the right to lease such space to a chosen party charged with management of the office, whereby the Fully Allocated Costs will subsequently be recharged based on agreed monthly headcount and resource usage to the respective occupiers of the office. (At present, this will have to be the case for the MAN Liverpool office which is shared with Westway at the Westway site)

SCHEDULE 1.19
to the
Shared Services Agreement

ROW OTHER CORPORATE SERVICES

  A.
  Employee Administrative Services such as travel, expenses and credit cards

  B.
  Legal Advisory and Services

  C.
  Treasury Management

Costs that relate to a specific legal entity, such as external tax consulting and tax return preparation will be charged to that said entity.

Employee Administrative Services will be charged as per present arrangement, based on a headcount and resource usage allocation against Fully Allocated Costs.

Legal Services will be charged as per present arrangement, at fully loaded cost based on actual hours worked.

Treasury Management services charges are to be determined based on level of service requirement.

SCHEDULE 1.20
to the
Shared Services Agreement

ROW SECONDMENT SERVICES

        To the extent permitted by applicable Law, the Seconded Employees will be made available to provide substantially the same type and amount of services to Westway as they provided for the Business immediately prior to the Effective Time, to the extent such Seconded Employees remain employees of Man.

        Notwithstanding anything to the contrary contained in the Agreement, with respect to the ROW Secondment Services, "Fully Allocated Cost" shall include all costs incurred by Man for continuing to employ the Seconded Employees in accordance with the terms of this Agreement, including, without limitation, all salary, wages (including bonuses or other incentive compensation), benefit costs, employment or social security taxes, or other taxes or contributions that Man pays with respect to such employees.

        It is the intent of the parties that the Seconded Employees shall remain the employees of Man for purposes of applicable Law, but will be considered seconded to Westway while the ROW Secondment Services are being provided. Except as otherwise provided in this Schedule 1.21, the Seconded Employees shall be compensated by Man with wages, salaries and other compensation and benefits equal or substantially similar to those that were provided to such employees immediately prior to the Effective Time, subject to applicable Law and the applicable benefit plan documents, and subject to such changes to the Seconded Employees' compensation and benefits as may be made from time to time with the mutual consent of Man and Westway; provided, however, that nothing contained herein shall be construed as limiting Man's right to amend or terminate any employee benefit plan or agreement pursuant to the terms of such plan or agreement.

        Notwithstanding anything to the contrary contained herein, with respect to the Seconded Employees who are employees of Agman Holdings Limited as of the Effective Time, Man shall take all actions necessary in accordance with applicable Law so that (i) such Seconded Employees continue to participate in all benefit plans such employees participated in immediately prior to the Effective Time to the extent such plans continue to be maintained by Agman Holdings Limited, provided that, following the Effective Time, such Seconded Employees will no longer participate in the Axa PPP UK Medical Insurance Scheme maintained by Agman Holdings Limited, but will instead participate in a substantially similar plan established by Westway to be effective as of the Effective Time and (ii) any automobile lease used by any such Seconded Employee immediately prior to the Effective Time will be transferred to Westway or one of its Affiliates as of the Effective Time for use by such Seconded Employee following the Effective Time. For avoidance of doubt, the costs of providing such medical insurance benefits and automobile leases shall not be included in the Fully Allocated Costs for the ROW Secondment Services.

        Notwithstanding anything to the contrary contained in the Agreement or this Schedule, with respect to the Seconded Employees who are employees of ED & F Man Nederland B.V. as of the Effective Time, Man shall take all actions necessary in accordance with applicable Law so that such Seconded Employees continue to participate in all benefit plans such employees participated in immediately prior to the Effective Time to the extent such plans continue to be maintained by ED & F Man Nederland B.V.

        Westway shall provide day-to-day supervision of the Seconded Employees, including the designation of tasks to be performed; provided, however, that the Seconded Employees shall be subject to all of Man's rules, policies and procedures that are generally applicable to Man employees (and, to the extent not inconsistent with any such rule, policy or procedure, all of Westway's rules, policies and procedures that are generally applicable to Westway employees). So long as the ROW Secondment Services are being provided pursuant to the Agreement, Man will not terminate the employment of any Seconded Employee unless Westway requests such termination (and then only to the extent consistent with applicable Law) or such termination is for cause (as determined and consented to by both Man and Westway). Man shall promptly notify Westway if Man receives notice of any Seconded Employee's actual, pending or threatened termination of employment with Man.

        For avoidance of doubt, any severance or other separation costs related to termination of employment of a Seconded Employee whose employment is terminated at the request of Westway shall be included when determining the Fully Allocated Cost for such Seconded Employee and any severance or other separation costs related to termination of employment of a Seconded Employee whose employment is terminated because such Seconded Employee is no longer required to provide the ROW Secondment Services shall be included when determining Rationalization Expenses in accordance with Section 7.5 of the Agreement. In no event will Man be required to replace (or have any liability for failure to replace) any Seconded Employee whose employment with Man terminates.

SCHEDULE 1.21
to the
Shared Services Agreement

ROW TAX SERVICES

  A.
  Tax Compliance—Federal, State, Local and International

  B.
  Tax Consultancy

  C.
  Tax Accounting

  D.
  Tax Planning

  E.
  Tax Returns

Costs that relate to a specific legal entity, such as external tax consulting and tax return preparation will be charged to that said entity.

Taxation Services performed by the tax department will be charged at fully loaded cost based on actual hours worked.

Tax Compliance work performed by the tax department will be charged at fully loaded cost based on actual hours worked.

SCHEDULE 1.22
to the
Shared Services Agreement

SECONDED EMPLOYEES

[List of employees to be provided prior to Closing]

 Exhibit F

STOCK ESCROW AGREEMENT

        THIS STOCK ESCROW AGREEMENT (this "Agreement") is made as of [    •    ], 2009, by and among Westway Group, Inc. (formerly known as Shermen WSC Acquisition Corp.), a Delaware corporation ("Westway"); Shermen WSC Holding LLC, a Delaware limited liability company ("Founder"); Westway Holdings Corporation, a Delaware corporation ("Holdings"); and Continental Stock Transfer & Trust Company, a New York corporation, as escrow agent (the "Escrow Agent").

  A.
  Westway, Terminal Merger Sub LLC, a Delaware limited liability company, Feed Merger Sub LLC, a Delaware limited liability company, Westway Terminal Company Inc., a Delaware corporation, Westway Feed Products, Inc., a Delaware corporation, ED&F Man Holdings, Ltd., a company limited by shares organized under the laws of England and Wales, and Holdings have entered into that certain Amended and Restated Transaction Agreement, dated as of May 1, 2009 (the "Transaction Agreement").

  B.
  This Agreement is the agreement referred to as the Stock Escrow Agreement in, and its execution by the parties hereto is a condition to the consummation of the closing under, the Transaction Agreement.

  C.
  Westway, Founder, the Escrow Agent and certain other parties are parties to that certain Stock Escrow Agreement, dated as of May 30, 2007 (the "Original Stock Escrow Agreement"), pursuant to which certificates representing 5,663,750 shares of common stock, par value $0.0001 per share, of Westway ("Westway Common Stock") held by Founder (those shares, the "Original Escrow Shares") were delivered to the Escrow Agent, in its capacity as escrow agent under the Original Stock Escrow Agreement (in that capacity, the "Original Escrow Agent"), for deposit into an escrow account established thereunder.

  D.
  The Transaction Agreement requires, among other things, that, at the closing thereunder (the "Closing"), certificates representing 12,181,818 of the shares of Series A Convertible Preferred Stock, par value $0.0001, of Westway ("Westway Preferred Stock") that constitute the Series A Merger Consideration (as defined in the Transaction Agreement) (those shares, the "Preferred Escrow Shares") be deposited in the Escrow Account (as defined below).

  E.
  The Transaction Agreement requires, among other things, that, on the date that is the six-month anniversary of the date hereof (the "Original Release Date"), certificates representing 2,875,000 shares of Westway Common Stock owned by Founder and held in escrow under the Original Stock Escrow Agreement (those shares, the "Common Escrow Shares," and together with the Preferred Escrow Shares, the "Escrow Shares") be deposited in the Escrow Account.

  F.
  Capitalized terms used and not elsewhere defined in this Agreement have the meanings specified in Section 20.

        Accordingly, in consideration of the foregoing, the parties hereto agree as follows:

        1.    Appointment of Escrow Agent.    Westway, Founder and Holdings hereby appoint the Escrow Agent as their agent to hold in escrow the Escrow Shares and any related Escrow Funds (as defined below) in an escrow account (the "Escrow Account"), and to dispose of the Escrow Shares and any related Escrow Funds in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment.

        2.    Deliveries to Escrow Agent for Deposit; Other Actions.

          (a)   Concurrently with the execution and delivery of this Agreement and the consummation of the Closing, in accordance with the instruction and on behalf of Holdings, Westway is delivering to the Escrow Agent for deposit in the Escrow Account duly executed original certificates representing the Preferred Escrow Shares, which are registered in the names of the Persons and in the amounts set forth on Schedule I hereto.

          (b)   Pursuant to and in accordance with Section 3 of the Original Stock Escrow Agreement, and subject to clause (g) of this Section 2, Founder hereby irrevocably instructs the Escrow Agent, in its capacity as the Original Escrow Agent, to deliver to Westway, on the Original Release Date on behalf of Founder, certificates representing the Original Escrow Shares, and Westway shall immediately following receipt of such certificates deliver (i) in accordance with the instruction and on behalf of Founder, to the Escrow Agent for deposit in the Escrow Account duly executed original certificates representing the Common Escrow Shares and (ii) to Founder duly executed original certificates representing all of the Original Escrow Shares that are not to be delivered to the Escrow Agent pursuant to clause (i) of this Section 2(b).

          (c)   Westway shall, to the extent that it is permitted under its Amended and Restated Certificate of Incorporation to pay any dividends on any Escrow Shares, on or as soon as practicable after the payment date therefor, deliver to the Escrow Agent for deposit in the Escrow Account any cash dividends declared and payable on the Preferred Escrow Shares or the Common Escrow Shares (any such amounts, collectively, the "Escrow Funds") after the date hereof during the term of this Agreement, together with a written statement setting forth the amounts of such Escrow Funds attributable to each Preferred Escrow Share and each Common Escrow Share.

          (d)   Westway shall promptly deliver to the Escrow Agent for deposit in the Escrow Account duly executed original certificates representing any of Westway's equity securities, including without limitation shares issued upon a stock split, stock dividend, subdivision, recapitalization, merger or other similar event ("New Shares"), issued or distributed by Westway in respect of the Escrow Shares, together with a written statement specifying the number of New Shares attributable to each Preferred Escrow Share and each Common Escrow Share.

          (e)   Nothing contained herein shall limit any right of any holder of Escrow Shares (or of any New Shares issued in respect thereof) to vote or direct the voting of such shares.

          (f)    Nothing contained herein shall restrict or eliminate the conversion rights of any holder of any Escrow Shares, as such rights are set forth in Westway's Amended and Restated Certificate of Incorporation. In the event of any such conversion, and upon receipt of a written notification from Westway that a conversion of Escrow Shares has occurred, the Escrow Agent shall return the Escrow Shares that are so converted to Westway for cancellation, and Westway shall deposit the shares issued upon conversion of such Escrow Shares into the Escrow Account in place of the converted Escrow Shares.

          (g)   If, prior to the Original Release Date, Westway proposes to consummate a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of Westway Common Stock having the right to exchange all or a portion of their shares of Westway Common Stock for cash, securities or other property, then after receipt of a certificate executed by the Chief Executive Officer or Chief Financial Officer of Westway and in form reasonably acceptable to the Escrow Agent, to the effect that such transaction will be consummated and specifying the date of consummation, Founder will be deemed to have irrevocably instructed the Escrow Agent, in its capacity as the Original Escrow Agent, to deliver to Founder on the Original Release Date certificates representing the Original Escrow Shares, and the irrevocable instructions of Founder set forth in clause (i) of Section 2(b) will be deemed void and of no further effect.

        3.    No Interest in the Escrow Account or Escrow Items.    The Escrow Agent does not own or have any interest in the Escrow Account or the Escrow Items but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Escrow Items in accordance with the terms and conditions set forth herein.

        4.    Investment of Escrow Funds.    If at any time the Escrow Funds exceed $5,000, the Escrow Agent shall, promptly upon receipt of specific written investment instructions from Westway (including instructions as to term to maturity, if applicable), deposit the Escrow Funds in an interest bearing money market checking account at J.P. Morgan Chase Bank. In the absence of such written investment instruction from Westway, the Escrow Agent shall invest all of the Escrow Funds in the instruments or securities described on Schedule II. All interest or other income received on investment and reinvestment of the Escrow Funds will itself become part of the Escrow Funds, and will be apportioned equally among the Escrow Shares.

        5.    Disposition of Escrow Items.    The Escrow Agent shall hold the Escrow Items in the Escrow Account and not release them until it receives instructions to do so pursuant to and in accordance with this Section 5.

          (a)   Promptly upon receipt of an Instruction Letter (as defined below) stating that the Share Price of the Westway Common Stock on any five Trading Days within a seven Trading Day consecutive period, on or prior to the date of such Instruction Letter has exceeded $6.50 per share, or Westway's reported EBITDA has exceeded $52,000,000 for any 12-month period, the Escrow Agent shall release and deliver:

            (i)    to Holdings, (x) one-third of the Preferred Escrow Shares that were deposited into the Escrow Account on the date hereof and all of the New Shares, if any, attributable to such released Preferred Escrow Shares in accordance with the delivery instructions of Holdings set forth in the Instruction Letter, and (y) all of the Escrow Funds, if any, attributable to such released Preferred Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Holdings in the Instruction Letter; provided that if such Instruction Letter is delivered prior to November 1, 2009 (such date, the "First Holdings Release Date"), the Escrow Agent shall instead make such release and delivery on (and in no event earlier than) the First Holdings Release Date; and

            (ii)   to Founder, (x) one-third of the Common Escrow Shares and all of the New Shares, if any, attributable to such released Common Escrow Shares in accordance with the delivery instructions set forth in the Instruction Letter and (y) all of the Escrow Funds, if any, attributable to such released Common Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Founder in the Instruction Letter, provided that, if the Instruction Letter is delivered before the Original Release Date, the Escrow Agent shall instead make such release and delivery immediately upon its receipt of the Common Escrow Shares in accordance with clause (ii) of Section 2(b).

  No Instruction Letter may be delivered pursuant to this Section 5(a) if an Instruction Letter has previously been delivered pursuant to Section 5(b) or Section 5(c).

          (b)   Promptly upon receipt of an Instruction Letter stating that the Share Price of the Westway Common Stock on any five Trading Days within a seven Trading Day consecutive period on or prior to the date of such Instruction Letter has exceeded $7.00 per share, or Westway's reported EBITDA has exceeded $57,000,000 for any 12-month period, the Escrow Agent shall release and deliver:

            (i)    to Holdings, (x) that number of Preferred Escrow Shares that, when added to the number of Preferred Escrow Shares released pursuant to Section 5(a)(i) (if any), constitute two-thirds of the Preferred Escrow Shares that were deposited into the Escrow Account on the date hereof and all of the New Shares, if any, attributable to the Preferred Escrow Shares released pursuant to this clause (b)(i), in accordance with the delivery instructions of Holdings set forth in the Instruction Letter, and (y) all of the Escrow Funds, if any, attributable to such released Preferred Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Holdings in the Instruction Letter; provided that if such Instruction Letter is delivered prior to November 1, 2010 (such date, the "Second Holdings Release Date"), the Escrow Agent shall instead make such release and delivery on (and in no event earlier than) the Second Holdings Release Date; and

            (ii)   to Founder, (x) that number of Common Escrow Shares that, when added to the number of Common Escrow Shares released pursuant to Section 5(a)(ii) (if any), constitute two-thirds of the Common Escrow Shares as of the date hereof and all of the New Shares, if any, attributable to the Common Escrow Shares released pursuant to this clause (b)(ii), in accordance with the delivery instructions of Founder set forth in the Instruction Letter and (y) all of the Escrow Funds, if any, attributable to such released Common Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Founder in the Instruction Letter, provided that, if the Instruction Letter is delivered before the Original Release Date, the Escrow Agent shall instead make such release and delivery immediately upon its receipt of the Common Escrow Shares in accordance with clause (ii) of Section 2(b).

  No Instruction Letter may be delivered pursuant to this Section 5(b) if an Instruction Letter has previously been delivered pursuant to Section 5(c).

          (c)   Promptly upon receipt of an Instruction Letter stating that the Share Price of the Westway Common Stock on any five Trading Days within a seven Trading Day consecutive period on or prior to the date of such Instruction Letter has exceeded $7.50 per share, or Westway's reported EBITDA has exceeded $62,000,000 for any 12-month period, the Escrow Agent shall release and deliver:

            (i)    to Holdings, (x) all of the Preferred Escrow Shares and New Shares, if any, then held in the Escrow Account, in accordance with the delivery instructions of Holdings set forth in the Instruction Letter, and (y) all of the Escrow Funds, if any, then held in the Escrow Account and attributable to such Preferred Escrow Shares or New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Holdings in the Instruction Letter; provided that if such Instruction Letter is delivered prior to November 1, 2011 (such date, the "Third Holdings Release Date"), the Escrow Agent shall instead make such release and delivery on (and in no event earlier than) the Third Holdings Release Date; and

            (ii)   to Founder, (x) all of the Common Escrow Shares and New Shares, if any, then held in the Escrow Account, in accordance with the delivery instructions of Founder set forth in the Instruction Letter and (y) all of the Escrow Funds, if any, then held in the Escrow Account and attributable to such Common Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Founder in the Instruction Letter, provided that, if the Instruction Letter is delivered before the Original Release Date, the Escrow Agent shall instead make such release and delivery immediately upon its receipt of the Common Escrow Shares in accordance with clause (ii) of Section 2(b).

          (d)   Notwithstanding anything to the contrary in this Agreement, promptly upon receipt of an Instruction Letter stating that a Change of Control has occurred, the Escrow Agent shall release and deliver:

            (i)    to Holdings, (x) all of the Preferred Escrow Shares and New Shares, if any, then held in the Escrow Account, in accordance with the delivery instructions of Holdings set forth in the Instruction Letter, and (y) all of the Escrow Funds, if any, then held in the Escrow

    Account and attributable to such Preferred Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Holdings in the Instruction Letter; and

            (ii)   to Founder, (x) all of the Common Escrow Shares and New Shares, if any, then held in the Escrow Account, in accordance with the delivery instructions of Founder set forth in the Instruction Letter, and (y) all of the Escrow Funds, if any, then held in the Escrow Account and attributable to such Common Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Founder in the Instruction Letter, provided such Instruction Letter is delivered after the Original Release Date.

          (e)   Promptly upon receipt of an Instruction Letter delivered pursuant to Section 2.10 of the Transaction Agreement stating that a Capex Shortfall Amount (as defined in the Transaction Agreement) exists, the Escrow Agent shall release from escrow and deliver to Westway for cancellation certificates representing that number of Preferred Escrow Shares specified in such Instruction Letter. Promptly upon receipt from the Escrow Agent of such certificates, Westway shall mark such certificates "canceled" and cancel and retire such Preferred Escrow Shares and cause such cancellation and retirement to be reflected on its stock ledger.

          (f)    As used herein, "Instruction Letter" means a letter signed by each of Westway, Founder and Holdings to the effect either (i) that the applicable Share Price or EBITDA amount referred to in Sections 5(a) through (c) above has been achieved, (ii) that a Change of Control has occurred or (iii) that a Capex Shortfall Amount (as defined in the Transaction Agreement) exists. In no event shall the Escrow Agent make any disposition of Escrow Items pursuant to such Sections prior to receipt of an Instruction Letter.

        6.    Account Statement.    Upon the request of Westway, Founder or Holdings, the Escrow Agent will provide Westway, Founder and Holdings with an account statement for the Escrow Account setting forth in reasonable detail, for the time period(s) specified in the request: (a) a description of the Escrow Items then contained in the Escrow Account; (b) the manner in which any Escrow Funds have been invested pursuant to Section 4; and (c) the amount of Escrow Funds, if any, respectively allocable to Holdings and Founder.

        7.    Escrow Agent.

          (a)   The Escrow Agent shall not be responsible for, nor be required to, enforce any of the terms or conditions of any agreement between Westway, Founder or Holdings, nor shall the Escrow Agent be responsible for the performance by Westway, Founder or Holdings of their respective obligations under this Agreement.

          (b)   If the Escrow Agent is uncertain as to its duties or rights hereunder, or shall receive instructions with respect to the Escrow Funds or the Escrow Shares which, in its sole determination, are in conflict either with other instructions received by it, or with any provision of this Agreement, it shall be entitled to hold the Escrow Funds, the Escrow Shares or a portion thereof, in the Escrow Account, in the manner then held, pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or court of competent jurisdiction, or otherwise.

          (c)   In the event of any disagreement between the undersigned or any of them, or any other person, resulting in adverse claims and demands being made in connection with or for the Escrow Items, the Escrow Agent will be entitled at its option to refuse to comply with any such claim or demand, so long as such disagreement will continue, and in so doing the Escrow Agent will not be or become liable for damages or interest to the undersigned or any of them or to any person named herein for its failure or refusal to comply with such conflicting or adverse demands. The

  Escrow Agent will be entitled to continue so to refrain and refuse so to act until all differences with respect thereto will have been resolved by agreement of the parties hereto and the Escrow Agent will have been notified thereof in writing signed by the parties hereto. In the event of such disagreement that continues for 60 days or more, the Escrow Agent in its discretion may file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated, if the Escrow Agent determines such action to be appropriate under the circumstances, and may deposit with the court all documents and property held hereunder. Westway agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Escrow Agent in such action, including reasonable attorney's fees.

          (d)   The Escrow Agent hereby accepts its appointment and agrees to act as escrow agent under the terms and conditions of this Escrow Agreement and acknowledges receipt of the Escrow Items. Westway will pay to the Escrow Agent as payment in full for its services hereunder the Escrow Agent's compensation set forth in Schedule III hereto. Westway further agree to reimburse the Escrow Agent for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Escrow Agent in the performance of its duties hereunder (including reasonable fees, and out-of-pocket expenses and disbursements, of its counsel).

          (e)   The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

          (f)    The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Items, or to file any financing statement under the Uniform Commercial Code, with respect to the Escrow items or any part thereof.

        8.    Tax Provisions; Other Deliverables.    For all income tax purposes, including tax reporting purposes, Founder and Holdings, as applicable, will be treated as the owners of the income on the Escrow Items, and all interest earned from the investment of the Escrow Items (or any portion thereof) will be allocable to such Persons, in accordance with how such Escrow Items are registered (or in whose name such Escrow Items are held) based on the transfers described in Section 2 of this Agreement. The parties hereto receiving Escrow Shares or Escrow Funds shall provide the Escrow Agent a Form W-9, a substitute Form W-9 or a Form W-8BEN for each such Person upon or promptly following the execution and delivery of this Agreement. In addition, on the date hereof, each of Westway, Founder and Holdings agrees to provide the Escrow Agent with an incumbency certificate for such person setting forth the name, title and signature of each person permitted to authorize documents on their behalf pursuant to this Agreement.

        9.    Acknowledgement and Consent.    Each of Founder and Holdings acknowledges that it has read, has been advised by counsel of the meaning of and understands the provisions of the Amended and Restated Certificate of Incorporation of Westway (the "Certificate of Incorporation") as they relate to the dividend rights of the Common Escrow Shares and the Preferred Escrow Shares while such shares are held in escrow pursuant to the terms hereof, and hereby consents to and agrees to the treatment of dividend rights as provided in the Certificate of Incorporation while such shares are held in escrow pursuant to the terms hereof.

        10.    Notices.    All notices, requests, claims, instructions, demands and other communications to be given hereunder by any party hereto to any other party must be in writing and will be deemed to have been duly given or made if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-Business Day or overnight mail or delivery or (d) sent by facsimile

(provided that delivery of such facsimile is promptly confirmed) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

            (i)    If to Westway to:

        Westway Group, Inc.
        230 Park Avenue
        Suite 1000
        New York, NY 10169
        Attention: Chairman
        Facsimile: (212) 332-2475

        and to

        ED&F Man Holdings Limited
        Cottons Centre
        Hays Lane
        London SE1 2QE
        Attention: Philip Howell
        Facsimile: +44 207 089 8112

            (ii)   If to Founder, to:

        Westway Group, Inc.
        230 Park Avenue
        Suite 1000
        New York, NY 10169
        Attention: Chief Executive Officer
        Facsimile: (212) 332-2475

            (iii)  If to Holdings, to:

        ED&F Man Holdings Limited
        Cottons Centre
        Hay's Lane
        London SE1 2QE
        Attention: Philip Howell
        Facsimile: +44 207 089 8112

            (iv)  If to the Escrow Agent, to:

        Continental Stock Transfer & Trust Company
        17 Battery Place
        New York, NY 10004
        Attention: Steven Nelson, Chairman and President

            (v)   A copy of any notice sent hereunder shall be sent to:

        Oppenhemier & Co. Inc.
        300 Madison Avenue
        New York, NY 10017
        Attention: Andrew MacInnes
        Facsimile: (212) 667-7138

        and

        Dechert LLP
        Cira Centre

        2929 Arch Street
        Philadelphia, PA 19104
        Attention: Craig. L. Godshall, Esq.
        Facsimile: (215) 994-2222

        and

        Dewey & LeBoeuf LLP
        1301 Avenue of the Americas
        New York, NY 10019
        Attention: Alexander M. Dye, Esq.
        Facsimile: (212) 259-6333

All such notices, requests, claims, instructions, demands and other communications will be deemed to have been received (w) if by personal delivery, upon the day of such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-Business Day or overnight mail or delivery, upon the day of delivery or (z) if by facsimile prior to 5:00 p.m. in the place of receipt, on the day on which such facsimile was sent (or at the beginning of the recipient's next Business Day if not received prior to such time), provided that a copy is also sent on the same day in the manner provided in clauses (a), (b) or (c) above.

        11.    Termination.    This Agreement will automatically terminate upon the final distribution of the Escrow Items in accordance with the terms hereof.

        12.    Assignment; Successors and Assigns; Third Party Rights.    Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned, by operation of law or otherwise, and any attempted assignment will be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement is for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor may it be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

        13.    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        14.    Entire Agreement.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

        15.    Amendment; Waivers, etc.    No amendment, modification or discharge of this Agreement, and no waiver hereunder, will be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

        16.    Descriptive Headings.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        17.    Governing Law.    This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, will be heard and determined in such a New York federal or State court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10, or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

        18.    Waiver of Jury Trial.    Each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby.

        19.    Counterparts.    This Agreement may be executed in several counterparts, each of which will be deemed an original and need not contain the signature of more than one party, and all of which together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be effective as delivery of a mutually executed counterpart to this Agreement.

        20.    Definitions.    As used in this Agreement, the following terms have the respective meanings set forth below.

        "Business Day" means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York or London, England are required or authorized by law to be closed.

        "Change of Control" means:

          (a)   any sale, assignment, transfer, lease, conveyance or other disposition, liquidation, dissolution or otherwise, in one transaction or a series of transactions of all or substantially all of the assets of Westway and its subsidiaries, taken as a whole to any "person" (as defined in

  Section 13(d) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than any such transfer to Founder, Holdings, or any of their affiliates;

          (b)   the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation), the result of which is that any "person" (as defined in Section 13(d) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than Founder, Holdings, or any of their affiliates, becomes, directly or indirectly, the "beneficial owner" (as defined in Section 13(d)(3) of the Exchange Act) of more than 50% of the voting power of Westway; or

          (c)   during any consecutive two-year period, the first day on which a majority of the members of the Board of Directors of Westway who were members of the Board of Directors of Westway at the beginning of such period are not (i) members of the Board of Directors who composed the Board of Directors as of the date hereof or (ii) nominated for election or elected to the Board of Directors with the approval of a majority of the Persons referred to in (i) above who were members of the Board of Directors at the time of such nomination or election.

        "EBITDA" means income (loss) before net interest (defined as the aggregate of interest expense and interest income), income tax, and depreciation and amortization as normally defined using the Applicable Accounting Principles (as defined in the Transaction Agreement).

        "Escrow Items" means, collectively, the Escrow Shares, the New Shares and the Escrow Funds.

        "Exchange Act" means, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a governmental authority.

        "Share Price" means, with respect to the Westway Common Stock, on any given day, the last reported sales price (regular way) or, in case no such reported sales takes place on such day, the average of the highest asked and lowest bid prices (regular way), of such stock, in either case on the principal national securities exchange on which the Westway Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (i) the average of the highest and lowest sale prices of the Westway Common Stock for such day reported by the OTC BB if such stock is traded over-the-counter and quoted on the OTC BB, or (ii) if such stock is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such stock as reported by the OTC BB or any comparable system, or (iii) if the Westway Common Stock is not listed on the OTC BB or any comparable system, the average of the highest asked and lowest bid prices of such stock as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by Westway and Holdings for that purpose. If the Westway Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Share Price per share shall be deemed to be the fair value per share of such stock as determined in good faith by the Board of Directors.

        "Trading Day" means a day during which trading in securities generally occurs on the principal national securities exchange on which the Westway Common Stock is then listed or, if not then listed on a national securities exchange, on the Nasdaq Global Market or, if not then quoted on the Nasdaq Global Market, on the principal other market or trading system on which the Westway Common Stock is traded or quoted.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have executed this Stock Escrow Agreement as of the date first above written.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Escrow Agent
By:
Name: Title:

WESTWAY GROUP, INC.
By:
Name: Title:

SHERMEN WSC HOLDING LLC
By:
Name: Title:

WESTWAY HOLDINGS CORPORATION
By:
Name: Title:

 Schedule I

PREFERRED ESCROW SHARES

Name of Stockholder	Number of Shares
Westway Holdings Corporation	12,181,818

 Schedule II

ESCROW FUNDS INVESTMENT INSTRUCTIONS

[To be provided.]

 Schedule III

SCHEDULE OF ESCROW AGENT FEES

[To be provided.]

 Exhibit G

STOCK EXCHANGE AGREEMENT

        THIS STOCK EXCHANGE AGREEMENT (this "Agreement") is made as of [    •    ], 2009, by and between Westway Group, Inc. (formerly known as Shermen WSC Acquisition Corp.), a Delaware corporation ("Westway"), and Shermen WSC Holding LLC, a Delaware limited liability company and stockholder of Westway ("Founder"). Westway and Founder are sometimes collectively referred to herein as the "Parties".

        A.    Westway, Terminal Merger Sub LLC, a Delaware limited liability company, Feed Merger Sub LLC, a Delaware limited liability company, ED&F Man Holdings Limited, a company limited by shares organized under the laws of England and Wales ("ED&F"), Westway Holdings Corporation, a Delaware corporation, Westway Terminal Company Inc., a Delaware corporation, and Westway Feed Products, Inc., a Delaware corporation, have entered into that certain Amended and Restated Transaction Agreement dated as of May 1, 2009 (as the same may be amended from time to time, the "Transaction Agreement"). Capitalized terms used and not defined herein have the meanings ascribed to them in the Transaction Agreement.

  B.
  This Agreement is the agreement referred to as the Stock Exchange Agreement in, and its execution by the Parties is a condition to the consummation of the closing under, the Transaction Agreement.

  C.
  The Parties desire to enter into this Agreement to give effect to the exchange by Founder of 1,100,000 shares of common stock, par value $0.0001 per share, of Westway ("Westway Common Stock") owned by Founder (those shares, the "Shares") for (i) warrants in the form attached hereto as Exhibit A issued by Westway to purchase 1,000,000 shares of Westway Common Stock (the "Warrants"), on the terms and subject to the conditions set forth in that certain Westway Warrant Agreement, dated the date hereof, by and between Westway and Continental Stock Transfer & Trust Company, as the agent of Westway in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants, in the form attached hereto as Exhibit B, (ii) 60,000 newly issued shares of Series A Preferred Stock, par value $0.0001 per share, of Westway (the "Preferred Shares"), on the terms and subject to the conditions set forth herein and (iii) 40,000 newly issued shares of Westway Common Stock (the "New Common Shares", and, collectively with the Preferred Shares, the "Newly Issued Shares"), on the terms and subject to the conditions set forth herein.

  D.
  The Shares are currently held in escrow pursuant to a Stock Escrow Agreement (the "Original Stock Escrow Agreement"), dated as of May 30, 2007, by and among Westway, Founder and the other Initial Stockholders (as defined therein), and Continental Stock Transfer & Trust Company, as escrow agent thereunder (the "Escrow Agent").

  E.
  Concurrently with the execution and delivery of this Agreement, Westway, Founder, Westway Holdings Corporation and the Escrow Agent are executing a Stock Escrow Agreement (the "Stock Escrow Agreement"), pursuant to which, among other things, the Escrow Agent, in its capacity as escrow agent under the Original Stock Escrow Agreement, is instructed to disburse the Shares, on behalf of Founder, to Westway on the date that is the six-month anniversary of the date hereof (the "Original Release Date").

        Accordingly, in consideration of the foregoing, the Parties agree as follows:

ARTICLE I
THE EXCHANGE

        1.     The Exchange.    On the Original Release Date, concurrently with the actions contemplated by Section 2(b) of the Stock Escrow Agreement:

          (a)   Founder shall deliver to Westway duly executed original certificates representing 1,100,000 shares of Westway Common Stock for cancellation and retirement, and promptly upon receipt of such certificates, Westway shall mark such certificates "canceled" and cancel and retire the Shares and cause such cancellation and retirement to be reflected on its stock ledger; and

          (b)   upon receipt by Westway of the certificates referred to in clause (a) of this Section 1, Westway shall issue the Warrants and the Newly Issued Shares to and in the name of Founder, and shall deliver to Founder the Warrants and duly executed original certificates representing the Newly Issued Shares.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF WESTWAY

        Westway represents and warrants to Founder as follows:

        1.    Organization.    Westway is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and the transactions contemplated hereby.

        2.    Authorization.    The execution, delivery, and performance by Westway of this Agreement, and the consummation by Westway of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Westway. This Agreement has been duly and validly executed and delivered by Westway and, assuming its due authorization, execution and delivery by Founder, constitutes the valid and binding obligation of Westway, enforceable against Westway in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.    Conflict.    The execution, delivery, and performance by Westway of this Agreement, and the consummation by Westway of the transactions contemplated hereby, do not and will not, with or without the giving of notice or the lapse of time, or both, in any material respect (i) violate any Law to which Westway is subject, (ii) violate any provision of the charter, the regulations or other organizational documents of Westway or (iii) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, require the consent of any third party under or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Westway or give to others any rights therein under any Contract to which Westway is a party or by which it may be bound or affected; except, in the case of clauses (i) and (iii), for violations that in the aggregate would not have a material adverse effect on the ability of Westway to consummate the transactions contemplated by this Agreement.

        4.    Consents.    Except as set forth on Schedule II(4), no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Westway in connection with the execution, delivery and performance by Westway of this Agreement or the taking by Westway of any other action contemplated hereby or thereby.

        5.    Capitalization.

          (a)   As of the date of this Agreement (without giving effect to the Closing), (i) the authorized capital stock of Westway consists of 100,000,000 shares of Westway Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share ("Westway Preferred Stock"), (ii) 28,750,000 shares of Westway Common Stock, no shares of Westway Preferred Stock, and warrants to purchase 45,214,286 shares of Westway Common Stock are issued and outstanding, and (iii) all of such issued and outstanding shares of Westway Common Stock are validly issued, fully paid and nonassessable. Immediately following the Closing, the authorized capital stock of Westway will consist of 235,000,000 shares of Westway Common Stock, of which 175,000,000 shares will be designated Class A Common Stock and 60,000,000 shares will be designated as Class B Common Stock, and 40,000,000 shares of Westway Preferred Stock, of which 30,000,000 shares are designated as Series A Preferred Stock.

          (b)   Except as described in the Westway SEC Documents or as expressly contemplated by the Transaction Agreement or the Ancillary Agreements, there are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of Westway, or subscriptions, warrants, options, rights (including, without limitation, preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating Westway to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of Westway, other than Encumbrances created by a Seller Entity (as defined in the Transaction Agreement). There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Westway on the one hand and any Person on the other hand with respect to the capital stock of any Subsidiary of Westway. Other than as listed on Schedule II(5)(b), Westway does not own, directly or indirectly, any stock of or any other equity interest in any other Person. All shares of Westway Common Stock and Westway Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

        6.    SEC Filings.    Westway has filed and furnished in a timely manner all filings, reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all schedules thereto and documents incorporated by reference therein, the "Westway SEC Documents"). As of their respective effective dates (in the case of Westway SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Westway SEC Documents), the Westway SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Westway SEC Documents, and none of the Westway SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III
RESPRESENTATIONS AND WARRANTIES OF FOUNDER

        Founder represents and warrants to Westway as follows:

        1.    Title to Shares.    Founder is the legal and beneficial owner of the Shares, and upon consummation of the exchange contemplated herein, Westway will acquire from Founder good and marketable title to the Shares, free and clear of all liens excepting only such restrictions hereunder upon future transfers by Westway, if any, as may be imposed by applicable Law.

        2.    Organization.    Founder is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and the transactions contemplated hereby.

        3.    Authorization.    The execution, delivery, and performance by Founder of this Agreement, and the consummation by Founder of the transactions contemplated hereby have been duly authorized by all necessary company action on the part of Founder. This Agreement has been duly and validly executed and delivered by Founder and, assuming its due authorization, execution and delivery by Westway, constitutes the valid and binding obligation of Founder, enforceable against Founder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        4.    Conflict.    The execution, delivery, and performance by Founder of this Agreement, and the consummation by Founder of the transactions contemplated hereby, do not and will not, with or without the giving of notice or the lapse of time, or both, in any material respect (i) violate any Law to which Founder is subject, (ii) violate any provision of the limited liability company agreement of Founder, the regulations or other organizational documents of Founder or (iii) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, require the consent of any third party under or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets of Founder or property or give to others any rights therein under any Contract to which Founder is a party or by which it may be bound or affected; except, in the case of clauses (i) and (iii), for violations that in the aggregate would not have a material adverse effect on the ability of Founder to consummate the transactions contemplated by this Agreement.

        5.    Consents.    Except as set forth on Schedule III(5), no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Founder in connection with the execution, delivery and performance by Founder of this Agreement or the taking by Founder of any other action contemplated hereby or thereby.

ARTICLE IV
MISCELLANEOUS

        1.    Notices.    Any notice, request, instruction, or other document to be given hereunder by any Party to any other Party must be in writing and must be delivered personally, by overnight courier service, by facsimile or sent by certified, registered or express air mail, postage prepaid (and will be deemed given when delivered (if delivered by hand), one Business Day after deposited with an overnight courier service (if delivered by overnight courier), upon electronic confirmation of receipt (if faxed during normal business hours) and otherwise upon the opening of business on the next Business Day, and five days after mailing (if mailed)), as follows:

    If to Founder:

    Shermen WSC Holding LLC
    230 Park Avenue
    Suite 1000
    New York, NY 10169

    Facsimile: (212) 332-2475
    Attention: Chief Executive Officer

    with a copy (which will not constitute notice) to:

    Dechert LLP
    Cira Centre
    2929 Arch Street
    Philadelphia, PA 19104
    Attention: Craig L. Godshall, Esq.
    Facsimile: (215) 994-2222

    If to Westway:

    Westway Group, Inc.
    230 Park Avenue
    Suite 1000
    New York, NY 10169
    Attention: Chairman
    Facsimile: (212) 332-2475

    and to

    ED&F Man Holdings Limited
    Cottons Centre
    Hay's Lane
    London SE1 2QE
    Attention: Philip Howell
    Facsimile: +44 207 089 8112

or to such other address as either Party notifies the other Party (as provided above) from time to time.

        2.    Schedules and Exhibits.    All schedules and exhibits hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

        3.    Governing Law.    This Agreement and the rights and duties of the Parties hereunder will be governed by and construed in accordance with the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement. The Parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, will be heard and determined in such a New York federal or State court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each Party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each Party hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 1 of Article IV or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

        4.    Assignment; Successors and Assigns; No Third Party Rights.    Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other Party, be assigned by operation of Law or otherwise, and any attempted assignment will be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives. This Agreement is for the sole benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor may it be construed, to give any Person, other than the Parties and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that each of the parties hereto acknowledges that, in entering into the Transaction Agreement, ED&F is relying on the commitments made hereunder by the parties hereto and, in doing so, is an intended third party beneficiary of this Agreement and has a right to enforce the transactions contemplated hereby, including without limitation pursuant to Section 11.

        5.    Legends.    All certificates representing the Preferred Shares shall have inscribed upon them the following legend, which Westway shall cause to be removed promptly following the Proxy Term (as such term is defined in the Proxy Agreement, dated as of the date hereof, between Founder and Westway Holdings Corporation):

  The shares of Series A Preferred Stock, par value $.0001 per share, of Westway Group, Inc. (the "Company") represented by this certificate are subject to a Proxy Agreement, dated as of [                        ], 2009, and may not be sold or otherwise transferred except in accordance therewith. Copies of such agreement may be obtained at the principal executive offices of the Company upon request and without charge.

        6.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original and need not contain the signature of more than one party, and all of which will together constitute one and the same instrument.

        7.    Titles and Headings.    The titles, captions and table of contents in this Agreement are for reference purposes only, and will not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

        8.    Entire Agreement.    Except as otherwise contemplated herein, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

        9.    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        10.    No Strict Construction.    Each of the Parties acknowledges that this Agreement has been prepared jointly by the Parties, and will not be strictly construed against either Party. As a consequence, the Parties do not intend that the presumptions of any Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

        11.    Specific Performance.    Each Party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other Party, that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that either Party will have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

        12.    Waiver of Jury Trial.    Each of the Parties waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any Party.

        13.    Amendment; Waivers, etc.    No amendment, modification or discharge of this Agreement, and no waiver hereunder, will be valid or binding unless set forth in writing and duly executed by the Party against which enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by either Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

WESTWAY GROUP, INC.
By:	Name: Title:
SHERMEN WSC HOLDING LLC
By:	Name: Title:

EXHIBIT A

FORM OF WARRANT

Please see attached

EXHIBIT B

FORM OF WESTWAY WARRANT AGREEMENT

Please see attached

 Exhibit H

FORM OF
STOCKHOLDER'S AGREEMENT

        This STOCKHOLDER'S AGREEMENT (this "Agreement") is made as of May [    •    ], 2009, by and among Westway Group, Inc., formerly known as Shermen WSC Acquisition Corp., a Delaware corporation (the "Company"), and Westway Holdings Corporation, a Delaware corporation ("Holdings").

RECITALS

  A.
  The Company, Terminal Merger Sub LLC, a Delaware limited liability company, Feed Merger Sub LLC, a Delaware limited liability company, ED&F Man Holdings Limited, a company limited by shares organized under the laws of England and Wales, Holdings, Westway Terminal Company Inc., a Delaware corporation, and Westway Feed Products, Inc., a Delaware corporation, have entered into that certain Transaction Agreement, dated as of November 25, 2008, as amended and restated as of May 1, 2009 (as so amended and restated, the "Transaction Agreement").

  B.
  Upon the consummation of the closing under, and pursuant to, the Transaction Agreement, Holdings will acquire shares of common stock, par value $0.0001 per share, of the Company ("Common Stock") and shares of Series A Convertible Preferred Stock, par value $0.0001, of the Company ("Series A Shares").

  C.
  The Company and Holdings desire to enter into this Agreement to set forth certain rights and obligations relating to the ownership of the shares of Common Stock and the Series A Shares held by Holdings and its Affiliates.

  D.
  This Agreement is the agreement referred to as the Stockholder's Agreement in, and its execution by the parties hereto is a condition to the consummation of the closing under, the Transaction Agreement.

        Accordingly, in consideration of the foregoing, the parties agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

        Section 1.1    Certain Definitions.    The following capitalized terms have the meanings specified below:

        "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made; provided, however, that for purposes of this Agreement, the Company, on the one hand, and Holdings, on the other hand, will not be considered Affiliates of one another. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

        "Agreement" has the meaning set forth in the Preamble.

        "Board" means the Company's board of directors.

        "Business" has the meaning set forth in the Transaction Agreement.

        "Business Day" has the meaning set forth in the Transaction Agreement.

        "Common Stock" has the meaning set forth in the Recitals.

        "Company" has the meaning set forth in the Preamble.

        "Employee Trust" has the meaning set forth in the Transaction Agreement.

        "Equity Securities" means any equity securities or rights convertible into or exchangeable for such equity securities.

        "Fiscal Year" has the meaning set forth in the Transaction Agreement.

        "GAAP" has the meaning set forth in the Transaction Agreement.

        "Holdings" has the meaning set forth in the Preamble.

        "Law" has the meaning set forth in the Transaction Agreement.

        "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

        "Person" has the meaning set forth in the Transaction Agreement.

        "Series A Shares" has the meaning set forth in the Recitals.

        "Stock Escrow Agreement" has the meaning set forth in the Transaction Agreement.

        "Subsidiary" has the meaning set forth in the Transaction Agreement.

        "Transaction Agreement" has the meaning set forth in the Recitals.

        Section 1.2    Interpretation.

          (a)   References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

          (b)   "May" is to be construed as permissive.

          (c)   A "month" means a calendar month (as the case may be).

          (d)   A "notice" means written notice unless otherwise stated.

          (e)   "Shall" is to be construed as imperative.

          (f)    References to "$" or "dollars" refer to lawful currency of the United States.

          (g)   Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

          (h)   Article and section headings herein have been inserted for convenience of reference only are not a part of this Agreement and are not to be used in construing this Agreement.

          (i)    The terms "include" and "including" and words of similar import are to be construed as non-exclusive (so that, by way of example, "including" mean "including without limitation").

          (j)    Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms "hereof," "herein," "hereby" and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, agreement or a document will be deemed to also refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

          (k)   Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

          (l)    References to Articles and Sections refer to the articles and sections of this Agreement.

          (m)  No provision of this Agreement is to be construed in favor of or against any Person by reason of the extent to which any such Person, its Affiliates or their respective employees or counsel participated in the drafting thereof.

ARTICLE 2
FINANCIAL AND OTHER REPORTING; INFORMATION RIGHTS

        Section 2.1    Reporting.    For so long as Holdings and its Affiliates (other than the Employee Trust and any Affiliate who is a natural person) collectively beneficially own at least 15% of the outstanding shares of Common Stock (determined assuming that the Series A Shares owned by Holdings and its Affiliates (including any such Series A Shares held in escrow pursuant to the Stock Escrow Agreement) at the time of such determination have been converted into shares of Common Stock), the Company shall provide Holdings with sufficient management and financial information and reports to allow Holdings to monitor the conduct of the Business, including:

          (a)   the financial reports and information listed in Schedule 2.1(a) at the times specified in Schedule 2.1(a); and

          (b)   any other reports or statements that Holdings may reasonably require.

        Section 2.2    Accounts and Records.    The Company shall cause its accounts, records and accounting information to be maintained in all material respects in accordance with all applicable Laws and GAAP.

        Section 2.3    Access to Records.    For so long as Holdings and its Affiliates (other than the Employee Trust and any Affiliate who is a natural person) collectively beneficially own at least 15% of the outstanding shares of Common Stock (determined assuming that the Series A Shares owned by Holdings and its Affiliates (including any such Series A Shares held in escrow pursuant to the Stock Escrow Agreement) at the time of such determination have been converted into shares of Common Stock), Holdings and any Affiliate of Holdings that is a stockholder of the Company may inspect the books, accounts and records of the Company to the extent permitted under applicable Law and the Company shall permit Holdings, such Affiliates and their respective representatives to visit and inspect any of the properties of the Company and its Subsidiaries, including its books of account (and to make copies thereof and to take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as may be reasonably requested, in each case, subject to any applicable law or regulation, attorney-client privilege, privacy policies of the Company and the Company's or its Subsidiaries' contractual obligations.

ARTICLE 3
DECISION-MAKING

        Section 3.1    Decision Making.    Except as specifically provided in the Transaction Agreement and the Ancillary Agreements (as defined therein), in addition to such other vote as may be required by applicable Law and the Company's Organizational Documents, for so long as Holdings and its

Affiliates (other than the Employee Trust and any Affiliate who is a natural person) collectively beneficially own at least 20% of the outstanding shares of Common Stock (determined assuming that the Series A Shares owned by Holdings and its Affiliates (including any such Series A Shares held in escrow pursuant to the Stock Escrow Agreement) at the time of such determination have been converted into shares of Common Stock), the Company shall not take, approve or otherwise ratify any of the following actions, and shall not permit any of its Subsidiaries to take any such action, unless such action has first been approved in writing by Holdings:

          (a)   any investment having a fair market value of greater than $5,000,000 in any entity that engages in, any business other than the Company's or its Subsidiaries' existing lines of business and lines of business reasonably related thereto;

          (b)   any transaction the definitive agreements with respect to which contain provisions pursuant to which the Company or any of its Subsidiaries explicitly assumes any specific material environmental liability;

          (c)   any material amendment, alteration or change to the provisions of the Company's or any of its Subsidiaries' Organizational Documents, including creating any class or series of Equity Security of the Company ranking senior to, or on par with, the Series A Shares;

          (d)   any increase or decrease in the size of the Board or the board of directors of any Subsidiary of the Company;

          (e)   any amalgamation, corporate reorganization, business combination, merger or consolidation transaction involving, or sale of, all or substantially all of the assets of the Company or any of its Subsidiaries;

          (f)    any reorganization, reclassification, reconstruction, consolidation or subdivision of its capital stock or the creation of any different class of securities;

          (g)   a declaration of bankruptcy, dissolution, voluntary liquidation or voluntary wind-up of the Company or any of its Subsidiaries;

          (h)   any agreement that would explicitly restrict or prohibit the authorization, declaration, payment or setting apart for payment of any dividend to the holders of Series A Shares, other than agreements (i) existing or to be entered into on the date of this Agreement ("Existing Agreements"), (ii) containing any such restriction or prohibition applicable to a Subsidiary at the time the Subsidiary is acquired or (iii) entered into in connection with the refinancing, extension or replacement of Existing Agreements on terms and subject to conditions that are not more restrictive or prohibitive as those contained in such Existing Agreements with respect to the authorization, declaration, payment or setting apart for payment of dividends to the holders of Series A Shares;

          (i)    any material change in the scope of the Company's or any of its Subsidiaries' business and operations;

          (j)    any repurchase or redemption of any Equity Securities other than (i) from employees in connection with the cashless exercise of stock options or other stock awards and the repurchase by the Company of shares of its common stock from its employees in accordance with terms of a stock award and (ii) the repurchase or redemption of outstanding warrants to purchase Common Stock (other than from Shermen WSC Holding LLC or any officer or director of the Company) for an aggregate purchase price not greater than $15,000,000;

          (k)   any issuance or sale of any Equity Securities other than pursuant to an employee stock option or share plan that has been approved by the Board (or by the board of directors of the applicable Subsidiary of the Company) in accordance with the provisions of the applicable

  Organizational Documents and any agreement to which the Company or any of its Subsidiaries, as the case may be, is a party that prescribes the applicable approval requirements;

          (l)    the appointment or removal of the chief executive officer or the compensation or benefits of the chief executive officer;

          (m)  the initiation or settlement of material litigation, arbitration or any other actions or proceedings outside of the ordinary course of business and other than involving Holdings;

          (n)   any other transaction (or series of related transactions) outside the ordinary course of business that would result in the payment or receipt of consideration (including the incurrence or assumption of indebtedness and liabilities) by the Company or any of its Subsidiaries having a fair market value in excess of $20,000,000, other than contracts with customers or suppliers; or

          (o)   any agreement to take any of the foregoing actions.

ARTICLE 4
CONFIDENTIALITY ETC.

        Section 4.1    Confidential Information.    For purposes of this Agreement, "Confidential Information" means non-public information that the Company furnishes to Holdings or its Affiliates (whether oral, written, pictorial or machine readable and whether or not expressly stated to be confidential or marked as such and any note or record of the disclosure and any copy of any of the foregoing) which relates to the business and affairs of the Company and its Subsidiaries, including information provided pursuant to Article II. "Confidential Information" does not include information (1) that (a) prior to receipt thereof from the Company (whether on or prior to the date hereof) was in the possession of Holdings or any of its Affiliates or any of its or their Representatives, (b) is disclosed to or acquired by Holdings or any of its Affiliates or any of its or their Representatives from a person other than the Company or any of its Subsidiaries or any of its or their Representatives, (c) is or becomes publicly available other than as a result of a breach of this Article IV by Holdings, its Subsidiaries or its Representatives, or (d) is independently developed by Holdings or any of its Affiliates or any of its or their Representatives without use of Confidential Information and (2), in the cases of the preceding clauses (a) and (b), is not acquired from a person who is known by Holdings or any of its Affiliates or any of its or their Representatives to be bound by any agreement with the Company or such Subsidiaries or Affiliates to keep such information confidential.

        Section 4.2    Protection of Confidential Information.    Except to the extent requested or required pursuant to applicable law, rule, regulation, court or administrative order or rule of any securities exchange or market, Holdings and its Subsidiaries and controlled Affiliates shall:

          (a)   take all reasonable measures to ensure the confidentiality of Confidential Information;

          (b)   use Confidential Information exclusively for the purposes of exercising Holdings' or any of its Affiliates' rights and fulfilling Holdings' or any of its Affiliates' obligations as a stockholder of, and monitoring and participating in Holdings' or any such Affiliate's investment in, the Company; and

          (c)   not disclose Confidential Information to any person other than Holdings' or such Subsidiaries' or Affiliates' officers, directors, employees, agents and advisers (including without limitation attorneys, accountants, consultants, bankers, financial advisers, auditors and any representatives of such advisers) (collectively, the "Representatives") who need to know such Confidential Information and have been instructed to treat the Confidential Information as confidential.

        Section 4.3    Actions of Representatives.    Holdings shall be responsible for any actions taken by its Representatives that would be deemed a breach of this Article III if Holdings had taken such actions.

        Section 4.4    Compelled Disclosure.    If Holdings or any of its Representatives is requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body to disclose any Confidential Information, Holdings shall give the Company prior notice of the Confidential Information requested or required to be disclosed to the extent that such notice is legally permissible in the circumstances and, upon the Company's request, at the Company's sole expense, will either seek to obtain confidential treatment of such information by those requesting or requiring its disclosure or provide the Company with assistance, to the extent Holdings is reasonably able, in preventing such disclosure or obtaining confidential treatment of such information by those requesting or requiring its disclosure to ensure that it occurs subject to an obligation of confidence.

        Section 4.5    Material Non-Public Information.    Holdings acknowledges that it is aware, and will advise its Representatives, that the United States securities laws prohibit any person who has material, non-public information concerning the Company (or its Affiliates) from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person including, without limitation, is likely to purchase or sell such securities. Holdings agrees that it will not knowingly disclose any material non-public information concerning the Company (or its Affiliates) to any third party if the disclosure of such information directly by the Company would constitute a violation of Regulation FD promulgated under the Securities Exchange Act of 1934, as amended.

        Section 4.6    Insider Trading Policy.    So long as Holdings has rights under Sections 2.1 or 2.3 of this Agreement, or, as a holder of shares of the Company's Class B common stock, par value $.0001 per share, has elected one or more persons to the Board, Holdings shall comply with the Company's insider trading policy as shall be provided to Holdings from time to time.

ARTICLE 5
MISCELLANEOUS

        Section 5.1    Organizational Documents.    The Company shall take all actions necessary to ensure that neither the Company's nor any of its Subsidiaries' Organizational Documents contain any provision that conflicts with or is inconsistent with Article II.

        Section 5.2    Term.    This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the written consent of the parties hereto, (b) the dissolution, liquidation or winding up of the Company, or (c) such time as Holdings and its Affiliates (other than the Employee Trust and any Affiliate who is a natural person) collectively beneficially own none of the outstanding shares of Common Stock (determined assuming that the Series A Shares owned by Holdings and its Affiliates (including any such Series A Shares held in escrow pursuant to the Stock Escrow Agreement) at the time of such determination have been converted into shares of Common Stock).

        Section 5.3    Remedies.    The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto will have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

        Section 5.4    Amendment; Waivers, etc.    No amendment, modification or discharge of this Agreement, and no waiver hereunder, will be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

        Section 5.5    Assignment; Successors and Assigns; No Third Party Rights.    Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned, by operation of Law or otherwise, and any attempted assignment will be null and void; provided that Holdings may assign this Agreement to any of its Affiliates without such consent. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement is for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor may it be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

        Section 5.6    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        Section 5.7    Entire Agreement.    This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        Section 5.8    Counterparts.    This Agreement may be executed in several counterparts, each of which will be deemed an original and need not contain the signature of more than one party, and all of which will constitute one and the same instrument.

        Section 5.9    Descriptive Headings.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        Section 5.10    Governing Law.    This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, will be heard and determined in such a New York federal or State court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.13 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

        Section 5.11    Waiver of Jury Trial.    Each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby.

        Section 5.12    Schedules.    All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

        Section 5.13    Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or received by certified mail, return receipt requested, or sent by guaranteed overnight courier service. Such notices, demands and other communications will be sent to the Company and Holdings in the manner and at the addresses set forth in the Transaction Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

WESTWAY GROUP, INC.
By:	Name: Title:
WESTWAY HOLDINGS CORPORATION
By:	Name: Title:

SCHEDULE 2.1(a)

Financial and Other Reporting

PART I
FINANCIAL REPORTING

        1.    Monthly Reports.    No later than 25 Business Days after the last day of each month, unaudited management accounts for the immediately preceding month comprising:

          (a)   a profit and loss account and cash flow statement;

          (b)   a balance sheet as at the end of the immediately preceding month;

          (c)   commentary on the Company's operational and financial position; and

          (d)   a forecast for the performance of the Company in the immediately following month.

        2.    Annual Reports.    No later than 60 Business Days after the end of each Fiscal Year, audited financial statements (including consolidated profit and loss accounts, balance sheets and cash flow statements) in respect of that Fiscal Year.

        3.    Business Plan and Budget.    Each business plan and budget prepared for the board of directors when such materials are approved by the applicable board of directors or other governing body.

PART II
OTHER REPORTING

        1.    Health and Safety Reports.    Each health and safety report prepared for the Company or its Subsidiaries when such materials are approved by the applicable board of directors or other governing body.

        2.    Management Reports.    Each internal or external management report with respect to the Company or its Subsidiaries when such materials are approved by the applicable board of directors or other governing body.

 Exhibit K-1

Merger Net Working Capital Calculation
(all amounts $000s)

Period Ending	Sunnyside October 31, 2007	Westway Feed October 31, 2007	Westway Terminal October 31, 2007	Total October 31, 2007
Current assets
Accounts Receivable, net of allowance for doubtful accounts
AR	182	23,427	3,316	26,925
AR On Account		(470)	(23)	(493)
Allowance		(153)	0	(153)
Equipment Program				0
Notes Receivable Customers		8		8
Intercompany		1	3	4

Total	182	22,813	3,296	26,291
Inventories
Raw Materials	235	13,259	0	13,494
Finished Product		1,252	0	1,252

Total	235	14,511	0	14,746
Prepaid Expenses and Other Assets
Insurance		555	760	1,315
Rents		13	187	200
Service Contracts			18	18
Other Prepays	(1)	7	36	42
Misc Trade Receivables	92	102	95	289
Equipment Program		72		72
Third Party Chargebacks			(60)	(60)
Deposits		25	11	36
Other Debtors			25	25

Total	91	774	1,072	1,937

Total Current Assets	508	38,098	4,368	42,974

K-1-1

Merger Net Working Capital Calculation
(all amounts $000s)

Period Ending	Sunnyside October 31, 2007	Westway Feed October 31, 2007	Westway Terminal October 31, 2007	Total October 31, 2007
Current Liabilities
Accounts Payable
AP	12	2,437	1,257	3,706
Reclass Cash Float		1,656	2,135	3,791
Intercompany	50	5,010	2,176	7,236

Total	62	9,103	5,568	14,733
Accrued Expenses
Inventory Accruals	2	3,473		3,475
Freight & Transportation Payable	5	700		705
Payroll Accruals	9	1,263	2,787	4,059
Other—AP		10	78	88
Other—Utilities			156	156
Other—Misc		2,217	132	2,349
Unearned Revenue	78		1,285	1,363
Insurance		275	132	407
Reclass Cash Float				0
Intercompany	(19)			(19)

Total	75	7,938	4,570	12,583

Total Current Liabilities	137	17,041	10,138	27,316

Net Working Capital = Total Current Assets less Total Current Liabilities	$371	$21,057	$(5,770)	$15,658

Note:

This calculation reflects the combined net working capital of Westway Feed and Westway Terminal as of the date indicated and excluding any and all tax items.

K-1-2

 Exhibit K-2

Stock Sale Net Working Capital Calculation
(all amounts $000s)

Period Ending	October 31, 2007
Current assets
Accounts Receiveable, net of allowance for doubtful accounts	3,716
Inventories	1,050
Prepaid Expenses and Other Assets	737

Total Current Assets	$5,502
Current Liabilities
Accounts Payable	6,663
Accrued Expenses	2,484

Total Current Liabilities	$9,147

Net Working Capital = Total Current Assets less Total Current Liabilities	$(3,645)

Note:

This calculation reflects the combined net working capital of the Purchased Companies and Westway Terminals Danmark ApS (but excluding the Aarhus site) as of the date specified.

K-2-1

 Exhibit L

Form of Estimated Merger Closing Balance Sheet

as at Period-End 2009
ASSETS
Current Assets
Cash and cash equivalents	—
Accounts Receivable, net of allowance for doubtful accounts	—
Inventories	—
Prepaid expenses and other assets	—

Total Current Assets	—
Non-Current Assets	—
Investments in & advances to Affiliates	—
Property, Plant & Equipment, net	—
Goodwill	—
Deferred Tax Asset	—

Total Non-Current Assets	—

Total Assets	—

LIABILITIES
Current Liabilities	—
Accounts payable	—
Accrued expenses	—
Income tax payable	—
Provisions	—

Total Current Liabilities	—
Non-Current Liabilities	—
Deferred Tax Liabilities	—
Other Liabilities	—
Minority Interest	—

Total Non-Current Liabilities	—
Shareholders Equity
Net invested Equity	—

Total Liabilities and Shareholders Equity	—

L-1

 Exhibit M

BY-LAWS

OF

WESTWAY GROUP, INC.

AMENDED AND RESTATED AS OF MAY [    ], 2009

BY-LAWS
OF
WESTWAY GROUP, INC.

Amended and Restated Effective as of May [    ], 2009

ARTICLE I
OFFICES

        Section 1.1.    Registered Office.    The registered office of the Corporation within the State of Delaware shall be located at the principal place of business in said State of such corporation or individual acting as the Corporation's registered agent in Delaware. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the board of directors of the Corporation (the "Board of Directors").

        Section 1.2.    Other Offices.    The Corporation may also have offices and places of business at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

        Section 2.1.    Date, Time and Place of Meetings.    Except as otherwise provided in these By-Laws, all meetings of stockholders shall be held at such dates, times and places, within or without the State of Delaware, as shall be designated by the Board of Directors in its notice of meeting or in the waivers of notice thereof. If the place of any meeting is not so designated, it shall be held at the principal office of the Corporation in the State of Delaware.

        Section 2.2.    Annual Meetings.    An annual meeting of the stockholders shall be held each year for the purpose of electing the members of the Board of Directors and conducting such other proper business as may come before the meeting. No person shall be nominated for election as a director at, and no business shall transacted at, an annual meeting of stockholders, unless the proposed nomination of such person, or the proposal of such business to be so transacted, is (a) specified in the notice of meeting (or any supplement thereto) given in accordance with this Section 2.2 at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before such meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before such meeting by any stockholder of the Corporation (i) who complies with the requirements set forth in the last sentence of this Section 2.2 and (ii) who is a stockholder of record on the date of its giving of the notice provided for in such last sentence and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting. In addition to any other applicable requirements, for a person to be nominated by a stockholder for election as a director, or for any business to be proposed by a stockholder to be transacted, at an annual meeting of stockholders, such stockholder must have given timely notice thereof, as specified in Sections 2.4 and 2.9(a) hereof, in proper written form, as specified in Sections 2.4 and 2.9(a) hereof, to the secretary of the Corporation and, in the case of any such proposal for the transaction of business, the business proposed must constitute a proper matter for stockholder action.

        Section 2.3.    Special Meetings.    Special meetings of stockholders, for any purpose or purposes, may be called by a majority of the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President and shall be called by the President or the Secretary upon the written request of ED&F Man Holdings Limited, its subsidiaries and affiliates, other than the Corporation and any affiliate of ED&F Man Holdings Limited who is a natural person, and any persons with which any of such entities acts together as a group as a stockholder of the Corporation, which are collectively referred to herein as "ED&F," so long as ED&F beneficially owns at least 10% of the outstanding shares of the Corporation's Common Stock (determined assuming conversion of all of the outstanding shares of the Corporation's Series A Preferred Stock into shares of the Corporation's Common Stock in accordance with the Certificate of Incorporation); provided that ED&F may only request that a special meeting of stockholders be called with respect to the election of directors that are elected by the holders of shares of Class B common stock of the Corporation ("Class B Common Stock"). Any such request shall state the proposed date, time and place of the meeting, and the President or Secretary of the Corporation shall fix a date and time for such meeting within sixty (60) days of the date requested for such meeting in such written request. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting (or any supplement thereto). Nominations of persons for election to the Board of Directors at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (or supplement thereto) may be made (a) by or at the direction of the Board of Directors (or a duly authorized committee thereof) or (b) by ED&F with respect to the election of directors to be elected by the holders of shares of Class B Common Stock if (i) ED&F complies with the requirements set forth in the last sentence of this Section 2.3 and (ii) is a stockholder of record on the date of its giving of the notice referred to in such last sentence and on the record date for the determination of stockholders entitled to notice of and to vote at such special meeting. In addition to any other applicable requirements, for a person to be nominated by ED&F for election as a director at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (or supplement thereto) and in accordance with the preceding sentence, ED&F must have given timely notice thereof, as specified in Section 2.4, in proper written form, as specified in Section 2.4, to the Secretary of the Corporation.

        Section 2.4.    Notice of Meetings.    Except as otherwise required or permitted by law, whenever the stockholders are required or permitted to take any action at a meeting, notice thereof shall be given in any manner permitted by law, stating the place, date and time of the meeting and, unless it is the annual meeting, by or at whose direction it is being issued. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be given not less than ten (10) or more than sixty (60) days before the date of such meeting by or at the direction of the Board of Directors or the President or Secretary of the Corporation to each stockholder of record entitled to vote at such meeting. If mailed, the notice shall be given when deposited in the United States mail, postage prepaid, and shall be directed to each stockholder at his address as it appears on the records of the Corporation. Nothing herein contained shall preclude any stockholder from waiving notice as provided in Section 4.1. A single notice shall be effective as to all stockholders who share an address if consented to by the stockholders sharing such address.

        Section 2.5.    Quorum.    Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation (as the same may be amended from time to time, the "Certificate of Incorporation"), the holders of a majority of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote at a meeting of stockholders, represented in person or by proxy, shall be necessary to, and shall constitute a quorum for, the transaction of business at any meeting of stockholders; provided that, when any specified action is required to be voted upon by a class of stock voting as a class, the holders of a majority of the voting power of the shares of such class entitled to vote, represented in person or by proxy, shall be necessary to, and shall constitute a quorum for, the transaction of such specified action. If, however, such quorum shall not be present or represented at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Notwithstanding the foregoing, the absence of a quorum necessary for action upon any given matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting and for which a quorum is constituted. If after any adjournment of a meeting of stockholders, the Board of Directors shall fix a new record date for the adjourned meeting, or if the adjournment is for more than thirty (30) days, a notice of such adjourned meeting shall be given as provided in Section 2.4 of these By-Laws, but such notice may be waived as provided in Section 4.1 hereof.

        Section 2.6.    Voting.    Unless otherwise provided by any applicable provision of law, by these By-Laws or by the Certificate of Incorporation, at each meeting of stockholders, each holder of record of shares of stock entitled to vote shall be entitled to vote in person or by proxy, and each such holder shall be entitled to one vote for every share standing in such holder's name on the books of the Corporation as of the record date fixed by the Board of Directors or prescribed by law and, if a quorum is present, except as provided in Section 3.2 with respect to the vote required to elect directors, a majority of the voting power of the shares of such stock present or represented at any meeting of stockholders shall be the vote of the stockholders with respect to any item of business.

        Section 2.7.    Proxies.    Every stockholder entitled to vote at a meeting may authorize another person or persons to act for him, her or it by proxy. Each proxy shall be in writing executed by the stockholder giving the proxy or by his, her or its duly authorized attorney. No proxy shall be valid after the expiration of three (3) years from its date, unless a longer period is provided for in the proxy. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it, or his, her or its legal representatives or assigns except in those cases where an irrevocable proxy permitted by statute has been given; provided, however, that the proxy given pursuant to the Proxy Agreement, dated as of                                    , 2009, between Westway Holdings Corporation and Shermen WSC Holding LLC shall be irrevocable.

        Section 2.8.    Stock Records.    The Secretary or agent having charge of the stock transfer books of the Corporation shall make, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order and showing the address of and the number and class and series, if any, of shares held by each. Such list, for a period of ten (10) days prior to such meeting, shall be kept at the principal place of business of the Corporation or at the office of the transfer agent or registrar of the Corporation and such other places as required by statute and shall be subject to inspection by any stockholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder at any time during the meeting.

        Section 2.9.    Notice of Business.

        (a)   For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to the preceding clause (c) of section 2.2, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice as referred to in Section 2.2 must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the date (the "Reference Date") that is the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within thirty (30) days before or after such Reference Date, to be timely, notice by the stockholder must be received no later than the close of business on the tenth (10th) day following the day on which notice of the date of the meeting or public disclosure thereof was given or made. Public disclosure of an adjournment of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder's notice referred to in Section 2.2.

Notwithstanding anything in this Section 2.9(a) to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public disclosure by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the applicable Reference Date, then a stockholder's notice as referred to in Section 2.2 shall be considered timely delivered, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public disclosure is first made by the Corporation.

        (b)   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting referred to in Section 2.3.

        (c)   To be in proper written form, a stockholder's notice referred to in Section 2.2 must also set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection at the meeting of stockholders as a director, (x) all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended or supplemented (the "Exchange Act"), including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (y) the citizenship, date of birth and place of birth of each such nominee; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (w) the name and address of such stockholder, as they appear on the Corporation's books and records, and of such beneficial owner, (x) the class and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (y) a representation that the stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (z) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding shares of the Corporation's capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting of stockholders in compliance with the applicable rules and regulations promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation. A holder of shares of Class A common stock of the Corporation ("Class A Common Stock") may only nominate and elect a director for whose election such stockholder would be able to vote as a holder of shares of Class A Common Stock, and a holder of shares of Class B Common Stock may only nominate and elect a director for whose election such stockholder would be able to vote as a holder of shares of Class B Common Stock. Notwithstanding anything in these By-Laws to the contrary, no person shall be eligible to be elected as a director of the Corporation at an annual meeting of stockholders or special meeting of stockholders unless nominated in accordance with the procedures set forth in this Section 2.9.

        (d)   Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at a stockholder meeting except in accordance with the procedures set forth in this Section 2.9. Except as otherwise provided by applicable law, the Certificate of Incorporation, or these By-Laws, the chairperson of an annual or special meeting of stockholders shall have the power and duty to determine whether a nomination or any business proposed to be brought before such meeting by a stockholder was made or proposed, as the case may be, in accordance with the procedures set forth in these By-Laws and, if any proposed nomination or business is not in compliance with these By-Laws, to declare that such defective proposal or nomination shall be disregarded. The chairperson of an annual or special meeting of stockholders shall, if the facts warrant, determine and declare to the meeting that any nomination or business was not properly brought before the meeting and in accordance with the provisions of these By-Laws, and if he or she should so determine, he or she shall so declare to the meeting, and any such nomination or business not properly brought before the meeting shall not be made or transacted. Notwithstanding the foregoing provisions of this Section 2.9, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.9. Nothing in these By-Laws shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals at an annual meeting of stockholders that comply with the notice requirements set forth in this Article II in the Corporation's proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (ii) of the holder of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.

        (e)   Notwithstanding the other provisions of this Article II, if neither the stockholder that proposed the nomination of a person for election as a director or the transaction of certain business at an annual meeting of stockholders, nor a qualified representative of the stockholder, appears at such meeting to present such nomination or transact such business in accordance with the stockholder's notice given in accordance with Section 2.9(a) above, such proposed nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of the vote thereon may have been received by the Corporation. For purposes of this Section 2.9(e), to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

        (f)    Whenever used in these By-Laws, the term "public disclosure" shall mean disclosure (a) in a press release publicly released by the Corporation, provided such press release is released by the Corporation in accordance with its customary procedures, or is reported by the Dow Jones News Service, Associated Press or a comparable national news service, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

        (g)   Notwithstanding anything to the contrary contained in this Article II, to the maximum extent permitted by law, for as long as ED&F beneficially owns at least 10% of the outstanding shares of Common Stock of the Corporation (determined assuming conversion of all of the outstanding shares of the Corporation's Series A Preferred Stock into shares of the Corporation's Common Stock in accordance with the Certificate of Incorporation), ED&F shall not be subject to the notice procedures set forth in this Article II to nominate any person for election to the Board of Directors for whose election only holders of shares of Class B Common Stock are entitled to vote or propose any business to be considered by the stockholders, at an annual meeting of stockholders.

        (h)   Nothing in this Section 2.9 shall be deemed to limit the obligation of any stockholder to comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

        Section 2.10.    Organization.    The chairperson of the Board of Directors (the "Chairman") shall act as chairman of meetings of stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman, and the Board of Directors may further provide for determining who shall act as chairman of any meeting of stockholders in the absence of the Chairman and such designee. The Secretary of the Corporation shall act as secretary of all meetings of stockholders, but in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of any such meeting.

        Section 2.11.    Conduct of Meetings.    The Board of Directors may adopt by resolution such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures, and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

        Section 2.12.    Inspector of Elections.

        (a)   Preceding any meeting of stockholders, to the extent required by applicable law, the Board of Directors, by resolution, the Chairman or the Chief Executive Officer shall appoint one or more persons to act as inspectors at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. In the event no inspector or alternate inspector is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of such inspector's ability. In addition to the duties prescribed by applicable law, the inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspector(s) may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspector.

        (b)   In determining the shares represented and the validity and counting of proxies and ballots, each inspector shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 211(e) or Section 212(c)(2) of the General Corporation Law of the State of Delaware (the "DGCL"), any information provided pursuant to Section 211(a)(2)(B)(i) or (iii) of the DGCL, ballots, and the regular books and records of the Corporation, except that each inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If any inspector considers other reliable information for the limited purpose permitted by this paragraph, such inspector, at the time of the making of his or her certification referred to in Section 2.12(a), shall specify the precise information considered, the person or persons from whom the information was obtained, when this information was obtained, the means by which the information was obtained, and the basis for such inspector's belief that such information is accurate and reliable.

        Section 2.13.    Remote Communications.    If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

        Section 2.14.    Ratification.    Any transaction questioned in any stockholders' derivative suit, or any other suit to enforce alleged rights of the Corporation or any of its stockholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or stockholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board of Directors or by the holders of a majority of the voting power of the common stock of the Corporation and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Corporation.

ARTICLE III
DIRECTORS

        Section 3.1.    Number.    The number of directors of the Corporation which shall constitute the first Board of Directors after the date hereof shall be seven. Thereafter, the number of directors shall be established from time to time by resolution of a majority of the total authorized number of directors at an odd number not less than one nor more than fifteen.

        Section 3.2.    Election and Term.    Except as provided in Sections 3.3 and 3.5 and as otherwise provided in the Certificate of Incorporation, each director shall be elected by a plurality vote of the shares represented in person or by proxy at each annual meeting of stockholders and entitled to vote on the election of such director. Unless otherwise provided in the Certificate of Incorporation, each director (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

        Section 3.3.    Removal.    Any director may be removed at any time upon the affirmative vote of the holders of at least a majority of the outstanding shares then entitled to vote at an election of directors; provided that any director that is included in a class of directors established in accordance with the Certificate of Incorporation the term of which extends for more than one year may be removed only for cause. Whenever the holders of any class or series of shares of the Company's capital stock are entitled to designate or elect one or more directors by a separate class or series vote pursuant to the provisions of these By-Laws or the Certificate of Incorporation, (i) the provisions of this section shall apply with respect to a removal without cause to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole and (ii) a holder or holders of shares of a class or series may only make a proposal for consideration at an annual meeting of stockholders in accordance with the procedures set forth in Article II with respect to removal of a director, with respect to a director that is designated or elected by the holders of such class or series of shares. Any vacancy in the Board of Directors caused by any such removal may be filled at the meeting of stockholders at which the removal is effected (or in the written instrument effecting the removal, if the removal was effected by consent without a meeting) by the stockholders entitled to vote for the election of the director so removed in accordance with Section 3.5.

        Section 3.4.    Resignations.    Any director may resign at any time by giving written notice of his or her resignation to the Chief Executive Officer or the Board of Directors. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and unless otherwise specified therein, the acceptance of such registration shall not be necessary to make it effective.

        Section 3.5.    Newly Created Directorship and Vacancies.    Subject to the terms of the Certificate of Incorporation (including without limitation any requirement contained therein as to the ratio of the number of directors elected by the holders of the shares of Class A Common Stock to the number of directors elected by the holders of the shares of Class B Common Stock), any vacancy on the Board of Directors occurring for any reason, and any directorships resulting from any increase in the number of directors of the Board of Directors, may be filled by a majority of the Board of Directors then in office, although less than a quorum, and any director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal; provided, however, that:

          (a)   any vacancy on the Board of Directors resulting from the death, resignation, removal or other departure of any director who was elected by the holders of the shares of Class A Common Stock shall be filled by the affirmative vote of a majority of the remaining directors who were previously elected by the holders of the shares of Class A Common Stock; provided that if no such directors remain, such vacancy shall be filled by the affirmative vote of the holders of a majority of the voting power of the shares of Class A Common Stock entitled to vote on the election of directors; and

          (b)   any vacancy on the Board of Directors resulting from the death, resignation, removal or other departure of any director who was elected by the holders of the shares of Class B Common Stock shall be filled by the affirmative vote of a majority of the remaining directors who were previously elected by the holders of the Class B Common Stock; provided that if no such directors remain, such vacancy shall be filled by the affirmative vote of the holders of a majority of the voting power of the shares of Class B Common Stock entitled to vote on the election of directors.

        Section 3.6.    Powers and Duties.    Subject to any applicable provisions of law, these By-Laws and the Certificate of Incorporation, the affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors. The directors shall act only as a Board of Directors, and the individual directors shall have no power as such.

        Section 3.7.    Place of Meetings.    Except as otherwise provided in these By-Laws, all meetings of the Board of Directors may be held at such places, either within or without the State of Delaware, as the Board of Directors may designate from time to time.

        Section 3.8.    Annual Meetings.    An annual meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stockholders, and no notice of such meeting to the newly elected directors shall be necessary in order to legally constitute the meeting, provided a quorum shall be present, or the newly elected directors may meet at such time and place as shall be fixed by the written consent of all of such directors as hereafter provided in Section 3.12 of these By-Laws, or as shall be specified in a waiver of notice.

        Section 3.9.    Regular Meetings.    Regular meetings of the Board of Directors may be held upon such notice or without notice, and at such time and at such place as shall from time to time be determined by resolution of the Board of Directors.

        Section 3.10.    Special Meetings.    Special meetings of the Board of Directors shall be held whenever called by the Chairman, the Chief Executive Officer, the President or the Secretary upon the written request of a majority of the directors then in office. Such request shall state the date, time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

        Section 3.11.    Notice of Meetings.    Notices of special meetings shall be given to each director, and notice of each resolution or other action affecting the date, time or place of one or more regular meetings shall be given to each director not present at the meeting adopting such resolution or other action. Notices shall be given personally, or by telephone confirmed by facsimile or email dispatched promptly thereafter, or by facsimile or email confirmed by a writing delivered by a recognized overnight courier service, directed to each director at the address from time to time designated by such director to the Secretary. Each such notice and confirmation must be given (received in the case of personal service or delivery of written confirmation) at least 24 hours prior to the time of a special meeting, and at least five days prior to the initial regular meeting affected by such resolution, as the case may be. Notice of any adjourned meeting, including the place, date and time of the new meeting, shall be given to all directors not present at the time of the adjournment, as well as to the other directors unless the place, date and time of the new meeting is announced at the adjourned meeting. Nothing herein contained shall preclude the directors from waiving notice as provided in Section 4.1 hereof.

        Section 3.12.    Organization of Meetings.    The Board of Directors shall elect one of its members to be Chairman; provided that such member shall be chosen from among those members elected by the holders of Class A Common Stock. The Chairman shall lead the Board of Directors in fulfilling its responsibilities as set forth in these By-Laws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are from time to time delegated to him or her by the Board of Directors. Meetings of the Board of Directors shall be presided over by the Chairman, or in his or her absence, by the Chief Executive Officer, or, in the absence of the Chairman and the Chief Executive Officer, by such other person as the Board of Directors may designate, or the members present may select.

        Section 3.13.    Waiver of Notice and Presumption of Assent.    Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting, except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting, or unless his or her written dissent to such action shall be filed with the person acting as secretary of the meeting before the adjournment thereof, or shall be forwarded by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

        Section 3.14.    Quorum and Voting.    Except as otherwise provided by the Certificate of Incorporation, at all meetings of the Board of Directors, the presence of a majority of the total authorized number of directors shall be necessary to, and shall constitute a quorum for, the transaction of business. Except as otherwise provided by law, by these By-Laws or by the Certificate of Incorporation, the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. If a quorum is not present at any meeting of the Board of Directors, the directors present at the meeting may adjourn the meeting from time to time until a quorum is present.

        Section 3.15.    Unanimous Written Consent.    Any action required or permitted to be taken by the Board of Directors, or by a committee of the Board of Directors, may be taken without a meeting if all members of the Board of Directors or the committee, as the case may be, consent in writing to the adoption of a resolution authorizing the action. Any such resolution and the written consents thereto by the members of the Board of Directors or committee shall be filed with the minutes of the proceedings of the Board of Directors or committee.

        Section 3.16.    Books and Records.    The directors may keep the books of the Corporation, except such as are required by law to be kept within the state, outside of the State of Delaware, at such place or places as they may from time to time determine.

        Section 3.17.    Telephone Participation.    Any one or more members of the Board of Directors, or any committee of the Board of Directors, may participate in a meeting of the Board of Directors or committee by means of a conference telephone call or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

        Section 3.18.    Committees of the Board of Directors.

        (a)   Designation of Committees.    The Board of Directors, by resolution adopted by a majority of the total authorized number of directors, may designate one or more committees. Each committee shall consist of such number of directors as from time to time may be fixed by the Board of Directors; provided that, unless prohibited by law, rule or regulation, or by the rules of any securities exchange or securities market on which the securities of the Corporation are listed or traded, and for as long as ED&F beneficially owns at least 10% of the outstanding shares of Common Stock of the Corporation (determined assuming conversion of all of the outstanding shares of the Corporation's Series A Preferred Stock into shares of the Corporation's Common Stock in accordance with the Certificate of Incorporation), each committee shall include at least one director elected by the holders of shares of Class A Common Stock and at least one director elected by the holders of shares of Class B Common Stock; provided that if any committee is composed of more than two members, a majority shall be directors elected by the holders of shares of Class A Common Stock. Each such committee shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation to the extent delegated and to the extent permitted by applicable law to be delegated to such committee by the Board of Directors, but no committee shall have any power or authority as to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (ii) as may otherwise be excluded by law or by the Certificate of Incorporation, and no committee may delegate any of its power or authority to a subcommittee unless so authorized by the Board.

        (b)   Members and Alternate Members.    The members of each committee and any alternate members shall be selected by the Board of Directors. The members and alternate members shall serve at the pleasure of the Board of Directors. An alternate member may replace any absent or disqualified member at any meeting of the committee. An alternate member shall be given all notices of committee meetings, may attend any meeting of the committee, but may count towards a quorum and vote only if a member for whom such person is an alternate is absent or disqualified. Each member (and each alternate member) of any committee shall hold office only until the time he or she shall cease for any reason to be a director, or until his or her earlier death, resignation or removal.

        (c)   Committee Procedures.    A quorum for each committee shall be a majority of its members, unless the committee has only one or two members, in which case a quorum shall be one member, or unless a greater quorum is established by the Board; provided that, unless prohibited by law, rule or regulation, or by the rules of any securities exchange or securities market on which the securities of the Corporation are listed or traded, and for as long as ED&F beneficially owns at least 10% of the outstanding shares of Common Stock of the Corporation (determined assuming conversion of all of the outstanding shares of the Corporation's Series A Preferred Stock into shares of the Corporation's Common Stock in accordance with the Certificate of Incorporation), a quorum shall include at least one director elected by the holders of shares of Class A Common Stock and at least one director elected by the holders of shares of Class B Common Stock. The vote of a majority of the committee members present at a meeting at which a quorum is present shall be the act of the committee. Each committee shall keep regular minutes of its meetings and report to the Board of Directors when required. The Board of Directors may adopt other rules and regulations for the government of any committee not inconsistent with the provisions of these By-Laws, and each committee may adopt its own rules and regulations of government, to the extent not inconsistent with these By-Laws or rules and regulations adopted by the Board of Directors.

        (d)   Meetings and Actions of Committees.    Meetings and actions of each committee shall be governed by, and held and taken in accordance with, the provisions of the following sections of these By-Laws, with such By-Laws being deemed to refer to the committee and its members in lieu of the Board and its members:

            (i)  Sections 3.7 and 3.9 (to the extent relating to place and time of regular meetings);

           (ii)  Section 3.10 (relating to special meetings);

          (iii)  Sections 3.11 and 3.13 (relating to notice, adjournment and waiver of notice); and

          (iv)  Sections 3.15 and 3.17 (relating to unanimous written consent and telephone participation).

        Special meetings of committees may also be called by resolution of the Board.

        (e)   Resignations and Removals.    Any member (and any alternate member) of any committee may resign from such position at any time by delivering a written notice of resignation, signed by such member, to the President or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any member (and any alternate member) of any committee may be removed from such position by the Board of Directors at any time, either for or without cause.

        (f)    Vacancies.    If a vacancy occurs in any committee for any reason, the remaining members (and any alternate members) may continue to act if a quorum is present. A committee vacancy may be filled only by the Board.

        Section 3.19.    Compensation.    The Corporation's non-employee directors may be paid for their service as directors, as well as for their services as members of special or standing committees of the Board of Directors. Such compensation shall be in the amount and form of consideration as approved by the Board of Directors. Directors may also be reimbursed for their reasonable expenses, if any, incurred in service to the Board of Directors. No such payments shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.

ARTICLE IV
WAIVER

        Section 4.1.    Waiver.    Whenever a notice is required to be given by any provision of law, by these By-Laws or by the Certificate of Incorporation, a waiver thereof in writing, or by telecopy or any other means of communication permissible by law, whether before or after the time stated therein, shall be deemed equivalent to such notice. In addition, any stockholder attending a meeting of stockholders in person or by proxy without protesting prior to the conclusion of the meeting the lack of notice thereof to him or her shall be conclusively deemed to have waived notice of such meeting.

ARTICLE V
OFFICERS

        Section 5.1.    Executive Officers.    The executive officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President and a Secretary. Any person may hold two or more of such offices. The executive officers of the Corporation shall be elected annually (and from time to time by the Board of Directors, as vacancies occur), at the annual meeting of the Board of Directors following the meeting of stockholders at which the Board of Directors was elected. The Board of Directors may also elect or appoint such other officers as it deems necessary or desirable for the conduct of the business of the Corporation, each of whom shall have such powers and duties as the Board of Directors determines.

        Section 5.2.    Other Officers.    The Board of Directors may appoint such other officers and agents, including Vice-Presidents, Treasurer, Assistant Vice-Presidents and Assistant Secretaries, as it shall at any time or from time to time deem necessary or advisable.

        Section 5.3.    Authority and Duties of Officers.    The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in or determined pursuant to these By-Laws, by resolution of the Board of Directors, or if such officer is appointed by another officer pursuant to delegated authority under Section 5.10, by the appointing officer, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

        Section 5.4.    Tenure and Removal.    The officers of the Corporation shall be elected or appointed to hold office until their respective successors are elected or appointed. Subject to the provisions of the Certificate of Incorporation and the Stockholder's Agreement, dated                        , between the Corporation and Westway Holdings Corporation (the "Stockholder's Agreement") all officers shall hold office at the pleasure of the Board of Directors, and any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors for cause or without cause at any regular or special meeting.

        Section 5.5.    Vacancies.    Subject to the provisions of the Certificate of Incorporation and the Stockholder's Agreement, any vacancy occurring in any office of the Corporation, whether because of death, resignation or removal, with or without cause, or any other reason, shall be filled by the Board of Directors.

        Section 5.6.    Chairman of the Board.    The Chairman shall preside at all meetings of the stockholders and directors at which he or she is present. The Chairman shall perform such other duties as are properly required of him or her by these By-Laws and by the Board of Directors.

        Section 5.7.    Chief Executive Officer.    The Chief Executive Officer shall be the chief executive officer of the Corporation, shall, subject to the authority of the Board of Directors, have general charge and supervision of the operations of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall manage and administer the Corporation's business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer of a corporation. He or she shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and all other documents and instruments in connection with the business of the Corporation. The Chief

Executive Officer shall have the duties and powers of the Treasurer if no Treasurer is elected and shall have such other duties and powers as the Board of Directors may from time to time prescribe.

        Section 5.8.    The President.    The President shall be the chief operating officer and shall perform such other duties as are properly required of him or her by the Board of Directors or the Chief Executive Officer.

        Section 5.9.    Secretary.    Unless otherwise determined by the Board of Directors, the Secretary shall have the following powers and duties:

          (a)   He or she shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders, the Board of Directors and any committees thereof in books provided for that purpose.

          (b)   He or she shall cause all notices to be duly given in accordance with the provisions of these By-Laws and as required by law.

          (c)   Whenever any committee shall be appointed pursuant to a resolution of the Board of Directors, he or she shall furnish a copy of such resolution to the members of such committee.

          (d)   He or she shall be the custodian of the records and of the seal of the corporation and cause such seal (or a facsimile thereof) to be affixed to all certificates representing shares of the corporation prior to the issuance thereof and to all documents and instruments that the Board of Directors or any officer of the Corporation has determined should be executed under seal, may sign (together with any other authorized officer) any such document or instrument, and when the seal is so affixed he or she may attest the same.

          (e)   He or she shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the Certificate of Incorporation or these By-Laws.

          (f)    He or she shall have charge of the stock books and ledgers of the corporation and shall cause the stock and transfer books to be kept in such manner as to show at any time the number of shares of stock of the Corporation of each class issued and outstanding, the names (alphabetically arranged) and the addresses of the holders of record of such shares, the number of shares held by each holder and the date as of which each such holder became a holder of record.

          (g)   He or she shall sign (unless the Treasurer, an Assistant Treasurer or an Assistant Secretary shall have signed) certificates representing shares of the Corporation the issuance of which shall have been authorized by the Board of Directors.

        He or she shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors or the Chief Executive Officer.

        Section 5.10.    Other Officers.    The Board of Directors may also elect or may delegate to the Chief Executive Officer the power to appoint such other officers as it may at any time or from time to time deem advisable, and any officers so elected or appointed shall have such authority and perform such duties as the Board of Directors or the Chief Executive Officer, if he or she shall have appointed them, may from time to time prescribe.

ARTICLE VI
PROVISIONS RELATING TO STOCK CERTIFICATES AND STOCKHOLDERS

        Section 6.1.    Form and Signature.    The shares of the Corporation shall be represented by a certificate signed by the Chairman of the Board, the President, the Chief Executive Officer or any Vice

President and by the Secretary or any Assistant Secretary, and shall bear the seal of the Corporation or a facsimile thereof; provided that the Board of Directors may by resolution determine that some or all of any shares of any class or series of the Corporation's stock shall be uncertificated. If any such certificate is countersigned by a transfer agent, or registered by a registrar, other than the Corporation itself or its employees, the signature of any such officer may be a facsimile signature. In case any officer who shall have signed or whose facsimile signature was placed on any such certificate shall have ceased to be an officer before such certificate shall be issued, it may nevertheless be issued by the Corporation with the same effect as if he or she were such officer at the date of issue. Each certificate representing shares shall state upon its face (a) that the Corporation is organized under the laws of the State of Delaware, (b) the name of the person or persons to whom it is issued, (c) the number of shares which such certificate represents and (d) the par value, if any, of each share represented by such certificate.

        Section 6.2.    Registered Stockholders.    Prior to due surrender of a certificate for registration or transfer, the Corporation shall be entitled to treat the registered owner as the person exclusively entitled to receive dividends or other distributions, to vote as such owner, to receive notice and otherwise to exercise all of the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests, provided that if a transfer of shares is made for collateral security, and not absolutely, this fact shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.

        Section 6.3.    Transfer of Stock.    Upon surrender to the Corporation or the appropriate transfer agent, if any, of the Corporation, of a certificate representing shares of stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and, in the event that the certificate refers to any agreement restricting transfer of the shares which it represents, proper evidence of compliance with such agreement, a new certificate shall be issued to the person entitled thereto, and the old certificate cancelled and the transaction recorded upon the books of the Corporation.

        Section 6.4.    Lost, Stolen or Destroyed Certificates.    The Corporation may issue a new certificate for shares in place of any certificate theretofore issued by it, alleged to have been lost, mutilated, stolen or destroyed, and the Board of Directors may require the owner of such lost, mutilated, stolen or destroyed certificate, or such owner's legal representatives, to make an affidavit of the fact and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, mutilation, theft or destruction of any such certificate or the issuance of any such new certificate.

        Section 6.5.    Record Date.    For the purpose of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders, or to express written consent to any corporate action without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date. Such date shall not be more than sixty (60) nor less than ten (10) days before the date of any such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of, or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        Section 6.6.    Regulations.    Except as otherwise provided by law, the Board of Directors may make such additional rules and regulations, not inconsistent with these By-Laws, as it may deem expedient, concerning the issue, transfer and registration of certificates for the securities of the Corporation. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars and may require all certificates for shares of capital stock to bear the signature or signatures of any of them.

ARTICLE VII
GENERAL PROVISIONS

        Section 7.1.    Dividends and Distributions.    Subject to any applicable provisions of law, to the provisions of the Certificate of Incorporation or to the terms of any other corporate document or instrument binding on the Corporation, dividends and other distributions upon or with respect to outstanding shares of stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, bonds, property or shares of the Corporation's stock. The Board of Directors shall have full power and discretion, subject to any applicable provisions of law, to the provisions of the Certificate of Incorporation or to the terms of any other corporate document or instrument, to determine what, if any, dividends or distributions shall be declared and paid or made. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

        Section 7.2.    Reserves.    There may be set apart out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time may determine proper as a reserve or reserves for meeting contingencies, equalizing dividends, repairing or maintaining any property of the corporation or for such other purpose or purposes as the Board of Directors shall determine conducive to the interest of the corporation, and the Board of Directors may similarly modify or abolish any such reserve.

        Section 7.3.    Execution of Instruments.    Except as otherwise required by law or the Certificate of Incorporation, the Board of Directors or any officer of the Corporation authorized by the Board of Directors may authorize any other officer or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.

        Section 7.4.    Checks, etc.    All checks or demands for money and notes or other instruments evidencing indebtedness or obligations of the Corporation shall be signed by such officer or officers or other person or persons as may from time to time be designated by the Board of Directors.

        Section 7.5.    Seal.    The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words "Corporate Seal Delaware". The form of the seal shall be subject to alteration by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

        Section 7.6.    Fiscal Year.    The fiscal year of the Corporation shall be determined by the Board of Directors.

        Section 7.7.    General and Special Bank Accounts.    The Board of Directors may authorize from time to time the opening and keeping of general and special bank accounts with such banks, trust companies or other depositories as the Board of Directors may designate or as may be designated by any officer or officers of the Corporation to whom such power of designation may be delegated by the Board of Directors from time to time. The Board of Directors may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these By-Laws, as it may deem expedient.

        Section 7.8.    Books and Records; Inspection.    Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board of Directors.

        Section 7.9.    Electronic Transmission.    "Electronic transmission", as used in these By-Laws, means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE VIII
INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS

        Section 8.1.    Indemnification by Corporation.    The indemnification of, and advancement of expenses to, directors, officers and other persons shall be as provided in the Certificate of Incorporation.

ARTICLE IX
ADOPTION AND AMENDMENTS

        Section 9.1.    Power to Amend.    These By-Laws may be amended in the manner provided in the Certificate of Incorporation.

        If any By-Law regulating any impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of stockholders for the election of directors the By-Law so adopted, amended or repealed, together with a concise statement of the changes made.

QuickLinks

  Exhibit 2.1
  EXECUTION COPY
TABLE OF CONTENTS
AMENDED AND RESTATED TRANSACTION AGREEMENT
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE MERGERS; CAPITAL EXPENDITURES
ARTICLE III THE STOCK SALE
ARTICLE IV CLOSING
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE ED&F PARTIES
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS
ARTICLE VII COVENANTS AND AGREEMENTS
ARTICLE VIII CONDITIONS TO CLOSING
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER
ARTICLE X SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
ARTICLE XI MISCELLANEOUS
Annex A to the Transaction Agreement PURCHASED COMPANIES
Annex B to the Transaction Agreement
APPLICABLE ACCOUNTING PRINCIPLES
Westway Group, Inc. Accounting Policies and Guidelines
Annex D to the Transaction Agreement Westway Group, Inc. $100 million Revolving Credit Facility
  Exhibit B
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SHERMEN WSC ACQUISITION CORP.
  Exhibit C
  Exhibit D
Annex A to the Registration Rights Agreement Designated Employees
  Exhibit E
  Exhibit F
  Schedule I
  Schedule II
  Schedule III
  Exhibit G
  Exhibit H
  Exhibit K-1
  Exhibit K-2
  Exhibit L
Form of Estimated Merger Closing Balance Sheet
  Exhibit M